Exhibit 99.4

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of this document, you should consult a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant, or other professional adviser.

If you have sold or otherwise transferred all your shares in the Company, you should at once hand this document and the accompanying Forms of Proxy to the purchaser or to the licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. Such documents should not, however, be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction.

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

To the extent the offers referred to in this document are being made into the United States, they are being made solely by the Offeror. References in this document to offers being made by Morgan Stanley on behalf of the Offeror should be construed accordingly.

ASIA SATELLITE TELECOMMUNICATIONS

HOLDINGS LIMITED

(incorporated in Bermuda with limited liability)

(Stock Code: 1135)

PROPOSED PRIVATISATION OF

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

BY ASIACO ACQUISITION LTD.*

(*formerly named Modernday Limited)

BY WAY OF A SCHEME OF ARRANGEMENT

UNDER SECTION 99 OF THE COMPANIES ACT OF BERMUDA

INVOLVING THE CANCELLATION OF THE

SCHEME SHARES, ISSUE OF THE NEW ASIASAT SHARES

AND WITHDRAWAL OF LISTING

AND

POSSIBLE MANDATORY GENERAL OFFER

FOR ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

BY ASIACO ACQUISITION LTD.*

Financial adviser to AsiaCo Acquisition Ltd.*

Independent financial adviser to the Independent Board Committee of

Asia Satellite Telecommunications Holdings Limited

CLSA Equity Capital Markets Limited

This document is issued jointly by Asia Satellite Telecommunications Holdings Limited and AsiaCo Acquisition Ltd. A letter from the Board of Directors of the Company is set out in Part IV of this document. An explanatory statement regarding the Proposals is set out in Part VIII of this document. A letter from the Independent Board Committee containing its advice to the Scheme Shareholders in relation to the Proposals is set out in Part V of this document. A letter from the Independent Financial Adviser containing its advice to the Independent Board Committee in relation to the Proposals is set out in Part VI of this document.

The action to be taken by Scheme Shareholders and ADS Holders is set out on the inside front cover of this document.

Notices convening the Court Meeting and the Special General Meeting to be held on 24 April 2007 are set out in Part XIII and Part XIV of this document. Whether or not you are able to attend any of the Meetings in person, you are strongly urged to complete and sign the enclosed pink Form of Proxy in respect of the Court Meeting and also the white Form of Proxy in respect of the Special General Meeting in accordance with the instructions printed respectively on them and to lodge them with the Hong Kong branch share registrar of the Company (Computershare Hong Kong Investor Services Limited at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong) as soon as possible but in any case no later than the times stated under the paragraph headed “Action to be taken by Scheme Shareholders” on the inside front cover of this document. The pink Form of Proxy in respect of the Court Meeting may also be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so lodged.

If you are an ADS Holder, you are urged to execute and return the ADS Voting Instruction Card to instruct the ADS Depositary, in accordance with the terms of the ADS Deposit Agreement, to vote the AsiaSat Shares underlying your ADSs. Alternatively, you may exchange your ADSs for AsiaSat Shares in accordance with the terms of the ADS Deposit Agreement (for which you will incur cancellation fees, taxes and other charges). If you become an AsiaSat Shareholder prior to 20 April 2007, you may attend the Meetings and/or complete the Forms of Proxy described above, and you are urged to read carefully the information addressed to the Scheme Shareholders set out in this document.

The English language text of this document shall prevail over the Chinese language text.

19 March 2007

ACTION TO BE TAKEN

ACTION TO BE TAKEN BY SCHEME SHAREHOLDERS

If you are an AsiaSat Shareholder, whether or not you intend to attend either or both of the Court Meeting and the Special General Meeting, please complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed on them as soon as possible, but in any event so as to be received by Computershare Hong Kong Investor Services Limited at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong at least 48 hours before the time fixed for the relevant Meeting or any adjournment of the relevant Meeting. Forms of Proxy returned by facsimile will not be accepted.

If the pink Form of Proxy for use at the Court Meeting is not lodged prior to the Court Meeting in accordance with the instructions set out above, it may be handed to the Chairman of the Court Meeting at that Meeting. In the case of the Special General Meeting, however, unless the white Form of Proxy is lodged at least 48 hours before the time fixed for the Special General Meeting, it will be invalid. In accordance with the Bye-laws of the Company the white Form of Proxy may not be handed to the Chairman of the Special General Meeting. Completion and return of a Form of Proxy will not prevent you from attending and voting in person either at the Court Meeting or at the Special General Meeting, or any adjournment thereof, if you wish to do so.

ACTION TO BE TAKEN BY ADS HOLDERS

If you are an ADS Holder, you cannot vote at the Court Meeting or the Special General Meeting directly but you may use the enclosed ADS Voting Instruction Card to instruct the ADS Depositary (as the registered holder of the AsiaSat Shares underlying the ADSs) on how to vote the AsiaSat Shares underlying your ADSs. If you are a registered ADS Holder, please complete and sign the enclosed ADS Voting Instruction Card and return it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 5:00 p.m. (New York time) on 17 April 2007. ADS Voting Instruction Cards returned by facsimile will not be accepted. If you hold your ADSs through a financial intermediary, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

You may also elect to become an AsiaSat Shareholder of record, and thereby have the right to vote at the Meetings, by surrendering your ADSs for the purpose of withdrawal of the AsiaSat Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement no later than 4:30 p.m. (New York time), on 13 April 2007. You will incur taxes and other charges in connection with such exchange and withdrawal. In order to exchange your ADSs and withdraw the underlying AsiaSat Shares, you should contact the ADS Depositary at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, NY 10286, United States.

Upon the Scheme becoming effective, the ADS Depositary (as the registered holder of the AsiaSat Shares underlying the ADSs) will receive an amount in Hong Kong dollars equal to the amount payable in respect of all AsiaSat Shares held by the ADS Depositary. Upon receipt, the ADS Depositary will convert such funds into US dollars at the then prevailing spot market rate. Upon exchange of your ADSs, in accordance with the terms of the ADS Deposit Agreement, you will receive your pro-rata portion of the consideration from the ADS Depositary, less any other fees or expenses of the ADS Depositary in connection with the currency conversion and withholding taxes (if applicable). You may also incur related taxes and other charges.

i

ACTION TO BE TAKEN

ACTIONS TO BE TAKEN BY HOLDERS THROUGH TRUST OR CCASS

The Company will not recognise a person holding any AsiaSat Shares on trust. If you are the Beneficial Owner of AsiaSat Shares registered in the name of a Registered Owner, you should contact the Registered Owner to give instructions to and/or to make arrangements with the Registered Owner as to the manner in which your AsiaSat Shares should be voted at the Court Meeting and/or the Special General Meeting. If you wish to attend the Meetings personally, you should contact the Registered Owner directly to make the appropriate arrangements with the Registered Owner to enable you to attend and vote at the Meetings, and for such purpose the Registered Owner may appoint you as its proxy. In the case of the appointment of a proxy by the Registered Owner, the relevant Forms of Proxy should be completed and signed by the Registered Owner and should be lodged in the manner and before the latest time for lodging the Forms of Proxy described above.

If you are a Beneficial Owner whose AsiaSat Shares are deposited in CCASS and registered under the name of HKSCC Nominees Limited, you must, unless you are an Investor Participant, contact an Other CCASS Participant regarding voting instructions to be given to such persons if you wish to vote at the Court Meeting or at the Special General Meeting.

EXERCISE YOUR RIGHT TO VOTE

IF YOU ARE AN ASIASAT SHAREHOLDER, WE STRONGLY ENCOURAGE YOU TO EXERCISE YOUR RIGHT TO VOTE OR GIVE INSTRUCTIONS TO THE RELEVANT REGISTERED OWNER TO VOTE AT THE COURT MEETING AND AT THE SPECIAL GENERAL MEETING. IF YOU KEEP OR THINK YOU MAY KEEP ANY ASIASAT SHARES IN A SHARE LENDING PROGRAMME, WE URGE YOU TO RECALL ANY OUTSTANDING ASIASAT SHARES ON BORROW TO AVOID MARKET PARTICIPANTS USING BORROWED STOCK TO VOTE AGAINST THE SHARE PROPOSAL, WHICH POTENTIALLY COULD HAVE A NEGATIVE IMPACT ON THE VALUE OF YOUR ASIASAT SHARES.

IF YOU ARE ACTING AS A REGISTERED OWNER, WE WOULD BE GRATEFUL IF YOU COULD INFORM ANY ULTIMATE BENEFICIAL ASIASAT SHAREHOLDERS ABOUT THE IMPORTANCE OF EXERCISING THEIR VOTE.

IF YOU ARE AN ADS HOLDER, YOU CANNOT VOTE AT THE COURT MEETING OR THE SPECIAL GENERAL MEETING DIRECTLY BUT YOU MAY INSTRUCT THE ADS DEPOSITARY (AS THE REGISTERED ASIASAT SHAREHOLDER) TO EXERCISE YOUR RIGHT TO VOTE ACCORDING TO THE TERMS OF THE ADS DEPOSIT AGREEMENT. PLEASE COMPLETE AND RETURN THE ADS VOTING INSTRUCTION CARD TO THE ADS DEPOSITARY IN A TIMELY MANNER. IF YOU HOLD YOUR ADSs THROUGH A FINANCIAL INTERMEDIARY, PLEASE FOLLOW THE INSTRUCTIONS THAT THE FINANCIAL INTERMEDIARY PROVIDES TO YOU.

IF YOU ARE IN ANY DOUBT AS TO THE ACTION TO BE TAKEN, YOU ARE ENCOURAGED TO CONSULT YOUR LICENSED SECURITIES DEALER, BANK MANAGER, SOLICITOR, PROFESSIONAL ACCOUNTANT OR OTHER PROFESSIONAL ADVISER.

ii

IMPORTANT NOTICES

Capitalised terms used in this Scheme Document are defined under “Definitions” in Appendix 2 to this Scheme Document.

The distribution of this Scheme Document in jurisdictions other than Hong Kong may be restricted by law, and therefore persons into whose possession this Scheme Document comes should inform themselves about and observe such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This Scheme Document and the conditions and further terms set out in this Scheme Document are governed by Hong Kong law and are subject to the jurisdiction of the Hong Kong courts.

The Scheme is subject to the laws of Bermuda.

This Scheme Document does not constitute an offer to sell or issue, or the solicitation of an offer to buy or subscribe, shares in any jurisdiction in which such offer or solicitation is unlawful.

No person has been authorised to give any information or to make any representation not contained in this Scheme Document and, if given or made, such information or representation should not be relied on as having been authorised by AsiaSat, the Offeror or any of their respective affiliates. The delivery of this Scheme Document shall not imply that there has been no change in the information set forth herein or in the affairs of AsiaSat since the Latest Practicable Date or that the information contained herein is correct as of any time after its date.

INFORMATION FOR US ASIASAT SHAREHOLDERS AND ADS HOLDERS

The Proposals are being made in relation to securities of AsiaSat, an exempted company incorporated in Bermuda, the ordinary shares and ADSs of which are listed on the Stock Exchange and on the NYSE respectively and, while the Proposals are subject to Bermuda, Hong Kong and US disclosure requirements, US investors should be aware that this Scheme Document has been prepared in accordance with a Hong Kong format and style, which differs from the US format and style. The financial information relating to AsiaSat has been extracted from the relevant audited consolidated financial statements of AsiaSat for the financial years ended 31 December 2004, 31 December 2005 and 31 December 2006, which have been prepared in accordance with HKFRS. Even though such financial statements may contain a reconciliation of certain line items to US GAAP, the financial information or statements may not be wholly comparable to financial information or statements of US companies or companies whose financial statements are solely prepared in accordance with US GAAP. In addition, the settlement procedure with respect to the Proposals will comply with the rules of the Takeovers Code and the Companies Act, which differ from US domestic settlement procedures in certain material respects, particularly with regard to the date of payment of consideration.

AsiaSat is incorporated under the laws of Bermuda, and the Offeror is incorporated under the laws of the British Virgin Islands, and some or all of the officers and directors of the Offeror and AsiaSat, respectively, are residents of countries other than the United States. In addition, all of the assets of the Offeror and all major assets of AsiaSat are located outside the United States. As a result, it may be difficult for US shareholders of AsiaSat to effect service of process within the United States upon the Offeror or AsiaSat or their respective officers or directors or to enforce against them a judgement of a US court predicated upon the federal or state securities laws of the United States.

In addition, pursuant to exemptive relief granted by the SEC from Rule 14e-5, the Offeror, CITIC Group, GECC, and any adviser, broker or other financial institution acting as one of their respective agents may make certain purchases of, or arrangements to purchase, AsiaSat Shares outside the United States during the period in which the Share Proposal and the Possible MGO Offers, if implemented, remain open (subject to certain conditions and limitations). In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable Hong Kong and Bermuda rules, including the Companies Act, the Takeovers Code and the Listing Rules. This information will be disclosed in the United States through amendments to the Schedule 13E-3 on file with the SEC to the extent that such information is made public in Bermuda pursuant to the Companies Act or in Hong Kong pursuant to the Takeovers Code or the Listing Rules. Free copies of the Scheme Document are available on the SEC’s website at http://www.sec.gov. The Scheme Document will also be available on AsiaSat’s website at http://www.asiasat.com.

iii

IMPORTANT NOTICES

This Scheme Document (including the documents incorporated by reference in this Scheme Document) jointly issued by AsiaSat and the Offeror includes certain “forward-looking statements”. These statements are based on the current expectations of the management of AsiaSat or the Offeror and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the financial condition, results of operations, plans, objective, future performance and business as well as forward-looking statements relating to the expected effects on AsiaSat of the Proposals and the Possible MGO Offers, the expected timing, conditions and scope of the Proposals and the Possible MGO Offers, and all other statements in this Scheme Document other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, “envisages” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There may be events in the future that cannot be accurately predicted or over which AsiaSat and the Offeror have no control. The risk factors listed in AsiaSat’s Annual Report on Form 20-F filed with the SEC for the year ended 31 December 2005 and information subsequently submitted by AsiaSat to the SEC under cover of Forms 6-K as well as any other cautionary language in this Scheme Document, provide examples of risks, uncertainties and events that may cause the actual results of AsiaSat or the timing or success of matters related to the Scheme or the Proposals to differ materially from the expectations described in forward-looking statements. The occurrence of the events described in those risk factors and the risk factors described below could have a material adverse effect on the business, operating results or financial condition of AsiaSat or the timing or success of the Scheme or Proposals. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the conditions to the Scheme, the Proposals and the Possible MGO Offers, the outcome of any legal proceedings that may be instituted against AsiaSat and others relating to the Scheme or the Proposals, the effect of the announcement of the Scheme on AsiaSat’s customer relationships, operating results and business generally, the risks that the proposed transaction disrupts current plans and operations and the amount of the costs, fees, expenses and charges related to the Scheme and the Proposals that AsiaSat must bear as well as additional factors, such as changes in demand for satellite services, changes in economic conditions, operations of existing in orbit satellites and success in the planned construction and launch of new satellites, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. For further discussion of factors that could cause actual results to differ from expectations, you should read AsiaSat’s filings and submissions to the SEC, including AsiaSat’s most recent Annual Report on Form 20-F and other materials submitted to the SEC under Form 6-K.

The factors identified above and the risks reflected in AsiaSat’s most recent Annual Report on Form 20-F and information subsequently submitted by AsiaSat to the SEC under cover of Forms 6-K should not be construed as exhaustive. AsiaSat and the Offeror believe the forward-looking statements in this Scheme Document are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on AsiaSat’s results or operations or financial condition or on the Scheme or the Proposals. In addition, actual results or matters related to the privatisation could differ materially from the forward-looking statements contained in this Scheme Document as a result of the timing of the completion of the Scheme and the Proposals. In view of these uncertainties, the readers should not place undue reliance on any forward-looking statements, which are based on AsiaSat’s current expectations.

All subsequent written and oral forward-looking statements attributable to the Offeror or AsiaSat or persons acting on behalf of either of them are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included herein are made only as of the date of this Scheme Document.

Solely for the convenience of the reader, this Scheme Document includes convenience translations of the consideration to be paid by the Offeror from Hong Kong dollars into US dollars. These translations should not be construed as representations that the Hong Kong dollar amounts actually represent such US dollar amounts or could be converted into US dollars at the rates indicated or at all. Unless otherwise stated, all such amounts have been translated at the exchange rate of US$1.00 : HK$7.8108, the noon buying rate for Hong Kong dollars in New York in US$ for cable transfers payable in HK$ as certified by the New York Federal Reserve Bank for customs purposes on the Latest Practicable Date. Any US dollar amounts actually to be paid to holders of the ADSs will be determined by the ADS Depositary.

iv

IMPORTANT NOTICES

RULE 13E-3 NOTICE

This Scheme Document contains disclosures complying with the requirements of Rule 13e-3 under the Exchange Act and Schedule 13E-3, which Rule governs so-called “going private” transactions by certain issuers or their affiliates. The Company and the Offeror will file a Schedule 13E-3 with the SEC that incorporates the Scheme Document by reference. The disclosures mandated by Rule 13e-3 contain important information and the AsiaSat Shareholders and ADS Holders are urged to read this Scheme Document and Schedule 13E-3 carefully before casting any vote at (or providing any proxy in respect of) the Court Meeting or the Special General Meeting.

This Scheme Document will be despatched to Scheme Shareholders and the ADS Depositary will arrange for the despatch of copies of the Scheme Document to ADS Holders, at no cost to them. In addition, AsiaSat Shareholders and ADS Holders may obtain free copies of the Scheme Document and the Schedule 13E-3 at the website maintained by the SEC (http://www.sec.gov).

FINANCIAL INFORMATION

Certain financial information referred to in this Scheme Document in “Part VII – US Special Factors” is required to be disclosed pursuant to the Exchange Act, and this financial information is not strictly in compliance with the disclosure requirements of Rule 10 of the Takeovers Code. Please refer to section “1.3.4 Certain Projections” of “Part VII – US Special Factors” for more details.

AsiaSat Shareholders, ADS Holders, Optionholders and potential investors are advised to exercise caution when dealing in AsiaSat Shares, ADSs and Options in reliance on the information set out in this Scheme Document.

v

vi

PART I – SUMMARY TERM SHEET

A Court Meeting of the Scheme Shareholders is being convened at the direction of the Supreme Court and a Special General Meeting of AsiaSat Shareholders is scheduled to be held immediately following the Court Meeting. At the Court Meeting and the Special General Meeting, you will be asked to consider and vote upon a proposal put forward by the Offeror to privatise the Company by way of a scheme of arrangement under Section 99 of the Companies Act, to cancel all of the Company’s outstanding ordinary shares not already held by Bowenvale, which will result in a reduction of the issued share capital of the Company, and to issue the New AsiaSat Shares to the Offeror. The Offeror has also proposed to acquire for cancellation, concurrently with the Offeror’s proposal to privatise the Company, all of the Outstanding Options in the Company.

This summary term sheet highlights selected information contained in this Scheme Document and is intended to be an overview only. You are urged to read this entire document carefully, including the appendices. We have included references to direct you to other parts of this Scheme Document which contain a more complete description of the topics contained in this summary. Capitalised terms used in this Scheme Document are defined under “Definitions” in Appendix 2.

•

Share Proposal: The Share Proposal is a proposal to privatise the Company by way of the Scheme, to cancel all of the Scheme Shares (including without limitation the Scheme Shares underlying the ADSs), resulting in a reduction of the issued share capital of the Company under the Companies Act, and to issue the New AsiaSat Shares to the Offeror. The effect will be that the Offeror will hold all AsiaSat Shares not held by Bowenvale. See “Part IV – Letter from the Board; 5. Summary of the Share Proposal” and “Part VIII – Explanatory Statement; 2.1. The Share Proposal”.

•

Shareholder Votes:  The implementation of the Scheme will require, among other things, the approval of the Scheme Shareholders at the Court Meeting and the approval of AsiaSat Shareholders at the Special General Meeting. Further details of the voting thresholds are set out in “Conditions to the Scheme” below.

•

Payment:  Pursuant to the Share Proposal, Scheme Shareholders will receive HK$18.30 in cash for each Scheme Share held. ADS Holders would be paid under the terms of the ADS Deposit Agreement (based on the same per share price multiplied by ten, reflecting the number of AsiaSat Shares underlying each ADS) upon surrender of the ADSs (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding taxes, if applicable). See “Part VIII – Explanatory Statement; 18. Registration and Payment”.

•

Premium Prices:  The Share Offer Price and the equivalent offer price per ADS offered under the Proposals represents a premium of approximately 30.7 per cent over the closing price of HK$14.00 per AsiaSat Share on the Pre-Suspension Date, a premium of 29.8 per cent over the closing price of HK$14.10 per AsiaSat Share on the Suspension Date, a premium of 32.2 per cent over the 30-day Average Pre-Announcement Price, and a discount of approximately 0.5 per cent to the closing price of US$23.55 per ADS as quoted on the NYSE on the Latest Practicable Date. See “Part VIII – Explanatory Statement; 7.1 Comparables”.

•

Option Proposal:  The Option Proposal is an offer by the Offeror to purchase for cancellation all Options not exercised as of the Scheme Record Time. The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding. The Offeror is offering HK$0.82 in cash for each Outstanding B Option and HK$3.95 in cash for each Outstanding C Option. An Optionholder may exercise B Option(s) at HK$17.48 per AsiaSat Share and C Option(s) at HK$14.35 per AsiaSat Share in accordance with the Rules of the Share Option Scheme. Upon notice from the Company (to be given on the same day as the notices to AsiaSat Shareholders of the Meetings), the Optionholders shall be entitled to give notice to the Company to exercise their Options in full or in part from the date of such notice until the earlier of (i) two calendar months after the date of the notice, and (ii) the date on which the Scheme is sanctioned by the Supreme Court, but the exercise of the Options as described above shall be conditional upon the Scheme becoming effective. AsiaSat Shares issued upon exercise of the Options prior to the Scheme Record Time will form part of the Scheme Shares. See “Part IV – Letter from the Board; 6. Summary of the Option Proposal” and “Part VIII – Explanatory Statement; 2.2 The Option Proposal”.

•

Fairness of the Proposals:  The Independent Board Committee, having considered the terms of the Proposals and having taken into account the advice and recommendations of the Independent Financial Adviser, considers that the terms of the Share Proposal and the Option Proposal are fair and reasonable

PART I – SUMMARY TERM SHEET

so far as the Scheme Shareholders, the ADS Holders and Optionholders, respectively, are concerned. See “Part V – Letter from the Independent Board Committee”, “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee” and “Part VII – US Special Factors; 1.3 Fairness”.

•

Exchange Transaction:  The Exchange Transaction is a transaction pursuant to which GECC and SES have agreed that SES shall redeem GECC’s entire indirect holding of SES shares (of approximately 19 per cent of the issued share capital of SES) in exchange for shares of a new company holding a number of assets and cash, including SES’s entire shareholding in Bowenvale. Upon completion of the Transfer, Bowenvale will be jointly and indirectly owned by CITIC Group (through Able Star) and the GE Entities. The completion of the Exchange Transaction is one of the conditions to the Share Proposal, and is itself subject to satisfaction of certain conditions. The Exchange Transaction is not subject to the approval of Scheme Shareholders and AsiaSat Shareholders. See “Part VIII – Explanatory Statement; 9. The Exchange Transaction”.

•

Tax Consequences for US holders:  The receipt of cash for Scheme Shares in the transaction will be a taxable transaction for US federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, US holders of Scheme Shares will recognise a gain or loss for these purposes equal to the difference between the amount of cash received and their adjusted tax basis for the Scheme Shares that were owned immediately before completion of the Scheme. For US federal income tax purposes, this gain or loss generally would be a capital gain or loss if the Scheme Shares are held as a capital asset. A US Optionholder who receives cash in cancellation of such Options pursuant to the Options Proposal will generally recognise, as ordinary income for US federal income tax purposes, the cash payment received. See “Part VII – US Special Factors; 2. Tax Consequences”.

TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE SCHEME TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. IT IS RECOMMENDED THAT YOU CONSULT YOUR TAX ADVISER FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE SCHEME TO YOU.

•

Conditions to the Scheme: The Scheme will become effective and binding on all Scheme Shareholders if the following conditions, as well as those described in “Conditions to the Share Proposal” below, among others, are satisfied:

(a)	the approval by way of poll of the Scheme by a majority in number of the Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares, present and voting either in person or by proxy at the Court Meeting, provided that:

(i)	the Scheme is approved by at least 75 per cent of the votes attaching to Scheme Shares held by Scheme Shareholders that are cast either in person or by proxy at the Court Meeting; and

(ii)	the number of votes cast against the resolution to approve the Scheme at the Court Meeting is not more than 10 per cent of the votes attaching to all Scheme Shares held by Scheme Shareholders;

(b)	the passing by AsiaSat Shareholders of a special resolution to approve and give effect to the Scheme (including the cancellation of the Scheme Shares and the reduction of the relevant portion of the issued share capital of the Company and the issue of the New AsiaSat Shares) by a majority of not less than three-fourths of the votes cast by the AsiaSat Shareholders present and voting in person or by proxy, at the Special General Meeting; and

(c)	the sanction of the Scheme (with or without modifications) by the Supreme Court and the delivery to the Registrar of Companies in Bermuda of a copy of the order of the Supreme Court for registration.

For further detail regarding these and other conditions, please see “Part VIII – Explanatory Statement; 3. Conditions of the Proposals”.

•	Conditions to the Share Proposal: The Share Proposal is subject to the following conditions, among others:

–	the approval of the Scheme, as described above at “Conditions to the Scheme” above;

PART I – SUMMARY TERM SHEET

–	the Authorisation Condition;

–	the Further Authorisation Condition;

–	the Consent Condition;

–	completion of the Exchange Transaction; and

–	the MAE Condition.

The Offeror reserves the right to waive the Consent Condition, either in whole or in part, in respect of any particular matter. In the event that the Authorisation Condition and the Further Authorisation Condition are not fulfilled by reason of an Authorisation not having been obtained or maintained, the Offeror reserves the right to assess the materiality of such non-fulfilment and to waive the fulfilment of such condition(s) to such extent where it considers appropriate. The Offeror may only invoke the MAE Condition as a basis for not proceeding with the Share Proposal if the provisions of Note 2 to Rule 30.1 of the Takeovers Code are satisfied. Note 2 to Rule 30.1 of the Takeovers Code provides that an offeror should not invoke any condition (other than the acceptance condition) so as to cause the offer to lapse unless the circumstances which give rise to the right to invoke the condition are of material significance to the offeror in the context of the offer. The waiver or invoking by the Offeror of any condition in accordance with the terms of this paragraph shall not be subject to the Company’s agreement, approval or consent. The Offeror may not waive any other Conditions in any event, and AsiaSat has no right to waive any of the Conditions.

All of the Conditions will have to be fulfilled or waived, as applicable, on or before 30 June 2007 (or such later date as the Offeror and AsiaSat may agree or (to the extent applicable) as the Supreme Court may direct and as may be permitted by the Takeovers Code), failing which the Scheme will lapse. Any extension to such later date shall not be beyond 31 October 2007.

For further detail regarding these and other conditions, please see “Part VIII – Explanatory Statement; 3. Conditions of the Proposals”.

•	Conditions to the Option Proposal: The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding.

•

Effect of Completion: Upon completion of the Scheme, CITIC Group and GECC will own indirectly through the jointly owned companies, Bowenvale and the Offeror (each of which will hold AsiaSat Shares directly), 100 per cent of AsiaSat’s issued share capital. On the Effective Date, the Scheme Shareholders will immediately cease to have any ownership interests in the Company or rights as the Company’s shareholders, and, as a result, will not participate in any of AsiaSat’s future earnings, losses, growth or decline. In addition, AsiaSat intends to have the listing of the AsiaSat Shares on the Stock Exchange and the listing of the ADSs on the NYSE terminated. If the Scheme becomes effective and binding, the Offeror intends to cause AsiaSat to file a Form 15 with the SEC to request that the Company’s reporting obligations under the Exchange Act be terminated or suspended, provided that the relevant rules and regulations of the SEC are satisfied. As a result, public trading of the AsiaSat Shares and the ADSs will cease. See “Part VII – US Special Factors; 1.4 Effects of Proposals; 1.4.2 Market for AsiaSat Securities”.

•

No Appraisal Rights: AsiaSat Shareholders do not have express appraisal rights in connection with the Scheme under the Companies Act. See “Part VII – US Special Factors; 1.4 Effects of the Proposals; 1.4.5 No Appraisal Rights”.

•

Possible MGO Offers: The Possible MGO Share Offer and the Possible MGO Option Offer are potential obligations on the part of Able Star and the GE Entities to make a mandatory general offer for AsiaSat Shares not owned by Bowenvale or parties acting in concert with it. The Executive has taken the view that the acquisition by the GE Entities of SES’s entire shareholding in Bowenvale pursuant to the Exchange Transaction would, on completion, result in the formation of a new concert group that has statutory control over Bowenvale, which would trigger an obligation under the Takeovers Code to make a mandatory general offer for AsiaSat. Whilst the view taken by Able Star and GE Equity is different from that of the Executive, the Offeror has indicated it is prepared to make the Possible MGO Offers in the event the Transfer is completed. Thus, if for any reason the Scheme fails (for example because the requisite vote is not obtained) and the Transfer completes, the Possible MGO Offers will proceed and Scheme Shareholders will have the opportunity to sell their Scheme Shares (including

PART I – SUMMARY TERM SHEET

shares underlying ADSs) or Options, but for consideration that is less than that available if the Scheme were to be effective. See “Part VIII – Explanatory Statement; 10. The Possible MGO Offers” and “Part IX – The Possible MGO Offers”.

•

Material Accounting Treatment: Upon cancellation of the Scheme Shares, AsiaSat’s issued share capital will be reduced by HK$12,136,050, the par value of the AsiaSat Shares cancelled. There will then be an immediate issue of New AsiaSat Shares, so that the net effect on the share capital will be nil. See “Part VII – US Special Factors; 1.4 Effects of Proposals; 1.4.6 Material Accounting Treatment”.

PART II – QUESTIONS AND ANSWERS

The following are some of the questions you, as an AsiaSat Shareholder and/or ADS Holder, may have and the answers to those questions. You are advised to read carefully the remainder of this Scheme Document. Capitalised terms used herein are defined under “Appendix 2 – Definitions” to this Scheme Document.

What is the purpose of this Scheme Document?

The purpose of this Scheme Document is to give you further information regarding the Share Proposal and the Option Proposal and the expected timetable and to give you notice of the Court Meeting and the Special General Meeting. This Scheme Document does not constitute an offer to purchase AsiaSat Shares in the Possible MGO Offers.

Who is making the proposals that we are to vote on?

The Offeror is AsiaCo Acquisition Ltd. (formerly known as Modernday Limited), a company incorporated in the British Virgin Islands with limited liability and owned jointly by Able Star and GE Equity. The Offeror has been established for the purpose of effecting the Proposals and implementation of the Possible MGO Offers (if and when made) and has no other business activities.

Bowenvale is a company incorporated under the laws of the British Virgin Islands with limited liability that currently owns approximately 68.9 per cent of the AsiaSat Shares in issue. Currently (prior to the completion of the Exchange Transaction), Bowenvale is jointly indirectly owned by CITIC Group (which holds a 50.5 per cent economic interest and 50 per cent voting interest in Bowenvale) and SES (which holds a 49.5 per cent economic interest and 50 per cent voting interest in Bowenvale). CITIC Group is a conglomerate owned by the government of the PRC, the original purpose of which was to attract foreign capital and technology to the PRC for the modernisation of the PRC’s various industries. SES is a satellite services provider, owning and operating through subsidiaries, the ASTRA satellite system covering Europe, the AMERICOM satellite system covering North America and the New Skies satellite system covering Africa, South America and Asia. SES has securities listed on the Luxembourg Stock Exchange and Euronext Paris.

Following completion of the Exchange Transaction (as described below), the shares of Bowenvale currently held by SES will be transferred to SIH and its subsidiaries, and the shares of SIH will then be transferred to the GE Entities, affiliates of GECC, a wholly owned subsidiary of General Electric Capital Services, Inc., a corporation incorporated in the State of Delaware, which itself is wholly owned by GEC, a corporation incorporated in the State of New York. On completion of the Exchange Transaction, the GE Entities will hold a 49.5 per cent economic interest and 50 per cent voting interest in Bowenvale and, as a result, a 34.1 per cent indirect economic interest in AsiaSat. The remainder of Bowenvale will continue to be owned indirectly by CITIC Group.

What are the Proposals and the Scheme?

The Share Proposal is a proposal to privatise the Company by way of the Scheme to cancel all of the Scheme Shares (including without limitation the Scheme Shares underlying the ADSs), which will result in a reduction of the issued share capital of the Company under Section 46 of the Companies Act, and to issue the New AsiaSat Shares to the Offeror.

The Option Proposal is an offer by the Offeror to purchase for cancellation all Outstanding Options not exercised as of the Scheme Record Time. The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding.

The Scheme is a scheme of arrangement under Section 99 of the Companies Act. Upon taking effect, the Scheme will be binding on all AsiaSat Shareholders, regardless of whether such AsiaSat Shareholders attended or voted at the Court Meeting or the Special General Meeting.

The purpose of the Proposals and the Scheme is for AsiaSat to become a private company, wholly owned indirectly by CITIC Group and GECC through the Offeror and Bowenvale.

PART II – QUESTIONS AND ANSWERS

The Scheme and the Share Proposal are not considered to be tender offers under US law. The Option Proposal, however, will be implemented by way of a tender offer which will be executed in reliance on, and compliance with, the exemptions afforded by Rule 13e-3(g)(6) and Rule 14d-1(c) or Rule 13e-4(h)(8) under the Exchange Act.

What are the classes and amounts of AsiaSat Shares sought in the Share Proposal?

The Offeror is seeking to acquire all of the issued and to be issued AsiaSat Shares (including those AsiaSat Shares issued upon exercise of Outstanding Options in accordance with the Rules of the Share Option Scheme) other than AsiaSat Shares already held by Bowenvale, comprising AsiaSat Shares listed on the Stock Exchange (and the AsiaSat Shares underlying the ADSs listed on the NYSE).

What will I receive in exchange for my AsiaSat Securities?

The Offeror is offering to pay:

•	for each AsiaSat Share, HK$18.30 in cash; and

•	for each ADS, HK$183.00 per ADS in cash (ten times the Share Offer Price since each ADS represents ten AsiaSat Shares).

The amount paid in respect of AsiaSat Shares underlying the ADSs will be converted by and paid directly by the ADS Depositary (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding taxes, if applicable) into US dollars at the exchange rate obtainable on the spot market on the date the cash consideration is received by the ADS Depositary for delivery in respect of your ADSs. You will not be required to pay any cancellation fee to the ADS Depositary for the cancellation of the ADSs. However, you will be required to pay the fees or expenses charged by your financial intermediary, if any.

Will the Offeror increase the Share Offer Price?

As a result of the inclusion of a “no increase” statement in the Announcement, under the Takeovers Code, the Offeror may not increase the consideration offered in the Proposals, other than in wholly exceptional circumstances namely in the event of a higher competing offer and the improved offer is recommended by the Board. See “Part VII – US Special Factors; 1.1 Past Contacts, Transactions, Negotiations and Agreements.”

As a holder of Outstanding Options, what do I receive for my Outstanding Options if the Scheme takes effect?

As holder of Outstanding Options, you have two alternatives: (1) you can accept the Offeror’s offer to cancel your Outstanding Options at a price of HK$0.82 in cash for each Outstanding B Option and HK$3.95 in cash for each Outstanding C Option; or, (2) you are entitled to exercise in accordance with the Rules of the Share Option Scheme, your Outstanding Options, which confer rights to subscribe for AsiaSat Shares at a price of HK$17.48 per AsiaSat Share in respect of B Options and HK$14.35 per AsiaSat Share in respect of C Options, in full or in part, in which case you will receive Scheme Shares and, accordingly you will be entitled to the Share Offer Price if the Share Proposal becomes effective. Scheme Shares you receive may not be voted at the Court Meeting to the extent that any of those Scheme Shares are held by parties acting in concert with the Offeror or to the extent you exercise your Options after the Voting Record Time.

If you do not exercise your Outstanding Options under the Share Option Scheme in accordance with the Rules of the Share Option Scheme, or accept the Option Proposal by the Effective Date, your Outstanding Options will lapse if the Scheme becomes effective and binding. Holders of Outstanding Options should also note that implementation of the Option Proposal is conditioned upon the Scheme becoming effective and binding.

How do the Proposals compare with recent prices of AsiaSat Shares?

As of 8 February 2007, the Pre-Suspension Date, the closing price of AsiaSat Shares was HK$14.00 and of the ADSs was US$17.75. As of 9 February 2007, the Suspension Date, the closing price of AsiaSat Shares was

PART II – QUESTIONS AND ANSWERS

HK$14.10. The average closing price of AsiaSat Shares as quoted on the Stock Exchange over the 30 full Trading Days prior to the date of the Announcement was HK$13.84.

The Share Offer Price represents:

•	a premium of approximately 30.7 per cent over the closing price of HK$14.00 per AsiaSat Share as quoted on the Stock Exchange on the Pre-Suspension Date;

•	a premium of approximately 32.0 per cent over the closing price of US$17.75 per ADS as quoted on the NYSE on the Pre-Suspension Date;

•	a premium of approximately 29.8 per cent over the closing price of HK$14.10 per AsiaSat Share as quoted on the Stock Exchange on the Suspension Date;

•	a premium of approximately 32.2 per cent over the 30-day Average Pre-Announcement Price of HK$13.84 per AsiaSat Share;

•	a premium of approximately 30.7 per cent over the 30-day Average Pre-Announcement ADS Price of US$17.93 per ADS;

•	a premium of approximately 4.3 per cent over the closing price of HK$17.54 per AsiaSat Share as quoted on the Stock Exchange on the Latest Practicable Date;

•	a discount of approximately 0.5 per cent to the closing price of US$23.55 per ADS as quoted on the NYSE on the Latest Practicable Date;

•	a premium of approximately 1.4 per cent over the highest closing price of approximately HK$18.04 per AsiaSat Share over the one year period prior to the Latest Practicable Date;

•	a discount of approximately 0.5 per cent to the highest closing price of approximately US$23.55 per ADS over the one year period prior to the Latest Practicable Date;

•	an implied price to earnings multiple of 19.5 times, based on AsiaSat’s reported basic earnings per share of HK$0.94 for the year ended 31 December 2005;

•	an implied price to earnings multiple of 15.8 times, based on AsiaSat’s reported basic earnings per share of HK$1.16 for the year ended 31 December 2006;

•	a premium of approximately 74.0 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$10.52 as at 31 December 2005;

•	a premium of approximately 61.5 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$11.33 as at 31 December 2006; and

•	a premium of approximately 14.4 per cent over the Possible MGO Share Offer Price.

What is the position of the Independent Board Committee in regard to the Proposals?

The Independent Board Committee, having considered the terms of the Proposals and having taken into account the advice and recommendations of the Independent Financial Adviser, considers that the terms of the Share Proposal and the Option Proposal are fair and reasonable so far as the Scheme Shareholders (including without limitation, the ADS Holders) and Optionholders, respectively, are concerned.

I am an AsiaSat Shareholder, how do I vote on the Proposals?

If you are an AsiaSat Shareholder, you may vote in person or by proxy at the Court Meeting (during which the Scheme will be voted on, but only if you are also a Scheme Shareholder) and at the Special General Meeting (during which the Scheme and its implementation will be voted on by all AsiaSat Shareholders). Whether or not you intend to attend either or both of the Meetings, you should complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed on them as soon as possible, but in any event so as to be received by Computershare Hong Kong Investor Services Limited at Rooms 1806-1807, 18th Floor, Hopewell

PART II – QUESTIONS AND ANSWERS

Centre, 183 Queen’s Road East, Wanchai, Hong Kong at least 48 hours before the time fixed for the relevant Meeting or any adjournment of the relevant Meeting. Forms of Proxy returned by facsimile will not be accepted.

If the pink Form of Proxy for use at the Court Meeting is not lodged prior to the Court Meeting as set out above, it may be handed to the Chairman of the Court Meeting at that meeting. In the case of the Special General Meeting, however, unless the white Form of Proxy is lodged at least 48 hours before the time fixed for the Special General Meeting, it will be invalid. Completion and return of a Form of Proxy will not prevent you from attending and voting in person either at the Court Meeting or at the Special General Meeting, or any adjournment thereof, if you wish to do so.

I am an ADS Holder, how do I vote on the Proposals?

Since ADS Holders are not AsiaSat Shareholders of record, they do not have the right to vote at the Court Meeting or the Special General Meeting. However, using the ADS Voting Instruction Card, ADS Holders may instruct the ADS Depositary to vote the AsiaSat Shares underlying their ADSs.

ADS Holders must return their completed ADS Voting Instruction Card to the ADS Depositary no later than 5:00 p.m. (New York time) on 17 April 2007. If you hold your ADSs through a financial intermediary, please follow the instructions they provide to you.

ADS Holders may also become AsiaSat Shareholders of record, and thereby have the right to vote at the Court Meeting and the Special General Meeting, by surrendering their ADSs for the purpose of withdrawal of the AsiaSat Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement no later than 4:30 p.m. (New York time), on 13 April 2007. ADS Holders seeking to become AsiaSat Shareholders of record will incur cancellation fees, taxes and other charges in connection with the exchange and withdrawal of their ADSs.

What is the location, date and time of the Meetings?

The Court Meeting will be held at 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong, on Tuesday, 24 April 2007 at 10.00 a.m. local time. The Special General Meeting will be held at 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong, on Tuesday, 24 April 2007 at 10:30 a.m. local time (or as soon thereafter as the Court Meeting ends).

Are any of the Conditions waivable?

AsiaSat cannot waive any of the Conditions. The Offeror has reserved the right to waive the Consent Condition, either in whole or in part in respect of any particular matter. In the event that the Authorisation Condition and the Further Authorisation Condition are not fulfilled by reason of an Authorisation not having been obtained, the Offeror reserves the right to assess the materiality of such non-fulfilment and to waive the fulfilment of such condition(s) to such extent it considers appropriate. The Offeror may only invoke the MAE Condition as a basis for not proceeding with the Share Proposal if the provisions of Note 2 to Rule 30.1 of the Takeovers Code are satisfied. Note 2 to Rule 30.1 of the Takeovers Code provides that an offeror should not invoke any condition (other than the acceptance condition) so as to cause the offer to lapse unless the circumstances which give rise to the right to invoke the condition are of material significance to the offeror in the context of the offer. The waiver or invocation by the Offeror of any Condition in accordance with the terms of this paragraph shall not be subject to the Company’s agreement, approval or consent.

What happens if the Conditions are not met?

All of the conditions set out below under “Part VIII – Explanatory Statement; 3. Conditions of Proposals” will have to be fulfilled or waived, as applicable, on or before 30 June 2007 (or such later date as the Offeror and the Company may agree or (to the extent applicable) as the Supreme Court may direct and as may be permitted by the Takeovers Code), failing which the Scheme will lapse. Any extension to such later date shall not be beyond 31 October 2007.

PART II – QUESTIONS AND ANSWERS

What is the Exchange Transaction?

The Exchange Transaction is a transaction pursuant to which GECC and SES have agreed that SES shall redeem GECC’s entire indirect holding of SES shares (of approximately 19 per cent of the issued share capital of SES) in exchange for shares of a new company holding a number of assets and cash, including SES’s entire shareholding in Bowenvale. Upon completion of the Transfer, Bowenvale will be jointly and indirectly owned by CITIC Group (through Able Star) and the GE Entities. The completion of the Exchange Transaction is one of the conditions to the Share Proposal, and is itself subject to satisfaction of certain conditions. See “Part VIII – Explanatory Statement; 9. The Exchange Transaction”.

Do the Scheme Shareholders have the right to vote on the Exchange Transaction?

No, the Exchange Transaction, including the Transfer, is a bilateral, privately negotiated transaction among SES, GECC and the GECC Parties. AsiaSat is not a party to any such transaction.

What vote is required from the Scheme Shareholders in order for the Scheme to be approved?

The Scheme must be approved by a majority in number of the Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares, present and voting either in person or by proxy at the Court Meeting, provided that:

(a)	the Scheme is approved by at least 75 per cent of the votes attaching to Scheme Shares held by Scheme Shareholders that are cast either in person or by proxy at the Court Meeting; and

(b)	the number of votes cast against the resolution to approve the Scheme at the Court Meeting is not more than 10 per cent of the votes attaching to all Scheme Shares held by Scheme Shareholders.

In the event that the Scheme Shareholders do not approve the Scheme, it will not take effect.

In addition to the vote for approving the Scheme at the Court Meeting, approval of the special resolution for implementing the Scheme will require the affirmative vote of not less than three-fourths of the votes cast by the AsiaSat Shareholders present and voting (either in person or by proxy) at the Special General Meeting.

If the Scheme is approved at the Court Meeting, Bowenvale has indicated that its AsiaSat Shares (approximately 68.9 per cent of the total outstanding issued share capital) will be voted in favour of the special resolution to be proposed at the Special General Meeting for implementing the Scheme.

What will happen to the Company if the Scheme is approved?

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and share certificates for the Scheme Shares will cease to have effect as documents of evidence of title and should be returned to the Company for cancellation. The Company will become indirectly wholly owned by CITIC Group and GECC through the Offeror and Bowenvale.

As soon as practicable after the Scheme becomes effective, AsiaSat will apply to the Stock Exchange for the withdrawal of the listing of the AsiaSat Shares pursuant to Rule 6.15 of the Listing Rules. Scheme Shareholders will be notified by way of a press announcement of the exact dates on which the Scheme and the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange will become effective.

CITIC Group and GECC intend to seek to cause AsiaSat to terminate the ADS Deposit Agreement and to have the listing of the ADSs on the NYSE terminated. In addition, if the Scheme becomes effective, the Offeror intends to cause AsiaSat to file a Form 15 with the SEC to request that the Company’s reporting obligations under the Exchange Act be terminated or suspended, provided that the relevant rules and regulations of the SEC are satisfied.

It is the intention of CITIC Group and GECC to maintain the existing businesses of the Group upon successful privatisation of the Company. CITIC Group and GECC do not intend to introduce any major changes to the existing operating and management structure of the Group, or to discontinue the employment of any employees of the AsiaSat Group, as a result of the implementation of the Proposals. Upon the successful implementation of the Proposals and AsiaSat becoming a private company, AsiaSat will, however, no longer have access to equity

PART II – QUESTIONS AND ANSWERS

funding through the public capital markets. CITIC Group and GECC also expect that there will be no material change to the existing business (such as business focus and operating model) of the AsiaSat Group as a result of the implementation of the Proposals. CITIC Group and GECC intend to retain the Company’s existing senior management team to manage the Company after the implementation of the Proposals.

It is, however, intended that subject to obtaining the Executive’s consent under Rule 7 of the Takeovers Code, upon completion of the Exchange Transaction, each of Mr. Romain Bausch, Ms. Cynthia Dickins and Mr. Mark Rigolle, the SES appointees to the AsiaSat Board, will resign as Directors, and the GE Entities will appoint four Directors to the Board for so long as the Company remains public. Rule 7 of the Takeovers Code provides that once a bona fide offer has been communicated to the board of the offeree company, except with the consent of the Executive, the directors of an offeree company should not resign until the first closing date of the offer, or the date when the offer becomes or is declared unconditional, whichever is later. In the context of the Proposals this means that none of the Directors should resign before the date of the Court Meeting. In the context of the Possible MGO Share Offer this means that none of the Directors should resign before the first closing date of the Possible MGO Share Offer. An application was made to the Executive by GE Equity and SES on 13 March 2007 to obtain consent in respect of Rule 7, however, it is uncertain as to whether such consent will be granted. No determination has yet been made as to whether, and if so, how, the composition of the Board may be changed upon completion of the Proposals.

It is intended that the Possible MGO Share Offer document and Possible MGO Option Offer letter (and related forms of acceptance) in respect of the Possible MGO Offers would not be posted until after the Meetings are held. This is because if the Scheme Shareholders approve the Scheme, the substance of the obligations that would arise under the Possible MGO Offers will have been satisfied and it would be redundant to despatch the formal documentation in respect of the Possible MGO Offers.

What will happen to the Company if the Scheme Shareholders do not approve the Scheme?

If the Scheme Shareholders do not approve the Scheme and the Transfer is completed, then the Possible MGO Offers will proceed. The Possible MGO Share Offer document and Possible MGO Option Offer letter (and related forms of acceptance) in respect of the Possible MGO Offers would be despatched to AsiaSat Shareholders and the Optionholders, respectively, following the failure or lapsing of the Scheme. On 7 March 2007 the Offeror and the Company made a Rule 8.2 application to the Executive in relation to the time for despatch of the documentation in respect of the Possible MGO Offers, and the Executive has agreed to extend this period to 2 May 2007. If the Exchange Transaction is not completed by this date the Offeror and the Company will make a further Rule 8.2 application to the Executive for a further extension to the time for despatch but there is no guarantee that the further extension will be granted.

If the Possible MGO Share Offer is made, it would be made at the Possible MGO Share Offer Price, payable in cash. The Possible MGO Share Offer Price is HK$16.00, compared to the Share Offer Price of HK$18.30. If the Possible MGO Offers are required to be made, they would be made in compliance with the applicable requirements of the Takeovers Code and the Exchange Act, as well as in accordance with the terms of any relief from the SEC obtained in connection with the Proposals and the Possible MGO Offers.

If the Possible MGO Option Offer is made it would be made at the Possible MGO Option Offer Price, payable in cash. The Offeror would offer to purchase Options for cancellation in exchange for HK$0.01 for each B Option and HK$1.65 for each C Option.

If the Scheme does not become effective and binding and the Transfer does not complete, the Possible MGO Offers will not be made.

See “What are the Possible MGO Offers?” below.

What will happen to the ADSs if the Scheme takes effect?

If the Scheme takes effect, the ADS Depositary will upon exchange of your ADSs, receive cash in respect of the AsiaSat Shares underlying the ADSs. Each ADS represents ten Scheme Shares and, accordingly, ADS Holders will be entitled to receive HK$183.00 per ADS in cash, which will be converted into US dollars and paid directly by the ADS Depositary (less any fees and expenses of the ADS Depositary in connection with currency

PART II – QUESTIONS AND ANSWERS

conversions under the ADS Deposit Agreement and withholding taxes, if any). Such conversion would be at the exchange rate obtainable on the spot market on the date the cash consideration is received by the ADS Depositary for delivery in respect of the ADSs.

In addition, completion of the Scheme will ultimately result in the de-registration of the Company under the Exchange Act, which would substantially reduce the information required to be publicly furnished by AsiaSat in the United States and would make certain provisions of the Exchange Act no longer applicable to AsiaSat (although, irrespective of the outcome of the Scheme, it is expected that the maintenance of the ADS listing on the NYSE will be re-examined by AsiaSat and the Board, the outcome of which may be to terminate such listing). For example, AsiaSat would no longer be required to file an annual report on Form 20-F or to submit other materials under Form 6-K. Furthermore, AsiaSat would not be required to file any financial statements with the SEC and would not be required to reconcile its financial statements to US GAAP. In addition, if registration of the AsiaSat Securities were terminated or suspended, the ADSs would no longer be eligible for listing on the NYSE. Furthermore, the ADS Deposit Agreement may be terminated.

Can I choose the currency in which I receive payment for my AsiaSat Shares, Options or ADSs?

No. AsiaSat Shareholders and Optionholders will receive payment in Hong Kong dollars, irrespective of their location. ADS Holders will receive payment in US dollars through the ADS Depositary or through their financial intermediary.

Does the Offeror have the financial resources to make payment of the consideration for the AsiaSat Shares and the ADSs?

The Proposals will be financed from the existing resources of CITIC Group and GECC. The Offeror’s financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation in full of the Proposals.

If my AsiaSat Shares or ADSs are held in “street name” by my financial intermediary, will my financial intermediary vote my AsiaSat Shares or ADSs for me?

Your financial intermediary (such as a broker) should send you directions on how to provide it with instructions to vote your AsiaSat Shares. If you do not provide your financial intermediary with instructions on how to vote your “street name” AsiaSat Shares (whether in the form of AsiaSat Shares or ADSs), your financial intermediary will not be permitted to vote them on the Share Proposal. You should therefore be sure to provide your financial intermediary with instructions on how to vote your AsiaSat Shares. If you do not give voting instructions to your financial intermediary, you will not be counted as voting for the purposes of the Share Proposal unless you have the AsiaSat Shares (including any AsiaSat Shares underlying your ADSs) registered in your name prior to the Voting Record Time and appear in person at the relevant Meeting or submit the Forms of Proxy in accordance with the instructions set out therein.

As discussed above, ADS Holders do not have the right to vote at the Court Meeting or the Special General Meeting, but pursuant to the ADS Voting Instruction Card, ADS Holders may instruct the ADS Depositary to vote the AsiaSat Shares underlying their ADSs at either Meeting.

Can I change my vote after I have submitted my proxy with voting instructions?

Yes. If you hold AsiaSat Shares there are three ways in which you may revoke your proxy and change your vote in respect of the Scheme and the resolutions for implementing the Scheme before the Court Meeting and the Special General Meeting, respectively:

(a)	you may notify the Company in writing of the revocation of your proxy and lodge a new Form of Proxy, provided such revised Form of Proxy is lodged not less than forty-eight hours before the time for holding the Court Meeting or the Special General Meeting, or handed to the Chairman of the Court Meeting, (as applicable); or

(b)	you may notify the Company in writing of the revocation of your proxy, provided such revocation is lodged not less than two hours before the time for holding the Court Meeting or the Special General

PART II – QUESTIONS AND ANSWERS

Meeting (as applicable). As any revised Form of Proxy is required to be lodged not less than forty-eight hours before the time for holding the Court Meeting or the Special General Meeting, or handed to the Chairman of the Court Meeting, (as the case may be), should you notify the Company of the revocation of your proxy less than forty-eight hours before the time for the relevant Meeting, you should attend and vote at the relevant Meeting in person, or in the case of the Court Meeting ensure your revised Form of Proxy is handed to the Chairman of the Court Meeting, should you still wish to vote your AsiaSat Shares or Scheme Shares (as applicable) at such Meeting; or

(c)	you may attend and vote at the Court Meeting or the Special General Meeting in person and in such event your proxy shall be deemed to be revoked.

If you hold ADSs, you must contact the ADS Depositary in writing informing them of your revocation of your voting instruction and lodging of a new instruction, which must be received by the ADS Depositary no later than 5:00 p.m. (New York time) on 17 April 2007.

If you have instructed a broker or other financial intermediary to vote your AsiaSat Shares or ADSs, you must follow directions received from such broker or other financial intermediary to change or revoke your proxy.

What are the Possible MGO Offers?

The Possible MGO Offers are the Possible MGO Share Offer and the Possible MGO Option Offer, which are potential obligations on the part of Able Star and the GE Entities to make a mandatory general offer for all AsiaSat Shares and Options not owned by Bowenvale or parties acting in concert with it. The Executive has taken the view that the acquisition by the GE Entities of SES’s entire shareholding in Bowenvale pursuant to the Exchange Transaction would, on completion, result in the formation of a new concert group that has statutory control over Bowenvale, which would trigger an obligation to make a mandatory general offer for AsiaSat under the Takeovers Code. Whilst the view taken by Able Star and GE Equity is different from that of the Executive, the Offeror has indicated it is prepared to make the Possible MGO Offers in the event the Transfer completes but the Scheme is unsuccessful. The Possible MGO Offers, if implemented, would be considered tender offers under the US federal securities laws and would comply with the relevant provisions of the Exchange Act, except to the extent exempted therefrom.

What happens to the Possible MGO Offers if the Scheme becomes effective?

If the Transfer is completed and all other conditions of the Scheme are either satisfied or waived, the Scheme will become effective and the substance of the obligations that would arise under the Possible MGO Offers will have been satisfied. In that case, no formal offer documentation will be despatched in respect of the Possible MGO Offers, and the Possible MGO Offers will not proceed.

When do you expect the privatisation of AsiaSat to be completed?

Assuming that the Scheme receives the approval of Scheme Shareholders at the Court Meeting and the resolutions for implementing the Scheme receive the approval of AsiaSat Shareholders at the Special General Meeting and all other Conditions are fulfilled or waived in a timely manner, it is currently expected that the privatisation will complete by the end of May 2007.

What are the US tax consequences of the privatisation of AsiaSat to Scheme Shareholders and ADS Holders?

The receipt of cash for Scheme Shares under the privatisation will be a taxable transaction for US federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, US holders of Scheme Shares will recognise a gain or loss for these purposes equal to the difference between the amount of cash received and their adjusted tax basis for the Scheme Shares that were owned immediately before completion of the Scheme. For US federal income tax purposes, this gain or loss generally would be a capital gain or loss if the Scheme Shares are held as a capital asset. A US holder of Options who receives cash in cancellation of such Options pursuant to the Option Proposal will generally recognise, as ordinary income for US federal income tax purposes, the cash payment received. See “Part VII – US Special Factors; 2.2 US Federal Income Tax Consequences”. Tax matters are very complex, and the tax consequences of the Scheme to you

PART II – QUESTIONS AND ANSWERS

will depend on the facts of your own situation. It is recommended that you consult your tax adviser for a full understanding of the tax consequences of the Scheme and the Proposals to you.

Will I have to pay any fees or commissions?

If you are the registered owner of your AsiaSat Shares and/or ADSs and the Scheme becomes effective, you will not have to pay brokerage fees or similar expenses. If you own your AsiaSat Shares and/or ADSs through a broker or other nominee, you should consult your broker or nominee to determine whether any charges will apply.

If the Scheme becomes effective and you hold ADSs, you will not be required to pay any cancellation fee to the ADS Depositary for the cancellation of your ADSs. You will, however, be responsible for covering any fees charged by your financial intermediary or any charges related to your exchange of ADSs for AsiaSat Shares for the purpose of voting at the Meetings. In addition, the Offeror will not pay interest on any amounts to be paid to AsiaSat Shareholders pursuant to the Scheme, the Possible MGO Offers or otherwise.

How can I help to prevent “empty voting” to avoid market participants using borrowed stock to vote against the Share Proposal?

If you are an AsiaSat Shareholder, we strongly encourage you to exercise your right to vote or give instructions to the relevant Registered Owner to vote at the Court Meeting and at the Special General Meeting. If you keep or think you may have any AsiaSat Shares in a share lending programme, we urge you to recall any outstanding AsiaSat Shares on borrow to avoid market participants using borrowed stock to vote against the Share Proposal, which potentially could have a negative impact on the value of your AsiaSat Shares.

If you are acting as a Registered Owner, we should be grateful if you could inform any ultimate beneficial AsiaSat Shareholders about the importance of exercising their vote.

If you are an ADS Holder, you cannot vote at the Court Meeting or the Special General Meeting directly but you may instruct the ADS Depositary (as the registered AsiaSat Shareholder) to exercise your right to vote in accordance with the ADS Voting Instruction Card enclosed. Please complete and return the ADS Voting Instruction Card to the ADS Depositary in a timely manner. If you hold your ADSs through a financial intermediary, please follow the instructions that they provide to you.

If you are in any doubt as to the action to be taken, you are encouraged to consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

Whom should I call with additional questions?

If ADS Holders or AsiaSat Shareholders that are US residents have questions concerning administrative matters such as dates, documentation and procedures relating to the Proposals, please call Mellon Investor Services LLC of 480 Washington Boulevard, Jersey City, New Jersey 07310, United States at +1 (866) 808-1336 or +1 (201) 680-5235.

These helplines cannot and will not provide advice on the merits of the Scheme, the Possible MGO Offers or the Proposals or give any financial or legal advice. Furthermore, Mellon Investor Services LLC will not be soliciting proxies or votes in respect of the Scheme.

PART III – EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The following timetable takes into account the Supreme Court procedures for the Scheme. The expected timetable is indicative only and is subject to change. An outline timetable in respect of the Possible MGO Offers (if any) is set out in Part IX – The Possible MGO Offers. The offer documentation, if posted, in relation to the Possible MGO Offers would contain further details of the Possible MGO Offers timetable.

Date of despatch of this Scheme Document	Monday, 19 March 2007
Latest time to surrender ADSs to vote directly at the Meetings	4:30 p.m. on Friday, 13 April 2007 (New York time)
Latest time for receipt by the ADS Depositary of ADS Voting Instruction Cards from registered holders of ADSs (Note 1)	5:00 p.m. on Tuesday, 17 April 2007 (New York time)

Latest time for lodging transfers of AsiaSat Shares to qualify for entitlement to attend and vote at the Court Meeting and the Special General Meeting	4:30 p.m. on Friday, 20 April 2007

Register closed for determination of entitlements to attend and vote at the Court Meeting and the Special General Meeting (Note 2)	from 4:30 p.m. on Friday, 20 April 2007 to
Tuesday, 24 April 2007 (both dates inclusive)

Latest time for receipt by the Registrar of Forms of Proxy in respect of:

Court Meeting (Note 3)	10:00 a.m. on Sunday, 22 April 2007

Special General Meeting (Note 3)	10:30 a.m. on Sunday, 22 April 2007

Suspension of dealings in AsiaSat Shares	9:30 a.m. on Tuesday, 24 April 2007

Court Meeting	10:00 a.m. on Tuesday, 24 April 2007

Special General Meeting (Note 4)	10:30 a.m. on Tuesday, 24 April 2007

Press announcement of the results of the Meetings in The Standard and Hong Kong Economic Times	Wednesday, 25 April 2007

Resumption of dealing in AsiaSat Shares	9:30 a.m. on Wednesday, 25 April 2007

Last day for dealing in ADSs	Friday, 27 April 2007

Last day for dealing in AsiaSat Shares	Friday, 27 April 2007

Latest date for exercise of Options under the Share Option Scheme	Friday, 4 May 2007

Latest time for lodging transfers of the Scheme Shares to qualify for entitlements under the Scheme	4:30 p.m. on Friday, 4 May 2007

Scheme Record Time	4:30 p.m. on Friday, 4 May 2007

Court Hearing of the petition to sanction the Scheme	9:30 a.m. on Friday, 4 May 2007 (Bermuda time)

Register closed for determination of entitlements to qualify under the Scheme (Note 5)	4:30 p.m. on Friday, 4 May 2007 to Monday, 7 May 2007 (inclusive)

Press announcement of the results of hearing of the petition to sanction the Scheme in The Standard and Hong Kong Economic Times	Monday, 7 May 2007

Effective Date (Note 6)	Monday, 7 May 2007

Last day to accept the Option Proposal	Monday, 7 May 2007

Press announcement on Effective Date and withdrawal of listing in The Standard and Hong Kong Economic Times	Tuesday, 8 May 2007

Expected withdrawal of the listing of AsiaSat Shares on the Stock Exchange becomes effective (Note 7)	9:30 a.m. on Tuesday, 8 May 2007

Expected withdrawal of the listing of the ADSs on the NYSE becomes effective (Note 8)	9:30 a.m. on Tuesday, 8 May 2007

Cheques for cash payment under the Scheme and the Option Proposal to be despatched on or before	Thursday, 17 May 2007

PART III – EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The above timetable is subject to change. Unless otherwise stated, all times stated above are Hong Kong times. Further announcement(s) will be made in the event that there is any change.

Notes:

1.	If you hold your ADSs through a financial intermediary, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

2.	The register of members of the Company kept in Bermuda and the branch register of members kept in Hong Kong will be closed during such period for the purpose of determining the entitlements of the Scheme Shareholders to attend and vote at the Court Meeting and of AsiaSat Shareholders to attend and vote at the Special General Meeting. This book close period is not for determining Scheme Shareholders that are qualified for entitlements under the Scheme.

3.

Forms of Proxy for the Court Meeting or the Special General Meeting should be lodged with the Registrar at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than the relevant times and dates stated above or, in the case of the pink Form of Proxy in respect of the Court Meeting, it may be handed to the Chairman of the Court Meeting at the Court Meeting. Completion and return of a Form of Proxy for the Court Meeting or the Special General Meeting will not preclude an AsiaSat Shareholder from attending the relevant Meeting and voting in person. In such event, the returned Form of Proxy will be deemed to have been revoked.

4.	The Special General Meeting will be held at the scheduled time as stated above or as soon thereafter on the conclusion of the Court Meeting or after any adjournment of the Court Meeting.

5.	The register of members of the Company kept in Bermuda and the branch register of members of the Company kept in Hong Kong will be closed during such period for the purpose of determining those Scheme Shareholders who are qualified for entitlements under the Scheme.

6.	The Scheme will become effective when (a) it is sanctioned (with or without modification) by the Supreme Court and (b) an office copy of the order of the Supreme Court sanctioning the Scheme is delivered to the Registrar of Companies in Bermuda for registration. Registration is expected to take place on or around 10:00 a.m. (Bermuda time) on 7 May 2007 (which will be around 9:00 p.m. on 7 May 2007 (Hong Kong time)). Scheme Shareholders should note the Conditions of the Proposals set out on pages 72 and 73 of this Scheme Document in “Part VIII – Explanatory Statement”.

7.	It is expected that the listing of AsiaSat Shares on the Stock Exchange will be withdrawn on or before 9:30 a.m. on 8 May 2007, being the first Trading Day after the Effective Date.

8.	Irrespective of the outcome of the Scheme, in due course, it is expected that the maintenance of the ADS listing on the NYSE will be re-examined by AsiaSat and the Board, the outcome of which may be to terminate such listing.

The Court Meeting and the Special General Meeting will both be held at 17/F The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong on Tuesday, 24 April 2007. Please see “Part XIII – Notice of Court Meeting” and “Part XIV – Notice of Special General Meeting” of this Scheme Document for details.

PART IV – LETTER FROM THE BOARD

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

(Stock Code: 1135)

Directors:	Registered office:

Executive Directors:

Mr. Peter E. JACKSON (Chief Executive Officer)

Mr. William D. WADE (Deputy Chief Executive Officer)

Non-executive Directors:

Mr. MI Zeng Xin (Chairman)

Mr. Romain BAUSCH (Deputy Chairman)

Ms. Cynthia DICKINS

Mr. DING Yu Cheng

Mr. Mark RIGOLLE

Mr. JU Wei Min

Mr. KO Fai Wong

Independent Non-executive Directors:

Prof. Edward Kwan Yiu CHEN

Mr. Robert T. T. SZE

Mr. James WATKINS

Canon’s Court 22 Victoria Street Hamilton HM12 Bermuda Principal place of business in Hong Kong: 17/F The Lee Gardens 33 Hysan Avenue Causeway Bay Hong Kong 19 March 2007

To AsiaSat Shareholders, ADS Holders and Optionholders

Dear Sir or Madam,

Proposed Privatisation of Asia Satellite Telecommunications Holdings Limited

by AsiaCo Acquisition Ltd.*

(*formerly known as Modernday Limited)

and

Possible Mandatory General Offer

for Asia Satellite Telecommunications Holdings Limited

by AsiaCo Acquisition Ltd.*

1.    INTRODUCTION

On 13 February 2007, the Offeror requested the Board to put forward the Share Proposal (detailed below) to the Scheme Shareholders for cancellation of the Scheme Shares and the issue of the New AsiaSat Shares to effect the privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act and informed the Board that it will, in conjunction with the Share Proposal, make the Option Proposal (detailed below and in the Letter to Optionholders) to Optionholders for the cancellation of Outstanding Options in exchange for cash. Having reviewed and carefully considered the Share Proposal, the Board has agreed to put the Share Proposal forward to the Scheme Shareholders. In addition to the Offeror’s obligations under Rule 2.3 of the Takeovers Code, the direct expenses incurred by AsiaSat in connection with the Scheme of up to US$3 million (in addition to translation fees, and printing and publication expenses, which will be reimbursed by the Offeror to the Company in full and do not count towards the cap of US$3 million) will be borne by the

PART IV – LETTER FROM THE BOARD

Offeror in the event the Proposals do not become unconditional for any reason. The Offeror is jointly owned by, with equal voting power, Able Star (a subsidiary of CITIC Group) and GE Equity (a subsidiary of GECC).

If approved, the Scheme will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Special General Meeting. The AsiaSat Shares held by Bowenvale do not form part of the Scheme Shares.

Pursuant to the Share Proposal, all Scheme Shares (including without limitation the Scheme Shares underlying the ADSs) will be cancelled in exchange for the Share Offer Price of HK$18.30 in cash for each Scheme Share. Each ADS represents ten Scheme Shares and, accordingly, ADS Holders will receive ten times the Share Offer Price of HK$18.30 per Scheme Share, or HK$183.00 per ADS in cash. The price paid in respect of AsiaSat Shares underlying ADSs will be converted into US dollars and paid directly by the ADS Depositary (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding taxes, if applicable). As at the Latest Practicable Date, the Scheme Shareholders were interested in 121,360,500 AsiaSat Shares, representing approximately 31.1 per cent of the issued share capital of the Company.

2.    INTERESTED PARTIES

The Non-executive Directors, namely Mr. Romain Bausch, Ms. Cynthia Dickins, Mr. Mark Rigolle, Mr. Mi Zeng Xin, Mr. Ding Yu Cheng, Mr. Ju Wei Min and Mr. Ko Fai Wong, are not considered to be independent for the purpose of giving any advice or recommendation to the Scheme Shareholders in relation to the Share Proposal and Optionholders in relation to the Option Proposal. Mr. Romain Bausch, Ms. Cynthia Dickins and Mr. Mark Rigolle are not considered independent because they have been nominated to the Board by SES, a party deemed to be acting in concert with the Offeror. Mr. Mi Zeng Xin, Mr. Ding Yu Cheng, Mr. Ju Wei Min and Mr. Ko Fai Wong are not considered independent because they have been nominated to the Board by CITIC Group, a party deemed to be acting in concert with the Offeror. Mr. Mi Zeng Xin, Mr. Ju Wei Min and Mr. Ko Fai Wong are also directors of the Offeror.

Scheme Shareholders on the register of members of the Company at the Voting Record Time will be entitled to attend and vote at the Court Meeting. AsiaSat Shareholders on the register of members of the Company at the Voting Record Time will be entitled to attend and vote at the Special General Meeting. None of the Non-executive Directors are Scheme Shareholders or AsiaSat Shareholders and accordingly none of the Non-executive Directors are entitled to vote at the Court Meeting or the Special General Meeting.

Each of the Directors who are also AsiaSat Shareholders who are eligible to attend and vote at the Meetings, namely Mr. Peter E. Jackson and Mr. William Wade, have indicated that they will vote in favour of the resolutions to approve the Share Proposal in respect of their entire beneficial holdings of AsiaSat Shares.

Mr. Peter E. Jackson holds 163,500 AsiaSat Shares and Mr. William Wade holds 5,000 AsiaSat Shares. Both Mr. Jackson and Mr. Wade are disinterested AsiaSat Shareholders who are not acting in concert with the Offeror, GE Equity or Able Star and are eligible to vote at the Meetings. Mr. Peter E. Jackson and Mr. William Wade were seconded to AsiaSat by Cable & Wireless and Hutchison Whampoa, respectively, the then AsiaSat Shareholders when AsiaSat first became a public company in 1996.

3.    FINANCIAL ADVISERS

Morgan Stanley has been appointed as the financial adviser to the Offeror in connection with the Proposals.

In accordance with Rule 2.1 of the Takeovers Code, the Independent Board Committee, comprising Professor Chen Kwan Yiu Edward, Mr. Sze Tsai To Robert and Mr. James Watkins, has been appointed by the Board to advise the Scheme Shareholders (including without limitation the ADS Holders) in connection with the Share Proposal and Possible MGO Offers and the Optionholders in connection with the Option Proposal and Possible MGO Offers.

PART IV – LETTER FROM THE BOARD

The Independent Financial Adviser, CLSA Equity Capital Markets Limited, has been appointed by the Independent Board Committee as the independent financial adviser to advise the Independent Board Committee in connection with the Proposals and the Possible MGO Offers.

4.    THIS SCHEME DOCUMENT

The purpose of this Scheme Document is to give you further information regarding the Share Proposal, the Option Proposal and the expected timetable, and to give you notice of the Court Meeting and the Special General Meeting. This Scheme Document will also contain the disclosure mandated by Rule 13e-3 under the Exchange Act and Schedule 13E-3. Your attention is drawn to the letter from the Independent Board Committee, the letter from the Independent Financial Adviser, Part VII entitled “US Special Factors”, the Explanatory Statement in Part VIII and the Scheme in Part XII. Further details of the Option Proposal are set out in the Letter to Optionholders. This Scheme Document does not constitute an offer to purchase AsiaSat Shares in the Possible MGO Offers.

5.    SUMMARY OF THE SHARE PROPOSAL

It is proposed that, subject to the fulfilment or waiver (as applicable) of the Conditions as described in the Explanatory Statement, the Share Proposal will be implemented by way of the Scheme, which will involve the cancellation of all the Scheme Shares and a reduction of the issued share capital of the Company under Section 46 of the Companies Act. Upon the Scheme becoming effective, all the Scheme Shares will be cancelled and the New AsiaSat Shares will be issued to the Offeror, and, as a result, the Company will be indirectly wholly owned by CITIC Group and GECC through the Offeror (as to approximately 31.1 per cent) and Bowenvale (as to approximately 68.9 per cent).

In consideration of the cancellation of their Scheme Share(s), each Scheme Shareholder will receive the Share Offer Price for each Scheme Share held of:

For each Scheme Share	HK$	18.30 in cash

For each ADS	HK$	183.00 in cash

The Share Offer Price represents:

•	a premium of approximately 30.7 per cent over the closing price of HK$14.00 per AsiaSat Share as quoted on the Stock Exchange on the Pre-Suspension Date;

•	a premium of approximately 32.0 per cent over the closing price of US$17.75 per ADS as quoted on the NYSE on the Pre-Suspension Date;

•	a premium of approximately 29.8 per cent over the closing price of HK$14.10 per AsiaSat Share as quoted on the Stock Exchange on the Suspension Date;

•	a premium of approximately 32.2 per cent over the 30-day Average Pre-Announcement Price of HK$13.84 per AsiaSat Share;

•	a premium of approximately 30.7 per cent over the 30-day Average Pre-Announcement ADS Price of US$17.93 per ADS ;

•	a premium of approximately 4.3 per cent over the closing price of HK$17.54 per AsiaSat Share as quoted on the Stock Exchange on the Latest Practicable Date;

•	a discount of approximately 0.5 per cent to the closing price of US$23.55 per ADS as quoted on the NYSE on the Latest Practicable Date;

•	a premium of approximately 1.4 per cent over the highest closing price of approximately HK$18.04 per AsiaSat Share over the one year period prior to the Latest Practicable Date;

•	a discount of approximately 0.5 per cent to the highest closing price of approximately US$23.55 per ADS over the one year period prior to the Latest Practicable Date;

PART IV – LETTER FROM THE BOARD

•	an implied price to earnings multiple of 19.5 times, based on AsiaSat’s reported basic earnings per share of HK$0.94 for the year ended 31 December 2005;

•	an implied price to earnings multiple of 15.8 times, based on AsiaSat’s reported basic earnings per share of HK$1.16 for the year ended 31 December 2006;

•	a premium of approximately 74.0 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$10.52 as at 31 December 2005;

•	a premium of approximately 61.5 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$11.33 as at 31 December 2006; and

•	a premium of approximately 14.4 per cent over the Possible MGO Share Offer Price.

The Scheme will lapse if it does not become effective on or before 30 June 2007 (or such later date as the Offeror and the Company may agree or (to the extent applicable) as the Supreme Court may direct and as may be permitted by the Takeovers Code) and provided that such extended date shall not be beyond 31 October 2007 and AsiaSat Shareholders will be notified by press announcement accordingly. Further announcements regarding the Share Proposal will be made as and when appropriate.

Assuming that the Scheme becomes effective on 7 May 2007, cheques for cash entitlements under the Scheme are expected to be despatched to Scheme Shareholders (including the ADS Depositary) on or before 17 May 2007.

Bowenvale will not be entitled to receive the Share Offer Price, as its AsiaSat Shares do not form part of the Scheme Shares and will not be cancelled under the Share Proposal.

ADS Holders

As ADS Holders are not holders of record of Scheme Shares, they do not have the right to vote at the Court Meeting or the Special General Meeting, but may instruct the ADS Depositary to vote the Scheme Shares underlying their ADSs pursuant to the ADS Voting Instruction Card. ADS Holders may also become holders of AsiaSat Shares by exchanging their ADSs and withdrawing AsiaSat Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement provided they become holders of AsiaSat Shares not later than the Voting Record Time specified for the Court Meeting and the Special General Meeting. ADS Holders seeking to become holders of Scheme Shares will incur cancellation fees and may incur taxes and other charges in connection with the exchange and withdrawal of Scheme Shares underlying ADSs.

If you hold your ADSs through a financial intermediary, please follow the instructions the financial intermediary provides to you.

Assuming that the Scheme becomes effective on 7 May 2007, cash payments in respect of ADSs will be despatched by the ADS Depositary under the Deposit Agreement promptly upon cancellation of the ADSs and receipt by the ADS Depositary of the cash entitlements under the Scheme. In the case of persons holding ADSs through financial intermediaries (that is, in “street name”), the cash payments to them will be despatched by the ADS Depositary through the Depositary Trust Company on or before 17 May 2007. In the case of registered ADS Holders, the ADS Depositary will mail letters of transmittal to them on or before 17 May 2007. Payment to the registered ADS Holders will be despatched by the ADS Depositary upon receiving the letter of transmittal with the ADS certificate from such registered ADS Holders.

Dividends

A dividend declared by the Company after 13 February 2007 (the date of the Announcement) and prior to the Scheme becoming effective will be declared subject to the following:

(i)	the amount of the dividend shall not affect the Share Offer Price if the Scheme becomes effective and binding on or before 10 May 2007;

(ii)	the amount of the dividend will be deducted from the Share Offer Price if the Scheme becomes effective and binding after 10 May 2007;

(iii)	if the Scheme becomes effective and binding on or before 10 May 2007, the dividend shall not be paid; and

(iv)	if the Scheme does not become effective, the dividend will be paid to AsiaSat Shareholders on the register of members of the Company at 4:30 p.m. on 10 May 2007.

PART IV – LETTER FROM THE BOARD

6.    SUMMARY OF THE OPTION PROPOSAL

The Company established the Share Option Scheme on 25 January 2002 pursuant to which employees, executives and officers of the Company or any of its subsidiaries, and consultants, agents, representatives and advisers of the Company and/or its subsidiaries are eligible for the grant of Options. AsiaSat has granted 1,630,000 B Options and 3,202,500 C Options which remain outstanding as at the Latest Practicable Date. Each Option, on exercise, would entitle the Optionholder to be allotted one AsiaSat Share.

An Optionholder may exercise his/her B Option(s) at HK$17.48 per AsiaSat Share and C Option(s) at HK$14.35 per AsiaSat Share in accordance with the Rules of the Share Option Scheme. Upon notice from the Company (to be given on the same day as the notices to holders of AsiaSat Shares of the Meetings), the Optionholders shall be entitled to give notice to the Company to exercise their Options in full or in part at any time from the date of such notice until the earlier of (i) two calendar months after the date of the notice, and (ii) the date on which the Scheme is sanctioned by the Supreme Court, but the exercise of the Options as described above shall be conditional upon the Scheme becoming effective. AsiaSat Shares issued upon exercise of the Options prior to the Scheme Record Time will form part of the Scheme Shares.

The Option Proposal, which is conditional upon the Scheme becoming effective and binding, has been made by Morgan Stanley, on behalf of the Offeror, to the Optionholders. The Letter to Optionholders setting out the terms and conditions of the Option Proposal is being despatched separately to Optionholders. Optionholders should also refer to the Letter to Optionholders, which is substantially in the form set out in Appendix 1. The Option Proposal is made on the following basis:

For each Outstanding B Option	HK$0.82 in cash

For each Outstanding C Option	HK$3.95 in cash

Options which are not exercised in accordance with the Rules of the Share Option Scheme, or in relation to which the Option Proposal is not accepted within the relevant time period will lapse, subject to and conditional upon the Scheme becoming effective.

The attention of the Optionholders is drawn to the Rules of the Share Option Scheme, and in particular paragraph 8.5 of the Rules of the Share Option Scheme.

7.    FINANCING OF THE PROPOSALS

The Proposals will be financed from the existing resources of CITIC Group and GECC. The Offeror’s financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation in full of the Proposals.

8.    POSSIBLE MGO OFFERS

The Possible MGO Offers are the Possible MGO Share Offer and the Possible MGO Option Offer, which are potential obligations on the part of Able Star and the GE Entities to make a mandatory general offer for all the AsiaSat Shares not owned by Bowenvale or parties acting in concert with it. The Executive has taken the view that the acquisition by the GE Entities of SES’s entire shareholding in Bowenvale pursuant to the Exchange Transaction would, on completion, result in the formation of a new concert group that has statutory control over Bowenvale, which would trigger an obligation under the Takeovers Code to make a mandatory general offer for AsiaSat. Whilst the view taken by Able Star and the GE Equity is different from that of the Executive, the Offeror has indicated that it is prepared to make the Possible MGO Offers in the event the Transfer completes but the Scheme is unsuccessful. Please see “Part VIII – Explanatory Statement; 10. The Possible MGO Offers” and “Part IX – The Possible MGO Offers” of this Scheme Document for further details regarding the Possible MGO Offers.

9.    BEST OFFER PRICES

The Offeror has stated that it will not increase any of the Offer Prices and that each of the Share Offer Price, the Option Offer Price, the Possible MGO Share Offer Price and the Possible MGO Option Offer Price represents the

PART IV – LETTER FROM THE BOARD

best and final offer price in respect of the Share Proposal, the Option Proposal, the Possible MGO Share Offer and the Possible MGO Option Offer, respectively. AsiaSat Shareholders should be aware that, having made these statements in the Announcement, the Offeror is not permitted to increase any of the Offer Prices under the Takeovers Code, save in wholly exceptional circumstances, as provided in Rule 18.3 of the Takeovers Code. Notwithstanding the above, as permitted by the Takeovers Code, the Offeror reserves the right not to be bound by these statements in the event of a competing offer and such competing offer is recommended by the Board.

10.     BACKGROUND TO, AND REASONS FOR, THE PROPOSALS AND INFORMATION RELATING

TO THE GROUP AND THE OFFEROR

Scheme Shareholders (including without limitation ADS Holders) and Optionholders are urged to read carefully the relevant sections in the Explanatory Statement concerning the background to, and reasons for, the Proposals, and also the sections relating to information on the AsiaSat Group and on the Offeror.

11.    MEETINGS AND ACTION TO BE TAKEN BY SCHEME SHAREHOLDERS

As you will see from the notices in “Part XIII – Notice of Court Meeting” and “Part XIV – Notice of Special General Meeting” of this Scheme Document, the Meetings will be convened on Tuesday, 24 April 2007 at 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong at the times specified in the respective notices. The Supreme Court has directed that the Court Meeting be held to consider and, if thought fit, to approve the Scheme (with or without modification).

Following the conclusion of the Court Meeting, the Special General Meeting will be held for the purpose of considering and, if thought fit, passing a special resolution to approve, among other matters, the capital reduction arising as a result of the Scheme and the issue of the New AsiaSat Shares to the Offeror. If the Scheme is approved at the Court Meeting, Bowenvale has indicated that its AsiaSat Shares will be voted in favour of the special resolution to be proposed at the Special General Meeting to approve the capital reduction arising as a result of the Scheme and the issue of the New AsiaSat Shares to the Offeror.

Whether or not you are able to attend any of the Meetings in person, you are strongly urged to complete and sign the enclosed PINK Form of Proxy in respect of the Court Meeting, and also the enclosed WHITE Form of Proxy in respect of the Special General Meeting, in accordance with the instructions printed respectively on them and to lodge them with the Registrar, Computershare Hong Kong Investor Services Limited at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong as soon as possible but in any case not later than the following respective times. In order to be valid, the PINK Form of Proxy for use at the Court Meeting should be lodged not later than 10:00 a.m. on Sunday, 22 April 2007, but if it is not so lodged, it may be handed to the Chairman of the Court Meeting at the Court Meeting. In order to be valid, the WHITE Form of Proxy for use at the Special General Meeting must be lodged not later than 10:30 a.m. on Sunday, 22 April 2007.

Completion and return of a Form of Proxy for each of the Court Meeting or the Special General Meeting will not preclude you from attending the relevant Meeting and voting in person. In such event, the returned Form of Proxy will be deemed to have been revoked.

Pursuant to Bye-law 78 of the Bye-laws of the Company, at any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) demanded:

(i)	by the Chairman of the meeting;

(ii)	by at least three members present in person (or, in the case of a member being a corporation, by its duly authorised representative) or by proxy for the time being entitled to vote at the meeting;

(iii)	by any member or members present in person (or in the case of a member being a corporation, by its duly authorised representative) or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(iv)

by a member or members present in person (or, in the case of a member being a corporation, by its duly authorised representative) or by proxy and holding shares in the Company conferring a right to vote at

PART IV – LETTER FROM THE BOARD

the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

12.     ASIASAT SHAREHOLDERS WHO HOLD THEIR ASIASAT SHARES THROUGH TRUST OR

CCASS

No person shall be recognised by the Company as holding any AsiaSat Shares on trust. Any Beneficial Owner whose AsiaSat Shares are registered in the name of a Registered Owner should contact the Registered Owner to give instructions to and/or to make arrangements with the Registered Owner as to the manner in which the AsiaSat Shares beneficially owned by the Beneficial Owner should be voted at the Court Meeting and/or the Special General Meeting. A Beneficial Owner who wishes to attend the Court Meeting and/or the Special General Meeting personally should contact the Registered Owner directly to make the appropriate arrangements with the Registered Owner to enable the Beneficial Owner to attend and vote at the Court Meeting and/or the Special General Meeting and for such purpose the Registered Owner may appoint the Beneficial Owner as its proxy. The appointment of a proxy by the Registered Owner at the Court Meeting and/or the Special General Meeting shall be in accordance with all relevant provisions in the Bye-laws of the Company. In the case of the appointment of a proxy by the Registered Owner, the Forms of Proxy shall be completed and signed by the Registered Owner and shall be lodged in the manner and before the latest time for lodging the relevant Forms of Proxy as more particularly set out in this Scheme Document.

Any Beneficial Owner whose AsiaSat Shares are deposited in CCASS and registered under the name of HKSCC Nominees Limited must, unless such Beneficial Owner is an Investor Participant, contact an Other CCASS Participant regarding voting instructions to be given to such persons if they wish to vote in respect of the Scheme. The procedure for voting in respect of the Scheme by the Investor Participants and the Other CCASS Participants with respect to the AsiaSat Shares registered under the name of HKSCC Nominees Limited shall be in accordance with the “General Rules of CCASS” and the “CCASS Operational Procedures” in effect from time to time.

13.    ACTION TO BE TAKEN BY ADS HOLDERS

If you are an ADS Holder, you cannot vote at the Court Meeting or the Special General Meeting directly but you may use the enclosed ADS Voting Instruction Card to instruct the ADS Depositary (as the registered holder of the Scheme Shares underlying the ADSs) on how to vote the AsiaSat Shares underlying your ADSs. If you are a registered holder of ADSs, please complete and sign the enclosed ADS Voting Instruction Card and return it in accordance with the instructions printed on it as soon as possible, but in any event, so as to be received by the ADS Depositary no later than 5:00 p.m. (New York time) on 17 April 2007. ADS Voting Instruction Cards returned by facsimile will not be accepted. If you hold your ADSs through a financial intermediary, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

You may also become an AsiaSat Shareholder of record, and thereby have the right to vote at the Meetings, by surrendering your ADSs for the purpose of withdrawal of the AsiaSat Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement no later than 4:30 p.m. (New York time), on 13 April 2007. You will incur taxes and other charges in connection with such exchange and withdrawal. In order to exchange your ADSs and withdraw the underlying Scheme Shares, you should contact the ADS Depositary at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, NY 10286, United States.

Upon the Scheme becoming effective, the ADS Depositary (as the registered holder of the Scheme Shares underlying the ADSs) will receive an amount in Hong Kong dollars equal to the amount payable in respect of all Scheme Shares held by the ADS Depositary. Upon receipt, the ADS Depositary will convert such funds into US dollars at the then prevailing spot market rate. Upon exchange of your ADSs, you will receive your pro-rata portion of the consideration from the ADS Depositary, less any other fees and expenses of the ADS Depositary in connection with the currency conversion and withholding taxes, if applicable. You will also incur related taxes and other charges. If the Scheme becomes effective and you hold ADSs, you will not be required to pay any cancellation fee to the ADS Depositary for the cancellation of your ADSs. The Offeror will not, however, cover any fees charged by your financial intermediary or any charges related to your exchange of ADSs for AsiaSat Shares for the purpose of voting at the Meetings.

PART IV – LETTER FROM THE BOARD

14.    VOTES REQUIRED

In accordance with the direction of the Supreme Court, the Court Meeting will be convened for the purpose of considering and, if thought fit, passing the appropriate resolution to approve the Scheme (with or without modifications). Under Bermuda law, approval of the Scheme will require the affirmative vote of a majority in number of the Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares present and voting either in person or by proxy (by way of poll) at the Court Meeting. Such a resolution will only be considered to have been passed under the Takeovers Code if (i) the Scheme is approved by at least 75 per cent of the votes attaching to the Scheme Shares of the Scheme Shareholders that are cast either in person or by proxy at the Court Meeting; and (ii) the number of votes cast against the resolution to approve the Scheme at the Court Meeting is not more than 10 per cent of the votes attaching to all Scheme Shares held by the Scheme Shareholders. Based on 121,360,500 Scheme Shares held by the Scheme Shareholders as at the Latest Practicable Date, 10 per cent of such Scheme Shares amounted to 12,136,050 Scheme Shares.

The passing of a special resolution to approve, among other matters, the capital reduction of the relevant portion of the issued share capital of the Company as a result of the Scheme and the issue of New AsiaSat Shares requires the affirmative vote by a majority of at least three-fourths of the votes cast by the AsiaSat Shareholders present and voting, in person or by proxy, at the Special General Meeting. If the Scheme is approved at the Court Meeting, Bowenvale has indicated that its AsiaSat Shares will be voted in favour of such special resolution.

15.    EXERCISING YOUR RIGHT TO VOTE

If you are an AsiaSat Shareholder, we strongly encourage you to exercise your right to vote or give instructions to the relevant Registered Owner to vote at the Court Meeting and at the Special General Meeting. If you keep or think you may keep any AsiaSat Shares in a share lending programme, we urge you to recall any outstanding AsiaSat Shares on borrow to avoid market participants using borrowed stock to vote against the Share Proposal, which potentially could have a negative impact on the value of your AsiaSat Shares.

If you are a Registered Owner, we should be grateful if you could inform any ultimate beneficial AsiaSat Shareholders about the importance of exercising their vote.

If you are an ADS Holder, please complete and return the ADS Voting Instruction Card to the ADS Depositary in a timely manner. If you hold your ADSs through a financial intermediary, please follow the instructions that the financial intermediary provides to you.

If you are in any doubt as to the action to be taken, you are encouraged to consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

16.    ACTION TO BE TAKEN BY OPTIONHOLDERS

The Letter to Optionholders setting out the terms and conditions of the Option Proposal is being despatched today separately to each of the Optionholders. Optionholders should refer to those letters, which are substantially in the form set out in “Appendix 1 – Sample Letter to Optionholders” to this Scheme Document. Optionholders should also note the instructions and terms printed on the Option Form of Acceptance.

The attention of Optionholders is drawn to the Rules of the Share Option Scheme, and in particular paragraph 8.5 of the Rules of the Share Option Scheme.

The Option Proposal is subject to and conditional upon the Scheme becoming effective and binding but does not otherwise form part of the Scheme.

17.    RECOMMENDATIONS

In the letter from the Independent Financial Adviser to the Independent Board Committee set out in “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee” of this Scheme Document, the Independent Financial Adviser states that it considers the terms of the Proposals to be fair and reasonable so far as the Scheme Shareholders (including without limitation the ADS Holders) are concerned and advises the Independent Board Committee to recommend the Scheme Shareholders (including without limitation the ADS

PART IV – LETTER FROM THE BOARD

Holders) to vote in favour of the resolution to approve the Scheme at the Court Meeting and to vote in favour of the special resolution to approve, among other matters, the capital reduction arising as a result of the Scheme and the issue of New AsiaSat Shares at the Special General Meeting, and the terms of the Option Proposal are fair and reasonable so far as the Optionholders are concerned.

The Independent Board Committee, having considered the terms of the Proposals and having taken into account the opinion of the Independent Financial Adviser, and in particular the factors, reasons and recommendations set out in its letter in “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee” of this Scheme Document, considers that the terms of the Proposals are fair and reasonable so far as the Scheme Shareholders (including without limitation the ADS Holders) are concerned and the terms of the Option Proposal are fair and reasonable so far as the Optionholders are concerned. Accordingly, the Independent Board Committee recommends the Scheme Shareholders (including without limitation the ADS Holders) to vote or procure to vote in favour of the resolution to approve, among other matters, the Scheme at the Court Meeting and to vote or procure to vote in favour of the special resolution to approve, among other matters, the capital reduction arising as a result of the Scheme at the Special General Meeting, and that Optionholders accept the Option Proposal if they have not exercised their Options in accordance with the Rules of the Share Option Scheme. The full text of the letter from the Independent Board Committee is set out in “Part V – Letter from the Independent Board Committee” of this Scheme Document.

FURTHER INFORMATION

You are urged to read carefully the letters from the Independent Board Committee and from the Independent Financial Adviser set out in “Part V – Letter from the Independent Board Committee” and “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee” of this Scheme Document, respectively, the US Special Factors and the Explanatory Statement set out in “Part VII – US Special Factors” and “Part VIII – Explanatory Statement” of this Scheme Document, the Appendices to this Scheme Document, the Scheme set out in “Part XII – Scheme of Arrangement” of this Scheme Document and the notices of the Meetings set out in “Part XIII – Notice of Court Meeting” and “Part XIV – Notice of Special General Meeting” of this Scheme Document.

In considering what actions to take in respect of the Share Proposal and Option Proposal, Scheme Shareholders and Optionholders, respectively, should consider their own tax position and, if they are in any doubt as to the taxation or other implications resulting from the Scheme becoming effective or otherwise, it is recommended that they consult their own professional advisers. It is emphasised that none of AsiaSat, the Offeror, Morgan Stanley or CLSA or any of their respective officers or any other person involved in the Proposals accepts responsibility for any tax or any other effects on, or liabilities of, any person or persons as a result of the implementation or otherwise of the Proposals. For further information, please see “Part VIII – Explanatory Statement; 20. Taxation” and “Part VII – US Special Factors; 2. Tax Consequences”.

AsiaSat Shareholders, ADS Holders and Optionholders should be aware that the implementation of the Proposals and the implementation of the Possible MGO Offers (if any) are subject to the Conditions being fulfilled or waived, as applicable, and thus the Proposals may or may not become effective and the Possible MGO Offers may or may not be made. Such persons are also advised to exercise caution when dealing in AsiaSat Shares, ADSs and/or Options.

Yours faithfully
for and on behalf of the Board
Mr. Peter E. Jackson
Chief Executive Officer

PART V – LETTER FROM THE INDEPENDENT BOARD COMMITTEE

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

(Stock Code: 1135)

Members of the Independent Board Committee:	Registered office:
Professor Chen Kwan Yiu Edward	Canon’s Court,
Mr. Sze Tsai To Robert	22 Victoria Street,
Mr. James Watkins	Hamilton HM 12,
Bermuda

19 March 2007

To the Scheme Shareholders (including without limitation the ADS Holders) and the Optionholders

Dear Sir or Madam,

PROPOSED PRIVATISATION OF

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

BY ASIACO ACQUISITION LTD.*

(*formerly named Modernday Limited)

BY WAY OF A SCHEME OF ARRANGEMENT

UNDER SECTION 99 OF THE COMPANIES ACT OF BERMUDA

INVOLVING THE CANCELLATION OF THE

SCHEME SHARES

We have been appointed as the Independent Board Committee to give recommendations to the Scheme Shareholders (including without limitation the ADS Holders) and the Optionholders in connection with the Share Proposal and the Option Proposal, respectively, details of which are set out in the “Letter from the Board” contained in the Part IV of the Scheme Document. Terms used in this letter have the same meanings as defined in the Scheme Document. The Independent Financial Adviser has been appointed to advise us in connection with the Share Proposal and the Option Proposal.

Having considered the terms of the Share Proposal and the Option Proposal, and having taken into account the advice and recommendations of the Independent Financial Adviser contained in its letter in Part VI of the Scheme Document (including the factors under the heading “Conclusion and Opinion” in its letter, which should be read in the context of the full text of that letter), we are of the opinion that the terms of the Share Proposal are fair and reasonable so far as the Scheme Shareholders (including without limitation the ADS Holders) are concerned, and that the terms of the Option Proposal are fair and reasonable so far as the Optionholders are concerned. We therefore recommend the Scheme Shareholders (including without limitation the ADS Holders) to vote in favour of both the resolution to approve the Scheme at the Court Meeting and the special resolution to, among other matters, approve the capital reduction arising as a result of the Scheme at the Special General Meeting. We also recommend the Optionholders to accept the Option Proposal if they have not exercised their Options in accordance with the Rules of the Share Option Scheme prior to the Scheme Record Time. For further details, we recommend reading the discussion of “Fairness” in “Part VII – US Special Factors” and “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee” of the Scheme Document of which this letter forms part.

Yours faithfully
Independent Board Committee
Professor Chen Kwan Yiu Edward
Chairman

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

The following is the text of a letter of advice from CLSA, the Independent Financial Adviser appointed to advise the Independent Board Committee, which has been prepared for the purpose of incorporation into this Scheme Document, setting out its advice to the Independent Board Committee in connection with the Share Proposal and the Option Proposal.

19 March 2007

To the Independent Board Committee of Asia Satellite Telecommunications Holdings Limited

Dear Sirs,

PROPOSED PRIVATISATION OF

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

BY ASIACO ACQUISITION LTD.

BY WAY OF A SCHEME OF ARRANGEMENT

UNDER SECTION 99 OF THE COMPANIES ACT OF BERMUDA

INVOLVING THE CANCELLATION OF THE

SCHEME SHARES, ISSUE OF THE NEW SHARES

AND WITHDRAWAL OF LISTING

AND

POSSIBLE MANDATORY GENERAL OFFER

INTRODUCTION

We refer to our engagement as the independent financial adviser to the Independent Board Committee, the Scheme Shareholders and Optionholders as to whether or not the terms and conditions of the proposal to privatise AsiaSat pursuant to the Scheme and the proposal to cancel all outstanding Options (together the “Proposals”), and more particularly, the cancellation price of HK$18.30 per Scheme Share (the “Share Offer Price”), HK$183.00 per ADS, HK$0.82 per outstanding B Option and HK$3.95 per outstanding C Option (the “Option Offer Price”), as defined and detailed herein below, are fair and reasonable so far as the Scheme Shareholders and Optionholders, respectively, are concerned.

This letter has been prepared for inclusion in the Scheme Document. Capitalised terms used in this letter shall have the same meanings as defined in the Scheme Document unless the context otherwise requires.

INDEPENDENT BOARD COMMITTEE

Pursuant to resolutions of the Board dated 5 February 2007, the following Independent Non-executive Directors of AsiaSat, being Prof. Edward Chen, Mr. Robert Sze and Mr. James Watkins, were appointed as members of the Independent Board Committee for the purposes of advising the Scheme Shareholders and Optionholders in respect of the Share Proposal and the Option Proposal respectively. In the event that the Possible MGO Share Offer and the Possible MGO Option Offer are subsequently made, the Independent Board Committee would also advise Scheme Shareholders and Optionholders in respect of such offers.

As all of the Non-executive Directors of the Company (other than the members of the Independent Board Committee) were nominated by either CITIC Group or SES, the Independent Board Committee therefore does not include the Non-executive Directors.

BASIS OF OUR OPINION

In connection with the preparation and delivery of our opinion to the Independent Board Committee and the Board, we performed a variety of financial and comparative analyses, as described below. The preparation of a fairness and reasonableness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis, and the application of those methods to the particular circumstances. Furthermore, in arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying our opinion.

In formulating our opinion with regard to the Proposals, we have relied on the information, opinions and facts supplied, and representations made, to us by the Directors and representatives of AsiaSat (including those contained or referred to in the Scheme Document and the announcement issued by the Offeror and AsiaSat dated 13 February 2007 (the “Announcement”)). We have assumed that all such information, opinions, facts and representations which have been provided to us by the Directors, and representatives of AsiaSat, and for which they are wholly responsible, are true and accurate in all material respects. We have also relied on certain information available to the public and we have assumed such information to be accurate and reliable, and we have not independently verified the accuracy of such information. Further, we have relied on the representations of the Directors that they have made all reasonable inquiries, and that, to the best of their knowledge and belief, there are no other facts, the omission of which would make any statement contained in the Scheme Document or the Announcement untrue or misleading. We have also assumed that statements and representations made or referred to in the Scheme Document and the Announcement were accurate at the time they were made and continue to be accurate at the date of despatch of the Scheme Document.

We consider that we have reviewed sufficient information to enable us to reach an informed view regarding the Proposals to justify our recommendation, relying on the accuracy of the information provided in the Scheme Document and the Announcement as well as to provide a reasonable basis for our advice. As the independent financial adviser to the Independent Board Committee, we have not been involved in the negotiations in respect of the terms and conditions of the Proposals. Our opinion with regard to the terms and conditions thereof has been made on the assumption that all obligations to be performed by AsiaSat and the Offeror in relation to the Proposals will be fully performed in accordance with the terms and conditions thereof. Further, we have no reason to suspect that any material facts or information have been omitted or withheld from the information supplied or opinions expressed to us nor to doubt the truth, accuracy and completeness of the information, facts and representations provided, or the reasonableness of the opinions expressed, to us by AsiaSat, its Directors and its representatives. In line with normal practice, we have not, however, made any independent verification of the information and facts provided, representations made or opinions expressed by AsiaSat, its Directors and its representatives, nor have we conducted any form of independent investigation into the business affairs or assets and liabilities of AsiaSat. Accordingly, we do not warrant the accuracy or completeness of any such information.

Our opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information publicly available to us as of, the date of this opinion. As a result, circumstances could develop prior to completion of the Proposals that, if known to us at the time we rendered our opinion, would have altered our opinion.

Our opinion is also subject to the following qualifications:

(i)	It is not possible to confirm whether or not the Share Proposal and the Option Proposal, are in the interests of each individual Scheme Shareholder or Optionholder, respectively, and each Scheme Shareholder and Optionholder should consider his/her/its vote on the merits or otherwise of the Share Proposal and the Option Proposal respectively, in his/her/its own circumstances and from his/her/its own point of view having regard to all the circumstances (and not only the financial perspective offered in this letter) as well as his/her/its own investment objectives;

(ii)	We express no opinion as to whether the Proposals will be completed nor whether they will be successful;

(iii)	Nothing contained in this letter should be construed as us expressing any view as to the trading price or market trends of any securities of AsiaSat at any particular time; and

(iv)	Nothing contained in this letter should be construed as a recommendation to hold, sell or buy any securities in AsiaSat.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

This letter is for the information of the Independent Board Committee solely in connection with their consideration of the Proposals and, except for its inclusion in the Scheme Document and for references thereto in the letter from the Independent Board Committee set out in the Scheme Document, is not to be quoted or referred to, in whole or in part, nor shall this letter be used for any other purpose without our prior written consent. Our opinion is directed to the Independent Board Committee, addresses only the fairness and reasonableness of the consideration to be received by Scheme Shareholders and Optionholders in the Proposals and does not address the relative merits of the Proposals or any other transaction that may have been available as an alternative to the Proposals, whether or not any such alternative could be or could have been achieved, or the terms upon which any such alternative transaction could be or could have been achieved. Further, our opinion addresses only issues related to the fairness and reasonableness to Scheme Shareholders and Optionholders of the Proposals.

CLSA is a licensed securities adviser and corporate finance adviser under the SFO and we, together with our affiliates, provide a full range of investment banking and brokerage services, which, in the course of normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of AsiaSat, its subsidiaries or its substantial shareholder (as defined in the Listing Rules) or those of the Offeror, Able Star, CITIC Group, GE Equity and GECC for the accounts of customers. CLSA will receive a fee from AsiaSat for rendering this opinion. AsiaSat has also agreed to indemnify CLSA and certain related persons against liabilities and expenses in connection with this engagement.

In connection with the preparation of our opinion, we made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we:

•

reviewed AsiaSat’s audited financial statements for the fiscal years ended 2000 through 2006, the annual reports on Form 20-F for the fiscal years ended 2000 through 2005 and AsiaSat’s unaudited financial statements for the two months ended 28 February 2007, which AsiaSat’s management has identified as being the most current financial statements available;

•	met with certain members of AsiaSat’s management and auditors to discuss the operations, financial condition, future prospects and projected operations and performance of AsiaSat;

•	reviewed the historical market prices and trading volume for the AsiaSat Shares and the ADSs;

•	reviewed certain other publicly available financial data for certain companies that we deemed comparable to AsiaSat;

•	reviewed various documents relating to AsiaSat;

•	reviewed the Company’s current financial projections and its past financial projections against actual performance; and

•	conducted such other studies, analyses and inquiries as we deemed appropriate.

In assessing the fairness and reasonableness of the consideration to Scheme Shareholders and Optionholders under the Proposals, we independently valued AsiaSat using widely accepted valuation methodologies.

BACKGROUND TO AND MATERIAL TERMS OF THE PROPOSALS

Detailed terms of the Proposals are as set out in “Part IV – Letter from the Board” and “Part VIII – Explanatory Statement” in the Scheme Document and the Scheme Shareholders and Optionholders are strongly urged to read the entire “Part IV – Letter from the Board” and “Part VIII – Explanatory Statement” in the Scheme Document.

On 13 February 2007, the Offeror requested the Board to put forward the Share Proposal to the Scheme Shareholders for cancellation of the Scheme Shares to effect the privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act and informed the Board that it will make the Option Proposal (detailed below) to Optionholders for the cancellation of Outstanding Options in exchange for cash. If approved, the Scheme will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Special General Meeting. The effect of the Proposals is that AsiaSat will become wholly owned by CITIC Group and GECC, through Bowenvale as to 68.9 per cent and through the Offeror as to 31.1 per cent. The AsiaSat Shares held by Bowenvale will not form part of the Scheme Shares.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

GECC and SES have agreed to pursue the Exchange Transaction, which involves the redemption by SES of GECC’s entire shareholding (of approximately 19 per cent) in SES in exchange for stock of a newly incorporated company that will own a number of assets. Among these assets is SES’s entire 49.5 per cent shareholding in Bowenvale which SES will transfer to such newly incorporated company. Bowenvale holds approximately 68.9 per cent of the issued ordinary shares of the Company. Accordingly, upon completion of the Exchange Transaction, Able Star and GE Equity will jointly own, through Bowenvale, 68.9 per cent of the AsiaSat Shares.

In consideration of CITIC Group agreeing to terminate, with respect to SES, the Shareholders’ Agreement, and releasing the SES parties from their obligations under and liabilities pursuant to the Shareholders’ Agreement, CITIC Group will receive a cash payment of HK$100 million from SES or any of its subsidiaries. Such cash payment will be made directly by SES (or the relevant subsidiary) to CITIC Group upon completion of the Exchange Transaction.

The Executive has taken the view that the Transfer would, on completion, result in the formation of a new concert group that has statutory control of Bowenvale, thereby triggering a mandatory general offer obligation in respect of AsiaSat. Accordingly, the Possible MGO Offers were announced simultaneously with the announcement of the Proposals. As explained in “Part VIII – Explanatory Statement” in the Scheme Document, the Possible MGO Offers will only be made in the event that the Transfer completes but the Scheme is unsuccessful, and the formal offer documentation in respect of the Possible MGO Offers will not be despatched, if at all, until after the Meetings have been held.

As Scheme Shareholders are not required to make a decision in relation to the Possible MGO Offers at this stage, we have considered the Possible MGO Offers in this letter solely for the purpose of comparing the Possible MGO Offers against the Proposals. In the event that the Possible MGO Offers are made, we will provide a separate opinion letter to the Independent Board Committee for inclusion in the formal offer documentation in respect of the Possible MGO Offers.

1.	The Proposals

1.1.	The Share Offer Price and Option Offer Price

As stated in “Part VIII – Explanatory Statement” in the Scheme Document, the Proposals are made on the following basis:

The Share Proposal

HK$18.30 in cash	for each Scheme Share

HK$183.00 in cash	for every ADS

The Option Proposal

HK$0.82 in cash	for each outstanding B Option

HK$3.95 in cash	for each outstanding C Option

1.2.	The Share Proposal

As stated in “Part VIII – Explanatory Statement” in the Scheme Document, the aim of the Share Proposal is to privatise the Company by way of the Scheme and to cancel all the Scheme Shares (including Scheme Shares underlying the ADSs), which will result in a reduction of the issued share capital of the Company under Section 46 of the Companies Act and to issue the New AsiaSat Shares to the Offeror. In consideration for the cancellation of the Scheme Shares, Scheme Shareholders will be entitled to receive the Share Offer Price, being HK$18.30 per Scheme Share, in cash.

No AsiaSat Share acquired by the Offeror pursuant to the Share Proposal will be transferred, charged or pledged to any other person, and there are no agreements, arrangements or understandings in place to do the same, nor are there any related charges or pledges which may result in the transfer of voting rights attached to AsiaSat Shares.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

The effect of the Proposals is that AsiaSat will become wholly owned by CITIC Group and GECC, through Bowenvale as to 68.9 per cent and through the Offeror as to 31.1 per cent. After the Scheme becomes effective, the Offeror may transfer its entire interest in AsiaSat to Bowenvale.

A dividend declared by the Company after 13 February 2007 (being the date of the Announcement) and prior to the Scheme becoming effective will be declared on the following basis:

(i)	the amount of the dividend shall not affect the Share Offer Price if the Scheme becomes effective and binding on and before 10 May 2007;

(ii)	the amount of the dividend will be deducted from the Share Offer Price if the Scheme becomes effective and binding after 10 May 2007;

(iii)	if the Scheme becomes effective and binding prior to 10 May 2007, the dividend shall not be paid; and

(iv)	if the Scheme does not become effective, the dividend will be paid to AsiaSat Shareholders on the register of members of the Company at 4:30 p.m. on 10 May 2007.

Further terms of the Share Proposal, including the procedures for acceptances, are set out in “Part VIII – Explanatory Statement” in the Scheme Document.

1.3.	Implications for ADS Holders

As the ADSs are governed by the ADS Deposit Agreement and not Bermuda law, implementation of the Scheme will not result in and of itself in cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying ADSs will be cancelled along with all other Scheme Shares, and the cash received by the ADS Depositary (as registered owner of the Scheme Shares underlying the ADSs) upon cancellation of such Scheme Shares will be converted into US dollars by the ADS Depositary and distributed (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding tax, if applicable) to the ADS Holders pro rata to their holdings upon surrender of their ADSs, in accordance with the provisions of the ADS Deposit Agreement.

1.4.	The Option Proposal

In accordance with the terms of the Share Option Scheme, Optionholders are entitled to exercise their Options, which confer rights to subscribe for AsiaSat Shares at a price of HK$17.48 per AsiaSat Share in respect of B Options and HK$14.35 per AsiaSat Share in respect of C Options, in full or in part at any time from the date of such notice until the earlier of (i) two calendar months after the date of the notice of the Court Meeting and (ii) the date on which the Scheme is sanctioned by the Supreme Court, but the exercise of the Options as described above shall be conditional upon the Scheme becoming effective.

Optionholders should note that under the Rules of the Share Option Scheme:

(i)	Optionholders have the right to exercise Options up to two calendar months after the date of despatch of the Scheme Document or the date of the sanction of the Scheme by the Supreme Court, whichever is the earlier;

(ii)	Optionholders who exercise their Options prior to the Voting Record Time will become Scheme Shareholders who may vote on the Scheme, provided they are not concert parties of the Offeror; and

(iii)	Optionholders who exercise their Options after the Voting Record Time may do so until the Scheme Record Time, but will only be able to do so subject to the terms of the Scheme and conditional upon the Scheme being sanctioned by the Supreme Court, and will therefore be bound by the Scheme.

AsiaSat Shares issued upon exercise of the Options in accordance with the terms of the Share Option Scheme prior to the Scheme Record Time will form part of the Scheme Shares. Options which are not exercised in accordance with the terms of the Share Option Scheme and in relation to which the Option Proposal is not accepted will lapse, subject to and conditional upon the Scheme becoming effective. The Option Proposal is conditional upon the Scheme becoming effective and binding.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

If Optionholders do not exercise their Options, the Option Proposal offers Optionholders the opportunity, in respect of each outstanding Option, to receive a payment of HK$0.82 for each B Option and HK$3.95 for each C Option, in cash.

As stated in “Part VIII – Explanatory Statement” in this Scheme Document, the Option Offer Price represents a see-through price of HK$0.82 per outstanding B Option and HK$3.95 per outstanding C Option, that is, the Share Offer Price less the relevant exercise price for the Options. This means that the Optionholders are being offered the same price they would have received if they had exercised the Options, became holders of Scheme Shares, and received the Share Offer Price upon cancellation of such Scheme Shares.

Further information on the Option Proposal is set out in the Scheme Document and the Option Proposal will be made by or on behalf of the Offeror in a Letter to Optionholders to be despatched on the same day as the Scheme Document.

1.5.	Total Consideration

On the basis of the Share Offer Price of HK$18.30 per Scheme Share and 390,265,500 AsiaSat Shares in issue, of which 121,360,500 were Scheme Shares as at the Latest Practicable Date (including Scheme Shares underlying the ADSs), the Scheme Shares are valued at approximately HK$2,221 million.

Save for the Options, there are no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which are convertible into AsiaSat Shares. Assuming none of the Options are exercised prior to the Scheme Record Time in accordance with the terms of the Share Option Scheme and on the basis of the Option Offer Price of HK$0.82 per Outstanding B Option, and HK$3.95 per Outstanding C Option, the Option Proposal is valued at approximately HK$14 million. Assuming all Options are exercised in full by the Optionholders in accordance with the terms of the Share Option Scheme prior to the Scheme Record Time, no consideration will be payable under the Option Proposal, and the number of Scheme Shares will accordingly increase to 126,193,000 and the Scheme Shares would be valued at approximately HK$2,309 million.

The total amount of cash required to effect the Proposals is approximately HK$2,235 million if none of the Options are exercised prior to the Scheme Record Time. This amount would increase to an aggregate of approximately HK$2,309 million if all Options are exercised prior to the Scheme Record Time.

1.6.	Conditions of the Proposals

The Share Proposal will become effective and binding on the Company and all Scheme Shareholders subject to fulfilment or waiver (as applicable) of the following conditions:

(a)	the approval by way of poll of the Scheme by a majority in number of the Scheme Shareholders representing not less than three-fourths of the nominal value of the Scheme Shares, present and voting either in person or by proxy at the Court Meeting, provided that:

(i)	the Scheme is approved by at least 75 per cent of the votes attaching to Scheme Shares held by Scheme Shareholders that are cast either in person or by proxy at the Court Meeting; and

(ii)	the number of votes cast against the resolution to approve the Scheme at the Court Meeting is not more than 10 per cent of the votes attaching to all Scheme Shares held by Scheme Shareholders;

(b)	the passing by AsiaSat Shareholders of a special resolution to approve and give effect to the Scheme (including the cancellation of the Scheme Shares and the reduction of the relevant portion of the issued share capital of the Company and the issue of the New AsiaSat Shares) by a majority of not less than three-fourths of the votes cast by the AsiaSat Shareholders present and voting in person or by proxy, at the Special General Meeting;

(c)	the sanction of the Scheme (with or without modifications) by the Supreme Court and the delivery to the Registrar of Companies in Bermuda of a copy of the order of the Supreme Court for registration;

(d)	the compliance with the procedural requirements of Section 46 of the Companies Act in relation to the reduction of the issued share capital of the Company;

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

(e)	all other Authorisations in connection with the Share Proposal having been obtained from the Relevant Authorities in Bermuda, Hong Kong, the United States and other relevant jurisdictions (if any);

(f)	all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for in these conditions, or is in addition to the requirements expressly so provided for, in relevant laws, rules, regulations or codes in connection with the Proposals or any matters, documents (including circulars) or things relating thereto, which is material in the context of the Group as a whole in each aforesaid case up to and at the time when the Scheme becomes effective;

(g)	all necessary third party consents required under contractual obligations of AsiaSat which are material in the context of the Group as a whole having been obtained;

(h)	a waiver from the Hong Kong Broadcasting Authority in respect of compliance with statements and representations regarding the legal and beneficial interests in the Licensees’ voting control and shares set out in the Licensees’ non-domestic television programme service licences issued by the Hong Kong Broadcasting Authority;

(i)	confirmation from OFTA (in a form satisfactory to the Executive for the purposes of compliance with Note 4 to Rule 26.2 of the Takeovers Code) that the Proposals will not have, or be likely to have, the effect of substantially lessening competition in a telecommunications market in Hong Kong as referred to in Section 7P of the Telecommunications Ordinance;

(j)	no governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies or courts in any jurisdiction having instituted any action, proceedings, suit, investigation or enquiry or enacted or made and there not continuing to be outstanding any statute, regulation or order that would make the Share Proposal void, unenforceable or illegal or prohibit the implementation of the Share Proposal;

(k)	none of the telecommunications licences held by the Group which are material in the context of the Group as a whole having been revoked by OFTA when Conditions (f), (g), (h), (i) and (j) are satisfied;

(l)	completion of the Exchange Transaction; and

(m)	since the date of this Scheme Document, no event having occurred in relation to any satellite whether under construction or in service and owned and/or operated by any member of the Group (such as, without limitation, technical failure or launch failure, satellite defects, destruction and damage that may result in total or partial loss or incorrect orbital placement or prevent proper commercial operation) which has a material adverse effect on the business, assets, financial or trading position or prospects of the Group taken as a whole.

As stated in “Part VIII – Explanatory Statement” in this Scheme Document, the Offeror reserves the right to waive condition (g) either in whole or in part in respect of any particular matter. In the event that conditions (e) or (f) are not fulfilled by reason of an Authorisation not having been obtained, the Offeror reserves the right to assess the materiality of such non-fulfillment and to waive the fulfillment of such condition(s) to such extent where it considers appropriate. Conditions (a) to (d), and conditions (j) and (l) cannot be waived in any event. The Offeror may only invoke condition (m) as a basis for not proceeding with the Scheme if the provisions of Note 2 to Rule 30.1 of the Takeovers Code are satisfied. Note 2 to Rule 30.1 of the Takeovers Code provides that an offeror should not invoke any condition (other than the acceptance condition) so as to cause the offer to lapse unless the circumstances which give rise to the right to invoke the condition are of material significance to the offeror in the context of the offer. The waiver or invoking by the Offeror of any condition in accordance with the terms of this paragraph shall not be subject to the Company’s agreement, approval or consent. The Offeror may not waive any other condition in any event, and the Company has no right to waive any of the conditions.

All of the above conditions will have to be fulfilled or waived, as applicable, on or before 30 June 2007 (or such later date as the Offeror and the Company may agree or (to the extent applicable) as the Supreme Court may direct and as may be permitted by the Takeovers Code), failing which the Scheme will lapse. Any extension to such later date shall not be beyond 31 October 2007.

The implementation of the Option Proposal is conditional upon the Share Proposal becoming effective and binding.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

As stated in the “Part IV – Letter from the Board” in this Scheme Document, AsiaSat Shareholders, ADS Holders and Optionholders should be aware that the implementation of the Proposals and the implementation of the Possible MGO Offers (if any) are subject to the Conditions being fulfilled or waived, as applicable, and thus the Proposals may or may not become effective and the Possible MGO Offers may or may not be made. Such persons are also advised to exercise caution when dealing in AsiaSat Shares, ADSs and/or Options.

2.	The Possible MGO Offers

As stated in “Part IV – Letter from the Board” in this Scheme Document, the Possible MGO Offers are potential obligations on the part of Able Star and GE Equity to make a mandatory general offer for AsiaSat Shares not owned by Bowenvale and parties acting in concert with it. In the event that the Transfer completes but the Scheme fails or lapses, the Possible MGO Share Offer document, Possible MGO Option Offer letter and forms of acceptance in respect of the Possible MGO Offers would be despatched to AsiaSat Shareholders and Optionholders respectively, following the failure or lapsing of the Scheme.

If the Possible MGO Share Offer is made, it will be made at the Possible MGO Share Offer Price, payable in cash. The Possible MGO Share Offer Price is HK$16.00 compared to the Share Offer Price of HK$18.30. The Possible MGO Share Offer, if and when made, will not be subject to any condition.

If Scheme Shareholders vote in favour of the Scheme, the Supreme Court sanctions the Scheme and the order of the Supreme Court sanctioning the Scheme is filed with the Registrar of Companies in Bermuda, the Scheme will be binding on all Scheme Shareholders, including those that would not have voted in favour of the Scheme. In this event, there will not be a choice for the Offeror to pay the MGO Share Offer Price and the Share Offer Price, which is higher than the MGO Share Offer Price, will have to be paid.

In accordance with the terms of the Share Option Scheme, Optionholders are entitled to exercise their Options, which confer rights to subscribe for AsiaSat Shares at a price of HK$17.48 per Share in respect of B Options and HK$14.35 per Share in respect of C Options, in full or in part at any time within 21 days of despatch of the Formal MGO Documentation (or such later date as the Directors may determine). AsiaSat Shares issued upon exercise of the Options in accordance with the terms of the Share Option Scheme will form part of the Possible MGO Shares. If the Possible MGO Option Offer is not accepted within the relevant time period and in relation to which the Options are not exercised in accordance with the Rules of the Share Option Scheme, such Options will lapse.

Under the Possible MGO Option Offer, the Offeror will offer to purchase Options, for cancellation in exchange for HK$0.01 in cash for each B Option and HK$1.65 in cash for each Outstanding C Option. Further information on the Possible MGO Options Offer will be set out in the formal offer document to be issued in respect of the Possible MGO Share Offer (if and when made) and the Possible MGO Option Offer will be made by or on behalf of the Offeror in a letter to Optionholders to be despatched on the same day as such formal offer document.

As stated in “Part IX – The Possible MGO Offers” in this Scheme Document, if the Possible MGO Share Offer is made and sufficient acceptances of the Possible MGO Share Offer are received, it is the intention of the Offeror to make use of the compulsory acquisition provisions of the Companies Act.

In the event the compulsory acquisition thresholds are attained, subject to compliance with the applicable provisions of the Takeovers Code and the Listing Rules, the listing of AsiaSat Shares will be withdrawn from the Stock Exchange and the Offeror intends to cause the Company to apply for de-listing of the ADSs from the NYSE.

Please see “Part IX – The Possible MGO Offers” in this Scheme Document for further details regarding the Possible MGO Offers.

CLSA has also been appointed to advise the Independent Board Committee in relation to the Possible MGO Offers and, in the event that they are made, the related offer document would include letters of advice from the Independent Board Committee and CLSA in respect of the Possible MGO Offers. However, as the Share Offer

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

Price and the Option Offer Price are significantly higher than the Possible MGO Share Offer Price and Possible MGO Option Offer Price, and at this stage, Scheme Shareholders are only being asked to consider the Share Proposal, we do not express an opinion on the Possible MGO Offers themselves for the purposes of this letter.

PRINCIPAL FACTORS CONSIDERED

In considering whether or not the terms and conditions of the Proposals are fair and reasonable and in the interests of the Scheme Shareholders and Optionholders as a whole, we have taken into consideration, amongst others, the following factors:

1.	Reasons for the Proposals

As described in “Part VIII – Explanatory Statement” in the Scheme Document, due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region, the Asia-Pacific satellite market remains very competitive. Such competition is cited as the reason for the underperformance of the Company’s share price which, in the three year period prior to the Announcement Date, decreased by 11.9 per cent compared to an increase of 51.1 per cent in the Hang Seng Index over the same period. Based on our discussions with AsiaSat’s management, we do not expect a dramatic improvement in the competitive environment in which the Company operates in the near term.

Given the overcapacity in the market, Able Star and GE Equity believe that the unsatisfactory share performance of AsiaSat’s Shares may continue. In the view of the Offeror, AsiaSat’s dividend yield remains relatively low as the Company needs to preserve cash to endure competition in the market for commercial supply of satellite transponder capacity, to launch new satellites from time to time and to participate in potential acquisitions. As stated in “Part VIII – Explanatory Statement” in this Scheme Document, the amount of dividends per AsiaSat Share paid in the past two years were:

Payment Date	Dividends Paid per AsiaSat Share
HK$
14 November 2006 (interim dividend)	0.08
23 May 2006 (final dividend)	0.27
15 November 2005 (interim dividend)	0.08
18 May 2005 (final dividend)	0.27

Able Star and GE Equity therefore believe that the earnings of AsiaSat will continue to be under pressure in the short to medium term. As stated in “Part VIII – Explanatory Statement” in this Scheme Document, the Offeror currently has no plans to increase the Company’s annual or interim dividend, cause the Company to distribute any extraordinary dividend, or recapitalise the Company’s balance sheet by increasing the Company’s financial leverage in the ordinary course of business in the event the Transfer Completes and/or the Scheme becomes effective.

As stated in “Part VIII – Explanatory Statement” in this Scheme Document, Able Star and GE Equity propose to effect a privatisation through the Scheme to enable AsiaSat to pursue development of its business with greater flexibility, and to effect the privatisation at a price in excess of the Possible MGO Share Offer Price in order to give minority shareholders a premium price for their AsiaSat Shares.

A further reason advanced for the Proposals is that the privatisation would also, if it completes, relieve AsiaSat of the heavy financial and administrative burden of dual listings on both the Stock Exchange and the NYSE. In particular, as stated in the Explanatory Statement, the listing on the NYSE has, in recent years, resulted in substantial recurrent professional fees and time costs, which, in the view of Able Star and GE Equity are disproportionate to the benefits of maintaining such listing.

The final reason advanced in the Scheme Document for the Proposals is that, as a private company, AsiaSat management should have greater flexibility to focus on the development of business and marketing activities, which is cited as being particularly important given that AsiaSat is operating in a competitive market in which

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

profitability is under pressure as a result of persistent oversupply of transponder capacity and the substantial investment required to construct and launch new satellites.

2.	Intentions of the Offeror regarding AsiaSat

As stated in “Part VIII – Explanatory Statement” in this Scheme Document, it is the intention of the CITIC Group and GECC to maintain the existing businesses of the AsiaSat Group upon the successful privatisation of the Company. CITIC Group and GECC do not intend to introduce any major changes to the existing operating and management structure of the AsiaSat Group, or to discontinue the employment of any employees of the AsiaSat Group, as a result of the implementation of the Proposals. Upon the successful implementation of the Proposals and AsiaSat becoming a private company, AsiaSat will no longer have access to equity funding through the public capital markets. CITIC Group and GECC also expect that there will be no material change to the existing business (such as business focus and operating mode) of the AsiaSat Group as a result of the implementation of the Proposals.

We note that subject to the privatisation of the Company, CITIC Group and GECC contemplate that they will assess whether to revise AsiaSat’s Bye-laws to reflect its change from a public to a private company.

We also note that CITIC Group and GECC intend to retain the Company’s existing senior management team to manage the Company after the implementation of the Proposals.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

3.	Precedent Privatisation Premiums

We have identified from publicly available sources1 all successful privatisation transactions, to the best of our knowledge, by way of scheme of arrangements on the main board of the Stock Exchange announced since 1 January 2003 up to and including 13 February 2007, being the date of the Announcement (the “Precedent Privatisations”), and have reviewed the premiums represented by the acquisition price over the net asset value (“NAV”) per share and the average daily closing price of various periods of the Precedent Privatisations. The following is a summary of the Precedent Privatisations:

			Share Premium (%)
Company	Date of Announcement	Cancellation Price	Last Full Trading Day [2]	Last 5-day Trading Price	Last 10-day Trading Price	Last 30-day Trading Price	NAV per share [3]	NAV Premium
		(HK$)					(HK$)	(%)
St Honore Holdings Ltd	17 November 2006	2.95	43.9%	45.6%	51.9%	57.5%	1.02	188.8%
Winsor Industrial Corporation Ltd.	4 September 2006	5.50	48.6%	50.9%	59.4%	69.0%	5.43	1.3%
Egana Jewellery and Pearls Ltd	10 July 2006	1.80	13.9%	14.2%	15.9%	23.2%	1.57	14.6%
SNP Leefung Holdings Ltd	28 June 2006	1.68	60.0%	62.5%	66.8%	66.9%	1.49	12.8%
China National Aviation Company Ltd	8 June 2006	2.80	42.1%	45.8%	52.2%	51.8%	0.99	181.6%
China Resources Cement Holdings Ltd	31 March 2006	2.45	35.4%	43.6%	49.8%	70.0%	3.32	-26.3%
Asia Aluminum Holdings Ltd	16 March 2006	1.45	26.1%	31.3%	36.3%	49.7%	0.92	58.0%
New World TMT Ltd	2 November 2005	0.75	78.6%	79.9%	76.1%	70.1%	0.75	0.3%
Henderson China Holdings Ltd	19 May 2005	8.00	66.7%	61.6%	61.1%	64.3%	13.97	-42.7%
HGC Holdings Ltd	3 May 2005	0.65	36.8%	45.1%	44.0%	43.8%	0.03	N/M
Kwong Sang Hong International Ltd	4 November 2004	1.25	5.0%	13.8%	23.0%	36.2%	1.34	-6.5%
Alpha General Holdings	13 October 2004	0.70	125.8%	134.9%	134.1%	134.2%	1.33	-47.4%
Chevalier Construction Holdings Ltd	31 October 2003	0.25	16.3%	16.3%	16.5%	23.9%	0.31	-18.5%
Pacific Concord Holding Ltd	26 May 2003	0.65	51.2%	55.1%	61.3%	60.8%	2.19	-70.3%
Oxford Properties & Finance Ltd	21 May 2003	15.00	68.5%	68.9%	68.7%	71.2%	14.03	6.9%
Top Glory International Holdings Ltd	3 May 2003	0.74	85.0%	83.2%	81.2%	73.7%	1.44	-48.7%
		High	125.8%	134.9%	134.1%	134.2%		188.8%
		Low	5.0%	13.8%	15.4%	22.8%		-70.3%
		Average	50.2%	53.0%	55.7%	60.3%		13.6%
		Median	46.3%	47.6%	54.4%	62.5%		0.3%

AsiaSat	13 February 2007	18.30	30.7%	30.8%	30.9%	32.2%	11.06	65.3%

[1]	Sources: Stock Exchange website.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

N/M: Not meaningful

Notes:

1.	Source: Bloomberg and respective company circulars and announcements.

2.	The respective last full trading day prior to the issue of a privatisation announcement by the respective companies (the “Last Full Trading Day”) (in the case of AsiaSat, the Pre-Suspension Date).

3.	NAV per share from latest published financial information of the respective companies available prior to the respective privatisation announcements and adjusted for any dividends paid between the date of the financial information and the date of the respective privatisation announcement. The NAV per AsiaSat Share is based on its audited consolidated balance sheet as at 31 December 2006 and adjusted for a final dividend of HK$0.27 per AsiaSat Share.

As shown in the table above, the premium of 65.3 per cent represented by the Share Offer Price over the NAV per AsiaSat Share is substantially higher than the median premiums over NAV per share of the Precedent Privatisations (“NAV Premiums”) of 0.3 per cent, and is on the high end of the NAV Premiums range of -70.3 per cent to 188.8 per cent.

On the other hand, the premiums represented by the Share Offer Price over the average daily closing price of the AsiaSat Shares at various periods are below the average and median premiums over the average daily closing price of the Precedent Privatisations (“Share Premiums”) at various periods, but is within the range of the Share Premiums.

4.	Precedent Transactions in the Satellite Industry

We have identified from publicly available sources1 all completed transactions since 2004 which involved the acquisition of more than a 30 per cent interest in companies that mainly provide satellite services, with a transaction value of over US$100 million (approximately HK$780 million) (the “Precedent Transactions”), and have reviewed the key multiples of the Precedent Transactions. The following is a summary of the Precedent Transactions:

Target Name	Acquirer Name	Date of Announcement	% Interest Acquired	Transaction Value (US$millions)		Implied EV/EBITDA (times) [3]	Implied P/E (times) [3]
New Skies Satellites Holdings Ltd.	SES Global S.A.	14 December 2005	100.0%	1,132.03		7.22	N/M	[4]
PanAmSat Holding Corporation	Intelsat, Ltd	29 August 2005	100.0%	6,271.11		21.90	N/M	[4]
Intelsat, Ltd.	Zeus Holdings Limited	16 August 2004	100.0%	5,000.00		6.78	16.60
New Skies Satellites N.V.	Blackstone Group	6 June 2004	Note 2	955.95		7.76	80.37
PanAmSat Corp	Kohlberg Kravis Roberts & Co.	20 April 2004	80.4%	4,608.67		7.98	35.46

				Average		10.33	44.15

AsiaSat	Offeror	13 February 2007	31.1%	284.74	[5]	6.38	15.78

Notes:

1.	Source: Bloomberg and respective company circulars and announcements.

2.	The acquisition was structured as a sale of the target’s assets and liabilities.

3.	Calculated based on the respective acquisition price per share (for AsiaSat, the Share Offer Price) and the latest financial statements of the respective companies published prior to the date of the announcement (for AsiaSat, the audited consolidated financial statements for the year ended 31 December 2006).
4.	Not meaningful as the relevant company reported a net loss for the last full financial year prior to the release of the announcements.
5.	Based on consideration of HK$2,221 million and an exchange rate of 1 USD = 7.81 HK$

1 Source: Thomson ONE Banker.

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

As shown in the table above, the enterprise value over earnings before interest, tax, depreciation and amortisation (“EV/EBITDA”) represented by the Share Offer Price of 6.38 times is lower than those of the Precedent Transactions; while the price earnings multiple (“P/E”) represented by the Share Offer Price of 15.78 times is lower than those of the Precedent Transactions. However, as all of the Precedent Transactions involved European and US targets that enjoy more favourable operating conditions than satellite operators in the Asia-Pacific region, in which we have not been able to identify recent precedent transactions, we consider the Precedent Transactions to be of limited relevance to the Proposals for comparison purposes. We also note that, unlike the Share Proposal, the majority of the Precedent Transactions involved the acquisition of a majority interest in the target.

5.	Share Offer Price Compared to Comparable Companies

We have identified from publicly available sources1 all listed companies mainly engaged in the provision of satellite services with a market capitalisation of more than US$100 million in Europe, the United States and Asia-Pacific (the “Comparable Companies”) and have reviewed the key multiples of the Comparable Companies. The following is a summary of the Comparable Companies:

	Market Capitalisation [2]	P/E [3]
		2006	2007
	(US$ million)	(times)	(times)
European Companies
SES Global	5,914.5	16.38	17.37
Inmarsat Plc	3,730.1	N/M	42.76
Eutelsat Communications	4,343.1	25.67	18.28

	Average	21.02	26.14

US Companies
Globalstar Inc	755.8	23.35	55.08
RRSat Global Comm.	176.7	N/A	N/A
GeoEye Inc	313.0	N/A	N/A

	Average	23.35	55.08

Asia-Pacific Companies
Shin Satellite Public Comp.	246.1	N/M	14.39
Measat Global Berhad	298.0	17.34	N/A
JSAT Corp	873.4	49.02	19.18

	Average	33.18	16.79

AsiaSat	914.0	15.78	15.50

N/A: Not available

Notes:

1.	Source: Bloomberg.

2.	Calculated based on the closing share price on the Pre-Suspension Date, as well as the following exchange rates:

1 EURO = 1.30 USD

1 GBP = 1.95 USD

1 USD = 33.70 THB

1 USD = 3.49 MYR

1 USD = 121.94 JPY

1 USD = 7.81 HK$

3.	For Comparable Companies, calculated based on the closing share price on the Pre-Suspension Date and Bloomberg estimates. For AsiaSat, calculated based on the Share Offer Price and the audited financial statements for the year ended 31 December 2006 and Bloomberg estimates for the year 2007.

1 Source: Bloomberg

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

As shown in the table above, the P/E represented by the Share Offer Price is lower than those of the Comparable Companies.

6.	Historical Trading Liquidity and Trading Price of AsiaSat Shares

The following chart sets out the historical daily closing prices and trading volumes of AsiaSat Shares traded on the Stock Exchange from 1 January 2005 to the Latest Practicable Date:

The average, highest and lowest daily closing prices and the average daily trading volume of AsiaSat Shares for each quarter from 1 January 2005 to the Pre-Suspension Date (the “Review Period”) were as follows:

	Average Daily Closing Price	Highest Closing Price	Lowest Closing Price	Average Daily Trading Volume
	(HK$)	(HK$)	(HK$)	(Shares)
2005
1st quarter	14.66	15.00	14.20	129,781
2nd quarter	14.12	15.10	13.50	201,008
3rd quarter	14.61	15.95	13.60	121,474
4th quarter	13.51	14.90	12.95	162,160

2006
1st quarter	13.39	14.85	12.20	210,969
2nd quarter	13.27	14.00	13.00	288,513
3rd quarter	13.04	13.30	12.28	146,134
4th quarter	13.88	15.00	12.90	116,297

2007
1 January - Pre-Suspension Date	13.84	14.00	13.54	193,250

Source: Bloomberg

The Share Offer Price represents a premium of:

•	approximately 30.7 per cent over the closing price of AsiaSat Shares of HK$14.00 as quoted on the Stock Exchange on the Pre-Suspension Date;

•	approximately 32.5 per cent over the average daily closing price of AsiaSat Shares of HK$13.81 during the Review Period;

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

•	approximately 14.7 per cent over the highest daily closing price of AsiaSat Shares of HK$15.95 during the Review Period; and

•	approximately 14.4 per cent over the Possible MGO Share Offer Price of HK$16.00.

During the Review Period, AsiaSat Shares traded within the range of HK$12.20 to HK$15.95 (the highest price being achieved in August 2005), and the closing price as at the Pre-Suspension Date was HK$14.00. Following the date of the Announcement, the price of AsiaSat Shares has significantly increased, and as at the Latest Practicable Date, the closing price of AsiaSat Shares was HK$17.54. On the other hand, the average daily trading volume of AsiaSat Shares during the Review Period was about 175,000 AsiaSat Shares, but has significantly increased to about 251,000 AsiaSat Shares between the date of the Announcement to the Latest Practicable Date.

Scheme Shareholders should note that there is no assurance that the trading price of AsiaSat Shares will remain at current levels if the Scheme does not proceed to completion. Scheme Shareholders should also note that the past trading performance of AsiaSat Shares should not in any way be relied upon as an indication of its future trading performance. If the Scheme is not successful, the trading price of AsiaSat Shares may revert to their historical trading range before the date of the Announcement, which may be below the Share Offer Price.

As such, the Proposals offer the Scheme Shareholders and the Optionholders an opportunity to exit and monetise their investment in AsiaSat Shares and Options at the Share Offer Price and the Option Offer Price, respectively.

7.	Discounted Cash Flow (“DCF”) Analysis

We have also analysed the Share Offer Price using the DCF methodology. We performed the DCF analysis based on projections provided by management of AsiaSat, as adjusted based on our discussions with AsiaSat management regarding AsiaSat’s operating environment, business expansion plans and other factors, but have not independently verified the information used. We then applied different discount rates and terminal growth rates to derive an indicative valuation range for AsiaSat Shares. The Share Offer Price falls within our DCF analysis result range. The DCF analysis should not be regarded as an indication of what price AsiaSat Shares should or could be achieved or indications of profit forecast.

8.	Other Considerations

As stated in “Part VIII – Explanatory Statement” in this Scheme Document, the Offeror has no current intention to introduce any major change to the existing operating and management structures of AsiaSat.

As stated in “Part VIII – Explanatory Statement” in this Scheme Document, the Offeror will not increase any of the Offer Prices. Each of the Share Offer Price, the Option Offer Price, the Possible MGO Share Offer Price and the Possible MGO Option Offer Price represents the best and final offer price in respect of the Share Proposal, the Option Proposal, the Possible MGO Share Offer and the Possible MGO Option Offer, respectively. AsiaSat Shareholders should be aware that, following the making of these statements in the Announcement, the Offeror is not allowed to increase any of the Offer Prices, save in wholly exceptional circumstances, as provided in Rule 18.3 of the Takeovers Code. Notwithstanding the above, the Offeror has stated that it reserves the right not to be bound by these statements in the event of a competing offer and such competing offer is recommended by the Board.

As at the Latest Practicable Date, Bowenvale and parties acting in concert with it hold an aggregate beneficial ownership of approximately 68.9 per cent of the issued share capital of AsiaSat. If any third party were to make a competing offer for the Privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it. Bowenvale has stated that it has no intention to accept any competing offer.

AsiaSat Shareholders should be aware that, in the event AsiaSat Shares held by the public represent less than 25 per cent of the issued AsiaSat Shares, trading in AsiaSat Shares on the Stock Exchange may be suspended. It should be noted that if the Possible MGO Offers are made and close, there may be insufficient public float in AsiaSat Shares and therefore, trading in AsiaSat Shares may be suspended until the prescribed level of public float is attained.

AsiaSat Shareholders should also note that the Share Offer Price represents a premium of approximately 14.4 per cent to the Possible MGO Share Offer Price. If the Possible MGO Share Offer is made and sufficient acceptances

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

of the Possible MGO Share Offer are received, it is the intention of the Offeror to make use of the compulsory acquisition provisions of the Companies Act. In the event the compulsory acquisition thresholds are attained, subject to compliance with the applicable provisions of the Takeovers Code and the Listing Rules, the listing of AsiaSat Shares will be withdrawn from the Stock Exchange and the Offeror intends to cause the Company to apply for de-listing of the ADSs from the NYSE.

Rule 2.11 of the Takeovers Code states that, except with the consent of the Executive, where any person seeks to acquire or privatise a company by means of an offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirements imposed by law, acceptances of the offer and purchases, in each case of the disinterested shares, made by the Offeror and persons acting in concert with it during the period of four months after the posting of the initial offer document total 90 per cent of the disinterested shares.

CONCLUSION AND OPINION

In reaching our opinion (on the bases set out at the beginning of this letter), we have considered the above principal factors and reasons and, in particular, have taken into account the following in arriving at our opinion:

–	the reasons for the Proposals, in particular the competitive environment for satellite service providers in the Asia-Pacific region due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region;

–	the historical trading performance of AsiaSat Shares and persistent low levels of liquidity in AsiaSat Shares;

–	the Share Offer Price represents a premium of approximately 30.7 per cent over the closing price of HK$14.00 of AsiaSat Shares as quoted on the Stock Exchange on the Pre-Suspension Date, a premium of approximately 32.5 per cent over the average daily closing price of AsiaSat Shares of HK$13.81 during the Review Period, a premium of approximately 14.7 per cent over the highest daily closing price of AsiaSat Shares of HK$15.95 during the Review Period, and a premium of approximately 14.4 per cent over the Possible MGO Share Offer Price of HK$16.00;

–	the Share Offer Price represents a premium over the NAV per share (after adjusting for dividends), which is substantially higher than the median premium over NAV per share offered in the Precedent Privatisations, and is on the high end of the premiums over NAV per share per share range of the Precedent Privatisations;

–	the premium represented by the Share Offer Price over the price of AsiaSat Shares as of the Pre-Suspension Date and average daily closing prices of AsiaSat Shares over various periods falls within the range of relevant premiums of the Precedent Privatisations;

–	while the EV/EBITDA and P/E represented by the Share Offer Price are lower than those of the Precedent Transactions, all of the Precedent Transactions involved European and US targets that enjoy more favourable operating conditions than satellite operators in the Asia-Pacific region;

–	the P/E represented by the Share Offer Price is lower than those of the Comparable Companies;

–	the Share Offer Price is within the DCF analysis result range based on the projections provided to us by the management of AsiaSat;

–	the Option Offer Price represents cash equal to the cash payment which Optionholders would receive if they had exercised their outstanding Options and accepted the Share Proposal in respect of those Shares arising as a result of such exercise;

–	as Bowenvale and parties acting in concert with it hold an aggregate beneficial ownership of approximately 68.9 per cent of the issued share capital of AsiaSat, if any third party were to make a competing offer for the Privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it, and Bowenvale has stated that it and parties acting in concert with it have no intention to accept any competing offer;

–	the Offeror will not be allowed to increase any of the Offer Prices, save in wholly exceptional circumstances, as provided in Rule 18.3 of the Takeovers Code; and

PART VI – LETTER FROM THE INDEPENDENT FINANCIAL ADVISER TO THE

INDEPENDENT BOARD COMMITTEE

–	the Proposals offer the Scheme Shareholders and the Optionholders an opportunity to exit and monetise their investment in AsiaSat Shares and Options at the Share Offer Price and the Option Offer Price, respectively.

Having considered the above, we are of the opinion that the terms and conditions of the Proposals, in particular the Share Offer Price and the Option Offer Price, are fair and reasonable so far as the Scheme Shareholders and the Optionholders, respectively, are concerned. Accordingly, we advise the Independent Board Committee to recommend to the Scheme Shareholders to approve the Scheme at the Court Meeting and to vote in favour of the special resolution to approve and give effect to the Scheme at the Special General Meeting to be convened on Tuesday, 24 April 2007 and recommend to the Optionholders to accept the Option Proposal for any Options outstanding as at the day of the hearing of the petition for the sanction of the Scheme by the Supreme Court.

Yours faithfully,
For and on behalf of
CLSA Equity Capital Markets Limited
Robert Reid
Managing Director

PART VII – US SPECIAL FACTORS

1.	SPECIAL FACTORS

1.1	Past Contacts, Transactions, Negotiations and Agreements

1.1.1	Past Contacts, Transactions and Negotiations

Except as described below and as set forth in this Scheme Document, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of AsiaSat’s securities, election of AsiaSat’s directors or sale or other transfer of a material amount of AsiaSat’s assets between (i) AsiaSat or any of its affiliates within the meaning of US federal securities laws, on the one hand, and (ii) the Offeror or any of its affiliates within the meaning of US federal securities laws, on the other hand.

AsiaSat has entered into transactions from time to time with its current and former shareholders, their affiliates and other connected persons. It is AsiaSat’s policy that such transactions be effected on terms which AsiaSat believes to be comparable to those available with unaffiliated parties. For so long as AsiaSat is listed on the Stock Exchange, all transactions between AsiaSat and its directors or any of their respective associates (as defined in the Listing Rules) constitute connected transactions of AsiaSat under the Listing Rules and unless exemptions are applicable or waivers are granted, are subject to independent shareholders’ approval in a general meeting.

AsiaSat has from time to time conducted transactions, including those specifically described below, with its shareholders, their affiliates and other connected persons:

(i)	in 2005 and 2006, the Company made payments to SES and a subsidiary of CITIC Group amounting to approximately HK$0.5 million and approximately HK$0.5 million respectively in each year, for certain Non-executive Directors representing SES and CITIC Group; and

(ii)	in a 1996 agreement among the Company, CITIC Group, and other parties, CITIC Group acquired demand and piggyback registration rights, according to which CITIC Group may require the Company (a) to register, under the US Securities Act of 1933, its AsiaSat Shares for public offering, and (b) to pay all expenses in connection with such registration. In the Shareholders’ Agreement, CITIC Group acquired the right to require Bowenvale, on CITIC Group’s behalf, to cause the Company to file such registration. Also in the Shareholders’ Agreement, SES acquired the right to cause Bowenvale to cooperate with the Company to procure for SES registration rights on similar terms to those held by CITIC Group. Upon the completion of the Exchange Transaction, the Shareholders’ Agreement will be terminated. CITIC Group and the GE Entities will execute a new shareholders’ agreement in respect of Bowenvale, to become effective upon the completion of the Exchange Transaction, and which will be substantially similar to the Shareholders’ Agreement (so long as AsiaSat remains a public company). As a result, the GE Entities will have rights similar to those granted to SES under the Shareholders’ Agreement and described above. The exercise by CITIC Group or SES (or, following the Exchange Transaction, the GE Entities) of registration rights could adversely affect the market price of the AsiaSat Shares and the ADSs and could impair AsiaSat’s future ability to raise capital through an offering of its equity securities.

The Exchange Transaction

GECC indirectly acquired a significant equity investment in SES in 2001 as partial consideration for the transfer of GECC’s satellite business to SES. Over time GECC disposed of a portion of its indirect equity investment in SES. In October 2006, GECC and SES began discussions in relation to the Exchange Transaction. On 17 October 2006, SES suggested several assets that might be included in the Exchange Transaction, one of which was its shareholding in AsiaSat (through Bowenvale).

Since 25 October 2006, representatives of GECC and SES met from time to time to discuss the outline of the Exchange Transaction. Those discussions resulted in a 30 November 2006 non-binding outline of proposed terms that representatives of the parties agreed to use as the basis for consulting their boards of directors and negotiating a definitive agreement. The outline included the following assets owned by SES that would be exchanged for SES shares held indirectly by GECC:

•	The AMC-23 satellite and its related business;

•	100 per cent of SATLYNX, a managed satellite services business based in Europe;

PART VII – US SPECIAL FACTORS

•	49.5 per cent economic interest and 50 per cent voting interest in Bowenvale (representing a 34.1 per cent economic interest in AsiaSat);

•	19.99 per cent of Star One, a satellite operator based in Brazil; and

•	5.5 per cent of Orbcomm, a satellite services business based in the United States.

While the parties considered the values of each component of the proposed exchange transaction, they negotiated the transaction as a whole and did not negotiate separate prices for individual components.

In its consideration of the Exchange Transaction, GECC was assisted by representatives of Morgan Stanley & Co. Incorporated (“Morgan Stanley & Co.”) and its affiliates based in New York and Europe. GECC also engaged Near Earth LLC (a provider of financial advisory services to companies and investors in the satellite, media and telecom industries) and Morgan Stanley & Co. to provide valuations of the businesses and assets to be acquired in the Exchange Transaction. GECC also appointed Weil Gotshal & Manges LLP (“Weil Gotshal”) as its legal adviser on US law in respect of the Exchange Transaction.

On 7 December 2006, the SES board of directors reviewed the proposed Exchange Transaction, authorised SES management to continue negotiating it, and appointed a special committee of the board to review terms of the transaction as it evolved through negotiation.

On 8 December 2006, SES approached Able Star to seek its consent to the Transfer pursuant to the Shareholders’ Agreement. On 12 December 2006, representatives of GECC met with representatives of CITIC Group to discuss the Transfer. CITIC Group had been provided limited advice on an ad hoc basis with regard to AsiaSat by representatives of Morgan Stanley based in Hong Kong, and GECC agreed not to object to the continued representation of CITIC Group by Morgan Stanley and CITIC Group agreed not to object to the continued representation of GECC by Morgan Stanley & Co. as described above. While SES had expected that GECC could indirectly acquire the Bowenvale shares without triggering a mandatory general offer under the Takeovers Code for all other AsiaSat Shares not held by Bowenvale or parties acting in concert with it, CITIC Group expressed concern about the possible effects of the transfer under the Takeovers Code, including any impact on CITIC Group’s ability to participate in a voluntary offer for AsiaSat Shares, if desired. CITIC Group also inquired about GECC’s intentions as a prospective Bowenvale shareholder. CITIC Group mentioned the possibility of the privatisation of AsiaSat, and the possibility of a joint privatisation of AsiaSat with GE Equity (the “Privatisation”), and enquired whether GE Equity would be supportive of the Privatisation. In subsequent discussions, Able Star imposed conditions for its consent and its release of the SES parties from most of their obligations and liabilities under the Shareholders’ Agreement. These conditions include a cash payment of HK$100 million by SES and/or its subsidiaries on completion of the Exchange Transaction and SES’s continuation of certain of its obligations under the Shareholders’ Agreement, in modified form, under a new agreement.

Representatives of GECC and SES commenced negotiation of definitive documentation to effect the proposed exchange transaction in early December 2006. At a meeting held on 21 December 2006, a specially constituted committee of the board of directors of SES authorised SES management to continue negotiating the Exchange Transaction. Negotiation of definitive agreements continued between SES and GECC, at the same time as discussions were proceeding with CITIC Group and other parties whose consent was required for the Exchange Transaction. On 8 January 2007, SES and GECC representatives met with the Executive to discuss the proposed Exchange Transaction. On 12 February 2007, SES and GECC completed negotiations and signed definitive agreements for the Exchange Transaction in escrow, with release of such documents and effectiveness of such signing to occur upon public release of the Announcement.

The Privatisation of AsiaSat

Since June 2003, management of AsiaSat and the Board have considered from time to time de-listing from NYSE and de-registering from the SEC due to the high cost involved of maintaining the NYSE listing and SEC registration. In August 2005, in light of the increasing costs of consultants and external accountants to carry out the work required under the US Sarbanes-Oxley Act of 2002 and related SEC rules, the two major shareholders of the Company (through Bowenvale), CITIC Group and SES, started to consider alternatives to deal with this issue, including the de-listing and privatisation of AsiaSat. At the 17 November 2005 Board meeting of AsiaSat,

PART VII – US SPECIAL FACTORS

de-listing and de-registration of AsiaSat in the United States were discussed, but since the estimated number of US AsiaSat Shareholders was greater than 300 and possible reforms of the SEC de-registration rules were still in flux, de-listing and more importantly de-registration in the United States were considered impracticable. Privatisation seemed to be a viable option to reduce the heavy financial and administrative burden of the listing of ADSs on the NYSE and to provide greater flexibility on developing business and marketing activities.

In 2006, following SES’s acquisition of New Skies Satellites, numerous discussions were held between CITIC Group and SES to resolve the issues of conflict between New Skies Satellites and AsiaSat but without success. Several parties each contacted CITIC Group in 2006 to ascertain if CITIC Group would be receptive to a transaction involving SES’s Bowenvale stake, but in each case CITIC Group determined that it was not interested in pursuing discussions at that time. In the second quarter of 2006, Able Star began to consider the options and alternatives available for its investment in AsiaSat. For this purpose, Able Star approached several financial institutions, including Morgan Stanley, for financial advice and Linklaters for legal advice. Most of the proposals received from the financial institutions were for Able Star to privatise the Company. It was also concluded that any change in the present Bowenvale structure, such as replacing SES with a third party, might trigger a mandatory general offer under the Takeovers Code.

During January 2007 and February 2007, as described above, further discussions were held between SES and GECC with a view to concluding an agreement regarding an exchange transaction, and between Able Star and GE Equity regarding the Privatisation. Discussions were also held with the SFC, OFTA and the SEC to obtain relevant approvals, consents and guidance in respect of, among other things, the HK$100 million cash payment, the SFC’s views on the obligation to make a mandatory general offer, the Exchange Transaction, the Possible MGO Share Offer Price and the change of control regulations under the Telecommunications Ordinance of Hong Kong.

On 10 January 2007, representatives of Morgan Stanley presented to representatives of CITIC Group and GECC in Beijing on the proposed timetable, privatisation tactics, AsiaSat historical price performance and financial analysis to evaluate the potential offer price range.

As part of the Privatisation plans, it was decided that a bid vehicle would be used to make an offer for AsiaSat. Accordingly, Able Star and GE Equity formed the Offeror and acquired one share each in the total issued share capital of two shares of the Offeror on 17 January 2007. The Offeror appointed Linklaters as its legal advisers on Hong Kong law, English law and US law on 5 January 2007 and Morgan Stanley as its financial adviser and Appleby Hunter Bailhache as its legal advisers on both Bermudan and British Virgin Islands law on 9 February 2007.

GE Equity had previously appointed Morgan Stanley & Co. as its financial adviser in relation to the Exchange Transaction and Weil Gotshal as its legal adviser on US law in respect of the Exchange Transaction. In January 2007, as part of the discussions relating to the Privatisation, GE Equity appointed Freshfields Bruckhaus Deringer as its legal advisers on Hong Kong law in respect of the Privatisation.

On 5 February 2007, the Board held a meeting with and at which Mr. Mi Zeng Xin, a designee of CITIC Group on the Board, explained that CITIC Group and a possible joint offeror (a GE Entity) were contemplating the possibility of making a proposal to the Company to privatise the Company by way of a scheme of arrangement under Section 99 of the Companies Act. The proposal would involve a cancellation scheme whereby existing shares of the Company not already held by CITIC Group and persons acting in concert with it would be cancelled in exchange for cash. Mr. Mi Zeng Xin also explained that separately, the possible joint offerors would propose a cash offer to purchase for cancellation options issued pursuant to a share option scheme established by the Company, subject to and conditional upon the scheme of arrangement becoming effective and binding. Mr. Romain Bausch, a designee of SES on the Board, explained, as well, that SES intended to dispose of its interest in the Company’s controlling shareholder, Bowenvale, and that the Executive had advised SES that the transfer of such interest to a third party would, on completion, result in the formation of a new concert group that has statutory control over Bowenvale, which would trigger an obligation to make a mandatory general offer for all AsiaSat Shares not already owned by Bowenvale or parties acting in concert with it. It was noted that no purchase price for any of the foregoing had yet been set.

In light of the proposals put forward at the meeting, the Board resolved to create the Independent Board Committee. Professor Edward Kwan Yiu Chen, Mr. Robert Tsai To Sze and Mr. James Watkins, as the

PART VII – US SPECIAL FACTORS

Independent Non-executive Directors of the Board, were appointed to the Independent Board Committee. The Board then discussed the need to engage legal counsel to advise it of its duties and responsibilities under the Takeovers Code and other relevant laws and regulations, and its obligation to retain an independent financial adviser to advise the Independent Board Committee in connection with the proposals.

On 6 February 2007 and 7 February 2007, representatives from the Company (including Mr. Peter E. Jackson, the Chief Executive Officer, Mr. William Wade, the Deputy Chief Executive Officer, Ms. Sue Yeung, the Chief Financial Officer, and Ms. Catherine Chang, Legal Counsel), and external Bermudan counsel Conyers Dill & Pearman (“Conyers”) (on 7 February 2007 only), external Hong Kong counsel Johnson Stokes & Master (“JSM”) and external US counsel Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) participated in conference calls to discuss the Company’s response to the proposals. The parties discussed the implications of the proposals under the various legal and regulatory regimes that would be applicable, including the procedural and substantive requirements of a “going private” transaction in the form of a scheme of arrangement under applicable Hong Kong, United States and Bermuda laws and regulations. External Hong Kong and US counsel to the Offeror, Linklaters, had provided representatives of the Company with a draft of a joint announcement that would set forth the details of the proposals. Over the course of the next few days, Conyers, JSM and Paul Weiss exchanged comments on drafts of the joint announcement with Linklaters.

On 8 February 2007, the Independent Board Committee, representatives from the Company (including Mr. Peter E. Jackson, Ms. Sue Yeung and Ms. Catherine Chang), JSM, Conyers and Paul Weiss participated in conference calls to discuss the process by which the Company and the Independent Board Committee would respond to the proposals. The Independent Board Committee was advised as to the implications of the proposals under the various legal and regulatory regimes that would be applicable, including the procedural and substantive requirements of a “going private” transaction in the form of a scheme of arrangement. The parties also discussed negotiation of coverage by the Offeror of a portion of the Company’s out-of-pocket expenses in the event that following announcement, the Scheme did not become effective and binding.

Also on 8 February 2007, a draft of the Announcement was submitted to the SFC for its comments and approval, and further discussions were held among Conyers, JSM and Paul Weiss and between such counsel and Linklaters.

On 9 February 2007, due to the fluctuations in the trading price of the Company’s shares, the Company requested trading in AsiaSat Shares on the Stock Exchange to be suspended and trading was suspended from 11:19 a.m. on 9 February 2007 (Hong Kong time). Later in the day, Paul Weiss contacted the NYSE to inform it of the suspension in trading of the AsiaSat Shares on the Stock Exchange, and the NYSE determined that trading in the Company’s ADSs would also be suspended.

On 12 February 2007, the Offeror held a board meeting during which two alternative offer prices were discussed, namely HK$18.00 without a “no increase” statement or HK$18.25 with a “no increase” statement. Under the Takeovers Code, if the offer price is accompanied by a “no increase” statement, the offeror will not be able to raise the offer price save in wholly exceptional circumstances (unless the right to do so had been specifically reserved). Although the Offeror believed HK$18.00 to be a fair and reasonable offer price, which was based on a number of considerations including the historical performance of the AsiaSat Shares, the premiums paid in relevant previous privatisation transactions in respect of companies listed on the Stock Exchange, the implied multiples paid in precedent acquisitions of satellite companies despite the control premium element of those transactions and the valuation multiples implied by the trading share prices of other public regional satellite companies although they are not direct comparables, representatives of the Offeror decided to approach AsiaSat with the HK$18.25 offer price with the qualification that it would be accompanied when announced with a “no increase” statement. The rationale was to give public shareholders an extra HK$0.25 premium as well as to put forward its the best offer price at the outset. The Offeror had not considered any price above HK$18.25, which it saw as the highest price it would be willing to pay.

Later on 12 February 2007, representatives from the Offeror, along with Morgan Stanley, conducted a telephone discussion with the management of AsiaSat regarding the Offeror’s proposal. The Offeror proposed a fixed best and final offer price of HK$18.25, which represented approximately a 30 per cent premium over the latest closing price of AsiaSat Shares as well as over the 30-day average closing price of AsiaSat Shares. During the

PART VII – US SPECIAL FACTORS

telephone discussion, the AsiaSat representatives expressed concerns that “no increase” statement may limit the ability of the Independent Board Committee to negotiate with the representatives of the Offeror. The AsiaSat representatives also explained that any proposed price must be considered further by the Independent Board Committee and by the independent financial adviser, which had not yet been appointed, before the Independent Board Committee could agree to recommend the Share Proposal to Scheme Shareholders. The parties ended the teleconference with an agreement that no announcement would be made until the price issues could be resolved. Following the call, AsiaSat management and Mr. Sze discussed AsiaSat’s alternatives with Paul Weiss.

Also on 12 February 2007, a revised draft of the Announcement was submitted to the SFC and the Stock Exchange. Further drafts of the Announcement were commented upon by counsel. The SFC and the Stock Exchange issued comments to the announcement on the same day, which were considered and incorporated by counsel.

On 13 February 2007, Mr. Peter E. Jackson discussed with Mr. Mi Zeng Xin (representing the Offeror) regarding the fixed offer price of HK$18.25 put forth the previous day. Mr. Peter E. Jackson counter-offered for HK$18.50. Mr. Mi Zeng Xin did not accept the counter-offer and explained that HK$18.25 already represented the best offer price that the Offeror would consider. Thereafter, another conversation was conducted between Mr. Peter E. Jackson and Morgan Stanley. Representatives of Morgan Stanley re-iterated on behalf of the Offeror that HK$18.25 was the Offeror’s best and final offer, and that if the Independent Board Committee wanted an offer price without a “no increase” statement, the offer price would have to be lower in order to leave negotiating room for the Offeror. The Offeror would be likely to start with a price lower than HK$18.00 and there was no guarantee that the final offer price could be negotiated up to the best offer price of HK$18.25. During the conversation, Mr. Peter E. Jackson, negotiating on behalf of the Board, counter-offered for HK$18.35 with a “no increase” statement in order for the Board to consider putting forward the Share Proposal to the Scheme Shareholders. Representatives of Morgan Stanley suggested that they would attempt to convince the Offeror to add HK$0.05 on top of the best and final price of HK$18.25 in good faith, if the Board would agree to put forward a joint announcement with the HK$18.30 proposal. Morgan Stanley representatives stressed that although an additional HK$0.05 might not seem to be a large amount, it was material and significant from the Offeror’s perspective as it increased what the Offeror believed to be the highest price it would consider. Mr. Peter E. Jackson discussed with Mr. William Wade, who agreed with the proposal and the issuance of the joint announcement.

Mr. Peter E. Jackson also conveyed the proposal to Mr. Robert Tsai To Sze and Mr. James Watkins, on behalf of the Independent Board Committee. Messrs. Sze and Watkins advised Mr. Peter E. Jackson to communicate to Morgan Stanley that ultimately they could not fully assess a fair price without more time and the involvement of an independent financial adviser (which would have to await the latter’s appointment), but that if in keeping with market practice in Hong Kong an announcement would have to contain a price, the Offeror should make its formal proposal to AsiaSat with the understanding that the Independent Board Committee process would have to run its course following the issuance of the announcement and that, if the price had a “no increase statement”, the Independent Board Committee would be left with the options of determining that the terms of the Proposals are fair or declining to do so. After negotiations that resulted in an increase in offer price from the earlier HK$18.25 “best and final offer price” to HK$18.30, Mr. Peter E. Jackson called Morgan Stanley to convey that the Board would be willing to support a joint announcement with the improved HK$18.30 Share Offer Price and the “no increase” statement. Based on this, the Offeror agreed to the HK$18.30 proposal.

Later on 13 February 2007, the Offeror requested the Board to put forth the Share Proposal to the Scheme Shareholders, at an offer price of HK$18.30 per AsiaSat Share. Representatives of the Offeror also informed the Board that the Offeror would, in conjunction with the Share Proposal, make the Option Proposal to Optionholders for the cancellation of Options in exchange for cash. The same day, the announcement was re-submitted to the SFC and the Stock Exchange with updated terms and responses to the comments of the SFC and the Stock Exchange of 12 February 2007. The SFC and the Stock Exchange subsequently indicated their approval and clearance of the announcement. Later on 13 February 2007, the Board met to review and to put forward the Announcement as a joint announcement, along with the Offeror and ratified the application for suspension of trading of the AsiaSat Shares and authorised preparation of a scheme document in respect of the Scheme.

On 13 February 2007, in consideration for Able Star and CITIC Group agreeing to enter into a consent letter (as outlined further below), SES entered into an agreement of restrictive covenants with CITIC Group, SES Global

PART VII – US SPECIAL FACTORS

Holding AG, Bowenvale and the Offeror pursuant to which SES agreed on behalf of the SES Group to certain restrictive covenants relating to AsiaSat customers, certain limited business opportunities and employees of AsiaSat up until 30 June 2008.

On 13 February 2007, GECC, CITIC Group, Able Star, SES, SES Global Holding AG and Bowenvale entered into a consent letter (the “Consent Letter”) pursuant to which, among other things, (i) CITIC Group consented to the transfer of the Bowenvale Shares by SES to a newly incorporated company subject to the acquisition by GE (as defined in the Consent Letter) of the beneficial and legal ownership of the entire share capital of such newly formed company, (ii) certain parties agreed certain outline terms of a new shareholders’ agreement in respect of Bowenvale to be entered upon completion of the Exchange Transaction, (iii) CITIC Group and GE agreed, subject to the terms and conditions set forth in the Consent Letter, to a potential joint privatisation of AsiaSat to be implemented by way of a general offer or a scheme of arrangement of AsiaSat, to be announced at or around the same time as the Exchange Transaction was announced, (iv) for CITIC Group’s and Able Star’s consent and release of its obligations and liabilities under the Shareholders’ Agreement, SES or any of its subsidiaries including SES Global Holding AG would pay HK$100 million in cash to CITIC Group upon the closing of the Exchange Transaction, and (v) the parties to the Shareholders’ Agreement agreed that the Shareholders’ Agreement (other than Clause 19 (Confidentiality)) would be terminated in its entirety and cease to have effect as from completion of the Exchange Transaction and SES would be released from certain liabilities under the Shareholders’ Agreement. The new shareholders’ agreement to be entered into in respect of Bowenvale on completion of the Exchange Transaction has not yet been agreed, but will be based upon the current Shareholders’ Agreement with certain changes. Upon the successful privatisation of AsiaSat, Able Star and the GE Entities may consider entering into a simpler shareholders’ agreement in respect of Bowenvale to reflect AsiaSat’s status as a private company, as opposed to a publicly listed company.

On 13 February 2007, CITIC Group, Able Star, GECC and GE Equity entered into a cooperation agreement pursuant to which the parties agreed, among other things, on (i) how the conduct of the Privatisation would be regulated, including but not limited to using reasonable endeavours to take all steps necessary or desirable in connection with the implementation of and obtaining all necessary clearances for the Privatisation and agreeing to discuss significant matters in respect of the Privatisation in good faith, (ii) using reasonable endeavours to amalgamate the AsiaSat Shares held by the Offeror and Bowenvale after the successful Privatisation in a manner to be discussed in good faith, (iii) the sharing of expenses in respect of the Privatisation, and (iv) the basis upon which a new shareholders’ agreement in respect of Bowenvale will be entered into.

On 13 February 2007, the Offeror and AsiaSat entered into an agreement pursuant to which the Offeror agreed to reimburse AsiaSat for any direct expenses up to a maximum aggregate amount of US$3 million which are incurred by AsiaSat in connection with (i) the proposed privatisation of AsiaSat by the Offeror by way of a scheme of arrangement under Section 99 of the Companies Act and/or, (ii) the possible unconditional mandatory general offer for AsiaSat by the Offeror. Such costs would only be reimbursed in the circumstance where (i) the Scheme or the Possible MGO Share Offer is not announced pursuant to the Takeovers Code on or prior to 31 March 2007, or (ii) after announcement, the Scheme does not become unconditional for any reason (unless it is not recommended by the Independent Board Committee or not recommended as fair and reasonable by the independent financial adviser appointed by such committee). This reimbursement obligation is in addition to the Offeror’s obligation under Rule 2.3 of the Takeovers Code to cover AsiaSat’s expenses if either the Independent Board Committee or CLSA does not recommend the Proposals and the Scheme is not approved.

On 13 February 2007 GE Equity, Able Star, CITIC Group, General Electric Company and the Offeror entered into a shareholders’ agreement regulating the parties’ respective rights and obligations (whether direct or indirect) in respect of the Offeror and, upon completion of the Scheme, the AsiaSat Shares acquired by the Offeror as a result of the Privatisation. The main provisions of this shareholders’ agreement reflect those of the current Shareholders’ Agreement and will become effective only upon the Offeror acquiring all of the outstanding AsiaSat Shares not already owned by Bowenvale (“Completion”) and include, among other things, (i) an agreement to transfer the Offerer’s interest in AsiaSat to Bowenvale as soon as reasonably practicable after Completion, (ii) the reorganisation of the capital structure of the Offeror, (iii) provisions governing the composition of the board of the Offeror, (iv) provisions governing the representation of the Offeror directors on the Board (of AsiaSat), (v) rules governing the operation of board and shareholder meetings, (vi) the exercise of voting rights in the Offeror, and (vii) restrictions on disposals of shares in the Offeror for a period of three years (subject to certain exceptions).

PART VII – US SPECIAL FACTORS

On 14 February 2007 (Hong Kong time), the Announcement by the Company and the Offeror regarding the Proposals was published. In addition, an application was made by the Company to the Stock Exchange for resumption of trading in AsiaSat Shares with effect from 9:30 a.m. on 14 February 2007 (Hong Kong time). Trading in AsiaSat Shares resumed on the Stock Exchange. Trading also resumed in the ADSs with effect from commencement of the NYSE trading day on 14 February 2007.

Commencing 14 February 2007, CITIC Group, GECC, the Offeror and AsiaSat, as well as their respective legal and financial advisers, held a series of meetings and telephone conversations in connection with the preparation of this document and other documentation to be sent to AsiaSat Shareholders, Optionholders and ADS Holders.

On 16 February 2007, the Independent Financial Adviser met with Mr. Peter E. Jackson, Mr. William Wade, Ms. Sue Yeung and Ms. Catherine Chang from the Company, and JSM, to discuss the regulatory requirements under the Takeovers Code.

On 21 February 2007, the Independent Board Committee appointed CLSA as independent financial adviser to advise the Independent Board Committee in relation to the Proposals and the Possible MGO Offers.

On 23 February 2007, a representative of CLSA, Ms. Catherine Chang and Mr. William Wade spoke with Paul Weiss concerning CLSA’s role and proposed approach.

On 27 February 2007, the Board received a copy of a letter dated 26 February 2007 addressed to the Offeror from an investment fund (the “Fund”) purporting to hold in excess of 10 per cent of the Scheme Shares, which stated that the Fund believed that the Share Offer Price is inadequate. The Fund indicated its intention to vote against the Scheme, which would prevent the Scheme conditions from being satisfied. However, it should be noted that the Fund is not obligated to inform the Offeror or the Board of any changes in its holdings or voting intention.

On 27 February 2007, the Independent Board Committee met with CLSA, with Paul Weiss in attendance via conference call, to discuss the procedures to be followed by CLSA in preparing its letter to the Independent Board Committee and the process to be followed by the Independent Board Committee in reaching the determination that would be reflected in its letter to the Scheme Shareholders and the Optionholders. Following discussion of a draft of CLSA’s letter, the Independent Board Committee members requested that CLSA address additional analyses in their letter. The members also discussed the receipt of the 26 February 2007 shareholder letter.

On 28 February 2007, AsiaSat sent a letter to the Fund requesting disclosure of its interests in the Company pursuant to section 329 of the SFO. In response to such request, the Company received a letter from the Fund on 7 March 2007 confirming the number of shares that it held (which as at 6 March 2007 would be in excess of 10 per cent of the Scheme Shares). The Fund further stated that, while it maintained its intention to vote against the Proposals, it would continue to evaluate its position regarding the Share Proposal and invited the Company to direct the Fund’s attention to any relevant information which the Company believed would impact on the Fund’s preliminary decision.

On 3 March 2007, the Independent Board Committee met with CLSA, at which meeting Paul Weiss, JSM and Conyers were also present by telephone, and at which CLSA made a presentation to the Independent Board Committee, providing financial analyses of certain factors, methodologies and other information for possible consideration by the Independent Board Committee in evaluating the Proposals. Counsel provided advice as to procedure and responded to questions concerning legal aspects of the Proposals and related transactions.

On 5 March 2007, in a telephone conversation with a representative of Morgan Stanley, the Fund indicated that although such Fund currently intended to vote against the Scheme, it reserved the right to reconsider its position in light of the additional information it would receive, including the information contained in the Scheme documentation.

On 16 March 2007, after discussion and review of the final draft of the Independent Financial Adviser’s letter to the Independent Board Committee, the Independent Board Committee, by unanimous vote, determined the Share Offer Price to be fair and reasonable to the Scheme Shareholders (including without limitation ADS Holders) and the Option Offer Price to be fair and reasonable to the Optionholders and to recommend that the Scheme Shareholders (including without limitation ADS Holders) vote in favour of both the resolution to approve the Scheme at the Court Meeting and the special resolution to, among other matters, approve the capital reduction arising as a result of the Scheme at the Special General Meeting and recommend the Optionholders to accept the Option Proposal if they have not exercised their Options in accordance with the Rules of the Share Option

PART VII – US SPECIAL FACTORS

Scheme. The recommendations of the Independent Board Committee are set out in its letter dated 19 March 2007.

On 19 March 2007, CLSA issued its opinion letter to the Independent Board Committee. See “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee”.

1.1.2	Agreements involving AsiaSat’s Securities

As described in more detail below under “Effects of the Proposals”, as soon as practicable after the Scheme becomes effective, CITIC Group and GECC intend to cause the Company to apply to the Stock Exchange for the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange and to apply for the de-listing of the ADSs from the NYSE. In addition, provided the relevant conditions are satisfied, CITIC Group and GECC shall procure that AsiaSat terminates or suspends its reporting obligations under the Exchange Act. CITIC Group and GECC also intend to seek to cause the Company to terminate the ADS Deposit Agreement. Concurrently with the NYSE de-listing, CITIC Group and GECC intend to file a Form 15 with the SEC to terminate or suspend AsiaSat’s SEC reporting obligations under the Exchange Act in the event the relevant conditions are satisfied. Irrespective of the outcome of the Scheme, in due course, it is expected that the maintenance of the ADS listing on the NYSE will be re-examined by AsiaSat and the Board, the outcome of which may be to terminate such listing.

Upon the completion of the Exchange Transaction, the Shareholders’ Agreement will be terminated. CITIC Group and the GE Entities will execute a new shareholders’ agreement in respect of Bowenvale, to become effective upon the completion of the Exchange Transaction, and which will be substantially similar to the Shareholders’ Agreement. In addition, on 13 February 2007, GE Equity, Able Star, CITIC Group, General Electric Company and the Offeror entered into a shareholders’ agreement with respect to the Offeror pursuant to which the parties respective rights and obligations (whether direct or indirect) in respect of the Offeror and in respect of AsiaSat would be regulated. Please see Section “1.1.1 Past Contacts, Transactions and Negotiations” above for a description of the material terms of such shareholders’ agreement.

1.2    Purposes, Reasons for, Benefits of and Alternatives to the Proposals

Due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region, the Asia-Pacific satellite market remains very competitive. As a result, the Company’s share price has not performed satisfactorily. In the three year period prior to the Announcement Date, the price of AsiaSat Shares decreased by 11.9 per cent compared with an increase of 51.1 per cent in the Hang Seng Index over the same period.

Given the overcapacity in the market, Able Star and GE Equity believe that the unsatisfactory share performance of AsiaSat’s Shares may continue. AsiaSat’s dividend yield remains relatively low as the Company needs to preserve cash to endure competition in the market for commercial supply of satellite transponder capacity, to launch new satellites from time to time and to participate in potential acquisitions. Therefore, the earnings of AsiaSat will continue to be under pressure in the short to medium term. For similar reasons, the Offeror currently has no plans to increase the Company’s annual or interim dividend, cause the Company to distribute any extraordinary dividend, or recapitalise the Company’s balance sheet by increasing the Company’s financial leverage in the ordinary course of business in the event the Transfer completes and/or the Scheme becomes effective. Able Star and GE Equity propose to effect the Privatisation through the Scheme to enable AsiaSat to pursue development of its business with greater flexibility, and to effect the Privatisation at a price in excess of the Possible MGO Share Offer Price in order to give minority shareholders a premium price for their AsiaSat Shares.

The Scheme provides an opportunity for AsiaSat Shareholders to exit and monetise their AsiaSat Shares at a significant premium to the current market price. This price represents a premium of approximately 30.7 per cent over the closing price of HK$14.00 per AsiaSat Share on the Pre-Suspension Date, a premium of 29.8 per cent over the closing price of HK$14.10 per AsiaSat Share on the Suspension Date, a premium of 32.2 per cent over the 30-day Average Pre-Announcement Price, and a premium of 22.0 per cent over the highest closing price during the year prior to the Announcement. The Scheme also provides Scheme Shareholders with an opportunity to receive an offer price higher than the Possible MGO Share Offer Price. If the Exchange Transaction is completed but the Scheme is unsuccessful, the Possible MGO Offers would be made and the Scheme Shareholders would have the choice of accepting the Possible MGO Share Offer at a lower price per AsiaSat Share than the Share Offer Price.

The Privatisation would also, if it completes, relieve AsiaSat of the heavy financial and administrative burden of dual listings on both the Stock Exchange and the NYSE. In particular, compliance costs of the US Sarbanes-

PART VII – US SPECIAL FACTORS

Oxley Act of 2002 and the maintenance costs of the listing on the NYSE have, in recent years, resulted in substantial recurrent professional fees and time costs, which in the view of the Offeror are disproportionate to the benefits of maintaining such listing.

As a private company, AsiaSat management should have greater flexibility to focus on the development of business and marketing activities. This is particularly important given that AsiaSat is operating in a competitive market in which profitability is under pressure as a result of persistent overcapacity and the substantial investment required to construct and launch new satellites.

As at the Latest Practicable Date, Bowenvale and parties acting in concert with it hold an aggregate beneficial ownership of approximately 68.9 per cent of the issued share capital of AsiaSat. If any third party were to make a competing offer for the privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it. Bowenvale and parties acting in concert with it have no intention to accept any competing offer.

1.3	Fairness

The Scheme and Proposals will be treated as a “going-private” transaction under the applicable rules and regulations of the Exchange Act. The Company and the Offeror are required, and under a potential interpretation of such rules, the Offeror’s shareholders, Able Star and GE Equity, may be required, to state their respective beliefs as to the fairness of the Proposals to the Scheme Shareholders (including without limitation the ADS Holders) and Optionholders. The Company, the Offeror, and the Offeror’s shareholders, Able Star and GE Equity, are making the statements included in this section for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

1.3.1	The Offeror

The views of the Offeror, and the Offeror’s shareholders, Able Star and GE Equity, as to the fairness of the Scheme and the Proposals should not be construed as a recommendation to any AsiaSat Shareholder, ADS Holder or Optionholder as to how that security holder should vote on the proposal to adopt the Scheme. The Offeror and its shareholders, Able Star and GE Equity, have interests in the Scheme and the Proposals different from, and in addition to, those of the AsiaSat Shareholders, ADS Holders and Optionholders. These interests are described under “Part VIII – Explanatory Statement; 13. Interests of the Offeror and its concert parties in AsiaSat”.

The Offeror, Able Star and GE Equity believe that the Proposals are substantively and procedurally fair to the Scheme Shareholders (including without limitation the ADS Holders) based on the following factors:

•

persistent oversupply of transponder capacity, slow introduction of new applications and competitive price pressure in the Asian satellite industry have resulted in unsatisfactory trading performance of AsiaSat in the past few years. In the three-year period prior to the Announcement Date, the price of AsiaSat Shares decreased by 11.9 per cent compared with an increase of 51.1 per cent in the Hang Seng Index over the same period;

•	overcapacity in the market may continue and the earnings of AsiaSat will continue to be under pressure in the short to medium term;

•

AsiaSat Shares have experienced relatively low trading volumes in the last three years. The average trading volume on the Stock Exchange was merely 172,011 shares per day in 2006, representing 0.14 per cent of the free float of AsiaSat. The Scheme provides Scheme Shareholders with a significant liquidity opportunity to dispose of their AsiaSat Shares while at the same time achieving a substantial premium;

•

AsiaSat’s dividend payments remain relatively low, as the Company needs to preserve cash to endure competition in the market for the commercial supply of satellite transponder capacity, to launch new satellites from time to time and to participate in potential acquisitions. For similar reasons, the Offeror currently has no plans to increase the Company’s annual or interim dividend, cause the Company to distribute any extraordinary dividend, or recapitalise the Company’s balance sheet by increasing the Company’s financial leverage in the ordinary course of business in the event the Transfer completes and/or the Scheme becomes effective;

PART VII – US SPECIAL FACTORS

•

the Scheme provides Scheme Shareholders an opportunity to receive a Share Offer Price at a 14.4 per cent premium to the Possible MGO Share Offer Price, which is the value of the AsiaSat Shares implied by the Exchange Transaction between SES and GECC;

•

the Scheme provides an opportunity for AsiaSat Shareholders to monetise their AsiaSat Shares at a significant premium to the current market price. This price represents a premium of 30.7 per cent over the closing price of last full trading day prior to the Announcement; approximately 32.2 per cent over the 30-day Average Pre-Announcement Price; approximately 22.0 per cent over the highest closing price during the year prior to the Announcement Date; and approximately 10.9 per cent over the highest closing price in the past three years prior to the Announcement Date;

•

the Share Offer Price represents a significant premium to AsiaSat’s trading multiples over the last three years from 2004 to 2006, during which the average last twelve month trailing enterprise value (“EV”) to EBITDA, price to earnings (“P/E”) and price to book value (“P/BV”) multiples were 5.6 times, 13.3 times and 1.4 times, respectively, while the Share Offer Price represents last twelve month trailing EV/EBITDA, P/E and P/BV multiples prior to the Announcement of 6.9 times, 17.0 times and 1.7 times, respectively. The trading multiples of other regional satellite companies have been considered but the Offeror does not believe that other publicly-traded satellite companies such as Shin Satellite PLC (“ShinSat”), MEASAT Satellite Systems Sdn. Bhd. (“MEASAT”) and JSAT Corporation (“JSAT”) are appropriate comparables for AsiaSat. ShinSat has wireless operations and is not engaged solely in the provision of transponder capacity; MEASAT benefits from a large customer, MEASAT Broadcast Network Systems Sdn Bhd, under common control; and JSAT has significant scale advantages with nine satellites, large revenue contribution from major shareholders NTT Communications and affiliates, as well as global footprints spanning Hawaii, Oceania and North America;

•

eight precedent merger and acquisition transactions involving global fixed satellite services companies since 2003 were priced at an average last-twelve-month trailing multiple of 8.5 times EV/EBITDA. The Share Offer Price represents a last-twelve-month trailing multiple of 6.9 times EV/EBITDA prior to the Announcement. The Offeror believes that these global transactions were priced at a higher multiple due to three major reasons. Firstly, these global transactions represented change of control transactions. Secondly, these global satellite companies benefit from the stronger state of the satellite sector outside of Asia. The majority of AsiaSat’s revenue is derived from the Greater China region including Hong Kong, Mainland China and Taiwan, where there is intense competition from regional satellite companies. In addition, three new satellites, SinoSat-3, ChinaSat-6B and ChinaSat 9 are planned to be launched in 2007, intensifying the competition in this region. Thirdly, these global satellite companies are not as highly regulated as in Asia in terms of foreign ownership limits and business operations;

•

the Share Offer Price is consistent with precedent transactions in Hong Kong. The Share Offer Price represents a premium of approximately 32.2 per cent over the 30-day Average Pre-Announcement Price of HK$13.84 per AsiaSat Share, which is consistent with the 35.6 per cent mean and 23.9 per cent median premiums over 30-day Average Pre-Announcement Price of the seven selected relevant Hong Kong non-real estate takeover transactions since 2003 where a controlling shareholder acquired the portion of the company it did not already own. The Offeror believes that real estate deals are inappropriate comparables as they are largely driven by net asset value. Furthermore, the Offeror believes deals which involve a change of control are not applicable as CITIC Group and GE Equity would already indirectly through Bowenvale have control over the Company should the Exchange Transaction complete;

•

the Share Offer Price represents a significant premium of 28 per cent to the average of available research analyst price targets of HK$14.29 for AsiaSat Shares for the time period between the release of AsiaSat’s 2006 interim results on 24 August 2006 and the Announcement date of 13 February 2007;

•	the terms of the Proposals were agreed between the Offeror and AsiaSat in arm’s length negotiations; and

•

the Scheme must, among other things, be approved by the affirmative vote of a majority in number of the Scheme Shareholders that represent at least three-fourths in nominal value of the Scheme Shares, present and voting (either in person or by proxy) at the Court Meeting, and not more than 10 per cent of the vote attaching to all Scheme Shares held by Scheme Shareholders may have been cast against the Scheme at the Court Meeting, thereby presenting an opportunity for Scheme Shareholders to independently express their views on and approve or reject the Scheme.

PART VII – US SPECIAL FACTORS

The Offeror, Able Star and the GE Equity implicitly considered the “going concern” value of AsiaSat by taking into account, as discussed above, AsiaSat’s current and anticipated business, financial conditions, results and operations and prospects, expectations of profitability, and other forward-looking matters.

The liquidation value of AsiaSat was not considered a factor because AsiaSat will continue to operate as a subsidiary of the Offeror and Bowenvale after completion of the transactions. In addition, the Offeror, Able Star and GE Equity did not consider any other potential offers made by any unaffiliated third parties with respect to any tender offer, merger, consolidation, sale of assets or other sales of AsiaSat, as (i) they were not aware of any such offers and (ii) the Offeror, Able Star and GE Equity understand that it is CITIC Group’s intention to maintain its significant shareholding in the Company, which would make it unlikely that any such offers would be able to succeed without CITIC Group’s consent. Furthermore, if any third party were to make a competing offer for the privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it. As stated in the Announcement, it is the understanding of the Offeror, Able Star and GE Equity that Bowenvale has no intention to accept any competing offer and it is unlikely that another offeror would make an offer to the public shareholders to acquire the public float at a price higher than the Share Offer Price or the Possible MGO Share Offer Price.

1.3.2	Additional matters

In view of the many considerations, the Offeror, Able Star and the GE Equity did not find it practical to, and did not, quantify or otherwise assign weighting to the specific factors considered. These factors are not intended to be exhaustive but include the material factors considered by the Offeror, Able Star and GE Equity.

Except for the letter from CLSA set out in “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee”, neither AsiaSat nor any of its affiliates (as defined in the US federal securities laws) has sought or obtained a fairness opinion or appraisal from any third party adviser (including Morgan Stanley) in connection with the Proposals. The Offeror, Able Star and the GE Entities have not made any provisions to grant Scheme Shareholders or ADS Holders access to their corporate files or obtain any counsel or to provide appraisal services to Scheme Shareholders or ADS Holders and do not have any intention of doing so in the future.

1.3.3	AsiaSat

On 16 March 2007, at a meeting of the Board, the Board unanimously determined that the Proposals by means of the Scheme are fair and reasonable to the Scheme Shareholders (including without limitation ADS Holders) and recommended the approval and adoption of the Scheme by the Scheme Shareholders, based on the Independent Board Committee’s recommendation.

The Independent Board Committee

In reaching the recommendations described in “Part V – Letter from the Independent Board Committee” of this Scheme Document, the Independent Board Committee considered a number of factors, including the following:

(i) AsiaSat Operating and Financial Condition. The Independent Board Committee took into account the current and historical financial condition and results of operations of AsiaSat, as well as the prospects and strategic objectives of AsiaSat, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the general economy and in the sectors in which AsiaSat operates or has interests.

(ii) CLSA Financial Analysis and Opinion. The Independent Board Committee considered the presentation delivered on 3 March 2007 by CLSA to the Independent Board Committee and CLSA’s written opinion dated 2 March 2007 to the effect that, as of such date and based upon and subject to the matters stated in such opinion, the consideration to be received by the Scheme Shareholders and the Optionholders in the Proposals is fair and reasonable to the Scheme Shareholders and the Optionholders. The Independent Board Committee adopted the analysis of CLSA and its conclusions. The full text of the letter delivered by CLSA to the Independent Board Committee dated 19 March 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is set forth in Part VI of this Scheme Document. CLSA’s letter is addressed to the Independent Board Committee and relates only to the fairness and reasonableness of the

PART VII – US SPECIAL FACTORS

Proposals to the Scheme Shareholders and the Optionholders. Among other things, CLSA did not consider, and its report does not address, the Exchange Transaction or the Possible MGO Offers. The description of CLSA’s opinion included in this Scheme Document is qualified in its entirety by the full text of CLSA’s letter set forth in Part VI of this Scheme Document. Holders of Scheme Shares and Options are urged to read the opinion carefully in its entirety. See “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee”.

(iii) Relation to Certain Market Prices. The Independent Board Committee considered the relationship of the Share Offer Price and the Option Offer Price to the historical market prices of the AsiaSat Shares. The AsiaSat Shares are listed on the Stock Exchange; there is no public trading market for the AsiaSat Shares outside Hong Kong. The ADSs have a trading market and a listing on the NYSE. The following table shows the price per AsiaSat Share and per ADS in respect of:

•	the Pre-Suspension Date,

•	the Suspension Date,

•	the 30-day Average Pre-Announcement Price,

•	the average daily closing price during the period from 1 January 2005 to the Pre-Suspension Date,

•	the highest daily closing price during the period from 1 January 2005 to the Pre-Suspension Date,

and the premium that the Share Offer Price of HK$18.30 per Scheme Share represents and Offer Price per ADS of HK$183.00 per ADS represents over the above.

	AsiaSat Shares		ADS
	Price (HK$)	Premium(a)	Price (US$)	Premium(a)
Pre-Suspension Date (8 February 2007)	14.00	30.7%	17.75	31.9%
Suspension Date (9 February 2007)	14.10	29.8%	17.75	35.7%
30-day Average Pre-Announcement Price	13.84	32.2%	17.93	34.3%
Average daily closing price 1 January 2005 – Pre-Suspension Date	13.81	32.5%	17.77	35.5%
Highest daily closing price 1 January 2005 – Pre-Suspension Date	15.95	14.7%	20.45	17.7%

(a) Premium based on conversion of the Share Offer Price per ADS to US dollars at the Bloomberg rate on the Pre-Suspension Date of US$1.00 = HK$ 7.82.

(iv) Premium to Net Asset Value. The Independent Board Committee considered the relationship of the Share Offer Price and the Option Offer Price to the net asset value per share of the AsiaSat Shares in the light of the premiums to net asset value represented by the acquisition prices in precedent privatisation transactions in Hong Kong. The Independent Financial Adviser compiled a list of the precedent transactions disclosing acquisitions premiums which ranged from a discount of 70.3 per cent to a premium of 188.8 per cent to net asset value, with an average premium of 13.6 per cent and a medium premium of 0.3 per cent. The acquisition premium of the AsiaSat Shares represented by the Share Offer Price and the Option Offer Price is 65.3 per cent.

(v) Discounted Cash Flow Valuation. The Independent Board Committee evaluated AsiaSat as a going concern through the discounted cash flow analysis prepared by the Independent Financial Adviser in connection with its fairness and reasonableness opinion, which took into account financial forecasts, cash flow streams and other qualitative factors. See “Part VI – Letter from the Independent Financial Adviser to the Independent Board Committee”.

(vi) Likely Effect on the Market Price of the AsiaSat Shares if the Proposals were Withdrawn. The Independent Board Committee considered the possible trading prices of the AsiaSat Shares in the short- through the long-term if the Proposals were to be withdrawn or rejected. The Independent Board Committee concluded that the trading value of the AsiaSat Shares likely would decline in the short- and medium-term as a result of a withdrawal or rejection of the Proposals. The Independent Board Committee was mindful of the fact that if the Scheme Shareholders do not approve the Scheme and the Transfer completed, the Offeror would undertake the Possible MGO Offers, and that the Possible MGO Share Offer Price would be HK$2.30 less per share than the Share Offer Price. The Independent Board Committee also took note of the fact that in the event the public float is less than 25 per cent trading in the AsiaSat Shares might be suspended as well as the possibility that the Offeror might be in a position to make use of the compulsory acquisition provisions of the Companies Act.

PART VII – US SPECIAL FACTORS

(vii) Condition to Completion. The Independent Board Committee took note of the fact that a condition to the completion of the Scheme is that the Scheme receive the approval by way of poll of the Scheme by a majority in number of the Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares, present and voting either in person or by proxy at the Court Meeting, provided that the Scheme is approved by at least 75 per cent of the votes attaching to Scheme Shares held by Scheme Shareholders that are cast either in person or by proxy at the Court Meeting, and the number of votes cast against the resolution to approve the Scheme at the Court Meeting is not more than 10 per cent of the votes attaching to all Scheme Shares held by Scheme Shareholders.

(viii) Court Sanction. The Independent Board Committee took note of the fact that another one of the conditions to the completion of the Scheme is that following approval by the Scheme Shareholders at the Court Meeting, the Scheme is sanctioned by the Supreme Court and that the Supreme Court may decline to sanction the Scheme unless it is satisfied that the results of the Court Meeting fairly reflects the views of the parties concerned.

(ix) 26 February 2007 Letter. The Independent Board Committee took note of the fact that in a letter dated 26 February 2007 to the Offeror and copied to the Board, notwithstanding the “no increase” statement a person claiming to be a significant Scheme Shareholder had expressed the view that it believes the Share Offer Price is inadequate, based on among other things the intrinsic value of the AsiaSat Shares, and also noted, in this regard, that CLSA had delivered its letter to the Independent Board Committee setting forth its opinion that the terms and conditions of the Proposals, in particular the Share Proposal Price and the Option Proposal Price, are fair and reasonable so far as the Scheme Shareholders and the Optionholders are concerned and, in arriving at that opinion, CLSA had, among other things, performed a discounted cash flow analysis that showed the Share Offer Price to be within the range of intrinsic value of AsiaSat identified by CLSA.

(x) Form of the Consideration; Taxable Transactions. The Independent Board Committee took into consideration that the holders of Scheme Shares would be paid in cash for the Scheme Shares and Options under the Proposals, and the certainty of value of such cash consideration compared to equity securities. The Independent Board Committee was aware that the consideration received by holders of Scheme Shares and Options in the Proposals would be taxable to some holders for income tax purposes.

(xi) Absence of Alternative Transactions. The Independent Board Committee took into consideration the fact that with ownership of approximately 68.9 per cent of the AsiaSat Shares in the hands of two controlling shareholders through Bowenvale, the likelihood of a competing transaction was remote as was the prospect of pursuing any strategic alternative not consistent with the interests of the controlling shareholders. The Independent Board Committee took note of the statement in the Announcement that Bowenvale had no intention of accepting a competing offer. The Independent Board Committee also took into consideration the fact that although one of the two controlling shareholders (SES) was exiting its investment in AsiaSat, it was doing so in a transaction that would result in the substitution of a new controlling shareholder (a GE Entity) for such exiting shareholder. As a result, the Independent Board Committee did not evaluate the prices potentially attainable in any alternative transaction.

(xii) Procedural Fairness. The Independent Board Committee considered that:

•	the Independent Board Committee consisted of the three non-executive independent directors of AsiaSat appointed to represent the interests of the Scheme Shareholders; and

•

the Independent Board Committee had retained and was advised by CLSA, as its independent financial advisor, with the sole objective of rendering an opinion as to the fairness and reasonableness of the Proposals to the Scheme Shareholders and Optionholders.

(xiii) Timing of Completion. The Independent Board Committee considered the anticipated timing of consummation of the Proposals, which should allow holders of Scheme Shares and Options to receive the Share Offer Price and the Option Offer Price within a reasonable period of time.

(xiv) Limited Conditions to Consummation. The Independent Board Committee considered the fact that the Offeror’s obligation to consummate the Proposals is subject to a limited number of conditions, with no financing condition. The Independent Board Committee also considered the fact that Morgan Stanley is satisfied that sufficient financial resources are and will be available to the Offeror to implement the Proposals.

PART VII – US SPECIAL FACTORS

The members of the Independent Board Committee evaluated the Proposals in light of their knowledge of the business, financial condition and prospects of AsiaSat. In view of the wide variety of factors considered in connection with the evaluation of the Proposals, the Independent Board Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign numerical weights to the specific factors it considered in reaching its determination.

The foregoing discussion of the information and factors considered by the Independent Board Committee is not intended to be exhaustive but is believed to include all material factors considered by the Independent Board Committee.

The Board

The Board adopted the foregoing recommendations of the Independent Board Committee after considering the following factors, each of which, in the view of the Board, supported such adoption:

•	the conclusions and recommendations of the Independent Board Committee; and

•	the factors referred to above as having been taken into account by the Independent Board Committee.

The Board did not independently analyse the factors taken into account by the Independent Board Committee. Instead, the Board adopted the analysis of the Independent Board Committee and its conclusions.

The members of the Board, including the members of the Independent Board Committee, considered the Proposals in light of their knowledge of the business, financial condition and prospects of AsiaSat, and based upon the advice of financial and legal advisors.

Neither the Independent Board Committee nor the Board considered the liquidation of AsiaSat’s assets to be a viable course of action. Therefore, no appraisal of liquidation values was sought for purposes of evaluating the Proposals.

In view of the wide variety of factors considered in connection with their evaluation of the Proposals, neither the Independent Board Committee nor the Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

The foregoing discussion of the information and factors considered by the Independent Board Committee and the Board is not intended to be exhaustive but is believed to include all material factors considered by the Independent Board Committee and the Board. Executive Officers have not been asked to make a recommendation as to the Proposals.

Independent Board Committee Compensation

The members of the Independent Board Committee did not receive compensation in connection with serving on the Independent Board Committee.

Summary of Report and Opinion of the Independent Financial Adviser

Under an engagement letter, dated 21 February 2007, the Independent Board Committee retained CLSA to render an opinion as to whether or not the terms and conditions of the Proposals, and more particularly, the cancellation price of HK$18.30 per Scheme Share, HK$183.00 per ADS, HK$0.82 per Outstanding B Option and HK$3.95 per Outstanding C Option, are fair and reasonable so far as the Scheme Shareholders and Optionholders, respectively, are concerned.

In connection with the preparation and delivery of its opinion to the Independent Board Committee, CLSA performed a variety of financial and comparative analyses, as described below. The preparation of a fairness and reasonableness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis, and the application of those methods to the particular circumstances. Furthermore, in arriving at its opinion, CLSA did not attribute any particular weight to any analysis or factor

PART VII – US SPECIAL FACTORS

considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CLSA believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

In formulating its opinion with regard to the Proposals, CLSA relied on the information, opinions and facts supplied, and representations made to it by the Directors and representatives of AsiaSat (including those contained or referred to in this Scheme Document and the Announcement). CLSA assumed that all such information, opinions, facts and representations that were provided to it by the Directors, and representatives of AsiaSat, and for which they are wholly responsible, are true and accurate in all material respects. CLSA also relied on certain information available to the public and assumed such information to be accurate and reliable, and has not independently verified the accuracy of such information. Further, CLSA relied on the representations of the Directors of AsiaSat that they have made all reasonable inquiries, and that, to the best of their knowledge and belief, there are no other facts, the omission of which would make any statement contained in the Scheme Document or the Announcement untrue or misleading. It also assumed that statements and representations made or referred to in the Scheme Document and the Announcement were accurate at the time they were made and continue to be accurate as of the date of despatch of the Scheme Document.

CLSA considers that it has reviewed sufficient information to enable it to reach an informed view regarding the Proposals to justify its recommendation, relying on the accuracy of the information provided in the Scheme Document and the Announcement, as well as to provide a reasonable basis for its advice. As the independent financial adviser to the Independent Board Committee, it has not been involved in the negotiations in respect of the terms and conditions of the Proposals. Its opinion with regard to the terms and conditions thereof has been made on the assumption that all obligations to be performed by AsiaSat and the Offeror in relation to the Proposals will be fully performed in accordance with the terms and conditions thereof. Further, CLSA has no reason to suspect that any material facts or information have been omitted or withheld from the information supplied or opinions expressed to it, nor to doubt the truth, accuracy and completeness of the information, facts and representations provided, or the reasonableness of the opinions expressed, to it by AsiaSat, its directors and its representatives. In line with normal practice, CLSA has not made any independent verification of the information and facts provided, representations made or opinions expressed by AsiaSat, its Directors and its representatives, nor has it conducted any form of independent investigation into the business affairs or assets and liabilities of AsiaSat. Accordingly, CLSA does not warrant the accuracy or completeness of any such information.

CLSA’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information publicly available to it as of the date of this opinion. As a result, circumstances could develop prior to completion of the Proposals that, if known to CLSA at the time it rendered its opinion, would have altered its opinion.

CLSA’s opinion is directed to the Independent Board Committee, addresses only the fairness and reasonableness of the consideration to be received by Scheme Shareholders and Optionholders in the Proposals and does not address the relative merits of the Proposals or any other transaction that may have been available as an alternative to the Proposals, whether or not any such alternative could be or could have been achieved, or the terms upon which any such alternative transaction could be or could have been achieved. Further, CLSA’s opinion addresses only issues related to the fairness and reasonableness to the Scheme Shareholders and Optionholders of the Proposals.

Materials summarising CLSA’s analyses were presented to the Independent Board Committee and the Board on 3 March 2007. Copies of these materials have been filed with the SEC as an exhibit to the Schedule 13E-3. Copies of these materials are available for inspection and copying at AsiaSat’s principal executive offices, during regular business hours, by any interested AsiaSat Shareholder or representative who has been so designated in writing. Scheme Shareholders may also obtain these materials from the SEC under AsiaSat’s SEC filings.

CLSA, in connection with the potential transaction, has delivered to the Independent Board Committee a written opinion, dated 19 March 2007, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review set forth therein and described to

PART VII – US SPECIAL FACTORS

the Independent Board Committee, the Share Proposal Price and the Option Proposal Price to be received under the Proposals are fair and reasonable to the Scheme Shareholders and the Optionholders, respectively.

The summary of the opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Shareholders are urged to read such opinion carefully in its entirety for a description of the procedures followed, the factors considered, the assumptions made, and the limitations on the analysis undertaken by CLSA. CLSA’s written opinion is for the information and assistance of the Independent Board Committee and the Board. CLSA’s opinion does not address the Independent Board Committee’s, the Board’s or AsiaSat’s underlying business decision to proceed with the Proposals. CLSA has not been requested to, and did not, participate in the process to explore strategic alternatives for AsiaSat nor did it actively solicit third party indications of interest in acquiring all or any part of AsiaSat.

In connection with the preparation of its opinion, CLSA made such reviews, analyses and inquiries as its representatives deemed necessary and appropriate under the circumstances. Among other things CLSA:

•

reviewed AsiaSat’s audited financial statements for the fiscal years ended 2000 through 2006, the annual reports on Form 20-F for the fiscal years 2000 to 2005 and of AsiaSat’s unaudited financial statements for the two months ended 28 February 2007, which AsiaSat’s management has identified as being the most current financial statements available;

•	met with certain members of AsiaSat’s management and auditors to discuss the operations, financial condition, future prospects and projected operations and performance of AsiaSat;

•	reviewed the historical market prices and trading volume for the AsiaSat Shares and the ADSs;

•	reviewed certain other publicly available financial data for certain companies that CLSA deemed comparable to AsiaSat;

•	reviewed various documents relating to AsiaSat;

•	reviewed the Company’s current financial projections and its past financial projections against actual performance; and

•	conducted such other studies, analyses and inquiries as they deemed appropriate.

Summary of Certain Financial Analyses Conducted by CLSA

In assessing the fairness and reasonableness of the consideration to the Scheme Shareholders and Optionholders under the Proposals, CLSA independently valued AsiaSat using widely accepted valuation methodologies.

Reasons for the Proposals

As described in “Part VIII – Explanatory Statement” of this Scheme Document, the principal reasons for the Proposals are that, due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region, the Asia-Pacific satellite market remains very competitive. Such competition is cited as the reason for the underperformance of the Company’s share price which, in the three year period prior to the Announcement Date, decreased by 11.9 per cent compared to an increase of 51.1 per cent in the Hang Seng Index over the same period. Based on its discussions with AsiaSat’s management, CLSA does not expect a dramatic improvement in the competitive environment in which the Company operates in the near term.

Given the overcapacity in the market, Able Star and GE Equity believe that the unsatisfactory share performance of AsiaSat’s Shares may continue. In the view of the Offeror, AsiaSat’s dividend yield remains relatively low as the Company needs to preserve cash to endure competition in the market for commercial supply of satellite transponder capacity, to launch new satellites from time to time and to participate in potential acquisitions. Able Star and GE Equity therefore believe that the earnings of AsiaSat will continue to be under pressure in the short to medium term.

As stated in “Part VIII – Explanatory Statement” of this Scheme Document, Able Star and GE Equity propose to effect a Privatisation through the Scheme to enable AsiaSat to pursue development of its business with greater

PART VII – US SPECIAL FACTORS

flexibility, and to effect the Privatisation at a price in excess of the Possible MGO Share Offer Price in order to give minority shareholders a premium price for their AsiaSat Shares.

A further reason advanced for the Proposals is that the Privatisation would also, if it completes, relieve AsiaSat of the financial and administrative burden of dual listings on both the Stock Exchange and the NYSE. In particular, as stated in the Explanatory Statement, the listing on the NYSE has, in recent years, resulted in substantial recurrent professional fees and time costs, which, in the view of Able Star and GE Equity are disproportionate to the benefits of maintaining such listing.

The final reason advanced in for the Proposals is that, as a private company, AsiaSat management should have greater flexibility to focus on the development of business and marketing activities, which is cited as being particularly important given that AsiaSat is operating in a competitive market in which profitability is under pressure as a result of persistent oversupply of transponder capacity and the substantial investment required to construct and launch new satellites.

Intentions of the Offeror regarding AsiaSat

As stated in “Part VIII – Explanatory Statement” of this Scheme Document, it is the intention of the CITIC Group and GECC to maintain the existing businesses of the AsiaSat Group upon the successful Privatisation of the Company. CITIC Group and GECC do not intend to introduce any major changes to the existing operating and management structure of the AsiaSat Group, or to discontinue the employment of any employees of the AsiaSat Group, as a result of the implementation of the Proposals. Upon the successful implementation of the Proposals and AsiaSat becoming a private company, AsiaSat will no longer have access to equity funding through the public capital markets. CITIC Group and GECC also expect that there will be no material change to the existing business (such as business focus and operating mode) of the AsiaSat Group as a result of the implementation of the Proposals.

CLSA noted that subject to the Privatisation of the Company, CITIC Group and GECC contemplate that they will assess whether to revise AsiaSat’s Bye-laws to reflect its change from a public to a private company. CLSA also noted that CITIC Group and GECC intend to retain the Company’s existing senior management team to manage the Company after the implementation of the Proposals.

Precedent Privatisation Premiums

CLSA identified from publicly available sources all successful privatisation transactions, to the best of its knowledge, by scheme of arrangements on the main board of the Stock Exchange announced since 1 January 2003 up to and including the date of the Announcement (the “Precedent Privatisations”), and reviewed the premiums represented by the acquisition price over the NAV per share and the average daily closing price of various periods of the Precedent Privatisations.

CLSA found that the premium of 65.3 per cent as represented by the Share Offer Price over the NAV per AsiaSat Share, is substantially higher than the median premiums over NAV per share of the Precedent Privatisations (“NAV Premiums”) of 0.3 per cent, and is on the high end of the NAV Premiums range of -70.3 per cent to 188.8 per cent.

On the other hand, the premiums represented by the Share Offer Price over the average daily closing price of the AsiaSat Shares at various periods are below the average and median premiums over the average daily closing price of the Precedent Privatisations (“Share Premiums”) at various periods, but are within the range of the Share Premiums.

Precedent Transactions in the Satellite Industry

CLSA identified, from publicly available sources, completed transactions since 2004 that involved the acquisition of more than a 30 per cent interest in companies that mainly provide satellite services and with a transaction value of over US$100 million (approximately HK$780 million) (the “Precedent Transactions”) and reviewed the key multiples of the Precedent Transactions. It summarised certain information for the Precedent Transactions, including EV/EBITDA and P/E. It found that the EV/EBITDA represented by the Share Offer Price of 6.38 times

PART VII – US SPECIAL FACTORS

is lower than those of the Precedent Transactions; while the P/E represented by the Share Offer Price of 15.78 times is lower than those of the Precedent Transactions. However, as all of the Precedent Transactions involved European and US targets that enjoy more favourable operating conditions than satellite operators in the Asia-Pacific region, in which CLSA was not able to identify recent precedent transactions, CLSA considered the Precedent Transactions to be of limited relevance to the Proposals for comparison purposes. CLSA also noted that, unlike the Share Proposal, the majority of the Precedent Transactions involved the acquisition of a controlling interest in the target.

Share Proposal Price Compared to Comparable Companies

CLSA identified from publicly available sources all listed companies mainly engaged in the provision of satellite services with a market capitalisation of more than US$100 million in Europe, the United States and Asia-Pacific (the “Comparable Companies”) and reviewed the key multiples of the Comparable Companies. For the Comparable Companies, it summarised market capitalisation, and P/E for 2006 and 2007. Based on these comparables, CLSA found that the P/E represented by the Share Offer Price is lower than those of the Comparable Companies.

Historical Trading Liquidity and Trading Price of AsiaSat Shares

CLSA evaluated information on the daily historical closing prices and trading volumes of AsiaSat Shares traded on the Stock Exchange between from 1 January 2005 to the Pre-Suspension Date (the “Review Period”). It also presented the average, highest and lowest daily closing prices and the average daily traded volume of the Shares for each quarter during the Review Period.

Based on this information CLSA noted that the Share Offer Price represents a premium of:

•	approximately 30.7 per cent over the closing price of AsiaSat Shares of HK$14.00 as quoted on the Stock Exchange on the Pre-Suspension Date;

•	approximately 32.5 per cent over the average daily closing price of AsiaSat Shares of HK$13.81 during the Review Period;

•	approximately 14.7 per cent over the highest daily closing price of AsiaSat Shares of HK$15.95 during the Review Period; and

•	approximately 14.4 per cent over the Possible MGO Share Offer Price of HK$16.00.

CLSA also noted that during the Review Period, AsiaSat Shares traded within the range of HK$12.20 to HK$15.95 (the highest price being achieved in August 2005), and the closing price as at the Pre-Suspension Date was HK$14.00. Following the date of the Announcement, the price of AsiaSat Shares has significantly increased, and as at the Latest Practicable Date, the closing price of AsiaSat Shares was HK$17.54. CLSA noted as well that the average daily trading volume of AsiaSat Shares during the Review Period was about 175,000 AsiaSat Shares, but had significantly increased to about 251,000 AsiaSat Shares between the date of the Announcement to the Latest Practicable Date.

DCF Analysis

CLSA also analysed the Share Offer Price using the DCF methodology. CLSA performed the DCF analysis based on projections provided by management of AsiaSat, as adjusted based on its discussions with AsiaSat management regarding AsiaSat’s operating environment, business expansion plans and other factors, but have not independently verified the information used. CLSA then applied different discount rates and terminal growth rates to derive an indicative valuation range for AsiaSat Shares. It found that the Share Offer Price falls within its DCF analysis result range. The DCF analysis should not be regarded as an indication of what price AsiaSat Shares should or could be achieved or indications of profit forecast.

Other Considerations

CLSA also considered that the Offeror has no current intention to introduce any major change to the existing operating and management structures of AsiaSat irrespective of whether or not the Scheme becomes effective. It also noted that, as at the Latest Practicable Date, Bowenvale and parties acting in concert with it hold an

PART VII – US SPECIAL FACTORS

aggregate beneficial ownership of approximately 68.9 per cent of the issued share capital of AsiaSat. Therefore, if any third party were to make a competing offer for the privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it, and Bowenvale has stated that it has no intention to accept any competing offer. Finally, CLSA noted that the Offeror will not increase any of the Offer Prices, except that the Offeror has stated that it reserves the right not to be bound by these statements in the event of a competing offer and such competing offer is recommended by the Board.

Conclusions and Opinion

In reaching its opinion (on the basis set out at the beginning of this summary), CLSA considered the above principal factors and reasons and, in particular, took into account the following in arriving at its opinion:

•

the reasons for the Proposals, in particular the competitive environment for satellite service providers in the Asia-Pacific region due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region;

•	the historical trading performance of AsiaSat Shares and persistent low levels of liquidity in AsiaSat Shares;

•

the Share Offer Price represents a premium of approximately 30.7 per cent over the closing price of HK$14.00 of AsiaSat Shares as quoted on the Stock Exchange on the Pre-Suspension Date, a premium of approximately 32.5 per cent over the average daily closing price of AsiaSat Shares of HK$13.81 during the Review Period, a premium of approximately 14.7 per cent over the highest daily closing price of AsiaSat Shares of HK$15.95 during the Review Period, and a premium of approximately 14.4 per cent over the Possible MGO Share Offer Price of HK$16.00;

•

the Share Offer Price represents a premium over the NAV per share (after adjusting for dividends), which is substantially higher than the median premiums over NAV per share offered in the Precedent Privatisations, and is on the high end of the premiums over NAV per share per share range of the Precedent Privatisations;

•

the premium represented by the Share Offer Price over the price of AsiaSat Shares as of the Pre-Suspension Date and average daily closing prices of AsiaSat Shares over various periods falls within the range of relevant premiums of the Precedent Privatisations;

•

while the EV/EBITDA and P/E represented by the Share Offer Price is lower than those of the Precedent Transactions, all of the Precedent Transactions involved European and US targets that enjoy more favourable operating conditions than satellite operators in the Asia-Pacific region;

•	the P/E represented by the Share Offer Price is lower than that of the Comparable Companies;

•	the Share Offer Price is within the DCF analysis result range based on the projections provided to CLSA by the management of AsiaSat;

•

the Option Offer Price represents cash equal to the cash payment which Optionholders would receive if they had exercised their outstanding Options and accepted the Share Proposal in respect of those Shares arising as a result of such exercise;

•

as Bowenvale and parties acting in concert with it hold an aggregate beneficial ownership of approximately 68.9 per cent of the issued share capital of AsiaSat, if any third party were to make a competing offer for the Privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it, and Bowenvale has stated that it and parties acting in concert with it have no intention to accept any competing offer;

•	the Offeror will not be allowed to increase any of the Offer Prices, save in wholly exceptional circumstances, as provided in Rule 18.3 of the Takeovers Code; and

•

the Proposals offer the Scheme Shareholders and the Optionholders an opportunity to exit and monetise their investment in AsiaSat Shares and Options at the Share Offer Price and the Option Offer Price, respectively.

Having considered the above, CLSA is of the opinion that the terms and conditions of the Proposals, in particular the Share Proposal Price and the Option Proposal Price, are fair and reasonable so far as the Scheme

PART VII – US SPECIAL FACTORS

Shareholders and the Optionholders, respectively, are concerned. Accordingly, CLSA advised the Independent Board Committee to recommend to the Scheme Shareholders to approve the Scheme at the Court Meeting and to vote in favour of the special resolution to approve and give effect to the Scheme at the Special General Meeting to be convened on 24 April 2007 and recommend to the Optionholders to accept the Option Proposal for any Options outstanding as at the day of the hearing of the petition for the sanction of the Scheme by the Supreme Court.

1.3.4	Certain Projections

At the November 2006 meeting of the AsiaSat Board of Directors, management provided, as is customary on an annual basis, the directors with a five-year business plan. The business plan was prepared and provided by management well before management was first advised of the Proposals. Between November 2006 and the initial contact between representatives of the Offeror and AsiaSat concerning the Proposals, some of the Directors who received the business plan, later became directors of the Offeror. They did not, however, share the business plan with the Offeror or the other directors of the Offeror. In addition, as Directors, the members of the Independent Board Committee had copies of the business plan, and a copy of the business plan was made available to CLSA. As a result of the foregoing, projections included in the business plan are included in this Scheme Document.

The following sets forth the material portions of the projections contained in the business plan (HK$ in thousands):

	2007	2008	2009	2010	2011
Revenue	923,109	973,647	1,031,384	1,126,021	1,251,119
Operating Expenses (Net)	(217,569)	(227,900)	(242,017)	(292,103)	(306,398)
EBITDA	705,540	745,747	789,367	833,918	944,721
Depreciation & Amortisation	(297,600)	(299,368)	(223,689)	(311,055)	(312,209)
EBIT	407,940	446,379	565,678	522,863	632,512
Other Income/(Expenses)	75,018	72,079	71,339	83,353	103,954
EBT	482,958	518,458	637,017	606,216	736,466
Taxation	(62,834)	(67,554)	(82,955)	(78,908)	(95,660)
Earnings After Tax	420,124	450,904	554,062	527,308	640,806
Minority Interest & Share of Loss from Associate	(796)	1,296	3,603	3,573	1,604
Profit Attributable to Shareholders	419,328	452,200	557,665	530,881	642,410

	2007	2008	2009	2010	2011
Capital Expenditure	512,963	282,700	273,141	10,898	10,435

EBITDA is commonly used in the satellite industry to analyse companies on the basis of operating performance, leverage and liquidity. EBIDTA is not intended to represent cash flow for the period, nor has it been presented as an alternative to earnings after tax as an indicator of operating performance. The items of earnings after tax excluded from EBITDA are significant components in understanding and assessing the financial performance of the Group, and this computation of EBITDA may not be comparable to other similarly titled measures of other companies.

The projections included in this Scheme Document have been prepared by, and are the responsibility of, the Company’s management. Management had advised the Directors that its internal financial forecasts were prepared solely for internal use in business planning and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

The Company does not, as a matter of course, publicly disclose projections of future revenues, earnings or other financial performance. The projections were not prepared with a view to public disclosure and are included in this Scheme Document because representatives of the Offeror had access to such projections and such projections were also made available to CLSA. The projections were not prepared with a view to complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles.

Neither the Company’s independent auditors nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial information contained in the projections, nor have they expressed any opinion or given any other form of assurance with respect to the projections, the assumptions

PART VII – US SPECIAL FACTORS

underlying the projections or the achievability of the projections. These projections have been included in this Scheme Document by reason of the applicability of Rule 13e-3 of the Exchange Act to the Proposals (as they were provided to certain members of the board of the Offeror and CLSA) and is not strictly in compliance with the disclosure requirements of Rule 10 and Rule 11 of the Takeovers Code.

In compiling the projections, the Company’s management took into account historical performance, combined with estimates, among others, regarding revenues and net income. Furthermore:

•	The projections were developed in a manner consistent with management’s historical development of internal financial forecasts used in the preparation of annual budgets.

•	The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments.

•

Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates relating to Company’s business made by the Company’s management that Company’s management believed were reasonable at the time the projections were prepared.

•

Factors such as industry performance, competitive uncertainties and general business, economic, political, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Company’s management, may cause actual results to vary from the projections or the underlying assumptions. See “Important Notices; Information for US AsiaSat Shareholders and ADS Holders”.

Accordingly, while the projections were prepared in good faith by Company’s management, there can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate or that the projections will be realised, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information in this Scheme Document should not be regarded as an indication that the projections will be predictive of actual future results, and the projections should not be relied upon as such. Moreover, the Independent Board Committee and CLSA may have varied some of the assumptions underlying the projections for purposes of their analyses set forth in this document.

As part of a business plan prepared for internal purposes, the projections reflect management’s view of the business as of November 2006. As such, the projections do not reflect the privatisation nor do they reflect any possible strategic initiatives that have been considered, or are under consideration, by management. Except to the extent required by applicable law, the Company does not intend to update or otherwise revise any of the projections included in this Scheme Document to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or otherwise no longer appropriate.

The basis for accounting for the financial information contained in the business plan is consistent with the accounting policies normally adopted by the Company. The Company’s underlying financial statements are prepared in accordance with HKFRS. The following assumptions, among others, were used by the Company’s management in developing the foregoing projections:

•	the Company will continue to operate with three satellites for its existing transponder leasing business;

•	AsiaSat 5 will be launched in the second half of 2009;

•	expenses in connection with staff on-site monitoring and overseas training in connection with AsiaSat 5, such as staff costs, passages, accommodations, etc. will be capitalised;

•	there will be improvement in demand for transponder capacity in the Asian region;

•	the direct-to-home business will operate with four broadcast satellite service transponders in the business plan; and

•	Tai Po SCC Phase II is excluded.

In addition, the projections were based on a number of assumptions regarding the broader operating environment of AsiaSat, including the following:

•	there will be no material change in existing political, legal and fiscal, market, economic or social conditions in markets serviced by the Group;

PART VII – US SPECIAL FACTORS

•	there will be no change in legislation, regulations or rules in markets serviced by the Group which adversely affect the business of the Group;

•	there will be no material change in the bases or rates of taxation applicable to the Group and the tax dispute with the Indian tax authorities will be resolved in favour of the Group; and

•	there will be no material changes in interest rates or foreign currency exchange rates from those currently prevailing.

1.4	Effects of the Proposals

1.4.1 Participation in AsiaSat

Upon the Scheme becoming effective and binding, CITIC Group and GECC will own indirectly 100 per cent of the issued share capital of the Company. If the Scheme is completed, the Scheme Shareholders will cease to have ownership interests in the Company and rights as the Company’s shareholders, and, as a result, Scheme Shareholders will not participate in any future earnings, losses, growth or decline of the Company. Moreover, the Company intends to have the ADSs de-listed from the NYSE following completion of the Scheme. As a result, public trading of the ADSs will cease.

The Company’s net income was HK$453,405,000 for the year ended 31 December 2006 and the shareholders’ equity was HK$4,421,604,000 as of 31 December 2006. As of 31 December 2006, Bowenvale was the holder of approximately 68.9 per cent of the issued and outstanding share capital of the Company. Pursuant to the Share Proposal, each of the Scheme Shareholders (being holders of the approximately 31.1 per cent of the issued and outstanding share capital of the Company), totalling 121,360,500 AsiaSat Shares) will receive HK$18.30 in cash for each AsiaSat Share it holds. If the Scheme becomes effective, CITIC Group and GECC’s indirect interest in the Company’s net income and in the Company’s shareholders’ equity will equal to 100 per cent. After the transaction, CITIC Group and GECC (through their respective affiliates) will be entitled to all benefits resulting from such interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, CITIC Group and GECC (through their respective affiliates) will also bear all the risks of losses generated by the Company’s operations and any future decrease in the value of the Company after the transaction. If the Scheme becomes effective, the Scheme Shareholders will have no interest in AsiaSat’s net book value or net earnings.

The table below sets forth the direct and indirect interests in AsiaSat’s net book value and net earnings of each of Bowenvale, the Offeror, Able Star, and GE Equity prior to and immediately after the Privatisation, based upon the net book value of AsiaSat at 31 December 2006 and net income of AsiaSat for the year ended 31 December 2006. Following the Privatisation, the entire interest in AsiaSat net book value and net earnings will be held by CITIC Group and GECC (through their respective affiliates).

	Pre-Privatisation(1)				Post-Privatisation(2)
	Net Book Value		Net Income		Net Book Value		Net Income
Name	HK$	%	HK$	%	HK$	%	HK$	%
Offeror	0	0.0	0	0.0	1,375,119	31.1	141,009	31.1
Bowenvale	3,046,485	68.9	312,396	68.9	3,046,485	68.9	312,396	68.9
Able Star(3)	3,046,485	68.9	312,396	68.9	2,232,910	50.5	228,970	50.5
CITIC Group(3)	3,046,485	68.9	312,396	68.9	2,232,910	50.5	228,970	50.5
GE Equity	0	0.0	0	0.0	2,188,694	49.5	224,435	49.5

(1)	Based upon beneficial ownership as of the Latest Practicable Date, excluding any Options (whether or not exercisable), and AsiaSat’s net book value as at 31 December 2006 and profit from continuing operations for the year ended 31 December 2006, in each case as disclosed in AsiaSat’s announcement of final results for the year ended 31 December 2006.

(2)	Based upon AsiaSat’s net book value at as 31 December 2006 and profit from continuing operations for the year ended 31 December 2006, in each case as disclosed in AsiaSat’s announcement of audited results for the year ended 31 December 2006, without giving effect to the payment of any transaction expenses in connection with the Privatisation.

(3)	Includes beneficial ownership of AsiaSat Shares held by Bowenvale.

PART VII – US SPECIAL FACTORS

1.4.2    Market for AsiaSat Securities

As soon as practicable after the Scheme becomes effective, the Company will apply to the Stock Exchange for the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange pursuant to Rule 6.15 of the Listing Rules. Scheme Shareholders will be notified by way of a press announcement of the exact dates on which the Scheme and the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange will become effective.

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and share certificates for the Scheme Shares will cease to have effect as documents of evidence of title and should be returned to the Company for cancellation.

Upon the Scheme becoming effective and the Company becoming wholly owned by CITIC Group and GECC through the Offeror and Bowenvale, the Company will also apply for de-listing of the ADSs from the NYSE. CITIC Group and GECC also intend to seek to cause the Company to terminate the ADS Deposit Agreement. If the Scheme becomes effective, CITIC Group and GECC intend to cause the Company to file a Form 15 with the SEC to request that the Company’s reporting obligations under the Exchange Act be terminated or suspended, provided the relevant rules and regulations under the Exchange Act are satisfied. Irrespective of the outcome of the Scheme, in due course, it is expected that the maintenance of the ADS listing on the NYSE will be re-examined by AsiaSat and the Board, the outcome of which may be to terminate such listing.

1.4.3    Margin regulations

The ADSs are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, amongst other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending upon factors similar to those described above regarding listing and market quotations, it is likely that following effectiveness of the Scheme, the ADSs may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and, as a result, could no longer be used as collateral for loans made by brokers.

1.4.4    Exchange Act de-registration and availability of public information

The ADSs and the AsiaSat Shares are currently registered under the Exchange Act. Currently, registration of such ADSs and AsiaSat Shares may be terminated or suspended upon application of AsiaSat to the SEC if the ADSs are neither listed on a national securities exchange (in the United States) or quoted on an inter-dealer quotation system nor held by 300 or more beneficial owners in the United States or satisfy such other criteria as the SEC may establish in the future.

Termination or suspension of registration of ADSs and AsiaSat Shares under the Exchange Act would substantially reduce the information required to be furnished by AsiaSat to ADS Holders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to AsiaSat. For example, AsiaSat would no longer be required to file an annual report on Form 20-F or to make submissions of material information on Form 6-K. Furthermore, AsiaSat would not be required to file any financial statements with the SEC and would not be required to reconcile its financial statements to US GAAP. In addition, delisting from the NYSE would render inapplicable certain corporate governance standards that currently apply to AsiaSat (including independence requirements for members of the audit committee).

1.4.5    No Appraisal Rights

Shareholders do not have express appraisal rights in connection with the Scheme under the Companies Act. However, the Supreme Court in considering whether to sanction a scheme of arrangement may decline to sanction a scheme unless it is satisfied not only that the required Court Meeting was properly constituted and that the Share Proposal was approved by the requisite majority, but also that the result of the Court Meeting fairly reflected the view of the parties concerned.

1.4.6    Material Accounting Treatment

Upon cancellation of the Scheme Shares, AsiaSat’s issued share capital will be reduced by HK$12,136,050, the par value of the AsiaSat Shares cancelled. There will then be an immediate issue of New AsiaSat Shares, so that the net effect on the Company’s issued share capital will be nil.

PART VII – US SPECIAL FACTORS

2.    TAX CONSEQUENCES

2.1    Hong Kong Tax Consequences

As the Scheme does not involve the sale and purchase of Hong Kong stock, no stamp duty will be payable pursuant to the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) on the cancellation of the Scheme Shares upon the Scheme becoming effective and binding.

The Scheme Shareholders, whether in Hong Kong or in other jurisdictions, are recommended to consult their professional advisers if they are in any doubt as to the taxation implications of the Share Proposal and, in particular, whether the receipt of the Share Offer Price would make such Scheme Shareholders liable to taxation in Hong Kong or in other jurisdictions.

2.2    US Federal Income Tax Consequences

This section describes the material US federal income tax consequences of the Proposals. It applies to you only if you are a US holder, as defined below, and you hold your Scheme Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or you hold Options received through compensation arrangements. This section does not address any tax considerations under state, local or foreign laws or US federal laws (e.g. estate or gift tax laws) other than those pertaining to US federal income tax. This section does not address all aspects of US federal income taxation that may be relevant to US holders in light of their particular circumstances. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a broker or dealer in securities or foreign currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a non-US holder,

•	a financial institution,

•	a mutual fund,

•	a partnership or other entity treated as a partnership for US federal income tax purposes,

•	a tax-exempt organisation,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10 per cent or more of the voting stock of the Company,

•	a person that holds Scheme Shares as part of a straddle or a hedging or conversion transaction, or

•	a person whose functional currency is not the US dollar.

This section is based on the Code, its legislative history, existing and proposed US Treasury Regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, the Company believes, and this summary assumes, that the Company is not and never has been a passive foreign investment company for US federal income tax purposes. There can be no assurance that the US Internal Revenue Service will not challenge one or more of the tax considerations described herein, and no ruling has been sought from the Internal Revenue Service as to the US federal income tax consequences of the Proposals.

You are a US holder if you are a beneficial owner of Scheme Shares or Options and you are:

•	a citizen or resident of the United States,

•

a corporation or other entity taxable as a corporation for US federal income tax purposes, created or organised in or under the laws of the United States, any state within the United States, or the District of Columbia,

•	an estate whose income is subject to US federal income tax regardless of its source, or

PART VII – US SPECIAL FACTORS

•

a trust if (i) a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorised to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable US Treasury Regulations to be treated as a US person.

If a partnership or other flow-through entity holds Scheme Shares or Options, the US federal income tax treatment of a partner or other owner generally will depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity. It is recommended that a US holder that is a partner of a partnership or an owner of another flow-through entity holding Scheme Shares or Options consult its own tax adviser.

It is recommended that you consult your own tax adviser regarding the US federal, state and local other tax consequences of the Proposals in your particular circumstances.

2.2.1    Tax Consequences of the Share Proposal

If you are a US holder of Scheme Shares you will recognise capital gain or loss for US federal income tax purposes equal to the difference between the total consideration you receive for your Scheme Shares and your adjusted tax basis, determined in US dollars, in your Scheme Shares. Capital gain of a non-corporate US holder is generally taxed at a maximum rate of 15 per cent where the property is held more than one year. The deductibility of a capital loss is subject to certain limitations under the Code. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

2.2.2    Tax Consequences of the Option Proposal

A US holder of Options received through compensation arrangements that is an individual who receives cash in cancellation of such Options will generally recognise, as ordinary income for US federal income tax purposes and potentially subject to withholding and information reporting, the cash payment received. If the Optionholder is an employee, or received the Options as an employee, the cash payments received by such holder will constitute wage income and will be subject to income and employment taxes. If the Optionholder is a non-employee, the cash payment will be self-employment income.

2.2.3    Foreign Currency Considerations

A US holder’s receipt of cash with respect to Scheme Shares or Options that are paid in foreign currency will be included in the gross income of a US holder as translated into US dollars calculated by reference to the exchange rate prevailing on the date of receipt of such amount, regardless of whether the foreign currency is converted into US dollars at that time. If the foreign currency received is converted into US dollars on the date of receipt, a US holder generally should not be required to recognise foreign currency gain or loss in respect of the amount. If the foreign currency received is not converted into US dollars on the date of receipt, a US holder will have a basis in the foreign currency equal to its US dollar value on the date of receipt. Any US holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be US source income or loss for foreign tax credit purposes. US holders are urged to consult their own tax advisers concerning the US tax consequences of acquiring, holding and disposing of foreign currency.

2.2.4    Backup Withholding and Information Reporting

If you are a non-corporate US holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to the payment of the consideration to you from the cancellation of your Scheme Shares or Options effected at a US office of a broker.

Additionally, backup withholding may apply to such payments if you are a non-corporate US holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the US Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your US federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

PART VII – US SPECIAL FACTORS

Backup withholding is not an additional tax, and you generally may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed your income tax liability, provided that you have furnished the required information to the US Internal Revenue Service in a timely manner.

TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE SCHEME TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. IT IS RECOMMENDED THAT YOU SHOULD CONSULT YOUR TAX ADVISER FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE SCHEME TO YOU.

3.    MANAGEMENT – INTENTIONS AND PLANS

CITIC Group and GECC intend to retain the Company’s existing senior management team to manage the Company after completion of the Proposals. As of the date of this Scheme Document, no member of the Company’s management team has entered into any agreement, arrangement or understanding with the Offeror or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company. In addition, as of the date of this Scheme Document, no member of the Board has entered into any agreement, arrangement or understanding with the Offeror or its affiliates regarding any position on the Board, or the right to purchase or participate in the equity of, the Company.

Provided the Executive’s consent under Rule 7 of the Takeovers Code is obtained, Mr. Romain Bausch, Ms. Cynthia Dickins and Mr. Mark Rigolle, the SES’s appointees to the Board, will resign from the Board on completion of the Exchange Transaction and the GE Entities will appoint new directors to the Board to replace the SES appointees. It is anticipated that such new directors will be Mr. Ronald J. Herman, Jr., Ms. Nancy Ku, Mr. Mark Chen (each of whom is also a director of the Offeror) and, so long as the Company remains public, an additional person still to be determined by the GE Entities. These changes to the Board are in no way dependent on whether or not the Proposals complete. No determination has yet been made as to whether, and if so, how, the composition of the Board may be changed upon completion of the Proposals.

4.    WHERE YOU CAN FIND MORE INFORMATION

AsiaSat files annual and other reports and submits other information with the SEC. The SEC maintains an internet web site that contains reports and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. Information filed by AsiaSat with the SEC can be found by reference to AsiaSat’s corporate name or to its SEC file number, 1-14396. You may also read and copy any document filed by AsiaSat at the SEC’s public reference room located at:

100 F Street, N.E., Room 1580

Washington, D.C. 20549

United States

Please call the SEC at 1-800-SEC-0330 (within the United States) or +1 202 551 8090 (outside the United States) for further information on the public reference room and its copy charges.

Because the Privatisation is a “going private” transaction, AsiaSat, the Offeror and the Offeror’s shareholders, Able Star and GE Equity, will file with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Privatisation. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows AsiaSat and the Offeror to “incorporate by reference” into this Scheme Document the information AsiaSat files with it, which means that important information can be disclosed by referring to those documents. The information incorporated by reference is an important part of this Scheme Document, and information that is filed later with the SEC will automatically update and supersede this information. AsiaSat and the Offeror incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this Scheme Document and before the Meetings:

•	AsiaSat’s Annual Report on Form 20-F for the year ended 31 December 2005; and

PART VII – US SPECIAL FACTORS

•	AsiaSat’s Reports of a foreign issuer on Form 6-K, filed with the SEC on 7 March 2007.

AsiaSat will provide a copy of any document incorporated by reference in this Scheme Document and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

Address:	Asia Satellite Telecommunications Holdings Limited,
17/F, The Lee Gardens, 33 Hysan Avenue,
Causeway Bay, Hong Kong

Telephone Number:	(852) 2500 0888

Should you want more information regarding AsiaSat, please refer to the annual and other reports filed with or submitted to the SEC.

AsiaSat Shareholders and Scheme Shareholders should rely only on the information contained or incorporated by reference in this Scheme Document to vote their Scheme Shares at the Court Meeting and their AsiaSat Securities at the Special General Meeting. Neither AsiaSat nor the Offeror has authorised anyone to provide you with information that is different from what is contained in this Scheme Document. This Scheme Document is dated 19 March 2007. No assumption should be made that the information contained in this Scheme Document is accurate as of any date other than the Latest Practicable Date, and neither the mailing of the Scheme Document to AsiaSat Shareholders nor the payment of the consideration pursuant to the Scheme shall create any implication to the contrary.

PART VIII – EXPLANATORY STATEMENT

This Explanatory Statement constitutes the statement required under Section 100 of the Companies Act.

SCHEME OF ARRANGEMENT

FOR THE CANCELLATION OF THE SCHEME SHARES, THE CREATION, ALLOTMENT AND ISSUE OF THE NEW ASIASAT SHARES

AND

THE PAYMENT OF THE SHARE OFFER PRICE AND OPTION OFFER PRICE

1.    INTRODUCTION

On 13 February 2007, the Offeror requested the Board to put forward the Share Proposal (detailed below) to the Scheme Shareholders for cancellation of the Scheme Shares to effect the privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act and informed the Board that it will make the Option Proposal (detailed below) to Optionholders for the cancellation of Outstanding Options in exchange for cash. If approved, the Scheme will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Special General Meeting. The effect of the Proposals is that AsiaSat will become wholly owned by CITIC Group and GECC, through Bowenvale as to approximately 68.9 per cent and through the Offeror as to approximately 31.1 per cent. The AsiaSat Shares held by Bowenvale will not form part of the Scheme Shares.

2.    TERMS OF THE PROPOSALS

The Proposals are made on the following basis:

The Share Proposal

For each Scheme Share	HK$	18.30 in cash

For each ADS	HK$	183.00 in cash

The Option Proposal

For each Outstanding B Option	HK$	0.82 in cash

For each Outstanding C Option	HK$	3.95 in cash

The Share Offer Price represents a premium of approximately 30.7 per cent over the closing price of HK$14.00 per AsiaSat Share as quoted on the Stock Exchange on the Pre-Suspension Date, a premium of approximately 29.8 per cent over the closing price of HK$14.10 per AsiaSat Share as quoted on the Stock Exchange on the Suspension Date and a premium of approximately 32.2 per cent over the 30-day Average Pre-Announcement Price of HK$13.84 per AsiaSat Share. The Share Offer Price represents a discount of approximately 0.5 per cent to US$23.55 per ADS as quoted on the NYSE on the Latest Practicable Date and a premium of approximately 14.4 per cent over the Possible MGO Share Offer Price.

2.1    The Share Proposal

The aim of the Share Proposal is to privatise the Company by way of the Scheme and to cancel all the Scheme Shares (including Scheme Shares underlying the ADSs), which will result in a reduction of the issued share capital of the Company under Section 46 of the Companies Act, and to issue the New AsiaSat Shares to the Offeror. In consideration for the cancellation of the Scheme Shares, Scheme Shareholders will be entitled to receive the Share Offer Price, being HK$18.30 per Scheme Share, in cash.

As the ADSs are governed by the ADS Deposit Agreement and not Bermuda law, implementation of the Scheme will not result in and of itself in cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying the ADSs will be cancelled along with all other Scheme Shares, and the cash received by the ADS Depositary (as registered owner of the Scheme Shares underlying the ADSs) upon cancellation of such Scheme Shares will be converted into US dollars by the ADS Depositary and distributed (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding taxes, if applicable) to the ADS Holders pro rata to their holdings upon exchange of their ADSs, in accordance with the provisions of the ADS Deposit Agreement.

No AsiaSat Share acquired by the Offeror pursuant to the Share Proposal will be transferred, charged or pledged to any other person, and there are no agreements, arrangements or understandings in place to do the same, nor are

PART VIII – EXPLANATORY STATEMENT

there any related charges or pledges which may result in the transfer of voting rights attached to AsiaSat Shares, provided, however, that after the Scheme becomes effective, the Offeror may transfer its entire interest in AsiaSat to Bowenvale.

2.2    The Option Proposal

In accordance with the terms of the Share Option Scheme, Optionholders are entitled to exercise their Options, which confer rights to subscribe for AsiaSat Shares at a price of HK$17.48 per AsiaSat Share in respect of B Options and HK$14.35 per AsiaSat Share in respect of C Options, in full or in part at any time from the date of such notice until the earlier of (i) two calendar months after the date of the notice of the Court Meeting and, (ii) the date on which the Scheme is sanctioned by the Supreme Court, but the exercise of the Options as described above shall be conditional upon the Scheme becoming effective.

Optionholders should note that under the Rules of the Share Option Scheme, in particular paragraph 8.5:

(i)	Optionholders have the right to exercise Options up to two calendar months after the date of despatch of the Scheme Document or the date of the sanction of the Scheme by the Supreme Court, whichever is the earlier;

(ii)	Optionholders who exercise their Options prior to the Voting Record Time will be Scheme Shareholders who may vote on the Scheme, provided they are not concert parties of the Offeror; and

(iii)	Optionholders who exercise their Options after the Voting Record Time may do so until the Scheme Record Time, but will only be able to do so subject to the terms of the Scheme and conditional upon the Scheme being sanctioned by the Supreme Court, and will therefore be bound by the Scheme.

AsiaSat Shares issued upon exercise of the Options in accordance with the terms of the Share Option Scheme prior to the Scheme Record Time will form part of the Scheme Shares. Options which are not exercised in accordance with the terms of the Share Option Scheme and to the extent in relation to which the Option Proposal is not accepted will lapse, subject to and conditional upon the Scheme becoming effective and binding. The Option Proposal is conditional upon the Scheme becoming effective and binding.

Under the Option Proposal, the Offeror will offer to purchase Outstanding Options, for cancellation in exchange for HK$0.82 in cash for each Outstanding B Option, and HK$3.95 in cash for each Outstanding C Option subject to and conditional upon the Scheme becoming effective and binding.

Further information on the Option Proposal has been set out in this Scheme Document and the Option Proposal will be made by or on behalf of the Offeror in a Letter to Optionholders despatched on the same day as this Scheme Document.

2.3    Total Consideration

On the basis of the Share Offer Price of HK$18.30 per Scheme Share and 390,265,500 AsiaSat Shares in issue, of which 121,360,500 were Scheme Shares as at the Latest Practicable Date (including Scheme Shares underlying the ADSs), the Scheme Shares are valued at approximately HK$2,221 million.

Save for the Options, there are no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which are convertible into AsiaSat Shares. Assuming none of the Options are exercised prior to the Scheme Record Time in accordance with the terms of the Share Option Scheme and on the basis of the Option Offer Price of HK$0.82 per Outstanding B Option, and HK$3.95 per Outstanding C Option, the Option Proposal is valued at approximately HK$14 million. Assuming all Options are exercised in full by the Optionholders in accordance with the terms of the Share Option Scheme prior to the Scheme Record Time, no consideration will be payable under the Option Proposal, and the number of Scheme Shares will accordingly increase to 126,193,000 and the Scheme Shares would be valued at approximately HK$2,309 million.

The total amount of cash required to effect the Proposals is approximately HK$2,235 million if none of the Options are exercised prior to the Scheme Record Time. This amount would increase to an aggregate of approximately HK$2,309 million if all Options are exercised prior to the Scheme Record Time.

PART VIII – EXPLANATORY STATEMENT

The consideration to which any AsiaSat Shareholder is entitled under the Proposals will be implemented in full in accordance with the terms of the Proposals without regard to any lien, right of set-off, counterclaim or other analogous right to which the Offeror may otherwise be, or claim to be, entitled against such AsiaSat Shareholder.

3.    CONDITIONS OF THE PROPOSALS

The Share Proposal will become effective and binding on the Company and all Scheme Shareholders, subject to fulfilment or waiver (as applicable) of the following conditions:

(a)	the approval by way of poll of the Scheme by a majority in number of the Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares, present and voting either in person or by proxy at the Court Meeting, provided that:

(i)	the Scheme is approved by at least 75 per cent of the votes attaching to Scheme Shares held by Scheme Shareholders that are cast either in person or by proxy at the Court Meeting; and

(ii)	the number of votes cast against the resolution to approve the Scheme at the Court Meeting is not more than 10 per cent of the votes attaching to all Scheme Shares held by Scheme Shareholders;

(b)	the passing by AsiaSat Shareholders of a special resolution to approve and give effect to the Scheme (including the cancellation of the Scheme Shares and the reduction of the relevant portion of the issued share capital of the Company and the issue of the New AsiaSat Shares) by a majority of not less than three-fourths of the votes cast by the AsiaSat Shareholders present and voting in person or by proxy, at the Special General Meeting;

(c)	the sanction of the Scheme (with or without modifications) by the Supreme Court and the delivery to the Registrar of Companies in Bermuda of a copy of the order of the Supreme Court for registration;

(d)	the compliance with the procedural requirements of Section 46 of the Companies Act in relation to the reduction of the issued share capital of the Company;

(e)	all other Authorisations in connection with the Share Proposal having been obtained from the Relevant Authorities in Bermuda, Hong Kong, the United States and other relevant jurisdictions (if any);

(f)	all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for in these conditions, or is in addition to the requirements expressly so provided for, in relevant laws, rules, regulations or codes in connection with the Proposals or any matters, documents (including circulars) or things relating thereto, which is material in the context of the Group as a whole in each aforesaid case up to and at the time when the Scheme becomes effective;

(g)	all necessary third party consents required under contractual obligations of AsiaSat which are material in the context of the Group as a whole having been obtained;

(h)	a waiver from the Hong Kong Broadcasting Authority in respect of compliance with statements and representations regarding the legal and beneficial interests in the Licensees’ voting control and shares set out in the Licensees’ non-domestic television programme service licences issued by the Hong Kong Broadcasting Authority;

(i)	confirmation from OFTA (in a form satisfactory to the Executive for the purposes of compliance with Note 4 to Rule 26.2 of the Takeovers Code) that the Proposals will not have, or be likely to have, the effect of substantially lessening competition in a telecommunications market in Hong Kong as referred to in Section 7P of the Telecommunications Ordinance;

(j)	no governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies or courts in any jurisdiction having instituted any action, proceedings, suit, investigation or enquiry or enacted or made and there not continuing to be outstanding any statute, regulation or order that would make the Share Proposal void, unenforceable or illegal or prohibit the implementation of the Share Proposal;

(k)	none of the telecommunications licences held by the Group which are material in the context of the Group as a whole having been revoked by OFTA when Conditions (f), (g), (h), (i) and (j) are satisfied;

(l)	completion of the Exchange Transaction; and

PART VIII – EXPLANATORY STATEMENT

(m)	since the date of this Scheme Document, no event having occurred in relation to any satellite whether under construction or in service and owned and/or operated by any member of the Group (such as, without limitation, technical failure or launch failure, satellite defects, destruction and damage that may result in total or partial loss or incorrect orbital placement or prevent proper commercial operation) which has a material adverse effect on the business, assets, financial or trading position or prospects of the Group taken as a whole.

The Offeror reserves the right to waive condition (g) either in whole or in part in respect of any particular matter. In the event that conditions (e) or (f) are not fulfilled by reason of an Authorisation not having been obtained, the Offeror reserves the right to assess the materiality of such non-fulfilment and to waive the fulfilment of such condition(s) to such extent where it considers appropriate. Conditions (a) to (d), and conditions (j) and (l) cannot be waived in any event. The Offeror may only invoke condition (m) as a basis for not proceeding with the Scheme if the provisions of Note 2 to Rule 30.1 of the Takeovers Code are satisfied. Note 2 to Rule 30.1 of the Takeovers Code provides that an offeror should not invoke any condition (other than the acceptance condition) so as to cause the offer to lapse unless the circumstances which give rise to the right to invoke the condition are of material significance to the offeror in the context of the offer. The waiver or invoking by the Offeror of any condition in accordance with the terms of this paragraph shall not be subject to the Company’s agreement, approval or consent. The Offeror may not waive any other condition in any event, and the Company has no right to waive any of the conditions.

All of the above conditions will have to be fulfilled or waived, as applicable, on or before 30 June 2007 (or such later date as the Offeror and the Company may agree or (to the extent applicable) as the Supreme Court may direct and as may be permitted by the Takeovers Code), failing which the Scheme will lapse. Any extension to such later date shall not be beyond 31 October 2007.

The Offeror reserves the right to implement the privatisation of AsiaSat by way of a general offer.

The implementation of the Option Proposal is conditional upon the Share Proposal becoming effective and binding.

The Offeror is not a party to any agreements or arrangements which relate to the circumstances in which it may or may not invoke or seek to invoke a condition to the Share Proposal and the Option Proposal.

4.    BACKGROUND TO, REASONS FOR AND BENEFITS OF THE PROPOSALS

4.1    Reasons for and Benefits of the Proposals

Due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region, the Asia-Pacific satellite market remains very competitive. As a result, the Company’s share price has not performed satisfactorily. In the three year period prior to the Announcement Date, the price of AsiaSat Shares decreased by 11.9 per cent compared with an increase of 51.1 per cent in the Hang Seng Index over the same period.

Given the overcapacity in the market, Able Star and GE Equity believe that the unsatisfactory share performance of AsiaSat’s Shares may continue. AsiaSat’s dividend yield remains relatively low as the Company needs to preserve cash to endure competition in the market for commercial supply of satellite transponder capacity, to launch new satellites from time to time and to participate in potential acquisitions. Therefore, the earnings of AsiaSat will continue to be under pressure in the short to medium term. For similar reasons, the Offeror currently has no plans to increase the Company’s annual or interim dividend, cause the Company to distribute any extraordinary dividend, or recapitalise the Company’s balance sheet by increasing the Company’s financial leverage in the ordinary course of business in the event the Transfer completes and/or the Scheme becomes effective. Able Star and GE Equity propose to effect the privatisation through the Scheme to enable AsiaSat to pursue development of its business with greater flexibility, and to effect the privatisation at a price in excess of the Possible MGO Share Offer Price in order to give minority shareholders a premium price for their AsiaSat Shares.

The Scheme provides an opportunity for AsiaSat Shareholders to exit and monetise their AsiaSat Shares at a significant premium to the current market price. This price represents a premium of approximately 30.7 per cent over the closing price of HK$14.00 per AsiaSat Share on the Pre-Suspension Date, a premium of approximately 29.8 per cent over the closing price of HK$14.10 per AsiaSat Share on the Suspension Date, a premium of

PART VIII – EXPLANATORY STATEMENT

approximately 32.2 per cent over the 30-day Average Pre-Announcement Price, and a premium of approximately 22.0 per cent over the highest closing price during the year prior to the Announcement. The Scheme also provides Scheme Shareholders with an opportunity to receive an offer price higher than the Possible MGO Share Offer Price. If the Exchange Transaction is completed but the Scheme is unsuccessful, the Possible MGO Offers would be made and the Scheme Shareholders would have the choice of accepting the Possible MGO Share Offer at a lower price per AsiaSat Share than the Share Offer Price.

The privatisation would also, if it completes, relieve AsiaSat of the heavy financial and administrative burden of dual listings on both the Stock Exchange and the NYSE. In particular, compliance costs of the US Sarbanes-Oxley Act of 2002 and the maintenance costs of the listing on the NYSE have, in recent years, resulted in substantial recurrent professional fees and time costs, which are disproportionate to the benefits of maintaining such listing.

As a private company, AsiaSat management should have greater flexibility to focus on the development of business and marketing activities. This is particularly important given that AsiaSat is operating in a competitive market in which profitability is under pressure as a result of persistent overcapacity and the substantial investment required to construct and launch new satellites.

As at the Latest Practicable Date, Bowenvale and parties acting in concert with it hold an aggregate beneficial ownership of approximately 68.9 per cent of the issued share capital of AsiaSat. If any third party were to make a competing offer for the privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it. Bowenvale and parties acting in concert with it have no intention to accept any competing offer.

4.2    Effects of Proposals

4.2.1    Shareholder Structure

As at the Latest Practicable Date, there were 390,265,500 AsiaSat Shares in issue. The Offeror currently neither owns nor has control or direction over any voting rights or rights over any AsiaSat Shares; however, so far as the Offeror is aware, the Offeror and parties acting in concert with it are beneficially interested in 268,905,000 AsiaSat Shares, representing approximately 68.9 per cent of the issued share capital of the Company. The table below sets out the shareholding structure of the Company as at the Latest Practicable Date and immediately after the Scheme becoming effective, completion of the Option Proposal and the listing of AsiaSat Shares and the ADSs on the Stock Exchange and the NYSE (respectively) is withdrawn and assuming (i) none of the Options have been exercised on or prior to the Scheme Record Time and (ii) all Optionholders accept the Option Proposal:

	As at the Latest Practicable Date		Immediately after the Scheme becomes effective and the listing of AsiaSat Shares on the Stock Exchange and ADSs on the NYSE is withdrawn
	Number of AsiaSat Shares	%	Number of AsiaSat Shares	%
The Offeror	—	—	121,360,500	31.1
Bowenvale	268,905,000	68.9	268,905,000	68.9

The Offeror and parties acting in concert with the Offeror	268,905,000	68.9	390,265,500	100.0

Scheme Shareholders	121,360,500	31.1	—	—

(all of the Scheme Shareholders are also independent shareholders for the purposes of the Takeovers Code)
Total	390,265,500	100.0	390,265,500	100.0

Following the Effective Date and the withdrawal of the listing of AsiaSat Shares on the Stock Exchange, the Company will become wholly indirectly owned by CITIC Group and GECC, through Bowenvale as to approximately 68.9 per cent and through the Offeror as to approximately 31.1 per cent.

The Company had 1,630,000 B Options and 3,202,500 C Options outstanding as at the Latest Practicable Date. Each Option, on exercise, entitles the Optionholder to be allotted one AsiaSat Share. As at the Latest Practicable

PART VIII – EXPLANATORY STATEMENT

Date, parties acting in concert with the Offeror held in aggregate 300,000 C Options. To the extent that any of the 300,000 C Options held by parties acting in concert with the Offeror are exercised and converted into AsiaSat Shares prior to the Scheme Record Time, the AsiaSat Shares will form part of the Scheme Shares, but may not be voted at the Court Meeting. The table below sets out details of the Options as at the Latest Practicable Date:

Optionholders	Number of Options
	B Options	C Options
Bowenvale
Directors
Mi Zeng Xin (also a director of the Offeror)	—	100,000
Ju Wei Min (also a director of the Offeror)	—	50,000
Ding Yu Cheng	—	50,000
Romain Bausch	—	100,000

Other employees of the Company, and directors of the Company (other than those four directors named above)[1]	1,630,000	2,902,500

Total	1,630,000	3,202,500

1	The other directors of the Company holding Options being Professor Chen Kwan Yiu Edward (50,000 C Options), Mr. Sze Tsai To Robert (75,000 C Options), Mr. Peter E. Jackson (150,000 B Options and 430,000 C Options) and Mr. William Wade (114,000 B Options and 330,000 C Options), none of whom are acting in concert with the Offeror, CITIC Group or GEC.

Save as disclosed above, there were no outstanding options, warrants, derivatives or other securities issued by the Company that carried a right to subscribe for or which were convertible into AsiaSat Shares and no other director of the Company had any interest in AsiaSat Shares, as at the Latest Practicable Date. Upon the Scheme becoming effective, the Company will be owned as to approximately 31.1 per cent by the Offeror and as to approximately 68.9 per cent by Bowenvale.

4.2.2    Participation in AsiaSat

Upon the Scheme becoming effective and binding, CITIC Group and GECC will own indirectly 100 per cent of the issued share capital of the Company. If the Scheme is completed, the Scheme Shareholders will cease to have ownership interests in the Company and rights as the Company’s shareholders, and, as a result, Scheme Shareholders will not participate in any future earnings, losses, growth or decline of the Company. Moreover, the Company intends to have the ADSs de-listed from the NYSE following completion of the Scheme. As a result, public trading of the ADSs will cease.

The Company’s net income was HK$453,405,000 for the year ended 31 December 2006 and the shareholders’ equity was HK$4,421,604,000 as of 31 December 2006. As of 31 December 2006, Bowenvale was the holder of approximately 68.9 per cent of the issued and outstanding share capital of the Company. Pursuant to the Share Proposal, each of the Scheme Shareholders (being holders of the approximately 31.1 per cent of the issued and outstanding share capital of the Company), totalling 121,360,500 AsiaSat Shares) will receive HK$18.30 in cash for each AsiaSat Share it holds. If the transaction is consummated, CITIC Group and GECC’s indirect interest in the Company’s net income and in the Company’s shareholders’ equity will equal 100 per cent. After the transaction, CITIC Group and GECC (through their respective affiliates) will be entitled to all benefits resulting from such interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, CITIC Group and GECC (through their respective affiliates) will also bear all the risks of losses generated by the Company’s operations and any future decrease in the value of the Company after the transaction.

4.2.3    Market for AsiaSat Securities

The Company will apply to the Stock Exchange for the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange pursuant to Rule 6.15 of the Listing Rules as soon as practicable after the Scheme becomes effective. Scheme Shareholders will be notified by way of a press announcement of the exact dates on which the Scheme and the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange will become effective.

PART VIII – EXPLANATORY STATEMENT

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and share certificates for the Scheme Shares will cease to have effect as documents of evidence of title and should be returned to the Company for cancellation.

Upon the Scheme becoming effective and the Company becoming wholly indirectly owned by CITIC Group and GECC through the Offeror and Bowenvale, the Company will also apply for de-listing of the ADSs from the NYSE. CITIC Group and GECC also intend to seek to cause the Company to terminate the ADS Deposit Agreement. If the Scheme becomes effective, CITIC Group and GECC intend to cause the Company to file a Form 15 with the SEC to request that the Company’s reporting obligations under the Exchange Act be terminated or suspended, provided the relevant rules and regulations under the Exchange Act are satisfied. Irrespective of the outcome of the Scheme, in due course, it is expected that the maintenance of the ADS listing on the NYSE will be re-examined by AsiaSat and the Board, the outcome of which may be to terminate such listing.

5.    INTENTIONS AND PLANS

5.1    Intentions regarding AsiaSat

It is the intention of CITIC Group and GECC to maintain the existing businesses of the AsiaSat Group upon successful privatisation of the Company. CITIC Group and GECC do not intend to introduce any major changes to the existing operating and management structure of the AsiaSat Group, or to discontinue the employment of any employees of the AsiaSat Group, as a result of the implementation of the Proposals. Upon the successful implementation of the Proposals and AsiaSat becoming a private company, AsiaSat will, however, no longer have access to equity funding through the public capital markets. CITIC Group and GECC also expect that there will be no material change to the existing business (such as business focus and operating model) of the AsiaSat Group as a result of the implementation of the Proposals.

Upon the completion of the Exchange Transaction, the Shareholders’ Agreement will be terminated. CITIC Group and the GE Entities will execute a new shareholders agreement in respect of Bowenvale, to become effective upon the completion of the Exchange Transaction, which will be substantially similar to the Shareholders’ Agreement. The new shareholders agreement will contain a provision prohibiting CITIC Group or the GE Entities from transferring any Bowenvale shares for a period of three years following the completion of the Exchange Transaction. Upon the successful privatisation of AsiaSat, Able Star and the GE Entities may consider entering into a simpler shareholders’ agreement in respect of Bowenvale to reflect AsiaSat’s status as a private company, as opposed to a publicly listed company.

CITIC Group and GE Equity entered into a shareholders agreement dated 13 February 2007 in respect of the Offeror which becomes effective in all material respects with effect from the Scheme becoming effective and binding.

After the successful privatisation of the Company, CITIC Group and GECC contemplate that they will assess whether to revise AsiaSat’s Bye-laws to reflect its change from a public to a private company.

5.2    Management

CITIC Group and GECC intend to retain the Company’s existing senior management team to manage the Company after completion of the Proposals, save that provided the Executive’s consent under Rule 7 of the Takeovers Code is obtained, the SES appointees upon completion of the Exchange Transaction to the Board, namely Mr. Roman Bausch, Ms. Cynthia Dickins and Mr. Mark Rigolle will resign as Directors, and the GE Entities will appoint four Directors to replace them (for so long as the Company remains public). It is anticipated that the four Directors to be appointed by the GE Entities will be Mr. Ronald J. Herman, Jr., Ms. Nancy Ku and Mr. Mark Chen, each of whom is a GE Equity appointed director of the Offeror, and an additional person still to be determined by the GE Entities. These changes to the Board are in no way dependent on whether or not the Proposals complete. Rule 7 of the Takeovers Code provides that once a bona fide offer has been communicated to the board of the offeree company, except with the consent of the Executive, the directors of an offeree company should not resign until the first closing date of the offer, or the date when the offer becomes or is declared unconditional, whichever is later. In the context of the Proposals this means none of the Directors should resign before the date of the Court Meeting. In the context of the Possible MGO Share Offer this means none of the Directors should resign before the first closing date of the Possible MGO Share Offer (if the Scheme fails). An application was made to the Executive by GE Equity and SES on 13 March 2007 to obtain consent in respect of Rule 7, however it is uncertain as to whether such consent will be granted. No determination has yet been made as to whether, and if so, how, the composition of the Board may be changed upon completion of the Proposals.

PART VIII – EXPLANATORY STATEMENT

6.    SOURCE AND AMOUNT OF FUNDS

The Offeror expects that the total amount of cash required to effect the Proposals is approximately HK$2,235 million if none of the Outstanding Options is exercised prior to the Scheme Record Time. This amount would increase to an aggregate of approximately HK$2,309 million if all Outstanding Options are exercised prior to the Scheme Record Time. The Proposals will be financed from the existing resources of CITIC Group and GECC. The Offeror’s financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation in full of the Proposals.

The Offeror will not increase any of the Offer Prices. Each of the Share Offer Price, the Option Offer Price, the Possible MGO Share Offer Price and the Possible MGO Option Offer Price represents the best and final offer price in respect of the Share Proposal, the Option Proposal, the Possible MGO Share Offer and the Possible MGO Option Offer, respectively. AsiaSat Shareholders should be aware that, following the making of these statements in the Announcement, the Offeror is not allowed to increase any of the Offer Prices, save in wholly exceptional circumstances, as provided in Rule 18.3 of the Takeovers Code. Notwithstanding the above, the Offeror reserves the right not to be bound by these statements in the event of a competing offer and such competing offer is recommended by the Board.

7.    COMPARISONS OF VALUE

7.1    Comparables

The Stock Exchange is the principal trading market for the AsiaSat Shares, which are not listed on any other exchange in or outside of the United States. The high and low closing prices for the AsiaSat Shares on the Stock Exchange for each full quarterly period during the past two years are as follows:

	High		Low
2005
First Quarter	HK$	15.00	HK$	14.20
Second Quarter	HK$	15.10	HK$	13.50
Third Quarter	HK$	15.95	HK$	13.60
Fourth Quarter	HK$	14.90	HK$	12.95

2006
First Quarter	HK$	14.85	HK$	12.20
Second Quarter	HK$	14.00	HK$	13.00
Third Quarter	HK$	13.30	HK$	12.28
Fourth Quarter	HK$	15.00	HK$	12.90

The Share Offer Price represents:

•	a premium of approximately 30.7 per cent over the closing price of HK$14.00 per AsiaSat Share as quoted on the Stock Exchange on the Pre-Suspension Date;

•	a premium of approximately 29.8 per cent over the closing price of HK$14.10 per AsiaSat Share as quoted on the Stock Exchange on the Suspension Date;

•	a premium of approximately 32.2 per cent over the 30-day Average Pre-Announcement Price of HK$13.84 per AsiaSat Share;

•	a premium of approximately 4.3 per cent over the closing price of HK$17.54 per AsiaSat Share as quoted on the Stock Exchange on the Latest Practicable Date;

•	a premium of approximately 1.4 per cent over the highest closing price of approximately HK$18.04 per AsiaSat Share over the one year period prior to the Latest Practicable Date;

•	an implied price to earnings multiple of 19.5 times, based on AsiaSat’s reported basic earnings per share of HK$0.94 for the year ended 31 December 2005;

•	an implied price to earnings multiple of 15.8 times, based on AsiaSat’s reported basic earnings per share of HK$1.16 for the year ended 31 December 2006;

PART VIII – EXPLANATORY STATEMENT

•	a premium of approximately 74.0 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$10.52 as at 31 December 2005;

•	a premium of approximately 61.5 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$11.33 as at 31 December 2006; and

•	a premium of approximately 14.4 per cent over the Possible MGO Share Offer Price.

The NYSE is the principal trading market for the ADSs, which are not listed on any other exchange in or outside of the United States. At the Exchange Rate in effect on the Latest Practicable Date, the Share Offer Price of HK$18.30, which translates into a price of HK$183.00 per ADS, would be equal to US$23.43. The high and low closing prices for the ADSs on the NYSE for each full quarterly period during the past two years are as follows:

	High		Low
2005
First Quarter	US$	19.07	US$	18.27
Second Quarter	US$	19.08	US$	17.11
Third Quarter	US$	20.45	US$	17.61
Fourth Quarter	US$	19.02	US$	16.55

2006
First Quarter	US$	19.40	US$	16.15
Second Quarter	US$	18.35	US$	16.65
Third Quarter	US$	17.19	US$	16.05
Fourth Quarter	US$	18.85	US$	16.21

The Share Offer Price represents:

•	a premium of approximately 32.0 per cent over the closing price of US$17.75 per ADS as quoted on the NYSE on the Pre-Suspension Date;

•	a premium of approximately 30.7 per cent over the 30-day Average Pre-Announcement ADS Price of US$17.93 per ADS;

•	a discount of approximately 0.5 per cent to the closing price of US$23.55 per ADS as quoted on the NYSE on the Latest Practicable Date; and

•	a discount of approximately 0.5 per cent to the highest closing price of approximately US$23.55 per ADS over the one year period prior to the Latest Practicable Date.

7.2    Net tangible assets

As at 31 December 2006, the audited consolidated net assets of the Group amounted to approximately HK$4.422 million, or approximately HK$11.33 per AsiaSat Share. The Share Offer Price represents a premium of approximately 62 per cent to the audited consolidated net asset value per Share as at 31 December 2006.

7.3    Earnings

The Group’s audited consolidated profit attributable to the AsiaSat Shareholders for the year ended 31 December 2006 amounted to approximately HK$454 million, representing basic and diluted earnings of approximately HK$1.16 and HK$1.16 per AsiaSat Share, respectively.

PART VIII – EXPLANATORY STATEMENT

7.4    Dividends

The following table shows the amount of dividends per AsiaSat Share paid in the past two years:

Payment Date	Dividends paid per AsiaSat Share
HK$
14 November 2006 (interim dividend)	0.08
23 May 2006 (final dividend)	0.27
15 November 2005 (interim dividend)	0.08
18 May 2005 (final dividend)	0.27

A dividend declared by the Company after 13 February 2007 (the date of the Announcement) and prior to the Scheme becoming effective will be declared subject to the following:

(i)	the amount of the dividend shall not affect the Share Offer Price if the Scheme becomes effective and binding on or before 10 May 2007;

(ii)	the amount of the dividend will be deducted from the Share Offer Price if the Scheme becomes effective and binding after 10 May 2007;

(iii)	if the Scheme becomes effective and binding on or before 10 May 2007, the dividend shall not be paid; and

(iv)	if the Scheme does not become effective, the dividend will be paid to AsiaSat Shareholders on the register of members of the Company at 4:30 p.m. on 10 May 2007.

AsiaSat has been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority. Consequently, there are no restrictions on its ability to pay dividends, other than in respect of local Bermuda currency.

8.    CASH PAYMENT TO CITIC GROUP

In consideration of CITIC Group’s consent to the Transfer and in exchange for the release of the SES parties from their obligations and liabilities under the Shareholders’ Agreement CITIC Group will receive a cash payment of HK$100 million from SES and/or its subsidiaries and SES’s continuation of certain of its obligations under the Shareholders’ Agreement, in modified form, under a new arrangement. The cash payment will be made directly by SES (or the relevant subsidiary) to CITIC Group upon completion of the Exchange Transaction.

9.    THE EXCHANGE TRANSACTION

Bowenvale, AsiaSat’s largest shareholder, is a joint venture indirectly and jointly owned by CITIC Group (through Able Star) and SES. Bowenvale has three classes of share capital – “X Ordinary Shares” (representing 49.5 per cent of its share capital), “Y Ordinary Shares” (representing 49.5 per cent of its share capital) and “Special Shares” (representing 1 per cent of its share capital). Currently, CITIC Group is the beneficial owner of the X Ordinary Shares and SES (prior to the closing of the Exchange Transaction) is the beneficial owner of the Y Ordinary Shares. The X and Y Ordinary Shares have full and equal rights to vote, receive dividends and receive capital upon the winding up of Bowenvale. CITIC Group is also the beneficial owner of the Special Shares, which have no voting rights.

Bowenvale currently holds approximately 68.9 per cent of AsiaSat’s entire issued share capital. Pursuant to the Exchange Transaction, SES proposes to redeem GECC’s entire indirect shareholding in SES (approximately 19 per cent of SES’ issued share capital) in exchange for the stock of a newly incorporated company, SIH, that will hold cash and a number of assets, among which are the Y Ordinary Shares that SES will transfer to SIH. The Transfer represents an integral part of the Exchange Transaction. The Exchange Transaction is structured as a package deal in order to achieve the business purposes of SES without negative US tax consequences for GECC. Upon completion of the Exchange Transaction, Able Star and the GE Entities will jointly own, through Bowenvale, approximately 68.9 per cent of the AsiaSat Shares. The Exchange Transaction was publicly announced on 13 February 2007. On completion of the Exchange Transaction, GECC will obtain a 49.5 per cent economic interest and 50 per cent voting interest in Bowenvale and, as a result, an approximately 34.1 per cent indirect economic interest in AsiaSat.

PART VIII – EXPLANATORY STATEMENT

The Executive has taken the view that the Transfer would, on completion, result in the formation of a new concert group that has statutory control of Bowenvale, thereby triggering a mandatory general offer obligation under the Takeovers Code in respect of AsiaSat. Whilst the view taken by Able Star and GE Equity is different from that of the Executive, the Offeror agreed that it would be prepared, in the event the Transfer completes, to make a mandatory general offer for all the shares in the Company not owned by Bowenvale or parties acting in concert with it.

If the Possible MGO Share Offer is made, it would be at the Possible MGO Share Offer Price.

The Executive also raised a concern that the Exchange Transaction, when considered in conjunction with a general offer for the Company, could potentially give rise to a special deal prohibited under Rule 25 of the Takeovers Code, if certain elements of the Exchange Transaction, other than the Transfer, represent favourable conditions that are not extended to all shareholders of the Company.

Each of GECC and SES had separate discussions with the Executive to clarify the relevant aspects and background of the Exchange Transaction, including the reasons why it was structured as a package deal and why the Bowenvale shares were included.

SES has indicated that its business purposes for engaging in the Exchange Transaction are (i) to remove the “overhang” effect on the trading market for its shares so as to meaningfully facilitate its acquisition strategy; and (ii) to restructure and optimise its newly acquired business assets and its portfolio of shareholdings in satellite system owners and operators and to refocus its satellite service activities to match its intended market positioning, in a single transaction. The Exchange Transaction was structured to achieve these business purposes in a manner that is tax-efficient for GECC.

The completion of the Exchange Transaction is subject to certain conditions, including, among others:

(a)	conditions to the obligations of SES, GECC and the GECC Parties under the Share Redemption Agreement:

(i)	SES shareholder approval, which approval has been obtained;

(ii)	regulatory approvals, including:

•	the expiration or termination of any waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which waiting period has been terminated;

•	the issue of orders by the US Federal Communications Commission;

•	the approval of the Austrian and German merger control authorities, or the expiration of any relevant review period, which approval from the German merger control authority has been obtained;

•	the approval of the Japanese telecom authority required in respect of the Exchange Transaction;

•

the issue by the US Department of State of any approvals which may be required pursuant to the US International Traffic in Arms Regulations in respect of the Exchange Transaction and the Proposals and the Possible MGO Offers;

•	the issue, by OFTA, of a formal consent or other instrument acceptable to the SFC as necessary for the purposes of a waiver of compliance with note 4 of Rule 26.2 of the Takeovers Code;

•	receipt of a waiver of condition 10.1 of the broadcasting licences held by Skywave TV Company and Auspicious Color Limited from the Hong Kong Broadcasting Authority;

•	except in certain circumstances, the approval of the Agencia Nacional de Telcomunicacoes of Brazil; and

•

the approval of any merger control authority that is mandatory or suspensory and which is either (i) due to a change in law following 13 February 2007 or (ii) as a result of the correction or addition of any inaccurate or incomplete information provided to the GECC Parties prior to 13 February 2007;

PART VIII – EXPLANATORY STATEMENT

(iii)	the absence of any action or investigation commenced or threatened by any government agency, or any law or judgment in effect that would or is reasonably likely to (i) restrain, prohibit or make illegal the transactions contemplated by the Share Redemption Agreement, (ii) result in a governmental investigation or governmental damages being imposed on any of the assets or shares transferred pursuant to the Exchange Transaction or on SES or any of its affiliates, or (iii) restrain, prohibit or make illegal GECC or SES’s ownership or operation of a material portion of the assets or businesses transferred pursuant to the Exchange Transaction, or as a result of the Exchange Transaction, of either GECC and its subsidiaries as a whole or SES and its subsidiaries as a whole.

(b)	conditions to the obligations of the GECC Parties under the Share Redemption Agreement:

(i)	the representations and warranties of SES in the Share Redemption Agreement and any ancillary agreement are true and correct when made and as of the completion of the Exchange Transaction, or if such representation is made as of a specified date, as of such specified date, except where the failure to be true and correct (without giving effect to any qualifications as to materiality) would not, individually or in the aggregate, reasonably be expected to have an “SES Material Adverse Effect” (as defined in the Share Redemption Agreement);

(ii)	SES and certain of its affiliates shall have performed or complied in all material respects with all obligations and covenants required by the Share Redemption Agreement and ancillary agreements to be performed or complied with by SES or certain of its affiliates by the completion of the Exchange Transaction;

(iii)	the absence of an SES Material Adverse Effect;

(iv)	the determination that, based on an agreed methodology, the ratio of the value of certain of the assets of the company the stock of which is to be transferred to the GECC Parties in the Exchange Transaction to the value of all of such company’s assets meets a certain threshold;

(v)	the receipt of a private letter ruling from the US Internal Revenue Service;

(vi)	the receipt of certain US tax opinions;

(vii)	the receipt of certificates related to tax matters from an officer of SES;

(viii)	the receipt of an opinion from SES’s Luxembourg counsel;

(ix)	the transfer of certain businesses and assets to a new company, the stock of which is to be transferred by SES to the GE Entities pursuant to an agreed plan;

(x)	the receipt of written confirmation from a financial advisor to SES that certain facts and conclusions continue to be true and correct as of the closing of the Exchange Transaction; and

(xi)	the receipt of certain third party consents and waivers.

(c)	conditions to the obligations of SES under the Share Redemption Agreement:

(i)	the representations and warranties of each of the GECC Parties in the Share Redemption Agreement and any ancillary agreement are true and correct when made and as of the completion of the Exchange Transaction, or if such representation is made as of a specified date, as of such specified date, except where the failure to be true and correct (without giving effect to any qualifications as to materiality) would not, individually or in the aggregate, reasonably be expected to have an material adverse effect on the ability of the parties to consummate the Exchange Transaction or the ability of the GECC Parties to consummate the Exchange Transaction;

(ii)	the GECC Parties shall have performed or complied in all material respects with all obligations and covenants required by the Share Redemption Agreement and ancillary agreements to be performed or complied with by the GECC Parties by the completion of the Exchange Transaction;

(iii)	the receipt of certain waivers and consents in respect of SES’s credit facilities and pursuant to US private placements which are guaranteed by SES; and

(iv)	the receipt of a Luxembourg tax ruling.

PART VIII – EXPLANATORY STATEMENT

The Share Redemption Agreement may be terminated prior to its completion under the following circumstances:

•	by mutual consent of the parties to it;

•	by either party, if SES shareholder approval is not obtained;

•

by either the GECC Parties or SES if the Exchange Transaction has not been completed by 15 May 2007 (the “Termination Date”), provided that SES or the GECC Parties may extend the Termination Date to no later than 14 June 2007 if certain other conditions are met with respect to the value and nature of assets to be transferred from SES to the GECC Parties;

•	by the GECC Parties if the US Internal Revenue Services notifies GECC that it will not issue a private letter ruling;

•	by either party if any of the conditions to the obligations of the other party pursuant to the Share Redemption Agreement have become incapable of fulfillment by the Termination Date; or

•	by either party if there is a final, non-appealable order of a court or government administrative agency prohibiting the consummation of the Exchange Transaction.

The summary of the Share Redemption Agreement set forth in this Scheme Document is qualified in its entirety by reference to the full text of the Share Redemption Agreement, which was filed by SES with the SEC in an amendment to SES’s Schedule 13D relating to AsiaSat. Free copies of such agreement may be obtained at the website maintained by the SEC (http://www.sec.gov).

Following such discussions and upon examining the details of the Exchange Transaction, the Executive was satisfied that the Exchange Transaction has no favourable conditions attached to any part of the Exchange Transaction and therefore, does not give rise to a special deal prohibited under Rule 25 of the Takeovers Code.

10.    THE POSSIBLE MGO OFFERS

In the event the Transfer completes prior to the Meetings, an announcement will be made of the satisfaction of that Condition. It is intended that the formal offer documentation in respect of the Possible MGO Offers would not be posted until after the Meetings have been held. If the requisite voting thresholds for approval of the Scheme are obtained at the Meetings, the formal offer documentation in respect of the Possible MGO Offers will not be despatched and the Possible MGO Offers will not commence. If the requisite voting thresholds for approval of the Scheme are not obtained at the Meetings, the formal offer documentation in respect of the Possible MGO Offers will be posted. For the avoidance of doubt, the formal offer documentation in respect of the Possible MGO Offers will not be despatched, if at all, until after the Meetings have been held. Also, for the avoidance of doubt, this Scheme Document does not constitute offer documentation for the Possible MGO Offers.

In the event that the Transfer completes but the Scheme fails or lapses, the Possible MGO Offers would be made in respect of the Possible MGO Shares at the Possible MGO Share Offer Price and the Possible MGO Outstanding Options at the Possible MGO Option Offer Price. The Possible MGO Share Offer document, Possible MGO Option Offer letter and forms of acceptance in respect of the Possible MGO Offers would be despatched to AsiaSat Shareholders and Optionholders, respectively, following the failure or lapsing of the Scheme.

Further details of the Possible MGO Offers are set out in “Part IX – The Possible MGO Offers”, including an indicative timetable.

11.    BEST OFFER PRICES

The Offeror will not increase any of the Offer Prices. Each of the Share Offer Price, the Option Offer Price, the Possible MGO Share Offer Price and the Possible MGO Option Offer Price represents the best and final offer price in respect of the Share Proposal, the Option Proposal, the Possible MGO Share Offer and the Possible MGO Option Offer, respectively. AsiaSat Shareholders should be aware that, following the making of these statements in the Announcement, the Offeror is not allowed to increase any of the Offer Prices, save in wholly exceptional circumstances, as provided in Rule 18.3 of the Takeovers Code. Notwithstanding the above, the

PART VIII – EXPLANATORY STATEMENT

Offeror reserves the right not to be bound by these statements in the event of a competing offer and such competing offer is recommended by the Board.

12.    INFORMATION ON THE COMPANIES

12.1    The Company

The name of the subject company is Asia Satellite Telecommunications Holdings Limited. The Company is engaged in the provision of satellite communication channel capacity and satellite services to broadcasting and telecommunications markets. The address of the Company’s principal executive office is 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong. The telephone number of the Company’s principal executive office is (852) 2500 0888.

During the past five years, the Company has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the Company from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of US federal or state securities laws.

The directors and executive officers of the Company and their respective positions are identified below:

Name and Present Position with AsiaSat	Country of Citizenship	Business Experience during the Past Five Years

Mr. Mi Zeng Xin (1) Chairman and Director	PRC	Mr. Mi Zeng Xin was appointed a Non-executive Director of the Company on 28 February 2001. Since then, he acted as Deputy Chairman (2001-2002), Chairman (2003-2004), and Deputy Chairman (2005-2006) of the Board on a rotational basis, biennially. For the current term (2007-2008), he acts as Chairman. He is an Executive Director and Vice President of CITIC Group. Prior to his appointment to the present position, he held executive management positions with various subsidiaries of CITIC Group and was the Chief Executive Officer of CITISTEEL in the United States from 1992 to 1997. He is also Chairman of the Board of CITIC USA Holdings and CITIC Australia Pty Limited and an Executive Director of CITIC Resources Holdings Limited in Hong Kong. He joined CITIC Group in 1985 and holds a Master of Science degree.

Mr. Romain Bausch (2) Deputy Chairman and Director	Luxembourg	Mr. Romain Bausch was appointed a Non-executive Director of the Company on 15 January 1999. Since then, he has acted as Deputy Chairman (1999-2000), Chairman (2001-2002), Deputy Chairman (2003-2004), and Chairman (2005-2006) of the Board on a rotational basis, biennially. For the current term (2007-2008), he acts as Deputy Chairman. He is the President and CEO of SES S.A. He started his career in the Luxembourg civil service and, after subsequent promotions, he became General Administrator of the Ministry of Finance. He occupied key positions in the banking and media sectors and spent a five-year term as a Director and Vice Chairman of SES. He graduated with a Master of Arts degree in Economics (specialisation in Business Administration) from the University of Nancy (France).

PART VIII – EXPLANATORY STATEMENT

Name and Present Position with AsiaSat	Country of Citizenship	Business Experience during the Past Five Years

Professor Edward Kwan Yiu Chen G.B.S., C.B.E., J.P. (3) Director	United Kingdom	Professor Edward Chen has been an Independent Non-executive Director of the Company since May 1996. He was educated at Hong Kong University (Bachelor of Arts, Master of Social Science) and Oxford University (Doctor of Philosophy) and is currently President of Lingnan University in Hong Kong. He was a member of the Executive Council of Hong Kong from 1992 to 1997 and Chairman of the Consumer Council from 1991 to 1997. He is now Chairman of the Press Council, a Director of First Pacific Company Limited, a Trustee of Eaton Vance Management Funds (Boston), and a director of The Wharf (Holdings) Limited.

Mr. Ding Yu Cheng (1) Director	PRC	Mr. Ding Yu Cheng was appointed a Non-executive Director of the Company on 15 January 1999. He was the Assistant President of CITIC Securities Company Limited and was with the company from April 1998 to September 2004. CITIC Securities Company Limited is a subsidiary of CITIC Group engaging in securities and investment banking business. He has been an independent non-executive director of SEEC Media Group Limited since June 2005. He holds a Master of Business Administration degree from the University of Pittsburgh and a Doctor of Philosophy degree in Economics from Tsinghua University.

Mr. James Watkins (3) Director	United Kingdom	Mr. James Watkins was appointed an Independent Non-executive Director of the Company on 30 June 2006. He qualified as a solicitor in 1969 and was for 20 years a Partner in Linklaters, an international law firm. From 1997 to 2003, he was a Director and General Counsel of the Jardine Matheson Group in Hong Kong. He is a non-executive director of a number of Hong Kong and overseas listed companies. He holds a degree in Law from the University of Leeds, United Kingdom.

Mr. Peter E. Jackson Director and Chief Executive Officer	United Kingdom	Mr. Peter E. Jackson has been an Executive Director and the Chief Executive Officer of the Company since May 1996, having served in that position with AsiaSat since July 1993 prior to the listing of the Company. He has over 30 years’ experience in the telecommunications field. Prior to his appointment as the Chief Executive Officer in 1993, he was employed by Cable & Wireless plc where he held engineering, marketing and management positions and was responsible for several satellite telecommunications ventures. He is a non-executive director of Daum Communications Group, a company that is listed in Korea. He has also served on Board of the Cable & Satellite Broadcasting Association of Asia (CASBAA) in various positions since 1997 and is currently the Treasurer.

PART VIII – EXPLANATORY STATEMENT

Name and Present Position with AsiaSat	Country of Citizenship	Business Experience during the Past Five Years

Mr. Ju Wei Min (1) Director	PRC	Mr. Ju Wei Min was appointed a Non-executive Director of the Company on 12 October 1998. He is a director and Chief Financial Officer of CITIC. He is also a non-executive director of CITIC International Financial Holdings Limited and a director of CITIC Ka Wah Bank. He holds a Bachelor degree and Master degree in Economics.

Mr. Ko Fai Wong (1) Director	Australia	Mr. Ko Fai Wong was appointed a Non-executive Director of the Company on 11 March 2004. He is the Deputy General Manager of CITIC United Asia Investments Limited, a wholly-owned subsidiary of CITIC Group in Hong Kong and had over 20 years’ experience in banking and finance before joining CITIC Group. He holds a Bachelor and a Master degree in Business Administration.

Mr. Mark Rigolle (2) Director	Belgium	Mr. Mark Rigolle was appointed a Non-executive Director of the Company on 17 November 2004. He is the Chief Financial Officer of SES. Prior to joining SES, he held various financial and strategic positions in Belgacom. He holds a degree in Economic Sciences from the Catholic University of Leuven, Belgium.

Mr. Robert Sze Tsai To (3) Director	United Kingdom	Mr. Robert Sze has been an Independent Non-executive Director of the Company since May 1996. He is a fellow of the Institute of Chartered Accountants in England and Wales and of the Hong Kong Institute of Certified Public Accountants. He was a partner in an international firm of accountants with which he practised for over 20 years, and is a non-executive director of a number of Hong Kong listed companies. He is also a member of the Shanghai Committee of the Chinese People’s Political Consultative Conference.

Mr. William Wade Director and Deputy Chief Executive Officer	United States	Mr. William Wade has been an Executive Director and the Deputy Chief Executive Officer of the Company since May 1996, having served in that position with AsiaSat since April 1994 prior to the listing of the Company. He has over 22 years’ experience in the satellite and cable television industry. He speaks Mandarin Chinese and holds a Bachelor of Arts (Honours) degree in Communications from the University of Utah and a Master of International Management degree from Thunderbird (the Garvin School of International Management).

PART VIII – EXPLANATORY STATEMENT

Name and Present Position with AsiaSat	Country of Citizenship	Business Experience during the Past Five Years

Ms. Cynthia Dickins (2) Director	United Kingdom	Ms. Cynthia Dickins was appointed as a Non-executive Director of the Company on 17 November 2005. She is currently President of SES Asia S.A., a wholly-owned subsidiary of SES. She has been with the SES via various predecessor companies since 1997, when she joined GE Americom as Managing Director of Americom Asia Pacific based in Singapore. Prior to GE, she held International Management positions with TV Shopping Network, PanAmSat Corporation and Pharmacia (formerly Monsanto Company). She holds a Master of International Management degree from the Garvin School of International Management (Thunderbird) in Arizona (USA) and a Bachelor of Arts degree in International Relations from Gonzaga University, Washington (USA).

Ms. Catherine Chang Legal Counsel, Assistant Secretary	Australia	Ms. Catherine Chang is Legal Counsel of the Company. She joined AsiaSat in 1994 and established the legal department to manage the legal affairs of the Company. Prior to joining the Company, she was a solicitor at Ebsworth & Ebsworth, an Australian law firm. She graduated from the University of New South Wales, Australia, with a Bachelor’s degree in Law and a Bachelor’s degree in Commerce, majoring in Accountancy.

Mr. Liqun Chen General Manager, China	PRC	Mr. Liqun Chen is AsiaSat’s General Manager, China, in which capacity he is responsible for marketing transponder capacity and managing customer relations in the China market. He was on secondment to AsiaSat from his employer, CITIC Group, from 1989 and became a permanent employee of AsiaSat in January 1997. He graduated with a Master degree in Business Administration from the University of Leuven in Belgium and a Bachelor of Science degree in Electronics and Industrial Automation from Tsinghua University, China.

Mr. Ya Hui Chiu General Manager, Operation	United States	Dr. Ya Hui Chiu is AsiaSat’s General Manager, Operations, in which capacity he is responsible for maintaining and operating the Company’s satellites. He has 23 years’ experience in telecommunications engineering and operations, with the last 20 years being in the satellite communications area. He received his Bachelor of Science degree from the National Taiwan University and his M. Phil and Ph.D. degrees from Yale University, all in Physics.

PART VIII – EXPLANATORY STATEMENT

Name and Present Position with AsiaSat	Country of Citizenship	Business Experience during the Past Five Years

Ms. Sabrina Cubbon General Manager, Marketing	United Kingdom	Ms. Sabrina Cubbon is AsiaSat’s General Manager, Marketing, in which capacity she is responsible for sales and marketing, business development, corporate affairs and market research. She has over 22 years of marketing experience in the telecommunications industry. Prior to joining AsiaSat in August 1992, she was employed by Case Communications, a Hong Kong company, between 1987 and 1992 as Regional Manager Asia-Pacific responsible for the sales and marketing activities to multinational clients. She graduated from the University of Manchester, United Kingdom, with a Master degree in Electronic and Electrical Engineering, specialised in cryptography. She is also a non-executive director of AsiaSat’s subsidiary, Skywave TV Company Limited.

Ms. Sue Yeung General Manager, Finance and Administration and Company Secretary	United Kingdom	Ms. Sue Yeung was appointed AsiaSat’s General Manager, Finance and Administration, and the Secretary of the Company on 1 January 2007. She is a member of the Institute of Chartered Accountants in England and Wales. In 1993, she joined British Telecommunications (HK) Limited (“BT”) and held various senior positions including Chief Financial Officer of Smartone in 1999, when BT acquired an equity interest in Smartone. Subsequently, she joined Wavecome Asia Pacific Limited, a company listed in Paris and NASDAQ, as the Regional Finance Director for the Asia Pacific region. Prior to joining AsiaSat, she was the Regional Chief Financial Officer of Pearson Education Asia Limited with the overall responsibilities of its Asia Operations. She holds a Bachelor of Science degree in Chemical Engineering from London University and is a fellow member of Hong Kong Institute of Certified Public Accountants.

Mr. Barry Turner General Manager, Engineering	Canada	Mr. Barry Turner is AsiaSat’s General Manager, Engineering. He joined AsiaSat in 1997 as Deputy General Manager of Engineering and was appointed to his present position in May 1998. He has 33 years of experience in the satellite communications industry and has held senior and executive management positions in engineering and in sales and marketing at Telesat Canada, and in strategic planning at TMI Communications Inc. He holds a Bachelor’s degree in Electrical Engineering from the Technical University of Nova Scotia, Canada, and a Master degree in Business Administration from the University of Ottawa, Canada.

(1)	Appointed by CITIC Group.

(2)	Appointed by SES.

(3)	Independent.

The address of each of the directors and executive officers of the Company is c/o Asia Satellite Telecommunications Holdings Limited, 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong.

PART VIII – EXPLANATORY STATEMENT

During the past five years, none of the individuals above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth certain information regarding ownership of the Company’s voting securities as of the Latest Practicable Date by (i) all persons who are known by the Company to be the beneficial owner of more than 5 per cent of any class of the Company’s voting securities and (ii) the total number of any class of the Company’s voting securities owned by the officers and Directors of the Company as a group.

Title of Class	Identity of the Person or the Group	Number of AsiaSat Shares owned	Percentage of class
Ordinary shares	Bowenvale	268,905,000	68.90
Ordinary shares	Directors and Officers (none of whom are concert parties of the Offeror, CITIC Group or GEC)	304,500	0.08

Pursuant to the Share Option Scheme, the Board may grant options to any employees (including officers and directors) of the Company or any of its subsidiaries to subscribe for shares in the Company. At the Latest Practicable Date, Options granted under the Share Option Scheme were as follows:

Exercise Period	Option exercise price	Aggregate number of AsiaSat Shares the Options are exercisable into
	HK$
B Options:
1 October 2002 to 30 September 2009	17.48	1,630,000
C Options:
4 February 2004 to 3 February 2012	14.35	3,202,500

Total:		4,832,500

As required to be disclosed under US securities laws, the following Directors and Executive Officers of the Company had the following interests in Options as at the Latest Practicable Date:

Mr. Romain Bausch has been granted 100,000 C Options, exercisable from 4 February 2004 to 3 February 2012;

Mr. Mi Zeng Xin has been granted 100,000 C Options, exercisable from 4 February 2004 to 3 February 2012;

Professor Edward Kwan Yiu Chen has been granted 50,000 C Options, exercisable from 4 February 2004 to 3 February 2012;

Mr. Ding Yu Cheng has been granted 50,000 C Options, exercisable from 4 February 2004 to 3 February 2012;

Mr. Ju Wei Min has been granted 50,000 C Options, exercisable from 4 February 2004 to 3 February 2012;

Mr. Robert To Tsai Sze has been granted 75,000 C Options, exercisable from 4 February 2004 to 3 February 2012;

Mr. Peter E. Jackson has been granted 150,000 B Options exercisable from 1 January 2002 to 30 September 2009, and 430,000 C Options exercisable from 4 February 2004 to 3 February 2012; and

Mr. William Wade has been granted 114,000 B Options exercisable from 1 January 2002 to 30 September 2009, and 330,000 C Options exercisable from 4 February 2004 to 3 February 2012.

PART VIII – EXPLANATORY STATEMENT

12.2    The Offeror

The Offeror has been established for the purpose of effecting the Proposals and implementation of the Possible MGO Offers (if and when made) and has no other business activities. The Offeror was formerly named Modernday Limited.

The Offeror, incorporated in the British Virgin Islands on 19 December 2006, is a company owned (as to 50 per cent voting interest) by Able Star, a wholly owned subsidiary of CITIC Group and (as to 50 per cent voting interest) by GE Equity, which is a wholly owned subsidiary of GECC. Such joint ownership interest will, on successful completion of the Scheme, be adjusted so that Able Star will hold 50.5 per cent of the economic interest and 50 per cent of the voting interest in the Offeror, with GE Equity holding the remaining 49.5 per cent economic interest and 50 per cent voting interest in the Offeror. As Able Star also owns 50.5 per cent of the economic interest and 50 per cent of the voting interest in Bowenvale, which in turns owns approximately 68.9 per cent of the AsiaSat Shares, the Offeror may be considered an “affiliate” of AsiaSat under US securities laws as it is arguably under common control with AsiaSat due to Able Star’s ownership interests described above. The Offeror’s address is c/o Room 2118, Hutchison House, 10 Harcourt Road, Hong Kong. The Offeror’s telephone number is (852) 2861 2727.

During the past five years, the Offeror has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the Offeror from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

The directors and executive officers of the Offeror and their respective positions and business backgrounds are identified below:

Name and Present Position with Offeror	Country of Citizenship	Business Experience during the Past Five Years

Mr. Mi Zeng Xin Director	PRC	See above under “12.1 The Company”.

Mr. Ronald J. Herman, Jr. Director	United States	Mr. Ronald J. Herman, Jr. is the President & CEO of GE Commercial Finance – Equity and Vice President of GECC. Since May 2003, Mr. Herman has been the President and CEO of GE Commercial Finance – Equity. Prior to this role, Mr. Ronald J. Herman spent 10 years, starting in January 1993, in GE’s headquarters as the General Manager of Mergers and Acquisitions. Mr. Ronald J. Herman has worked for GE for 23 years, his entire business career.

Mr. Ju Wei Min Director	PRC	See above under “12.1 The Company”.

Mr. Ko Fai Wong Director	Australia	See above under “12.1 The Company”.

Ms. Nancy Ku Director	Canada	Ms. Nancy Ku is the President & CEO, Asia Pacific of GE Commercial Finance – Corporate Financial Services and has held this position since March 2006. Prior to this role, Ms. Nancy Ku was the Managing Director, Asia Pacific of GE Equity. Ms. Ku has worked for GE for eight years.

PART VIII – EXPLANATORY STATEMENT

Name and Present Position with Offeror	Country of Citizenship	Business Experience during the Past Five Years

Mr. Mark Chen Director	United States	Mr. Mark Chen is the Managing Director of GE Commercial Finance – Equity, Asia Pacific. Since June 2006, Mr. Mark Chen has been the business leader and subsequently Managing Director, Asia Pacific of GE Commercial Finance – Equity. Prior to this role, Mr. Mark Chen held positions as an Associate, Assistant Vice President, Vice President and Senior Vice President in GE Commercial Finance – Equity. Mr. Mark Chen has worked for GE for seven years.

The business address and telephone number of each of the directors and executive officers of the Offeror is c/o Room 2118, Hutchison House, 10 Harcourt Road, Hong Kong, telephone number (852) 2861 2727.

During the past five years, none of the individuals above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

The following parties have controlling interests in the Offeror:

Name of shareholder	Percentage held	Number of ordinary shares
Able Star	50	1
GE Equity	50	1

On successful completion of the privatisation, Able Star and GE Equity will each have 50 per cent voting interests, but Able Star will have a 50.5 per cent economic interest and 50 per cent voting interest and GE Equity a 49.5 per cent economic interest and 50 per cent voting interest in the Offeror (to mirror the shareholding structure of Bowenvale).

12.3    Bowenvale

Bowenvale is an exempted company incorporated with limited liability under the laws of the British Virgin Islands. The registered address of Bowenvale is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Bowenvale’s telephone number is (852) 2861 2727. Bowenvale is a holding company.

As the holder of approximately 68.9 per cent of the issued and outstanding share capital of the Company, Bowenvale is considered an “affiliate” of the Company under US securities laws as it controls the Company and is able to:

•	nominate the Company’s entire Board (other than the Independent Non-executive Directors) and, in turn, indirectly influence the selection of the Company’s senior management;

•	determine the timing and amount of the Company’s dividend payments;

•	otherwise control or influence actions that require the approval of AsiaSat Shareholders; and

•	effect certain corporate transactions without the concurrence of the Company’s minority shareholders.

During the past five years, Bowenvale has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining Bowenvale from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

PART VIII – EXPLANATORY STATEMENT

The directors and executive officers of Bowenvale and their respective positions and business backgrounds are identified below:

Name and Present Position with Bowenvale	Country of Citizenship	Business Experience during the Past Five Years
Mr. Ko Fai Wong Director	Australia	See above under “12.1 The Company”.

Mr. Mi Zeng Xin Director	PRC	See above under “12.1 The Company”.

Mr. Ding Yu Cheng Director	PRC	See above under “12.1 The Company”.

Mr. Ju Wei Min Director	PRC	See above under “12.1 The Company”.

Mr. Mark Rigolle Director	Belgium/United Kingdom	See above under “12.1 The Company”.

Ms. Cynthia Dickins Director	United Kingdom	See above under “12.1 The Company”.

Mr. Romain Bausch Director	Luxembourg	See above under “12.1 The Company”.

Mr. Robert Bednarek Director	United States	Mr. Robert Bednarek is Chief Executive Officer of SES New Skies and a member of the Executive Committee of SES. Prior to joining SES, he was Executive Vice President and Chief Technology Officer of PamAmSat Corporation. He graduated with a Bachelor of Science degree in Electronic Engineering from the University of Florida.

The business address of each of the directors and executive officers of Bowenvale is c/o Room 2118, Hutchison House, 10 Harcourt Road, Central, Hong Kong.

During the past five years, none of the individuals above have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

The following parties have controlling interests in Bowenvale:

Name of shareholder	Percentage held	Number of shares held
CITIC Group	50% voting interest 50.5% economic interest	133,107,975 X ordinary shares 2,689,050 special shares (non voting)

SES	50% voting interest 49.5% economic interest	133,107,975 Y ordinary shares

SES has agreed as part of the Exchange Transactions to effect the Transfer, upon the closing of which GECC will indirectly hold the shares of Bowenvale currently held by SES.

12.4    Able Star

Able Star is a company incorporated in the British Virgin Islands. Its business is that of a holding company. Able Star is considered an “affiliate” of the Company under US securities laws as a result of its ownership interest in Bowenvale described above. The registered address of Able Star is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Able Star’s telephone number is (852) 2861 2727.

PART VIII – EXPLANATORY STATEMENT

The directors and executive officers of Able Star are identified below:

Name and Present Position with Able Star	Country of Citizenship	Business Experience during the Past Five Years
Mr. Ko Fai Wong Director	Australia	See above under “12.1 The Company”.
Mr. Mi Zeng Xin Director	PRC	See above under “12.1 The Company”.
Mr. Ju Wei Min Director	PRC	See above under “12.1 The Company”.
Mr. Qiu Yi Yong Director	PRC	Mr. Qiu Yi Yong is the managing director of CITIC United Asia Investments Ltd. He is a director of CITIC Group and holds directorships in several other subsidiaries of the CITIC Group. He is also an executive director of CITIC Resources Holdings Limited and DVN Holdings Limited that are listed on the Stock Exchange. He holds a Bachelor of Economics degree from Xiamen University and is a qualified senior statistician in the PRC. Mr. Qiu has over 25 years’ experience in investment management.

The business address of each of the directors or executive officers of Able Star is c/o Room 2118, Hutchison House, 10 Harcourt Road, Central, Hong Kong.

During the last five years, none of the individuals above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

12.5    GE Equity

GE Equity is a Delaware Corporation. The principal office address of GE Equity is 201 Merritt 7, Norwalk, CT 06851, United States. GE Equity’s business telephone number is (1) 203 229 5000.

The directors and executive officers of GE Equity are identified below:

Name and Present Position with GE Equity	Country of Citizenship	Business Experience during the Past Five Years
Mr. Ronald J. Herman, Jr, Director and President	United States	See above under “12.2 The Offeror”.

Ms. Andrea Assarat Senior Managing Director	United States	Ms. Assarat is currently a Senior Managing Director at GE Commercial Finance – Equity. Since 1996, Ms. Assarat has been an employee at GE Commercial Finance – Equity.

Mr. Sherwood Dodge Senior Managing Director	United States

From 1999-2004, Mr. Dodge was a Managing Director of GE Equity and headed European private equity activities. Since 2005, Mr. Dodge has been a Senior Managing Director of GE Commercial Finance – Equity, covering leveraged buy-outs and the transportation industry in the United States.

PART VIII – EXPLANATORY STATEMENT

Name and Present Position with GE Equity	Country of Citizenship	Business Experience during the Past Five Years
Mr. Michael Fisher Senior Managing Director	United States	Since January 2006, Mr. Fisher has been a Senior Managing Director of GE Commercial Finance – Equity. From November 2003 to January 2006, Mr. Fisher was Operations Leader at GE Commercial Finance and from 1994 to November 2003, Mr. Fisher was Managing Director of GE Commercial Finance – Equity.

Ms. Karen Rode Managing Director	United States	Ms. Rode has worked in equity fund investments and direct equity investments since 2001. Ms. Rode has been a Managing Director at GE Commercial Finance – Equity since 2006. Between 2001 and 2005, Ms. Rode worked for GE Commercial Finance – Corporate Financial Services as Senior Vice President, Managing Director and Senior Managing Director.

Mr. John W. Campo, Jr. Managing Director, General Counsel & Secretary	United States	Since 2004, Mr. Campo has been Managing Director & General Counsel of GE Commercial Finance – Equity. Between 1999 and 2004, Mr. Campo was General Counsel & Director of Government Affairs, GE Healthcare Asia.

Mr. Frank Ertl Managing Director, Chief Financial Officer & Treasurer	United States	Mr. Ertl has been the Chief Financial Officer of GE Commercial Finance – Equity since December 2002. From January 2002 until December 2002, Mr. Ertl was Senior Risk Officer for the GE Financial Assurance M&A group.

Mr. Michael Donnelly Senior Vice President	United States	Currently Mr. Donnelly is Senior Vice President of Asset Management, GE Commercial Finance – Equity. Mr. Donnelly was previously (for three years) Risk Manager at GE Commercial Finance – Corporate Financial Services. Prior to that Mr. Donnelly was Senior Vice President of Asset Management at GE Commercial Finance – Equity (for three years).

Mr. Bruce Ingram Senior Vice President	United States	Mr. Ingram has held various positions with GE Commercial Finance – Corporate Financial Services since 2002.

Mr. Patrick Kocsi Senior Vice President	Austria	Mr. Kocsi has been Senior Vice President with GE Commercial Finance – Equity since 1997.

The business address of each of the directors or executive officers of GE Equity is c/o 201 Merritt 7, Norwalk, CT 06851, and the telephone number is (1) 203-229-5000.

During the last five years, none of the individuals listed above have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, US federal or state securities laws, or a finding of any violation of US federal or state securities laws.

PART VIII – EXPLANATORY STATEMENT

13.    INTERESTS OF THE OFFEROR AND ITS CONCERT PARTIES IN ASIASAT

13.1    Interested parties

As at the Latest Practicable Date, Bowenvale held, and its two shareholders, SES and CITIC Group, were beneficially interested in 268,905,000 AsiaSat Shares, representing approximately 68.9 per cent of the issued share capital of the Company. AsiaSat Shares held by Bowenvale, the Offeror and parties acting in concert with either will not, subject to the paragraphs below, form part of the Scheme Shares.

Bowenvale, the Offeror and the parties acting in concert with each of them who hold any AsiaSat Shares will abstain from voting at the Court Meeting but will vote or will procure the voting of their beneficial interests in the Company in favour of the special resolution to be proposed at the Special General Meeting to, among other matters, approve and give effect to the cancellation of the Scheme Shares and the reduction of the relevant portion of the issued share capital of the Company. The Offeror and Bowenvale will undertake to appear by counsel at the hearing of the petition to sanction the Scheme and to undertake to the Supreme Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by the Offeror and Bowenvale for the purposes of giving effect to the Scheme.

The Non-executive Directors of the Company, namely Mr. Romain Bausch, Ms. Cynthia Dickins, Mr. Mark Rigolle, Mr. Mi Zeng Xin, Mr. Ding Yu Cheng, Mr. Ju Wei Min and Mr. Ko Fai Wong, are not considered to be independent for the purpose of giving any advice or recommendation to the Scheme Shareholders in relation to the Share Proposal and Optionholders in relation to the Option Proposal. Mr. Romain Bausch, Ms. Cynthia Dickins and Mr. Mark Rigolle are not considered independent because they have been nominated to the Board by SES, a party deemed to be acting in concert with the Offeror. Mr. Mi Zeng Xin, Mr. Ding Yu Cheng, Mr. Ju Wei Min and Mr. Ko Fai Wong are not considered independent because they have been nominated to the Board by CITIC Group, a party deemed to be acting in concert with the Offeror. Mr. Mi Zeng Xin, Mr. Ju Wei Min and Mr. Ko Fai Wong are also directors of the Offeror.

As at the Latest Practicable Date, Mr. Mi Zeng Xin, Mr. Ding Yu Cheng, Mr. Ju Wei Min and Mr. Romain Bausch were holders of C Options in the following amounts:

Directors	Number of C Options
Mr. Mi Zeng Xin (also a director of the Offeror)	100,000
Mr. Ju Wei Min (also a director of the Offeror)	50,000
Mr. Ding Yu Cheng	50,000
Mr. Romain Bausch	100,000

Total	300,000

To the extent that any of the 300,000 C Options held by parties acting in concert with the Offeror are exercised and converted into AsiaSat Shares prior to the Scheme Record Time, the AsiaSat Shares will form part of the Scheme Shares, but may not be voted at the Court Meeting.

In the six months prior to the Latest Practicable Date, no dealings for value in AsiaSat Shares have taken place by Bowenvale or the Offeror, CITIC Group, GEC, Able Star or GE Equity and, persons who are or are deemed to be acting in concert with any one of them.

13.2    Related party transactions and connected party transactions

AsiaSat has entered into transactions from time to time with its current and former shareholders, their affiliates and other connected persons. It is AsiaSat’s policy that such transactions be effected on terms which AsiaSat believes to be comparable to those available with unaffiliated parties. For so long as AsiaSat is listed on the Stock Exchange, all transactions between AsiaSat and its Directors or any of their respective associates (as defined in the Listing Rules) constitute connected transactions of AsiaSat under the Listing Rules and unless exemptions are applicable or waivers are granted, are subject to independent shareholders’ approval in a general meeting. Further details of related parties transactions are provided in “Part VII – US Special Factors”.

PART VIII – EXPLANATORY STATEMENT

13.3    Concert party interests

As at the Latest Practicable Date, the Offeror and parties acting or deemed to be acting in concert with it were beneficially interested in 268,905,000 AsiaSat Shares, representing approximately 68.9 per cent of the issued share capital of the Company. AsiaSat Shares held by the Offeror and parties acting in concert with it will not, subject to the paragraphs below, form part of the Scheme Shares.

Mr. Mi Zeng Xin and Mr. Ju Wei Min, both being directors of the Offeror and Bowenvale, are interested in 100,000 and 50,000 Options, respectively, with an exercise price of HK$14.35. Mr. Romain Bausch and Mr. Ding Yu Cheng, both being directors of Bowenvale, are interested in 100,000 and 50,000 Options respectively, with an exercise price of HK$14.35. To the extent that any of the 300,000 Options held by parties acting in concert with the Offeror are exercised and converted into AsiaSat Shares prior to the Scheme Record Time, the AsiaSat Shares will form part of the Scheme Shares, but may not be voted at the Court Meeting. Each of Mr. Mi Zeng Xin, Mr. Ju Wei Min, Mr. Ding Yu Cheng and Mr. Romain Bausch has, however, undertaken not to exercise any of his Options prior to the Scheme becoming effective or the completion of the Possible MGO Offers (if any).

In view of their interest in the Proposals, neither the Offeror, nor Bowenvale nor any persons acting in concert with any of them will vote in respect of the resolution to approve the Scheme at the Court Meeting. The Offeror and Bowenvale have, however, stated that, if the Scheme is approved at the Court Meeting, all the AsiaSat Shares held by them will be voted in favour of the special resolution to, among other matters, approve the capital reduction arising as a result of the Scheme at the Special General Meeting. The Offeror and Bowenvale will undertake to appear by counsel at the hearing of the petition to sanction the Scheme and to undertake to the Supreme Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by the Offeror and Bowenvale for the purposes of giving effect to the Scheme.

Save as disclosed above, the Directors have no material interests in the Scheme as directors, shareholders or creditors of the Company or otherwise. All Scheme Shareholders are being treated the same under the Scheme, regardless of the size of their shareholding.

14.    OVERSEAS SHAREHOLDERS AND OVERSEAS OPTIONHOLDERS

14.1    Overseas Shareholders and Overseas Optionholders generally

The making of the Share Proposal and the Possible MGO Share Offer (if and when made) to Scheme Shareholders, and the making of the Option Proposal and the Possible MGO Option Offer (if and when made) to Optionholders, respectively, who are not resident in Hong Kong, may be subject to the laws of the relevant jurisdictions in which such Scheme Shareholders and Optionholders are located. Such Scheme Shareholders and Optionholders should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any overseas Scheme Shareholder wishing to accept the Share Proposal or the Possible MGO Share Offer (if and when made), and any overseas Optionholder wishing to accept the Option Proposal or the Possible MGO Option Offer (if and when made) to satisfy itself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

14.2    Information for ADS Holders

As ADS Holders are not holders of record of Scheme Shares they do not have the right to vote at the Court Meeting or the Special General Meeting, but may instruct the ADS Depositary to vote the Scheme Shares underlying their ADSs pursuant to their ADS Voting Instruction Card. ADS Holders may also become holders of AsiaSat Shares by exchanging their ADSs and withdrawing AsiaSat Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement provided they become holders of AsiaSat Shares not later than the Voting Record Time specified for the Court Meeting and the Special General Meeting. ADS Holders seeking to become holders of AsiaSat Shares will incur cancellation fees and may incur taxes and other charges in connection with the exchange and withdrawal of ADSs. AsiaSat has instructed the ADS Depositary to provide ADS Voting Instruction Cards to requesting ADS Holders.

PART VIII – EXPLANATORY STATEMENT

15.    COSTS OF THE SCHEME

In addition to the Offeror’s obligations under Rule 2.3 of the Takeovers Code, the direct expenses incurred by AsiaSat in connection with the Scheme of up to US$3 million (excluding translation fees, and printing and publication costs, which will be reimbursed by the Offeror to the Company in full and do not count towards the cap of US$3 million) will be borne by the Offeror in the event the Proposals do not become unconditional for any reason. Rule 2.3 of the Takeovers Code provides that if the Independent Board Committee or CLSA fails to recommend the Proposals, all expenses of the Company in connection with the Proposals will be borne by the Offeror if the Scheme is not approved.

In the event the Scheme is not approved at the relevant Meeting(s), all the expenses incurred by AsiaSat in connection with the Scheme shall be borne by the Offeror.

The estimated aggregate expenses of the Offeror in connection with the Proposal are as follows:

Accounting fees	HK$0.10m

Filing fees	HK$0.63m

Financial adviser fees and expenses	HK$35.79m

Legal fees and expenses	HK$34.08m

Printing and mailing	HK$8.95m

Vote solicitation fees	(N/A)

Total	HK$79.54m

16.    PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED

The Company formally retained CLSA to act as independent financial adviser to the Independent Board Committee in connection with the Proposals and the Possible MGO Offers and to prepare a letter of advice with respect to the same. The Company engaged CLSA based on its qualifications, expertise and reputation. CLSA has not in the past two years acted as financial adviser to or agent for AsiaSat. CLSA is a licensed securities adviser and corporate finance adviser under the SFO and together with its affiliates, provide a full range of investment banking services, which, in the course of normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of AsiaSat, its subsidiaries or its substantial shareholder (as defined in the Listing Rules) or those of the Offeror, Able Star, CITIC Group, GE Equity and GECC for the accounts of customers. CLSA will receive a fee from AsiaSat for rendering its opinion. AsiaSat has also agreed to indemnify CLSA and certain related persons against liabilities and expenses in connection with its engagement. Pursuant to the Company’s letter agreement with CLSA, dated 21 February 2007 (the “CLSA Agreement”), the Company agreed to pay CLSA a fee in the amount of US$600,000, paid in two instalments, half on signing of the CLSA Agreement and half within seven days after the date of the Special General Meeting. The Company also agreed to reimburse CLSA for reasonable out-of-pocket expenses and disbursements, and agreed to indemnify CLSA and related persons against various liabilities except in the case of CLSA or its related persons’ wilful default or negligence.

CITIC Group and GE Equity formally engaged Morgan Stanley to act as their financial adviser in connection with the Proposals and the Possible MGO Offers. Pursuant to a letter agreement between CITIC Group, GE Equity and Morgan Stanley dated 9 February 2007, CITIC Group and GE Equity agreed to pay Morgan Stanley a maximum fee in the amount of US$4 million, a portion of which consists of an incentive fee. CITIC Group and GE Equity also agreed to reimburse Morgan Stanley for all reasonable expenses including travel and accommodation costs, document production, delivery and other expenses of this type, and agreed to indemnify Morgan Stanley and related persons against various liabilities except if such liabilities result primarily from the wilful default, negligence or bad faith of such persons.

Under the ADS Deposit Agreement, the ADS Depositary is entitled to certain cancellation fees upon cancellation of the ADSs (US$0.05 per ADS). Fees in respect of ADSs cancelled in connection with the implementation of the Scheme will be borne by the Offeror.

PART VIII – EXPLANATORY STATEMENT

The Offeror formally engaged Mellon Investor Services LLC to act as Information Agent in connection with the Proposals and the Possible MGO Offers. Pursuant to the Offeror’s letter agreement with Mellon Investor Services LLC dated 8 March 2007, the Offeror agreed to pay Mellon Investor Services LLC a fee in the amount of US$2,500 plus additional costs and expenses incurred in providing information agent services to the AsiaSat Shareholders. The Offeror has also agreed to indemnify Mellon Investor Services LLC and related persons against various liabilities except in the case of wilful breach or gross negligence of such persons.

Neither the Company nor any person acting on its behalf intends to employ, retain or compensate any person to make solicitations or recommendations to AsiaSat Shareholders or ADS Holders on its behalf concerning the Proposals or the Possible MGO Offers.

17.    SHARE CERTIFICATES, DEALINGS AND WITHDRAWAL OF LISTINGS

Upon the Scheme becoming effective, all the Scheme Shares will be cancelled and extinguished, and all the certificates representing the Scheme Shares will accordingly cease to have effect as documents or evidence of title.

The Company will apply to the Stock Exchange for the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange as soon as practicable after the Share Proposal becomes effective pursuant to Rule 6.15 of the Listing Rules. Dealings in AsiaSat Shares on the Stock Exchange are expected to cease after 9.30 a.m. on 8 May 2007 and the listing of AsiaSat Shares on the Stock Exchange is expected to be withdrawn at 9.30 a.m. on 8 May 2007.

AsiaSat Shareholders will be notified of the exact dates on which the Scheme and the withdrawal of the listing of AsiaSat Shares on the Stock Exchange will become effective by press announcement.

Upon the Scheme becoming effective and the Company becoming wholly indirectly owned by CITIC Group and GECC through the Offeror and Bowenvale, the Company will also apply for de-listing of the ADSs from the NYSE. CITIC Group and GECC also intend to cause the Company to terminate the ADS Deposit Agreement. If the Scheme becomes effective, CITIC Group and GECC intend to cause the Company to file a Form 15 with the SEC to request that the Company’s reporting obligations under the Exchange Act be terminated or suspended, provided that the relevant rules and regulations under the Exchange Act are satisfied.

Irrespective of the outcome of the Scheme, in due course, it is expected that the maintenance of the ADS listing on the NYSE will be re-examined by AsiaSat and the Board, the outcome of which may be to terminate such listing.

18.    REGISTRATION AND PAYMENT

Assuming that the Scheme Record Time falls at 4:30 p.m. on 4 May 2007, it is proposed to close the register of members of the Company immediately after 4:30 p.m. on 4 May 2007 (or such other date as may be notified to Scheme Shareholders by press announcement) in order to establish entitlements under the Scheme. In order to qualify for entitlements under the Scheme, Scheme Shareholders should ensure that their AsiaSat Shares are lodged with the Registrar for registration in their names or in the names of their nominees before the closure of the register of members of the Company. The Registrar is Computershare Hong Kong Investor Services Limited which is located at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

18.1    Payment – Scheme Shareholders

Upon the Scheme becoming effective and in the absence of any specific instructions to the contrary received in writing by the Registrar on or before the Scheme Record Time, cheques for cash entitlements under the Scheme will be sent to the holders of Scheme Shares whose names appear on the register of members of the Company at the Scheme Record Time. In the case of joint holders, cheques for cash entitlements will be sent to the holder whose name first appears in respect of such holdings in the register of members of the Company at the Scheme Record Time.

Cheques in respect of the Share Offer Price are expected to be sent out to the holders of Scheme Shares not later than ten calendar days after the Effective Date. Assuming that the Scheme becomes effective on 7 May 2007, cheques for cash entitlements under the Scheme are expected to be despatched on or before 17 May 2007. All

PART VIII – EXPLANATORY STATEMENT

such cheques will be sent at the risk of the holders of the Scheme Shares and neither the Offeror nor the Company will be responsible for any loss or delay in transmission.

On the day being six calendar months after the posting of such cheques, the Offeror will have the right to cancel or countermand payment of any such cheque which has not then been cashed or has been returned uncashed, and will place all such monies in a bank account in the Company’s name with a licensed bank in Hong Kong selected by the Company. The Company will hold such monies until the expiry of six years from the Effective Date and will, prior to such date, make payments out of the sums (without interest in accordance with paragraph 3(e) of the Scheme) payable pursuant to paragraph 2 of the Scheme to persons who satisfy the Company that they are respectively entitled thereto and that the cheques referred to in paragraph 3(b) of the Scheme of which they are payees have not been cashed.

On the expiry of six years from the Effective Date, the Offeror will be released from any further obligation to make any payments under the Scheme and the Company will thereafter transfer to the Offeror the balance (if any) of the sums then standing to the credit of the bank account referred to in paragraph 3(e) of the Scheme including accrued interest subject, if applicable, to the deduction of interest tax or any withholding or other tax or any other deduction required by law and subject to the deduction of any expenses.

18.2    Payment – ADS Holders

As the ADSs are governed by the ADS Deposit Agreement and not Bermuda law, implementation of the Scheme will not in itself result in the cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying ADSs will be cancelled along with all other Scheme Shares, and the cash received by the ADS Depositary (as registered owner of the Scheme Shares underlying the ADSs) upon cancellation of such Scheme Shares will be converted into US dollars by the ADS Depositary and distributed (less any fees and expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement and withholding taxes, if applicable) to the ADS Holders pro rata to their holdings upon exchange of their ADSs, in accordance with the provisions of the ADS Deposit Agreement.

18.3    Payment – Optionholders

Monies due to Optionholders who accept the Option Proposal in accordance with the terms of the Option Proposal will be despatched to such accepting Optionholders within ten days of the closing of the Option Proposal.

19.    MEETINGS

In accordance with the direction of the Supreme Court, the Court Meeting will be convened for the purpose of considering and, if thought fit, passing the appropriate resolution to approve the Scheme (with or without modifications). In so far as the sanction of the Scheme by the Supreme Court is concerned, such a resolution will be deemed to have been passed if a majority in number representing three-fourths in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting vote in favour of the Scheme. Such a resolution will only be considered to have been passed under the Takeovers Code if (i) the Scheme is approved by at least 75 per cent of the votes attaching to the Scheme Shares of the Scheme Shareholders that are cast either in person or by proxy at the Court Meeting; and (ii) the number of votes cast against the resolution at the Court Meeting is not more than 10 per cent of all the Scheme Shares held by all of the Scheme Shareholders. Based on 121,360,500 Scheme Shares held by the Scheme Shareholders as at the Latest Practicable Date, 10 per cent of such Scheme Shares amounted to 12,136,050 Scheme Shares.

Immediately following the Court Meeting, the Special General Meeting will be convened for the purpose of considering and, if thought fit, passing a special resolution to approve, among other matters, the capital reduction arising as a result of the Scheme. The special resolution will be passed provided that it is approved by a majority of at least three-fourths of the votes cast by AsiaSat Shareholders present and voting in person or by proxy, at the Special General Meeting. All AsiaSat Shareholders will be entitled to attend and vote on such special resolution at the Special General Meeting.

As at the Latest Practicable Date, Bowenvale was beneficially interested in an aggregate of 268,905,000 AsiaSat Shares, representing approximately 68.9 per cent of the issued share capital of the Company. AsiaSat Shares

PART VIII – EXPLANATORY STATEMENT

owned by Bowenvale, by reason of the fact that Bowenvale is a party acting in concert with the Offeror under the Takeovers Code, will not form part of the Scheme Shares eligible for voting in the Court Meeting and, accordingly, will neither be represented nor voted at the Court Meeting to approve the Scheme. Bowenvale intends to vote at the Special General Meeting and has indicated that if the Scheme is approved at the Court Meeting, those AsiaSat Shares held by it will be voted in favour of the special resolution to be proposed at the Special General Meeting to approve the capital reduction arising as a result of the Scheme.

Notices of the Meetings are set out in “Part XIII – Notice of Court Meeting” and “Part XIV – Notice of Special Meeting” of this Scheme Document. The Meetings will be held on Tuesday, 24 April 2007 at the respective times specified in such notices.

20.    TAXATION

20.1    Hong Kong Tax Consequences

As the Scheme does not involve the sale and purchase of Hong Kong stock, no stamp duty will be payable pursuant to the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) on the cancellation of the Scheme Shares upon the Scheme becoming effective.

The Scheme Shareholders, whether in Hong Kong or in other jurisdictions, are recommended to consult their professional advisers if they are in any doubt as to the taxation implications of the Share Proposal and, in particular, whether the receipt of the Share Offer Price would make such Scheme Shareholders liable to taxation in Hong Kong or in other jurisdictions.

20.2    US Tax

Details of the US tax consequences and other US tax matters are set out in “Part VII – US Special Factors”.

TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE SCHEME TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. IT IS RECOMMENDED THAT YOU SHOULD CONSULT YOUR TAX ADVISER FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE SCHEME TO YOU.

21.    ACTION TO BE TAKEN

21.1    Action to be taken by Scheme Shareholders

A pink Form of Proxy for use at the Court Meeting and a white Form of Proxy for use at the Special General Meeting are enclosed with this Scheme Document.

Whether or not you are able to attend the Meetings in person, the Scheme Shareholders are strongly urged to complete and sign the enclosed PINK Form of Proxy in respect of the Court Meeting, and also the enclosed WHITE Form of Proxy in respect of the Special General Meeting, in accordance with the instructions printed respectively on them and to lodge them with the Registrar at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong as soon as possible, but in any case not later than the following respective times. In order to be valid, the PINK Form of Proxy for use at the Court Meeting should be lodged not later than 10:00 a.m. on Sunday, 22 April 2007 or if it is not so lodged, it may be handed to the Chairman of the Court Meeting at the Court Meeting. In order to be valid, the WHITE Form of Proxy for use at the Special General Meeting must be lodged not later than 10:30 a.m. on Sunday, 22 April 2007.

The completion and return of a Form of Proxy for the Court Meeting or the Special General Meeting will not preclude you from attending the relevant Meeting and voting in person. In such event, the returned Form of Proxy will be deemed to have been revoked.

21.2    Action to be taken by ADS Holders

If you are an ADS holder, you cannot vote at the Court Meeting or the Special General Meeting directly but you may use the enclosed ADS Voting Instruction Card to instruct the ADS Depositary (as the registered holder of

PART VIII – EXPLANATORY STATEMENT

the Scheme Shares underlying the ADSs) how to vote the AsiaSat Shares underlying your ADSs. If you are a registered holder of ADSs, please complete and sign the enclosed ADS Voting Instruction Card and return it in accordance with the instructions printed on it as soon as possible, but in any event, so as to be received by the ADS Depositary no later than 5:00 p.m. (New York time) on 17 April 2007. ADS Voting Instruction Cards returned by facsimile will not be accepted. If you hold your ADSs indirectly, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

You may also elect to become an AsiaSat Shareholder of record, and thereby have the right to vote at the Meetings, by surrendering your ADSs for the purpose of withdrawal of the AsiaSat Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement no later than 4:30 p.m. (New York time), on 13 April 2007. You will incur taxes and other charges in connection with such exchange and withdrawal. In order to exchange your ADSs and withdraw the underlying Scheme Shares, you should contact the ADS Depositary at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, NY 10286, United States.

Upon the Scheme becoming effective, the ADS Depositary (as the registered holder of the Scheme Shares underlying the ADSs) will receive an amount in Hong Kong dollars equal to the amount payable in respect of all Shares held by the ADS Depositary. Upon receipt, the ADS Depositary will convert such funds into US dollars at the then prevailing spot market rate. Upon exchange of your ADSs in accordance with the terms of the ADS Deposit Agreement, you will receive your pro-rata portion of the consideration from the ADS Depositary, less any fees or expenses of the ADS Depositary in connection with the currency conversion or withholding taxes (if applicable). You will also incur related taxes and other charges.

21.3    Shareholders Who Hold Their Shares in CCASS

No person shall be recognised by the Company as holding any Shares on trust. Any Beneficial Owner whose Shares are registered in the name of a Registered Owner should contact such Registered Owner to give instructions to and/or to make arrangements with such Registered Owner as to the manner in which the Shares beneficially owned by the Beneficial Owner should be voted at the Court Meeting and/or the Special General Meeting. A Beneficial Owner who wishes to attend the Court Meeting and/or the Special General Meeting personally should contact the Registered Owner directly to make the appropriate arrangements with the Registered Owner to enable the Beneficial Owner to attend and vote at the Court Meeting and/or the Special General Meeting and for such purpose the Registered Owner may appoint the Beneficial Owner as its proxy. The appointment of a proxy by the Registered Owner to attend and vote at the Court Meeting and/or the Special General Meeting shall be made in accordance with all relevant provisions in the Bye-laws of the Company. In the case of the appointment of a proxy by the Registered Owner, the Forms of Proxy shall be completed and signed by the Registered Owner and shall be lodged in the manner and before the latest time for lodging the Forms of Proxy as more particularly set out in this Scheme Document.

Any Beneficial Owner whose Shares are deposited in CCASS and registered under the name of HKSCC Nominees Limited must, unless such Beneficial Owner is an Investor Participant, contact their Other CCASS Participant regarding voting instructions to be given to such persons if they wish to vote in respect of the Scheme. The procedure for voting in respect of the Scheme by the Investor Participants and the Other CCASS Participants with respect to Shares registered under the name of HKSCC Nominees Limited shall be in accordance with the “General Rules of CCASS” and the “CCASS Operational Procedures” in effect from time to time.

21.4    EXERCISING YOUR RIGHT TO VOTE

IF YOU ARE AN ASIASAT SHAREHOLDER, WE STRONGLY ENCOURAGE YOU TO EXERCISE YOUR RIGHT TO VOTE OR GIVE INSTRUCTIONS TO THE RELEVANT REGISTERED OWNER TO VOTE AT THE COURT MEETING AND AT THE SPECIAL GENERAL MEETING. IF YOU KEEP OR THINK YOU MAY KEEP ANY ASIASAT SHARES IN A SHARE LENDING PROGRAMME, WE URGE YOU TO RECALL ANY OUTSTANDING ASIASAT SHARES ON BORROW TO AVOID MARKET PARTICIPANTS USING BORROWED STOCK TO VOTE AGAINST THE SHARE PROPOSAL, WHICH POTENTIALLY COULD HAVE A NEGATIVE IMPACT ON THE VALUE OF YOUR ASIASAT SHARES.

PART VIII – EXPLANATORY STATEMENT

IF YOU ARE ACTING AS A REGISTERED OWNER, WE SHOULD BE GRATEFUL IF YOU COULD INFORM ANY ULTIMATE BENEFICIAL ASIASAT SHAREHOLDERS ABOUT THE IMPORTANCE OF EXERCISING THEIR VOTE.

IF YOU ARE AN ADS HOLDER, PLEASE COMPLETE AND RETURN THE ADS VOTING INSTRUCTION CARD TO THE ADS DEPOSITARY IN A TIMELY MANNER. IF YOU HOLD YOUR ADSS THROUGH A FINANCIAL INTERMEDIARY, PLEASE FOLLOW THE INSTRUCTIONS THAT THE FINANCIAL INTERMEDIARY PROVIDES TO YOU.

IF YOU ARE IN ANY DOUBT AS TO THE ACTION TO BE TAKEN, YOU ARE ENCOURAGED TO CONSULT YOUR LICENSED SECURITIES DEALER, BANK MANAGER, SOLICITOR, PROFESSIONAL ACCOUNTANT OR OTHER PROFESSIONAL ADVISER.

22.    RECOMMENDATIONS

In the letter from the Independent Financial Adviser to the Independent Board Committee set out in Part VI of this Scheme Document, the Independent Financial Adviser states that it considers the terms of the Share Proposal and the Option Proposal to be fair and reasonable so far as the Scheme Shareholders (including without limitation the ADS Holders) and Optionholders are respectively concerned and advises the Independent Board Committee to recommend the Scheme Shareholders (including without limitation the ADS Holders) to vote in favour of both the resolution to approve the Scheme at the Court Meeting and the special resolution to approve, among other matters, the capital reduction arising as a result of the Scheme at the Special General Meeting.

The Independent Board Committee, having considered the terms of the Proposals and having taken into account the advice and recommendations of the Independent Financial Adviser set out in its letter in Part VI of this Scheme Document (including the factors under the heading “Conclusion and Opinion” in its letter, which should be read in the context of the full text of that letter), considers that the terms of the Share Proposal and the Option Proposal are fair and reasonable so far as the Scheme Shareholders (including without limitation the ADS Holders) and Optionholders are respectively concerned. Accordingly, the Independent Board Committee has recommended that the Scheme Shareholders (including without limitation the ADS Holders) to vote or procure to vote in favour of both the resolution to approve the Scheme at the Court Meeting and the special resolution to approve, among other matters, the capital reduction arising as a result of the Scheme at the Special General Meeting, and that the Optionholders accept the Option Offer. The full text of the letter from the Independent Board Committee is set out in Part VI of this Scheme Document.

23.    INDEPENDENT ADVICE

AsiaSat Shareholders, ADS Holders and Optionholders are recommended to consult their own professional advisers if they are in any doubt as to the taxation or other implications of the Scheme becoming effective or otherwise. It is emphasised that none of the Company, the Offeror, CLSA or Morgan Stanley or any of their respective directors or any other person involved in the Proposals accepts responsibility for any tax or other effects on, or liabilities of, any person or persons as a result of the implementation or otherwise of the Proposals.

24.    FURTHER INFORMATION

Further information is set out in the other Parts of this Scheme Document, all of which form part of this Explanatory Statement.

US holders are also directed to “Part VII – US Special Factors” which includes a section entitled “Where you can find more information”.

PART IX – THE POSSIBLE MGO OFFERS

GECC and SES have agreed to pursue the Exchange Transaction, which involves the redemption by SES of GECC’s entire indirect shareholding (of approximately 19 per cent) in SES in exchange for stock of a newly incorporated company that will own a number of assets. Among these assets is SES’s entire interest in Bowenvale which SES will transfer to such newly incorporated company. Bowenvale holds approximately 68.9 per cent of the issued ordinary shares of the Company.

The Executive has taken the view that the acquisition by the GE Entities of SES’s entire shareholding in Bowenvale pursuant to the Exchange Transaction would, on completion, result in the formation of a new concert group which has statutory control of Bowenvale, thereby triggering a mandatory general offer obligation under the Takeovers Code. Whilst the view taken by Able Star and GE Equity is different from that of the Executive, the Offeror agreed that it would be prepared, in the event the Transfer proceeds to completion, to make a mandatory general offer for all the shares in the Company not owned by Bowenvale or parties acting in concert with it. Accordingly, the Possible MGO Offers were announced simultaneously with the announcement of the Proposals.

If the Possible MGO Share Offer were to be made, it would be made at the Possible MGO Share Offer Price, payable in cash. The Possible MGO Share Offer Price is HK$16.00, compared to the Share Offer Price of HK$18.30. The Possible MGO Share Offer, if and when made, will not be subject to any condition.

It is envisaged that where the Transfer completes and all the other conditions to the Proposals are either satisfied or waived, the Scheme will become effective and all Scheme Shares will be acquired by the Offeror at the Share Offer Price, which will be HK$18.30, being approximately 14.4 per cent higher than the Possible MGO Share Offer Price. In such circumstance, the substance of the obligations that would arise under the Possible MGO Offers will have been satisfied and it would therefore be redundant to despatch the Formal MGO Documentation and to commence the offer in respect of the Possible MGO Offers.

In the event the Transfer completes prior to the Meetings an announcement will be made of the satisfaction of that condition. It is intended that the formal offer documentation in respect of the Possible MGO Offers would not be posted until after the Meetings are held. If the requisite voting thresholds are obtained at the Meetings, the formal offer documentation in respect of the Possible MGO Offers will not be despatched and the Possible MGO Offers will not commence. If the requisite voting thresholds are not obtained at the Meetings, the Formal MGO Documentation will be posted. An application under Rule 8.2 of the Takeovers Code has been made by the Offeror to extend the posting date in respect of the Formal MGO Documentation and the Executive has agreed to extend this period to 2 May 2007. If the Exchange Transaction is not completed by this date the Offeror and the Company will make a further Rule 8.2 application to the Executive for a further extension to the despatch date but there is no guarantee that the further extension will be granted. For the avoidance of doubt, the Formal MGO Documentation will not be despatched, if at all, until after the Meetings have been held.

In the event that the Transfer completes but the Scheme is unsuccessful, the Possible MGO Share Offer document, Possible MGO Option Offer letter and forms of acceptance in respect of the Possible MGO Offers would be despatched to AsiaSat Shareholders and Optionholders, respectively, following the failure or lapsing of the Scheme.

If Scheme Shareholders vote in favour of the Scheme, the Supreme Court sanctions the Scheme and the order of the Supreme Court sanctioning the Scheme is delivered to the Registrar of Companies in Bermuda for registration, the Scheme will be binding on all Scheme Shareholders, including those that may not have voted in favour of the Scheme. In this event, there will not be a choice for the Offeror to pay the MGO Share Offer Price, and the Share Offer Price, which is higher than the MGO Share Offer Price, will have to be paid.

If the Possible MGO Offers are required to be made, they would be made in compliance with the applicable requirements of the Exchange Act, as well as in accordance with the terms of any relief from the SEC obtained in connection with the Proposals and the Possible MGO Offers.

OFTA Investigation

Pursuant to Rule 26.2(a) of the Takeovers Code, except with the consent of the Executive, offers made under Rule 26 of the Takeovers Code must be conditional only upon the offeror having received acceptances in respect

PART IX – THE POSSIBLE MGO OFFERS

of voting rights which will result in the offeror and any person acting in concert with it holding more than 50 per cent. of the voting rights. Further, pursuant to Note 4 of Rule 26.2, an offeror must not trigger a mandatory offer of the shares in a telecommunications carrier licensee without obtaining OFTA’s consent under section 7(P) of the Telecommunications Ordinance.

GECC and CITIC Group have jointly sought informal advice from OFTA as to whether it will provide such consent under section 7(P) of the Telecommunications Ordinance. OFTA has indicated that it would not, having considered whether there are any anti-competitive effects arising from the Proposals, embark on a public consultation process under section 7(P) of the Telecommunications Ordinance.

Where completion of the Transfer occurs prior to or simultaneously with the Meetings

Pursuant to section 7(P) of the Telecommunications Ordinance, OFTA may initiate an investigation into the anti-competitive effects of any transaction within a period of two weeks from the time OFTA knows or ought reasonably to know that a relevant change (as defined in section 7(P)(16) of the Telecommunications Ordinance, being the completion of the Transfer) has occurred. OFTA has further indicated that it would, as soon as practicable following the receipt of a notice from GE Equity that the relevant change has occurred (the “Notice”), notify GE Equity whether or not it would initiate any such investigation.

It is intended that as soon as practicable after the completion of the Transfer, GE Equity will give Notice to OFTA (copied to CITIC Group). It is envisaged that by the time the Formal MGO Documentation is expected to be despatched, it will become clear whether OFTA will initiate an investigation under section 7(P) of the Telecommunications Ordinance.

Where the voting thresholds in respect of the Scheme at the Meetings are met

In the event that the Transfer completes prior to or simultaneously with the Meetings and the requisite voting thresholds to privatise the Company are obtained at the Meetings, the Formal MGO Documentation will not be despatched.

Where the voting thresholds in respect of the Scheme at the Meetings are not met

As mentioned above, completion of the Transfer would be a relevant change for the purposes of section 7(P)(16) of the Telecommunications Ordinance. In the event that the Transfer completes prior to or simultaneous with the Meetings, but the Scheme is unsuccessful, it is envisaged that by the time the Formal MGO Documentation is expected to be despatched it will become clear whether OFTA will initiate an investigation under section 7(P) of the Telecommunications Ordinance.

The Possible MGO Offers

The Possible MGO Offers, if and when made, will be made on the following basis:

For each Possible MGO Share	HK$	16.00 in cash
For each ADS	HK$	160.00 in cash
For each B Option	HK$	0.01 in cash
For each C Option	HK$	1.65 in cash

Comparison of Value

The Possible MGO Share Offer Price represents:

•	a premium of approximately 14.3 per cent over the closing price of HK$14.00 per AsiaSat Share as quoted on the Stock Exchange on the Pre-Suspension Date;

•	a premium of approximately 15.4 per cent over the closing price of US$17.75 per ADS as quoted on the NYSE on the Pre-Suspension Date;

•	a premium of approximately 13.5 per cent over the closing price of HK$14.10 per AsiaSat Share as quoted on the Stock Exchange on the Suspension Date;

PART IX – THE POSSIBLE MGO OFFERS

•	a premium of approximately 15.6 per cent over the 30-day Average Pre-Announcement Price of HK$13.84 per AsiaSat Share, respectively;

•	a premium of approximately 14.3 per cent over the 30-day Average Pre-Announcement ADS Price of US$17.93 per ADS;

•	a discount of approximately 11.3 per cent to the highest closing price of approximately HK$18.04 per AsiaSat Share over the one-year period prior to the Latest Practicable Date;

•	a discount of approximately 13.0 per cent to the highest closing price of approximately US$23.55 per ADS over the one-year period prior to the Latest Practicable Date;

•	a discount of approximately 13.0 per cent to US$23.55 per ADS as quoted on the NYSE on the Latest Practicable Date;

•	an implied price to earnings multiple of 17.0 times, based on AsiaSat’s reported basic earnings per share of HK$0.94 for the year ended 31 December 2005;

•	an implied price to earnings multiple of 13.8 times, based on AsiaSat’s reported basic earnings per share of HK$1.16 for the year ended 31 December 2006;

•	a premium of approximately 52.1 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$10.52 as at 31 December 2005; and

•	a premium of approximately 41.2 per cent to the audited consolidated net asset value per AsiaSat Share of approximately HK$11.33 as at 31 December 2006

The Possible MGO Option Offer

In accordance with the terms of the Share Option Scheme, Optionholders are entitled to exercise their Options, which confer rights to subscribe for AsiaSat Shares at a price HK$17.48 per Share in respect of B Options and HK$14.35 per Share in respect of C Options, in full or in part at any time within 21 days of despatch of the Formal MGO Documentation (or such later date as the Directors may determine). AsiaSat Shares issued upon exercise of the Options in accordance with the terms of the Share Option Scheme will form part of the Possible MGO Shares. If the Possible MGO Option Offer is not accepted within the relevant time period and in relation to which the Options are not exercised in accordance with the Rules of the Share Option Scheme, such Options will lapse.

Under the Possible MGO Option Offer, the Offeror will offer to purchase Options for cancellation in exchange for HK$0.01 in cash for each B Option and HK$1.65 in cash for each Outstanding C Option. Further information on the Possible MGO Options Offer will be set out in the formal offer document to be issued in respect of the Possible MGO Share Offer (if and when made) and the Possible MGO Option Offer will be made by or on behalf of the Offeror in a letter to Optionholders to be despatched on the same day as such formal offer document.

The attention of the Optionholders is drawn to the Rules of the Share Option Scheme, and in particular paragraph 8.4 of the Rules of the Share Option Scheme.

Total Consideration

On the basis of the Possible MGO Share Offer Price of HK$16.00 per Possible MGO Share and 390,265,500 AsiaSat Shares being in issue at the time the Possible MGO Share Offer is made (if made) and assuming there is no change to the issued share capital of AsiaSat as compared to the Latest Practicable Date and the closing of the Possible MGO Offers, the Possible MGO Shares are valued at approximately HK$1,942 million.

Save for the Options, there are no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which are convertible into AsiaSat Shares. Assuming none of the Options is exercised prior to the closing of the Possible MGO Offers in accordance with the terms of the Share Option Scheme and on the basis of the Possible MGO Option Offer Price of HK$0.01 per B Option and HK$1.65 per C Option, the Possible MGO Option Offer is valued at approximately HK$5 million. Assuming all Options are exercised in full by the Optionholders in accordance with the terms of the Share Option Scheme prior to the closing of the Possible MGO Offers, no consideration will be payable under the Possible MGO Option Offer, and the number of Possible MGO Shares will increase accordingly.

PART IX – THE POSSIBLE MGO OFFERS

The total amount of cash required to effect the Possible MGO Offers is approximately HK$1,947 million if none of the Options is exercised prior to the closing of the Possible MGO Offers. This amount would increase to an aggregate of approximately HK$2,019 million if all Options are exercised prior to the closing of the Possible MGO Offers.

Confirmation of Financial Resources

The Possible MGO and the Possible MGO Option Offer will be financed from the existing resources of CITIC Group and GECC. The Offeror’s financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation of the Possible MGO Share Offer and the Possible MGO Option Offer.

Effect of accepting the Possible MGO Offer

By accepting the Possible MGO Offer, AsiaSat Shareholders would be required to sell to the Offeror AsiaSat Shares free from all rights of pre-emption, options, claims, equities, liens, charges, encumbrances and any third party rights or interests of any nature whatsoever and together with all rights, benefits and entitlements attaching to them, including the right to receive all dividends, rights and distributions declared, paid or made on or after the date of closing of the Possible MGO Share Offer. If any dividend is declared by the Company after 13 February 2007 and prior to the closing of the Possible MGO Share Offer, the amount of such dividend will be retained by AsiaSat Shareholders and deducted from the Possible MGO Share Offer Price to be received by AsiaSat Shareholders who have accepted the Possible MGO Offer.

Public Float and Compulsory Acquisition

AsiaSat Shareholders should be aware that, in the event the AsiaSat Shares held by the public represent less than 25 per cent of the issued AsiaSat Shares, trading in the AsiaSat Shares may be suspended. It should be noted that if the Possible MGO Offers are made and close, there may be an insufficient level of public float in AsiaSat Shares and therefore, trading in AsiaSat Shares may be suspended until the prescribed level of public float is attained.

If the Possible MGO Share Offer is made and sufficient acceptances of the Possible MGO Share Offer are received, it is the intention of the Offeror to make use of the compulsory acquisition provisions of the Companies Act. In the event the compulsory acquisition thresholds are attained, subject to compliance with the applicable provisions of the Takeovers Code and the Listing Rules, the listing of AsiaSat Shares will be withdrawn from the Stock Exchange and the Offeror intends to cause the Company to apply for de-listing of the ADSs from the NYSE.

Rule 2.11 of the Takeovers Code states that, except with the consent of the Executive, where any person seeks to acquire or privatise a company by means of an offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirements imposed by law, acceptances of the offer and purchases, in each case of the disinterested shares, made by the Offeror and persons acting in concert with it during the period of four months after the posting of the initial offer document total 90 per cent of the disinterested shares.

PART IX – THE POSSIBLE MGO OFFERS

Tentative Possible MGO Offers Timetable

Assuming the Transfer completes prior to the Meetings, and the Scheme fails

Date	Event
Tuesday, 24 April 2007	Court Meeting and Special General Meeting

Wednesday, 25 April 2007	Announcement of the results of the Meetings – failure of the Scheme

Thursday, 26 April 2007	(i) Report to the Supreme Court by the Chairman of the AsiaSat Meetings (ii) Announcement of implementation of Possible MGO Offers

Friday, 27 April 2007	Obtain final comments from the SFC and the Stock Exchange on the Formal MGO Documentation

Wednesday, 2 May 2007	Posting of the Formal MGO Documentation

Wednesday, 30 May 2007	Closing of the Possible MGO Offers[1]

Saturday, 9 June 2007	Last day for payment of consideration monies to AsiaSat Shareholders who have accepted the Possible MGO Share Offer and Optionholders who have accepted the Possible MGO Option Offer

1	Rule 14e-1 of the Exchange Act requires that a tender offer (such as the Possible MGO Offers) must be held open for 20 US Business Days from the commencement of the tender offer (for US purposes this is from when the Formal MGO Documentation is despatched).

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

All amounts in this Part X are in thousands of Hong Kong dollars unless otherwise stated.

1.    THREE YEAR FINANCIAL SUMMARY

The following financial information is extracted from the audited consolidated results of the Group, for each of the three financial years ended 31 December 2004, 31 December 2005 and 31 December 2006:

RESULTS

	Year ended 31 December
	2006	2005	2004
Sales	929,092	879,705	1,004,982

Profit before income tax	508,927	416,635	491,616

Income tax expense	(55,522)	(51,270)	(60,536)

Profit from continuing operations and for the year	453,405	365,365	431,080

Attributable to:
Equity holders of the Company	454,009	366,184	431,216
Minority interests	(604)	(819)	(136)

	453,405	365,365	431,080

Earnings per share for profit attributable to the equity holders of the Company during the year (expressed in HK$ per share)

- basic	1.16	0.94	1.10
- diluted	1.16	0.94	1.10

Dividends	136,593	136,593	136,593
Dividend per share (HK$ per share)	0.35	0.35	0.35

ASSETS AND LIABILITIES

	As at 31 December
	2006	2005	2004
Total assets	5,091,212	4,683,530	4,549,247
Total liabilities	(664,675)	(573,805)	(668,294)

	4,426,537	4,109,725	3,880,953

Minority interests	(4,933)	(5,537)	(6,356)

Equity attributable to shareholders of the Company	4,421,604	4,104,188	3,874,597

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

2.    AUDITED CONSOLIDATED ACCOUNTS FOR THE YEAR ENDED 31 DECEMBER 2006

The following information has been extracted from the audited consolidated accounts of the Group for the year ended 31 December 2006:

Consolidated balance sheet

	Note	As at 31 December
		2006	2005
ASSETS
Non-current assets
Property, plant and equipment	7	2,630,847	2,620,911
Leasehold land and land use rights	6	23,616	24,199
Intangible assets	8	1,276	1,339
Unbilled receivable		171,047	174,563
Interests in associates	10	10,057	14,294
Amount paid to tax authority	11	154,911	93,666

Total non-current assets		2,991,754	2,928,972

Current assets
Inventories	13	354	434
Trade and other receivables	12	119,647	118,598
Cash and cash equivalents	14	1,979,457	1,635,526

Total current assets		2,099,458	1,754,558

Total assets		5,091,212	4,683,530

EQUITY
Capital and reserves attributable to the Company’s equity holders
Ordinary shares	15	39,027	39,027
Share premium	15	4,614	4,614
Retained earnings
- Proposed final dividend	26	105,372	105,372
- Others		4,272,591	3,955,175

		4,421,604	4,104,188
Minority interests		4,933	5,537

Total equity		4,426,537	4,109,725

LIABILITIES
Non-current liabilities
Deferred income tax liabilities	17	191,739	192,654
Deferred revenue	16	142,624	87,654
Other payables		1,770	—

Total non-current liabilities		336,133	280,308

Current liabilities
Construction payables		1,736	3,096
Other payables and accrued expenses		96,495	64,118
Deferred revenue	16	153,101	151,982
Current income tax liabilities		77,089	74,180
Dividend payable		121	121

Total current liabilities		328,542	293,497

Total liabilities		664,675	573,805

Total equity and liabilities		5,091,212	4,683,530

Net current assets		1,770,916	1,461,061

Total assets less current liabilities		4,762,670	4,390,033

The accompanying notes are an integral part of the consolidated financial statements.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Consolidated income statement

		Year ended 31 December
	Note	2006	2005
Continuing operations
Sales	5	929,902	879,705
Cost of services	19	(410,640)	(419,029)

Gross profit		519,262	460,676
Other gains - net	18	92,793	43,711
Administrative expenses	19	(94,585)	(83,880)

Operating profit		517,470	420,507
Finance costs	21	(152)	—
Share of loss of associates		(8,391)	(3,872)

Profit before income tax		508,927	416,635
Income tax expense	22	(55,522)	(51,270)

Profit from continuing operations and for the year		453,405	365,365

Attributable to:
- equity holders of the Company	24	454,009	366,184
- minority interests		(604)	(819)

		453,405	365,365

Earnings per share for profit attributable to the equity holders of the Company during the year
- basic	25	1.16	0.94

- diluted	25	1.16	0.94

Dividends	26	136,593	136,593

The accompanying notes are an integral part of the consolidated financial statements.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Consolidated statement of changes in equity

	Note	Attributable to equity holders of the Company				Minority Interests	Total
		Share capital	Share premium	Retained earnings	Total
Balance at 1 January 2005		39,027	4,614	3,830,956	3,874,597	6,356	3,880,953

Profit/(Loss) for the year		—	—	366,184	366,184	(819)	365,365
Final dividend relating to 2004		—	—	(105,372)	(105,372)	—	(105,372)
Interim dividend relating to 2005	26	—	—	(31,221)	(31,221)	—	(31,221)

		—	—	229,591	229,591	(819)	228,772

Balance at 31 December 2005		39,027	4,614	4,060,547	4,104,188	5,537	4,109,725

Balance at 1 January 2006, as per above		39,027	4,614	4,060,547	4,104,188	5,537	4,109,725

Profit/(Loss) for the year		—	—	454,009	454,009	(604)	453,405
Final dividend relating to 2005	26	—	—	(105,372)	(105,372)	—	(105,372)
Interim dividend relating to 2006	26	—	—	(31,221)	(31,221)	—	(31,221)

		—	—	317,416	317,416	(604)	316,812

Balance at 31 December 2006		39,027	4,614	4,377,963	4,421,604	4,933	4,426,537

The accompanying notes are an integral part of the consolidated financial statements.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Consolidated cash flow statement

	Note	Year ended 31 December
		2006	2005
Cash flows from operating activities:
- continuing operations	27	752,062	609,717
- Hong Kong Profits Tax paid		(40,260)	(79,186)
- overseas tax paid		(13,268)	(16,181)

Cash flows from operating activities - net		698,534	514,350

Cash flows (used in)/from investing activities:
- purchase of property, plant and equipment		(306,736)	(23,659)
- purchase of intangible assets		(97)	—
- repayment of loan from an associate	31	—	5,070
- repayment of loan from an independent third party		—	2,062
- interest received		88,747	39,833
- proceeds from disposal of property, plant and equipment		76	108

Cash flows (used in)/from investing activities - net		(218,010)	23,414

Cash flows used in financing activities:
- dividends paid	26	(136,593)	(136,593)

Cash flows used in financing activities - net		(136,593)	(136,593)

Net increase in cash and cash equivalents		343,931	401,171
Cash and cash equivalents at beginning of the year		1,635,526	1,234,355

Cash and cash equivalents at end of the year, representing bank balances and cash	14	1,979,457	1,635,526

The accompanying notes are an integral part of the consolidated financial statements.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

1.	General information

Asia Satellite Telecommunications Holdings Limited (the Company) and its subsidiaries (together the Group) is engaged in the provision of transponder capacity.

The Company is a limited liability company incorporated in Bermuda as an exempted company under the Companies Act 1981 of Bermuda (as amended). The address of its registered office is Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

The Company’s shares are listed on the New York Stock Exchange (in the form of American Depositary Shares) and The Stock Exchange of Hong Kong Limited (hereafter collectively referred to as the “Stock Exchange”).

These consolidated financial statements are presented in thousands of units of Hong Kong dollars (HK$’000), unless otherwise stated. These consolidated financial statements have been approved for issue by the Board of Directors on 5 March 2007 and signed on its behalf by Mr. JU Wei Min (Director) and Mr. Peter Jackson (Director).

2.	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1	Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with Hong Kong Financial Reporting Standards (HKFRSs) and have been prepared under the historical cost convention.

The preparation of financial statements in conformity with HKFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in note 4.

New standards and amendments to published standards

The following new standards, amendments to standards and interpretations are mandatory for the financial year ended 31 December 2006:

•	Amendment to IAS/HKAS 19, “Actuarial gains and losses, group plans and disclosures”, effective for annual periods beginning on or after 1 January 2006. This amendment is not relevant for the Group;

•	Amendment to IAS/HKAS 39, Amendment to “The fair value option”, effective for annual periods beginning on or after 1 January 2006. This amendment is not relevant for the Group;

•	Amendment to IAS/HKAS 21, Amendment “Net investment in a foreign operation”, effective for annual periods beginning on or after 1 January 2006. This amendment has no impact on the Group;

•

Amendment to IAS/HKAS 39, Amendment “Cash flow hedge accounting of forecast intragroup transactions”, effective for annual periods beginning on or after 1 January 2006. This amendment is not relevant for the Group;

•	Amendment to IAS/HKAS 39 and IFRS/HKFRS 4, Amendment “Financial guarantee contracts”, effective for annual periods beginning on or after 1 January 2006. This amendment is not relevant for the Group;

•	IFRS/HKFRS 6, “Exploration for and evaluation of mineral resources”, effective for annual periods beginning on or after 1 January 2006. This standard is not relevant for the Group;

•

IFRIC/HK(IFRIC)-Int 4, “Determining whether an arrangement contains a lease”, effective for annual periods beginning on or after 1 January 2006. The Group has reviewed its contracts. Some of them are required to be accounted for as leases in accordance with IAS/HKAS 17, “Leases”. However, these leases are operating leases, and their reclassification has had no impact on the expense recognised in respect of them;

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

2.	Summary of significant accounting policies (continued)

•

IFRIC/HK(IFRIC)-Int 5, “Rights to interests arising from decommissioning, restoration and environmental rehabilitation funds”, effective for annual periods beginning on or after 1 January 2006. This interpretation is not relevant for the Group; and

•

IFRIC/HK(IFRIC)-Int 6, “Liabilities arising from participating in a specific market – waste electrical and electronic equipment”, effective for annual periods beginning on or after 1 December 2005. This interpretation is not relevant for the Group.

The following new standards, amendments to standards and interpretations have been issued but are not effective for 2006 and have not been early adopted:

•

IFRIC/HK(IFRIC)-Int 7, “Applying the restatement approach under IFRS/HKFRS 29”, effective for annual periods beginning on or after 1 March 2006. Management does not expect this interpretation to be relevant for the Group;

•	IFRIC/HK(IFRIC)-Int 8, “Scope of IFRS/HKFRS 2”, effective for annual periods beginning on or after 1 May 2006. Management does not expect to be relevant for the Group;

•

IFRIC/HK(IFRIC)-Int 9, “Reassessment of embedded derivatives”, effective for annual periods beginning on or after 1 June 2006. Management does not expect the interpretation to be relevant for the Group;

•

IFRIC/HK(IFRIC)-Int 10, “Interim financial reporting and impairment”, effective for annual periods beginning on or after 1 November 2006. Management is currently assessing the impact of the interpretation on the Group’s operations.

•

IFRS/HKFRS 7, “Financial instruments: Disclosures”, effective for annual periods beginning on or after 1 January 2007. IAS/HKAS 1, “Amendments to capital disclosures”, effective for annual periods beginning on or after 1 January 2007. Management is currently assessing the impact of this standard on the Group’s operations;

•

IFRIC-Int 11-IFRS 2, “Group and treasury share transactions”, effective for annual periods beginning on or before 1 March 2007. Management does not expect this interpretation to be relevant for the Group;

•

IFRIC-Int 12, “Service concession arrangements”, effective for annual periods beginning on or before 1 January 2008. Management is currently assessing the impact of this interpretation on the Group’s operations; and

•	IFRS 8, “Operating segments”, effective for annual periods beginning on or before 1 January 2009. Management is currently assessing the impact of this standard on the Group’s operations.

2.2	Consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries made up to 31 December.

(a)	Subsidiaries

Subsidiaries are all entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

2.	Summary of significant accounting policies (continued)

initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement.

Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

In the Company’s balance sheet the investments in subsidiaries are stated at cost less provision for impairment losses. The results of subsidiaries are accounted for by the Company on the basis of dividends received and receivable.

(b)	Associates

Associates are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20 per cent and 50 per cent of the voting rights. Investments in associates are accounted for by the equity method of accounting and are initially recognised at cost. The Group’s investment in associates includes goodwill (net of any accumulated impairment loss) identified on acquisition.

The Group’s share of its associates’ post-acquisition profits or losses is recognised in the income statement, and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

In the Company’s balance sheet the investments in associated companies are stated at cost less provision for impairment losses. The results of associated companies are accounted for by the Company on the basis of dividends received and receivable.

2.3	Segment reporting

A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and returns that are different from those of segments operating in other economic environments.

2.4	Foreign currency translation

(a)	Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency.

(b)	Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

2.	Summary of significant accounting policies (continued)

Translation differences on non-monetary items, such as equity instruments held at fair value through profit or loss, are reported as part of the fair value gain or loss. Translation difference on non-monetary items, such as equities classified as available-for-sale financial assets, are included in the fair value reserve in equity.

(c)	Group companies

The results and financial position of all the group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

(i)	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(ii)	income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

(iii)	all resulting exchange differences are recognised as a separate component of equity.

2.5	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Buildings in the course of development for production, rental or administrative purposes or for purposes not yet determined, are carried at cost, less any identified impairment loss. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are expensed in the income statement during the financial year in which they are incurred.

Depreciation of property, plant and equipment is calculated using the straight-line method to allocate cost or revalued amounts to their residual values over their estimated useful lives, at the following rates per annum:

Satellites:
– AsiaSat 2	8%
– AsiaSat 3S	6.25%
– AsiaSat 4	6.67%
Buildings	4%
Tracking facilities	10%-20%
Furniture, fixtures and fittings	20%-33%
Other equipment	25%-33%
Motor vehicles	25%
Plant and machinery	20%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amounts. These are included in the income statement. When revalued assets are sold, the amounts included in other reserves are transferred to retained earnings.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

2.	Summary of significant accounting policies (continued)

2.6	Intangible assets – Licences

The licences are shown at historical cost. One licence has a finite useful life and is carried at cost less accumulated amortisation. Amortisation is calculated using the straight-line method to allocate the cost of the licence over its estimated useful life (112 months). The other licence does not have a finite useful life.

2.7	Impairment of assets

Assets that have an indefinite useful life are not subject to amortisation, are tested at least annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that have suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.8	Goodwill

Goodwill represents the excess of the cost of an investment over the fair value of the Group’s share of the net identifiable assets of the acquired associates at the date of investment. Goodwill on investment of associates is included in interests in associates. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing.

2.9	Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the first-in, first-out (FIFO) method and comprises all costs of purchase and other costs incurred in bringing the inventories to their present locations and conditions. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.10	Trade and other receivables

Trade and other receivables are recognised initially at fair value less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments (more than 180 days overdue) are considered indicators that the trade receivable is impaired. The amount of the provision is recognised in the income statement within administrative expenses.

2.11	Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

2.12	Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

2.	Summary of significant accounting policies (continued)

2.13	Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Transaction costs are incremental costs that are directly attributable to the acquisition, issue or disposal of a financial asset or financial liability, including fees and commissions paid to agents, advisers, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

2.14	Deferred income tax

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

2.15	Employee benefits

(a)	Pension obligations

The Group participates in defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The pension plans are generally funded by payments from employees and by the relevant Group companies. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense when they are due and are reduced by contributions forfeited by those employees who leave the scheme prior to vesting fully in the contributions. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

(b)	Share-based compensation

The Group operates an equity-settled, share-based compensation plan. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets). Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. At each balance sheet date, the entity revises its estimates of the number of options that are expected to become exercisable. It recognises the impact of the revision of original estimates, if any, in the income statement, and a corresponding adjustment to equity over the remaining vesting period.

(c)	Profit-sharing and bonus plans

The expected cost of profit sharing and bonus payments are recognised as a liability when the Group has a present legal or constructive obligation as a result of services rendered by employees and a reliable estimate of the obligation can be made.

Liabilities for profit sharing and bonus plans are expected to be settled within 12 months and are measured at the amounts expected to be paid when they are settled.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

2.	Summary of significant accounting policies (continued)

2.16	Provisions

Provisions for environmental restoration, asset retirement obligations, restructuring costs and legal claims are recognised when: the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

2.17	Revenue recognition

Revenue from transponder utilisation is recognised on a straight-line basis over the period of the agreements. The excess of revenue recognised on a straight-line basis over the amount received and receivable from customers in accordance with the contract terms is shown as unbilled receivable.

Revenue from the sale of transponder capacity under transponder purchase agreements is recognised on a straight-line basis from the date of delivery of the transponder capacity until the end of the estimated useful life of the satellite.

Deposits received in advance in connection with the provision of transponder capacity are deferred and included in other payables.

Services under transponder utilisation agreements are generally billed quarterly in advance. Such amounts received in advance and amounts received from the sale of transponder capacity under transponder purchase agreements in excess of amounts recognised as revenue are recorded as deferred revenue. Deferred revenue which will be recognised in the following year is classified under current liabilities and amounts which will be recognised after one year are classified as non-current.

Interest income is accrued on a time basis, by reference to the principal amounts outstanding and at the interest rate applicable.

2.18	Operating leases (as the lessee)

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are expensed in the income statement on a straight-line basis over the period of the lease.

2.19	Dividend distribution

Dividend distribution to the Company’s equity holders is recognised as a liability in the financial statements in the period in which the dividends are approved by the Company’s equity holders.

3.	Financial risk management

3.1	Financial risk factors

The Group’s activities expose it to a variety of financial risks: foreign exchange risk, credit risk and cash flow interest-rate risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

(a)	Foreign exchange risk

During the year, almost all of the Group’s revenues, premiums for satellite insurance coverage and substantially all capital expenditure were denominated in US dollars. The Group’s remaining expenses were primarily denominated in Hong Kong dollars. At 31 December 2006, almost all the Group’s transponder utilisation agreements, transponder purchase agreement, loan agreements, obligations to

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

3.	Financial risk management (continued)

purchase telemetry, tracking and control equipment were denominated in US dollars. Hence, the Group does not have any significant currency exposure and does not need to hedge.

(b)	Credit risk

The Group has no significant concentrations of credit risk. The Group maintains provision for impairment of receivables and for estimated losses that result from the inability of its customers to make the required payments. The Group bases its provision on the likelihood of recoverability of account receivables based on past experience and current collection trends that are expected to continue. The Group’s evaluation also includes the length of time the receivables are past due and the general business environment.

(c)	Cash flow interest-rate risk

The Group has no significant interest-bearing assets or liabilities, however, the Group earns interest income from short term deposits which are affected by the changes in market interest rates.

4.	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

4.1	Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(a)	Estimated impairment of goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 2.8. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates.

(b)	Income taxes

The Group is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

The issue of Indian tax is covered under Contingencies in note 28 below.

(c)	Useful lives of in-orbit satellites

The Group’s operations are capital intensive and it has significant investments in satellites. The carrying value of the Group’s in-orbit satellites (AsiaSat 2, AsiaSat 3S and AsiaSat 4) represented 42% of its total assets as of 31 December 2006 (2005: 52%). The Group estimates the useful lives of satellites in order to determine the amount of depreciation expense to be recorded during the reported period. The useful lives are estimated at the time satellites are put into orbit and are based on historical experience with other satellites as well as the anticipated technological evolution or other environmental changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these satellites may need to be shortened, resulting in the recognition of increased depreciation in a future period. Similarly, if the actual lives of satellites are longer than the Group has estimated, the Group would have a smaller depreciation expense. As a result, if the Group’s estimations of the useful lives of its satellites are not accurate or are required to be changed in the future, the Group’s net income in future periods would be affected.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

4.	Critical accounting estimates and judgments (continued)

(d)	Realisability of the carrying amounts of long-lived assets

The Group is required to evaluate at each balance sheet date whether there is any indication that the carrying amounts of long-lived assets (primarily its satellites) may be impaired. If any such indication exists, the Group should estimate the recoverable amount of the long-lived assets. An impairment loss is recognised for the excess of the carrying amount of such long-lived assets over their recoverable amounts. The value in use is the discounted present value of the cash flows expected to arise from the continuing use of long-lived assets and cash arising from its disposal at the end of its useful life. The estimates of the cash flows are based on the terms and period of existing transponder utilisation agreements (“Existing Agreements”).

Modifications to the terms of the Existing Agreements that result in shorter utilisation periods than previously agreed and/or those that result in the reduction in agreed rates will result in a lower recoverable amount (if the discount rate used is not changed); which may, in turn, result in a situation wherein the recoverable amounts are less than the carrying amounts (therefore, an impairment loss would need to be recognised).

(e)	Provision for impairment of receivables

The issue is covered under credit risk in note 3.1 (b) above.

5.	Sales and segment information

Sales:

The Group’s sales is analysed as follows:

	2006	2005
Income from provision of satellite transponder capacity
- recurring	850,425	850,436
- non-recurring	49,911	—
Sales of satellite transponder capacity	24,491	24,491
Other revenue	5,075	4,778

	929,902	879,705

The Group has only one business segment, namely the operation, maintenance and provision of satellite telecommunication systems for broadcasting and telecommunications. The Group’s primary reporting format for segment reporting purposes under HKAS 14 “Segment Reporting” is the geographical basis. For the purpose of classification, the country where the customer is incorporated is deemed to be the source of sales. However, the Group’s operating assets consist primarily of its satellites which are used, or are intended for use, for transmission to multiple geographical areas and therefore cannot be allocated between geographical segments. Accordingly, no geographical analysis of expenses, assets and liabilities has been presented.

The following table provides an analysis of the Group’s sales by geographical markets:

	2006	2005
Hong Kong	341,567	341,698
Greater China, including Taiwan	194,831	202,730
United States of America	79,813	78,205
United Kingdom	53,211	49,401
Australia	37,317	27,927
Others	223,163	179,744

	929,902	879,705

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

6.	Leasehold land and land use rights – Group

The Group’s interests in leasehold land and land use rights represent prepaid operating lease payments and their net book value are analysed as follows:

	2006	2005
In Hong Kong held on:
Leases of over 50 years	—	—
Leases of between 10 to 50 years	23,616	24,199

	23,616	24,199

	2006	2005
Opening	24,199	24,782
Amortisation of prepaid operating lease payment	(583)	(583)

Closing	23,616	24,199

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

7.	Property, Plant and Equipment – Group

	Satellites and tracking facilities			Furniture, fixtures and fittings	Office equipment	Motor vehicles	Plant and equipment	Total
	In operation	Under construction	Buildings
At 1 January 2005
Cost	4,232,629	9,635	117,900	10,854	7,646	3,871	2,370	4,384,905
Accumulated depreciation	(1,467,509)	—	(5,109)	(8,699)	(5,764)	(1,715)	(1,642)	(1,490,438)

Net book amount	2,765,120	9,635	112,791	2,155	1,882	2,156	728	2,894,467

Year ended 31 December 2005
Opening net book amount	2,765,120	9,635	112,791	2,155	1,882	2,156	728	2,894,467
Additions	1,337	10,309	98	7,377	1,584	865	—	21,570
Transfer	19,539	(19,539)	—	—	—	—	—	—
Disposals (note 27)	—	—	—	(7)	(2)	—	—	(9)
Depreciation	(286,032)	—	(4,716)	(2,178)	(1,068)	(907)	(216)	(295,117)

Closing net book amount	2,499,964	405	108,173	7,347	2,396	2,114	512	2,620,911

At 31 December 2005
Cost	4,253,504	405	117,998	11,142	8,928	4,137	2,371	4,398,485
Accumulated depreciation	(1,753,540)	—	(9,825)	(3,795)	(6,532)	(2,023)	(1,859)	(1,777,574)

Net book amount	2,499,964	405	108,173	7,347	2,396	2,114	512	2,620,911

Year ended 31 December 2006
Opening net book amount	2,499,964	405	108,173	7,347	2,396	2,114	512	2,620,911
Additions	6,332	297,537	81	1,747	728	1,111	4	307,540
Transfer	—	(538)	538	—	—	—	—	—
Disposals (note 27)	—	—	—	(5)	—	—	(1)	(6)
Depreciation	(286,448)	—	(4,743)	(3,951)	(1,196)	(1,077)	(183)	(297,598)

Closing net book amount	2,219,848	297,404	104,049	5,138	1,928	2,148	332	2,630,847

At 31 December 2006
Cost	4,259,836	297,404	118,617	12,879	9,198	4,806	2,372	4,705,112
Accumulated depreciation	(2,039,988)	—	(14,568)	(7,741)	(7,270)	(2,658)	(2,040)	(2,074,265)

Net book amount	2,219,848	297,404	104,049	5,138	1,928	2,148	332	2,630,847

Depreciation expense of $297,598 (2005: $295,117) has been expensed in cost of services.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

8.	Intangible assets – Group

Licences
At 1 January 2005 and 31 December 2005
Cost	1,500
Accumulated amortisation and impairment	(161)

Net book amount	1,339

Year ended 31 December 2006
Opening net book amount	1,339
Additions (a)	97
Amortisation expense (b) (note 19)	(160)

Closing net book amount	1,276

At 31 December 2006
Cost	1,597
Accumulated amortisation and impairment	(321)

Net book amount	1,276

Notes:

(a)	Additions refer to the Direct-to-Home (DTH) broadcasting licence fee at Macau which has an infinite useful life, as the Macau government granted a broadcasting right until the end of the DTH project and is carried at cost. The carrying value as at 31 December 2006 was $97 (2005: Nil).

(b)	Amortisation expense of $160 (2005: $161) is included in the administrative expenses in the income statement.

9.	Investments in subsidiaries

Investments	in subsidiaries

	Company
	2006	2005
Unlisted shares in subsidiaries, at cost	429,054	429,054

The cost of the unlisted shares is based on the book value of the underlying net assets of the subsidiaries attributable to the Group as at the date on which the Company became the ultimate holding company of the Group under the Group reorganisation in 1996.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

9.	Investments in subsidiaries (continued)

The following is a list of the principal subsidiaries and a controlled partnership at 31 December 2006:

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued share capital and debt securities	Interest held
AsiaSat BVI Limited	British Virgin Islands, limited liability company	Investment holding in Hong Kong	3,000 ordinary shares of US$1 each	*100%

Asia Satellite Telecommunications Company Limited	Hong Kong, limited liability company	Provision of satellite transponder capacity worldwide	30,000 ordinary shares and 20,000 non-voting deferred shares of HK$10 each	100%

Hanbury International Limited	British Virgin Islands, limited liability company	Inactive in Hong Kong	1 ordinary share of HK$1 each	100%

SAT Limited	Republic of Mauritius, limited liability company	Inactive in Republic of Mauritius	100 ordinary shares of US$1 each	*100%

Skywave TV Company Limited (formerly known as Auspicious City Limited)	Hong Kong, limited liability company	Provision of DTH broadcasting services in Hong Kong and Mainland China	3,000,002 ordinary shares of HK$10 each	80%

Sornico Limited	Hong Kong, limited liability company	Inactive in Hong Kong	2 ordinary shares of HK$10 each	100%

The First Asian Satellite Leasing Limited Partnership (the “Partnership”)	Hong Kong, limited liability partnership	Inactive in Hong Kong	N/A	1%

Auspicious Colour Limited	Hong Kong, limited liability company	Inactive in Hong Kong	1 ordinary share of HK$1 each	100%

*	Shares held directly by the Company.

The Company continues to control the Partnership as it is a general partner and accordingly continues to consolidate it.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

10.	Interests in associates – Group

	2006	2005
Beginning of the year	14,294	13,397
Share of associates’ losses	(8,391)	(3,872)
Additions	4,154	4,769

End of the year	10,057	14,294

Note:

Interests in associates at 31 December 2006 include goodwill of $442 (2005: $442).

The Group’s interest in its principal associates, all of which are unlisted, were as follows:

Name	Particulars of issued shares held	Country of incorporation	Assets	Liabilities	Revenues	Profit/(loss)	% Interest held
							%
2005

Beijing Asia Sky Telecommunications Technology Company Limited	N/A	China	42,011	25,945	2,721	(7,909)	49

SpeedCast Holdings Limited	Ordinary shares of US$0.0001 each	Cayman Islands	39,392	25,345	82,673	368	47

SpeedCast Limited (Note (1))	Ordinary shares of HK$0.01 each	Hong Kong	N/A	N/A	N/A	N/A	47

			81,403	51,290	85,394	(7,541)

2006

Beijing Asia Sky Telecommunications Technology Company Limited	N/A	China	25,829	26,406	9,235	(17,124)	49

SpeedCast Holdings Limited	Ordinary shares of US$0.0001 each	Cayman Islands	46,441	27,167	111,889	5,228	47

SpeedCast Limited (Note (1))	Ordinary shares of HK$0.01 each	Hong Kong	N/A	N/A	N/A	N/A	47

			72,270	53,573	121,124	(11,896)

Note:

(1)	SpeedCast Limited is the wholly-owned subsidiary of SpeedCast Holdings Limited. Accordingly, assets, liabilities, revenues and profit/(loss) are not disclosed again.

The Group has not recognised profit amounting to $2,473 (2005: $174) for SpeedCast Holdings Limited as the Group’s share of loss exceeds its interest in SpeedCast. The accumulated losses not recognised were $9,561 (2005: $12,034).

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

11.	Amount paid to tax authority – Group

At the balance sheet date, an amount of approximately $154,911 (2005: $93,666) had been paid to the Government of India. For details, please refer to note 28.

12.	Trade and other receivables – Group

	2006	2005
Trade receivables	81,888	90,653
Trade receivables from related parties (note 31)	10,660	7,678
Less: provision for impairment of receivables	(22,462)	(30,930)

Trade receivables – net	70,086	67,401
Receivables from related parties (note 31)	14,629	15,503
Other receivables	14,068	10,831
Deposits and prepayments	20,864	24,863

	119,647	118,598
Less non-current portion: loans to related parties	—	—

Current portion	119,647	118,598

The Group does not normally provide credit terms to its trade customers. The Company usually bills its trade customers quarterly in advance in accordance with its agreements. The aged analysis of trade receivables is stated as follows:

	2006	2005
0 to 30 days	29,329	27,768
31 to 60 days	15,967	8,652
61 to 90 days	15,717	14,315
91 to 180 days	7,884	10,074
181 days or above	1,189	6,592

	70,086	67,401

There is no concentration of credit risk with respect to trade receivables, as the Group has a large number of customers, internationally dispersed.

As of 31 December 2006, trade receivables of $22,462 (2005: $30,930) were impaired and fully provided. The impaired receivables mainly relate to customers’ failure to make payment for more than six months. The ageing of these receivables is as follows:

	2006	2005
3 to 6 months	9,830	1,682
Over 6 months	12,632	29,248

	22,462	30,930

Movements on the provision for impairment of trade receivables are as follows:

	2006	2005
At 1 January	30,930	23,230
Provision for impairment of receivables	—	7,700
Unused amounts reversed	(8,468)	—

At 31 December	22,462	30,930

The creation and release of provision for impaired receivables have been included in administrative expenses in the income statement.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

13.	Inventories – Group

	2006	2005
Merchandise	354	434

The cost of inventories recognised as expense and included in cost of services amounted to HK$87 (2005: HK$500).

14.	Cash and cash equivalents – Group

	2006	2005
Cash at bank and in hand	4,506	13,173
Short-term bank deposits	1,974,951	1,622,353

	1,979,457	1,635,526

The effective interest rate on short-term bank deposits was 4.9% (2005: 3.1%); these deposits have an average maturity of 21 days (2005: 17 days).

Cash includes the following for the purposes of the cash flow statement:

	2006	2005
Cash and cash equivalents	1,979,457	1,635,526

15.	Share capital

	Number of shares	Ordinary shares	Share premium	Total
	(thousands)
At 31 December 2006 and 31 December 2005	390,266	39,027	4,614	43,641

The total authorised number of ordinary shares is 550,000,000 shares (2005: 550,000,000 shares) with a par value of HK$0.10 per share (2005: HK$0.10 per share). All issued shares are fully paid.

Share option schemes

A share option scheme is adopted to provide incentives to employees and directors and to promote the long term financial success of the Company. The details of the scheme are as follows:

(i) Share Option Scheme adopted on 3 June 1996

In accordance with the Company’s share option scheme (the “1996 Scheme”) adopted pursuant to a resolution passed on 3 June 1996, the Board of Directors of the Company may at their discretion grant options to all permanent, full-time employees of the Company and its subsidiaries, to subscribe for shares in the Company. The primary purpose of the 1996 Scheme was to provide incentives to eligible employees.

The total number of shares in respect of which options may be granted under the 1996 Scheme (including options already exercised) was not permitted to exceed 10 per cent of the issued share capital of the Company at any point in time. The maximum number of share options issued to any employee, based on the subscription price of the options, shall not exceed four times the annual basic salary (excluding bonuses and allowances) of that employee.

Options granted must be taken up within 28 days from the date of grant upon payment of HK$1 per each grant of share options. An option may be exercisable up to 50 per cent on or after the third anniversary of the date of grant, up to 75 per cent on or after the fourth anniversary and fully on or after the fifth anniversary but before the tenth anniversary of the date of offer unless the Board of Directors specifies

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

15.	Share capital (continued)

other periods. The exercise price was determined by the Board of Directors and was based on the average closing price of the shares for the five trading days immediately preceding the date of grant.

The 1996 Scheme was terminated on 25 January 2002 pursuant to a resolution passed on that date.

(ii) Share Option Scheme adopted on 25 January 2002

A share option scheme (the “2002 Scheme”) was adopted pursuant to a resolution passed on 25 January 2002 for the primary purpose of attracting and retaining the best personnel for the development of the Company’s businesses, and providing incentives to employees, Directors, consultants, agents, representatives and advisers, and promoting the long term financial success of the Company. The 2002 Scheme will expire on 24 January 2012.

Under the 2002 Scheme, the Board of Directors of the Company may at their discretion grant options to the employees, including Directors, of the Company or any company that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company, to subscribe for shares in the Company. Options granted to a Director, chief executive or substantial shareholder of the Company or any of their respective associates must be approved by the Independent Non-executive Directors of the Company (excluding any Independent Non-executive Director who is also the grantee).

No options have been granted during 2003 and onwards. At 31 December 2002, the number of shares in respect of which options had been granted under the 2002 Scheme was 7,149,500 representing 1.83 per cent of the shares of the Company in issue at that date. Total consideration received in 2002 from employees for taking up the options granted amounted to HK$105.

The total number of shares in respect of which options may be granted under the 2002 Scheme and any other schemes is not permitted to exceed 30 per cent of the issued share capital of the Company from time to time. In addition, the total number of shares in respect of which options may be granted under the 2002 Scheme and any other schemes must not, in aggregate, exceed 10 per cent of the issued share capital of the Company at the adoption date of the 2002 Scheme, being 39,026,550 shares, without prior approval from the Company’s shareholders.

The number of shares in respect of which options may be granted to any individual in any one year is not permitted to exceed 1 per cent of the shares of the Company in issue, without prior approval from the Company’s shareholders. Options granted to a substantial shareholder, or an Independent Non-executive Director of the Company, or any of their respective associates under the 2002 Scheme and any other schemes in any one year in excess of 0.1 per cent of the Company’s issued share capital or with a value in excess of HK$5 million must be approved in advance by the Company’s shareholders.

Options granted must be taken up within 28 days from the date of grant upon payment of HK$1 per each grant of share options. The exercise period of the share options granted under the 2002 Scheme shall be determined by the Board of Directors when such options are granted, provided that such period shall not end later than 10 years from the date of grant. The exercise price is determined by the Board of Directors and will not be less than the higher of the closing price of the Company’s shares on the date of grant, or the average closing price of the shares for the five trading days immediately preceding the date of grant, or the nominal value of a share of the Company.

The financial impact of share options granted is not recorded in the Company’s or the Group’s balance sheet until such time as the options are exercised, and no charge is recognised in the income statement in respect of the value of options granted in the year. Upon the exercise of the share options, the resulting shares issued are recorded by the Company as additional share capital at the nominal value of the shares and the excess of the exercise price per share over the nominal value of the shares is recorded by the Company in the share premium account. Options which are lapsed or are cancelled prior to their exercise dates are deleted from the register of outstanding options.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

15.	Share capital (continued)

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

Option A:
	2006		2005
	Average exercise price in HK$ per share	Options	Average exercise price in HK$ per share	Options
At 1 January	17.48	1,634,000	17.48	1,691,500
Granted	—	—	—	—
Forfeited	—	—	—	—
Exercised	—	—	—	—
Lapsed	17.48	(1,634,000)	17.48	(57,500)

At 31 December	17.48	—	17.48	1,634,000

Option B:
	2006		2005
	Average exercise price in HK$ per share	Options	Average exercise price in HK$ per share	Options
At 1 January	17.48	1,655,000	17.48	1,753,000
Granted	—	—	—	—
Forfeited	—	—	—	—
Exercised	—	—	—	—
Lapsed	17.48	(25,000)	17.48	(98,000)

At 31 December	17.48	1,630,000	17.48	1,655,000

Option C:
	2006		2005
	Average exercise price in HK$ per share	Options	Average exercise price in HK$ per share	Options
At 1 January	14.35	3,311,500	14.35	3,481,500
Granted	—	—	—	—
Forfeited	—	—	—	—
Exercised	—	—	—	—
Lapsed	14.35	(100,000)	14.35	(170,000)

At 31 December	14.35	3,211,500	14.35	3,311,500

Out of the 4,841,500 options outstanding (2005: 6,600,500 options), the number of exercisable options are as follows:

	2006		2005
	Average exercise price in HK$ per share	Options	Average exercise price in HK$ per share	Options
Option A	17.48	—	17.48	1,634,000
Option B	17.48	1,630,000	17.48	1,655,000
Option C	14.35	3,211,500	14.35	1,655,750

Total		4,841,500		4,944,750

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

15.	Share capital (continued)

Share options outstanding at the end of the year have the following expiry date and exercise prices:

	Exercise price in HK$ per share	Share options
Expiry date		2006	2005
25 November 2006	17.48	—	1,634,000
30 September 2009	17.48	1,630,000	1,655,000
3 February 2012	14.35	3,211,500	3,311,500

		4,841,500	6,600,500

Details of specific categories of options are as follows:

Option type	Date of grant	Vesting period	Exercise period	Exercise price
2002 Scheme				HK$
A (note a)	4 February 2002	—	4 February 2002 – 25 November 2006	17.48
B (note a)	4 February 2002	4 February 2002 – 30 September 2002	1 October 2002 – 30 September 2009	17.48
C (note b)	4 February 2002	4 February 2002 – 3 February 2004	4 February 2004 – 3 February 2012	14.35
1996 Scheme				HK$
D (note a)	26 November 1996	26 November 1996 – 25 November 1999	26 November 1999 – 25 November 2006	17.48
E (note a)	20 September 1999	20 September 1999 – 30 September 2002	1 October 2002 – 30 September 2009	17.48

Notes:

a.	Pursuant to a resolution passed in the special general meeting of the Company held on 25 January 2002, the 1996 Scheme was terminated and all existing options under that scheme were cancelled. New options were issued on 4 February 2002 under the 2002 Scheme with the same exercise price and exercise periods to replace the options granted under the 1996 Scheme.

Option type A

100% between 4 February 2002 and 25 November 2006

The exercise periods of the following option types are divided into 3 tranches, as detailed below:

Option type D

1.	Up to 50% between 26 November 1999 and 25 November 2006

2.	Up to 75% between 26 November 2000 and 25 November 2006

3.	Up to 100% between 26 November 2001 and 25 November 2006

Option types B and E

1.	Up to 50% between 1 October 2002 and 30 September 2009

2.	Up to 75% between 1 October 2003 and 30 September 2009

3.	Up to 100% between 1 October 2004 and 30 September 2009

b.	Additional share options were issued on 4 February 2002 under the 2002 Scheme.

The exercise period is divided into 3 tranches, as detailed below:

Option type C

1.	Up to 25% between 4 February 2004 and 3 February 2012

2.	Up to 50% between 4 February 2005 and 3 February 2012

3.	Up to 100% between 4 February 2006 and 3 February 2012

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

16.	Deferred revenue – Group

	2006	2005
The maturity of deferred revenue is as follows:
Within one year	153,101	151,982
More than one year but not exceeding five years	142,624	87,654

	295,725	239,636
Less: amount shown as current	(153,101)	(151,982)

	142,624	87,654

17.	Deferred income tax

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority. The offset amounts are as follows:

	Group
	2006	2005
Deferred tax assets	—	—
Deferred tax liabilities:
- Deferred tax liabilities to be recovered after more than 12 months	191,739	192,654

	191,739	192,654

The gross movement on the deferred income tax account is as follows:

	Group
	2006	2005
Beginning of the year	192,654	205,258
Recognised in the income statement (note 22)	(915)	(12,604)

End of the year	191,739	192,654

The movement in deferred tax liabilities/(assets) during the year is as follows:

Deferred tax liabilities/(assets):

	Group
	Accelerated tax depreciation	Others	Total
At 1 January 2005	207,025	(1,767)	205,258
Recognised in the income statement	(13,730)	1,126	(12,604)

At 31 December 2005	193,295	(641)	192,654
Recognised in the income statement	(1,556)	641	(915)

At 31 December 2006	191,739	—	191,739

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

18.	Other gains – net

	2006	2005
Interest income	92,710	43,606
Gain on disposal of property, plant and equipment other than transponders	70	99
Others	13	6

	92,793	43,711

19.	Expenses by nature

Expenses included in cost of services and administrative expenses are analysed as follows:

	2006	2005
Auditors’ remuneration	1,775	769
Bad debts written off	11,997	2,987
(Write back)/provision for impairment of receivables made	(8,468)	7,700
Depreciation, amortisation and impairment expenses (notes 7 and 8)	297,758	295,278
Employee benefit expense (note 20)	87,555	65,092
Operating leases
- premises	4,383	5,872
- leasehold land & land use rights	583	583
Net exchange loss	404	547

20.	Employee benefit expense

	2006	2005
Salary and other benefits, including directors’ remuneration	82,930	60,748
Pension costs – defined contribution plans	4,625	4,344

Total staff costs	87,555	65,092

Number of employees	102	95

(a)	Pensions – defined contribution plans

Forfeited contributions totaling $268 (2005: $292) were utilised during the year leaving $74 (2005: $43) available at the year-end to reduce future contributions.

No contributions (2005: Nil) were payable to the fund at the year-end.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

20.	Employee benefit expense (continued)

(b)	Directors’ emoluments

The remuneration of every Director for the year ended 31 December 2006 is set out below:

Name of Director	Fees	Salary	Discretionary bonuses	Other benefits(a)	Employer’s contribution to pension scheme	Total
Romain BAUSCH (c)	200	—	—	—	—	200
Robert BEDNAREK (c) & (e)	125	—	—	—	—	125
Edward CHEN	225	—	—	—	—	225
Cynthia DICKINS (c)	100	—	—	—	—	100
DING Yu Cheng (d)	100	—	—	—	—	100
R. Donald FULLERTON (f)	83	—	—	—	—	83
JU Wei Min (d)	100	—	—	—	—	100
KO Fai Wong (d)	100	—	—	—	—	100
MI Zeng Xin (d)	200	—	—	—	—	200
Mark RIGOLLE (c)	100	—	—	—	—	100
Robert SZE	250	—	—	—	—	250
James WATKINS (g)	113	—	—	—	—	113
Peter JACKSON	—	2,766	2,489	2,270	415	7,940
William WADE	—	2,146	1,931	1,631	322	6,030

Total	1,696	4,912	4,420	3,901	737	15,666

The remuneration of every Director for the year ended 31 December 2005 is set out below:

Name of Director	Fees	Salary	Discretionary bonuses	Other benefits(a)	Employer’s contribution to pension scheme	Total
Romain BAUSCH (c)	200	—	—	—	—	200
Robert BEDNAREK (c) & (e)	150	—	—	—	—	150
Edward CHEN	225	—	—	—	—	225
Cynthia DICKINS (b) & (c)	12	—	—	—	—	12
DING Yu Cheng (d)	100	—	—	—	—	100
R. Donald FULLERTON (f)	200	—	—	—	—	200
JU Wei Min (d)	100	—	—	—	—	100
KO Fai Wong (d)	100	—	—	—	—	100
MI Zeng Xin (d)	200	—	—	—	—	200
Mark RIGOLLE (c)	100	—	—	—	—	100
Robert SZE	250	—	—	—	—	250
Peter JACKSON	—	2,672	390	1,961	401	5,424
William WADE	—	2,074	302	1,485	311	4,172

Total	1,637	4,746	692	3,446	712	11,233

Notes:

(a)	Other benefits include accommodation, car, leave passage, insurance premium and club membership and are short term in nature.

(b)	Appointed on 17 November 2005.

(c)	Paid to SES and its subsidiary.

(d)	Paid to a subsidiary of CITIC.

(e)	Resigned on 31 October 2006.

(f)	Resigned on 30 May 2006.

(g)	Appointed on 30 June 2006.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

20.	Employee benefit expense (continued)

(c)	Five highest paid individuals

The five individuals whose emoluments were the highest in the Group for the year include two (2005: two) directors whose emoluments are reflected in the analysis presented above. The emoluments payable to the remaining three (2005: three) individuals during the year are as follows:

	2006	2005
Basic salaries, housing allowances, share options, other allowances and benefits in kind	9,189	8,450
Contributions to retirement benefits scheme	726	701
Performance related incentive payments	4,357	606

	14,272	9,757

The emoluments fell within the following bands:

	Number of individuals
	2006	2005
Emolument bands
HK$2,500,001 – HK$3,000,000	—	1
HK$3,000,001 – HK$3,500,000	—	1
HK$3,500,001 – HK$4,000,000	1	1
HK$4,000,001 – HK$4,500,000	—	—
HK$4,500,001 – HK$5,000,000	1	—
HK$5,000,001 – HK$5,500,000	—	—
HK$5,500,001 – HK$6,000,000	1	—

	3	3

21.	Finance costs

	2006	2005
Interest expense:
- assets retirement obligation	152	—

22.	Income tax expense

A significant portion of the Group’s profit is treated as earned outside Hong Kong and is not subject to Hong Kong profits tax. Hong Kong profits tax has been provided at the rate of 17.5% (2005: 17.5%) on the estimated assessable profit for the year.

Overseas tax, including the Foreign Enterprises Income Tax in the People’s Republic of China, is calculated at 5% to 20% of the gross revenue earned in certain of the overseas jurisdictions.

Details of deferred taxation are set out in note 17.

The Group currently has a tax case in dispute with the Indian tax authorities. Details of this are set out in note 28.

	2006	2005
Current income tax
- Hong Kong profits tax	38,856	45,056
- Overseas taxation	17,581	18,818
Deferred income tax reversal (note 17)	(915)	(12,604)

	55,522	51,270

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

22.	Income tax expense (continued)

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as follows:

	2006	2005
Profit before tax	508,927	416,635

Tax calculated at tax rate of 17.5% (2005: 17.5%)	89,062	72,911
Tax effect of income not subject to tax	(96,999)	(84,164)
Tax effect of expenses not deductible for tax purposes	45,440	43,027
Tax effect of tax losses of associates not recognised	438	678
Effect of income tax rate differential between Hong Kong and overseas locations	17,581	18,818

Tax expense	55,522	51,270

The effective tax rate of the Group was 10.9% (2005: 12.3%).

23.	Net foreign exchange losses

The exchange differences recognised in the income statement are included as follows:

	2006	2005
Administrative expenses	404	547

24.	Profit attributable to equity holders of the Company

The profit attributable to equity holders of the Company is dealt with in the financial statements of the Company to the extent of $137,225 (2005: $136,977).

25.	Earnings per share

Basic

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year.

	2006	2005
Profit attributable to equity holders of the Company	454,009	366,184

Weighted average number of ordinary shares in issue (thousands)	390,266	390,266

Basic earnings per share (HK$ per share)	1.16	0.94

Diluted

Diluted earnings per share is calculated adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. The Company has share options of dilutive potential ordinary shares. The calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options.

	2006	2005
Profit used to determine diluted earnings per share	454,009	366,184

Weighted average number of ordinary shares in issue (thousands)	390,266	390,266
Adjustments for – share options (thousands)	—	26

Weighted average number of ordinary shares for diluted earnings per share (thousands)	390,266	390,292

Diluted earnings per share (HK$ per share)	1.16	0.94

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

26.	Dividends

The dividends paid during the years ended 2006 and 2005 were $136,593 (HK$0.35 per share) and $136,593 (HK$0.35 per share) respectively. A dividend in respect of 2006 of HK$0.27 per share, amounting to a total dividend of $105,372 is to be proposed at the Annual General Meeting on 18 May 2007. These financial statements do not reflect this dividend payable.

	2006	2005
Interim dividend paid of HK$0.08 (2005: HK$0.08) per ordinary share	31,221	31,221
Proposed final dividend of HK$0.27 (2005: HK$0.27) per ordinary share	105,372	105,372

	136,593	136,593

Payment of Final Dividend

Reference is made to the joint announcement issued by the Company and AsiaCo Acquisition Ltd. (formerly known as Modernday Limited) in relation to the privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act of Bermuda dated 13 February 2007.

The Board would like to bring to the attention of the shareholders of the Company that the final dividend for the financial year ended 31 December 2006 is declared by the Board subject to the following:

(i)	the amount of the final dividend shall not affect the Share Offer Price if the Scheme becomes effective and binding on or before 10 May 2007;

(ii)	the amount of the final dividend will be deducted from the Share Offer Price if the Scheme becomes effective after 10 May 2007;

(iii)	if the Scheme becomes effective and binding on or before 10 May 2007, the final dividend shall not be paid; and

(iv)	if the Scheme does not become effective, the dividend will be paid to shareholders of the Company on the register of members of the Company at 4:30 p.m. on 10 May 2007.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

27.	Cash flows from operating activities – continuing operations

	2006	2005
Profit for the year	453,405	365,365
Adjustments for:
– Tax (note 22)	55,522	51,270
– Bad debts written off	11,997	2,987
– (Write back)/provision for impairment of receivables made	(8,468)	7,700
– Depreciation (note 7)	297,598	295,117
– Amortisation of prepaid operating lease payment (note 6)	583	583
– Amortisation of licence (note 8)	161	161
– Profit on sale of property, plant and equipment (see below)	(70)	(99)
– Interest income (note 18)	(92,710)	(43,606)
– Finance costs (note 21)	152	—
– Share of loss from associates (note 10)	8,391	3,872
Changes in working capital (excluding the effects of acquisition and exchange differences on consolidation):
– Unbilled receivable	3,516	704
– Amount paid to tax authority	(61,245)	(26,643)
– Inventories	80	(18)
– Trade and other receivables	(5,316)	779
– Other payables and accrued expenses	32,377	(1,204)
– Deferred revenue	56,089	(47,251)

Cash flows from operating activities – continuing operations	752,062	609,717

In the cash flow statement, proceeds from sale of property, plant and equipment comprise:
	2006	2005
Net book amount (note 7)	6	9
Profit on sale of property, plant and equipment	70	99

Proceeds from sale of property, plant and equipment	76	108

28.	Contingencies

Under Indian tax regulations, the Group may be subject to Indian income tax on revenues received by the Group in respect of income from provision of satellite transponder capacity to the Group’s customers for purposes of those customers carrying on business in India or earning income from any source in India.

The Indian tax authorities have assessed the Group for income tax as follows:

Assessment year	Amount HK$ (approximate)	Amount INR[1] (approximate)
1997-98	20 million	115 million
1998-99	23 million	141 million
1999-00	22 million	127 million
2000-01	14 million	84 million
2001-02	29 million	171 million
2002-03	38 million	210 million
2003-04	50 million	316 million
2004-05	58 million	330 million

Total	254 million	1,494 million

1	Indian Rupee

The Group has filed appeals for each of the assessment years 1997-98 to 2004-05.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

28.	Contingencies (continued)

No assessment has yet been made for the 2005-06 or 2006-07 assessment years.

The Income Tax Appellate Tribunal (the “Tribunal”) in an earlier appeal filed against the original assessment for the assessment year 1997-98 held that the Group is liable for Indian income tax under certain circumstances. The Group does not believe that it is liable for the Indian income tax as held by the Tribunal and has filed an appeal against the Tribunal’s decision. The tax authorities have also filed an appeal against the Tribunal’s decision. Both the appeals have been admitted by the High Court.

In order to obtain a stay of recovery proceedings, the Group has made payments as follows and has recorded these payments as an asset on the assumption that the amounts are recoverable:

Assessment year	Amount HK$ (approximate)	Amount INR[1] (approximate)
1997-98	13 million	78 million
1998-99	14 million	88 million
1999-00	11 million	62 million
2000-01	9 million	50 million
2001-02	20 million	119 million
2002-03	27 million	148 million
2003-04	39 million	226 million
2004-05	22 million	125 million

Total	155 million	896 million

1	Indian Rupee

In addition, based on the general principles set forth by the Tribunal, the amount of income taxable in India depends on the payments made by the Group’s customers to the Group for the purpose of those customers carrying on business in India or earning income from any source in India. As such information is proprietary in nature and has not been provided by the Group’s customers, the Group cannot reasonably estimate the taxable income and therefore also cannot estimate the amount of income tax to which the Group may be assessed. Furthermore, as stated above, the Group has filed an appeal against the Tribunal’s decision. The appeal has been admitted by the High Court and is pending before the Court. Accordingly, no provision has been recognised for Indian income tax in the Group’s financial statements.

29.	Major non-cash transactions

There was no major non-cash transaction during 2005 and 2006.

30.	Commitments – Group

Capital commitments

Capital expenditure at the balance sheet date but not yet incurred is as follows:

	2006	2005
AsiaSat 5
Contracted but not provided for	810,048	—
Authorised but not contracted for	296,548	—
Other investment projects
Authorised but not contracted for	—	10,140
Other assets
Contracted but not provided for	111	5,750

	1,106,707	15,890

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

30.	Commitments – Group (continued)

Operating lease commitments – where the Group is the lessee

The Group leases certain of its office and residential premises under non-cancellable operating leases. Leases are negotiated for an average term of two to four years. The lease expenditure expensed in the income statement during the year is disclosed in note 19.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	2006	2005
Not later than 1 year	4,068	4,376
Later than 1 year and not later than 5 years	745	4,773
Later than 5 years	—	—

	4,813	9,149

Operating lease commitments – where the Group is the lessor

The Group leases its office premises under non-cancellable operating leases. The lease is negotiable for four years. The lease income recognised in the income statement during the year was $552 (2005: $552).

The Group had contracted with the customer for the following future minimum lease payments:

	2006	2005
Within one year	552	552
One to two years	184	552
Two to three years	—	184
Three to four years	—	—

	736	1,288

31.	Related-party transactions

The Group is controlled by Bowenvale Limited (incorporated in British Virgin Islands), which owns approximately 68.9 per cent of the Company’s shares. The remaining approximately 31.1 per cent of the shares are widely held. The ultimate parents of the Group are CITIC Group (incorporated in China) and SES S.A. (incorporated in Luxembourg).

The following transactions were carried out with related parties:

(i) Income from provision of satellite transponder capacity

The Group has entered into agreements for the provision of transponder capacity to a subsidiary of CITIC, CITIC Guoan Information Industry Company Limited. CITIC is a substantial shareholder of the Company throughout the year.

During the year, the Group recognised income from provision of satellite transponder capacity from its associate, SpeedCast.

	2006	2005
CITIC Guoan Information Industry Company Limited	1,424	2,461
SpeedCast Limited (an associate)	46,264	32,202

	47,688	34,663

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

31.	Related-party transactions (continued)

(ii) Agency fee

In addition, the Group has entered into an agreement with CITIC Technology Company Limited, a subsidiary of CITIC, for collecting money from China customers on behalf of the Group.

	2006	2005
CITIC Technology Company Limited	564	723

(iii) Key management compensation

	2006	2005
Salaries and other short-term employee benefits	38,455	25,942

The Group made payments to SES and its subsidiary and a subsidiary of CITIC for certain Non-executive Directors representing SES and CITIC.

	2006	2005
SES and its subsidiary	525	462
A subsidiary of CITIC	500	500

	1,025	962

(iv) Income from provision of uplink services and certain equipments

The Group has entered into an agreement for the provision of uplink services and certain equipments for Ku-Band monitoring capacity to a subsidiary of SES, SES AMERICOM, Inc.

The Group has also provided temporary uplink services to its associate, SpeedCast.

	2006	2005
SES AMERICOM, Inc.	239	—
SpeedCast Limited (an associate)	5	—

	244	—

(v) Interest income on loan receivable from an associate

	2006	2005
SpeedCast Limited (an associate)	—	176

(vi) Year-end balances arising from these transactions

	2006	2005
Trade receivables from related parties (note 12):
CITIC Guoan Information Industry Company Limited	—	39
SpeedCast Limited (an associate)	10,660	7,639

	10,660	7,678

Receivables from related parties (note 12):
CITIC Technology Company Limited	14,629	15,503

Payables to related parties:
CITIC Technology Company Limited	479	455

Deferred revenue to related parties:
SES AMERICOM, Inc.	22	—

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Notes to the consolidated financial statements

31.	Related-party transactions (continued)

The trade receivables from related parties are payable in accordance with the agreements. The receivables from and payables to related parties have no fixed terms of payment. The receivables and payables are unsecured in nature and bear no interest.

(vii) Loan receivable from an associate

	2006	2005
Loan receivable from SpeedCast Limited:
Beginning of the year	—	5,070
Loans advanced during the year	—	—
Loan repayments received	—	(5,070)

End of the year (note 12)	—	—

The amount was secured, bearing interest at 6% per annum and was fully repaid as at 31 December 2005.

The above transactions were entered into on commercial terms determined and agreed by the Group and the relevant parties.

32.	Event after the balance sheet date

On 13 February 2007, the Board has reviewed and agreed to put forward a share proposal to privatise the Company by way of a scheme of arrangement under Section 99 of the Companies Act, and an option proposal to purchase the outstanding share options in the Company. A possible mandatory general offer (MGO) obligation under the Takeovers Code may also be triggered as a result of completion of a transaction between SES and GECC. An independent board committee has been appointed to advise independent shareholders and optionholders in respect of the Proposals and the Possible MGO. Details of the aforementioned are contained in the announcement of the Company on 13 February 2007 and in the Scheme Document.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Supplementary Information for ADS Holders

The Group’s financial statements are prepared in accordance with HKFRS, which differ in certain significant respects from US GAAP. The significant differences relating principally to the following items and the adjustments considered necessary to restate profit for the year (net income) and shareholders’ funds (shareholders’ equity) in accordance with US GAAP are shown in the tables set out below.

The following table summarises the effect on profit (net income) of differences between HKFRS and US GAAP for the year:

	Year ended 31 December
	2006		2006		2005
	US$’000 (note 1)
Profit for the year (net income) as reported under HKFRS		58,206		454,009		366,184
US GAAP adjustments:
Amortisation of interest and borrowing costs (a)		(1,035)		(8,072)		(8,072)
Stock compensation using the fair value method (c)		(1,116)		(8,707)		—
Tax effect on reconciling items (d)		91		706		706

Profit for the year (net income) under US GAAP		56,146		437,936		358,818

Basic earnings per share under US GAAP	US$	0.14	HK$	1.12	HK$	0.92
Diluted earnings per share under US GAAP	US$	0.14	HK$	1.12	HK$	0.92
Basic earnings per American Depositary Share (“ADS”) under US GAAP (note 2)	US$	1.44	HK$	11.22	HK$	9.19
Diluted earnings per American Depositary Share (“ADS”) under US GAAP (note 2)	US$	1.44	HK$	11.22	HK$	9.19
Shares used in computation of basic earnings per share (in thousands)		390,266		390,266		390,266
Shares used in computation of diluted earnings per share (in thousands)		390,266		390,266		390,292

The following table summarises the effect on shareholders’ equity of the differences between HKFRS and US GAAP:

	As at 31 December
	2006	2006	2005
	US$’000 (note 1)
Shareholders’ equity as reported under HKFRS	566,872	4,421,604	4,104,188
US GAAP adjustments:
Capitalisation of interest and borrowing costs (a)	15,767	122,980	122,980
Amortisation of interest and borrowing costs (a)	(11,370)	(88,689)	(80,617)
Amortisation of goodwill (b)	1,452	11,325	11,325
Impairment loss of goodwill (b)	(1,424)	(11,104)	(11,104)
Stock compensation using the fair value method (c)	(1,116)	(8,707)	—
Tax effect of reconciling items (d)	(914)	(7,125)	(7,831)

Shareholders’ equity under US GAAP	569,267	4,440,284	4,138,941

(a) Capitalisation of interest and borrowing costs

Under HKFRS, interest on bank loans and related costs of obtaining the loans (including costs incurred in connection with loan facilities) taken out to finance construction of satellites is capitalised during the period of construction. Under US GAAP, the interest cost incurred during the period of construction that could have been avoided if the construction of satellites had not been made, is capitalised. The interest capitalised is computed by applying an average borrowing rate of outstanding debt to the total amount of qualifying assets under construction, not to exceed total interest costs incurred.

In addition, under US GAAP, certain related borrowing costs payable to lenders are excluded from the amounts capitalised.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

Supplementary Information for ADR Holders

(b) Amortisation and impairment loss of goodwill

Under HKFRS, HKFRS 3 requires all business combinations for which the agreement date is on or after 1 January 2005 to be accounted for using the purchase method. Goodwill acquired in a business combination will no longer be amortised but will be subject to impairment tests at least annually in accordance with HKAS 36. Upon the adoption of HKFRS 3, the net carrying amount of goodwill carried on the balance sheet is frozen and will be tested for impairment. Goodwill previously taken directly to reserves will no longer be subject to impairment testing and will not be recognised in the income statement when all or part of the business to which the goodwill relates is disposed of. Accordingly, goodwill previously taken directly to reserves will not impact the income statement in the future upon the adoption of HKAS 36.

Under US GAAP, effective from 1 January 2002, goodwill is: (i) no longer amortised, (ii) assigned to a reporting unit and (iii) tested for impairment at least annually. Prior to 1 January 2002, goodwill was amortised over its estimated useful life, not to exceed 40 years under US GAAP.

(c) Stock compensation

Under HKFRS, it is not required to apply HKFRS 2 to share options granted on or before 7 November 2002 and vesting before 1 January 2005 (the effective date of HKFRS 2). The Company has chosen not to apply HKFRS 2 to share options issued prior to 1 January 2005.

Under US GAAP, effective January 1, 2006 the Company adopted SFAS 123R using the modified prospective approach and accordingly prior periods have not been restated to reflect the impact of SFAS 123R. Under SFAS 123R, stock-based awards granted prior to its adoption will be expensed over the remaining portion of their vesting period, taking into account the estimated forfeiture of options. The fair value options granted was estimated using the Black-Scholes option-pricing model.

Compensation expense resulting from the fair value method may not be representative of compensation expense to be incurred in the year concerned.

(d) The amounts included in the reconciliation show the income tax effects of the differences between HKFRS and US GAAP as described above.

Notes:

1.	The translations of Hong Kong dollar amounts into United States dollars are for convenience only and have been made at a rate of HK$7.8 to US$1, the approximate rate of exchange at 31 December 2006. Such translations should not be construed as representations that the Hong Kong dollar amounts could be converted into United States dollars at that or any other rate.

2.	One ADS is equivalent to 10 ordinary shares.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

3    SHARE CAPITAL

The authorised share capital and issued share capital of the Company as at the Latest Practicable Date were as follows:

Authorised:

550,000,000 AsiaSat Shares	HK$	55,000,000

Issued and fully paid:

390,265,500 AsiaSat Shares		HK$39,026,550

Each of the AsiaSat Shares in issue ranks pari passu in all respects, including dividends, voting and capital.

No AsiaSat Shares have been issued since 31 December 2006, being the end of the last financial year of the Company.

Other than the AsiaSat Shares in issue, ADSs and Options, the Company has no other outstanding equity securities (including equity related convertible securities or warrants, options, derivatives or subscription rights in respect of any equity share capital, including non-transferable options).

The book value per AsiaSat Share as at 31 December 2006 amounted to approximately HK$11.33 per AsiaSat Share.

4    RATIO OF EARNINGS TO FIXED CHARGES

The Company has no fixed charges.

5    INDEBTEDNESS STATEMENT

As at the close of business on 31 December 2006, the Group had no outstanding borrowings.

Contingencies

Under Indian tax regulations, the Group may be subject to Indian income tax on revenues received by the Group in respect of income from the provision of satellite transponder capacity to the Group’s customers for the purposes of those customers carrying on business in India or earning income from any source in India.

The Indian tax authorities have assessed the Group for income tax as follows:

Assessment year	Amount HK$ (approximate)	Amount INR[1] (approximate)
1997-98	20 million	115 million
1998-99	23 million	141 million
1999-00	22 million	127 million
2000-01	14 million	84 million
2001-02	29 million	171 million
2002-03	38 million	210 million
2003-04	50 million	316 million
2004-05	58 million	330 million

Total	254 million	1,494 million

1	Indian Rupee

The Group has filed appeals for each of the assessment years 1997-1998 to 2004-2005.

PART X – FINANCIAL INFORMATION RELATING TO THE GROUP

No assessment has yet been made for the 2005-2006 or 2006-2007 assessment years.

The Tribunal in an earlier appeal filed against the original assessment for the assessment year 1997-1998 held that the Group is liable for Indian income tax under certain circumstances. The Group does not believe that it is liable for the Indian income tax as held by the Tribunal and has filed an appeal against the Tribunal’s decision. The tax authorities have also filed an appeal against the Tribunal’s decision. Both the appeals have been admitted by the High Court.

In order to obtain a stay of recovery proceedings, the Group has made payments as follows and has recorded these payments as an asset on the assumption that the amounts are recoverable:

Assessment year	Amount HK$ (approximate)	Amount INR[1] (approximate)
1997-98	13 million	78 million
1998-99	14 million	88 million
1999-00	11 million	62 million
2000-01	9 million	50 million
2001-02	20 million	119 million
2002-03	27 million	148 million
2003-04	39 million	226 million
2004-05	22 million	125 million

Total	155 million	896 million

1	Indian Rupee

In addition, based on the general principles set forth by the Tribunal, the amount of income taxable in India depends on the payments made by the Group’s customers to the Group for the purpose of those customers carrying on business in India or earning income from any source in India. As such information is proprietary in nature and has not been provided by the Group’s customers, the Group cannot reasonably estimate the taxable income and therefore also cannot estimate the amount of income tax to which the Group may be assessed. Furthermore, as stated above, the Group has filed an appeal against the Tribunal’s decision. The appeal has been admitted by the High Court and is pending before the Court. Accordingly, no provision has been recognised for Indian income tax in the Group’s financial statements.

Save as aforesaid or otherwise mentioned in this Scheme Document and apart from intra-group liabilities and normal trade payables, the Group had no other material contingent liabilities or outstanding mortgages, charges, guarantees, loan capital issued and outstanding or agreed to be issued, bank loans and overdrafts or other similar indebtedness as at the close of business on 31 December 2006.

6    MATERIAL CHANGES

The Directors are not aware of any material change in the financial or trading position or outlook of the Company since 31 December 2006, the date to which the latest audited consolidated financial statements of the Company were made up.

PART XI – GENERAL INFORMATION

1	RESPONSIBILITY STATEMENTS

The information in this Scheme Document relating to the Group has been supplied by the Directors. The issue of this Scheme Document has been approved by the Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document (in relation to information relating to the Group only), and with the exception of any opinion of the Independent Board Committee of the Company relating to the recommendation of the Proposals and the recommendation itself, both as contained in the letter from the Independent Board Committee set out in Part V of this Scheme Document, and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, opinions expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document the omission of which would make any of the statements in this Scheme Document misleading.

The members of the Independent Board Committee jointly and severally accept full responsibility for the accuracy of the information contained in “Part V – Letter from the Independent Board Committee”, any opinion of the Independent Board Committee relating to the recommendation of the Proposals and the recommendation itself, and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, the opinions expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document the omission of which would make any of the statements in this Scheme Document misleading.

The information in this Scheme Document relating to the Offeror, including that relating to CITIC Group and GE Equity, has been supplied by the Offeror Directors. The issue of this Scheme Document has been approved by the Offeror Directors, who jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document (other than that relating to the Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, the opinions expressed in this Scheme Document have been arrived at after due and careful consideration and there are no other facts (other than those relating to the Group) not contained in this Scheme Document the omission of which would make any of the statements in this Scheme Document misleading.

2	MARKET PRICES

AsiaSat Shares are traded on the Stock Exchange.

(a)	The table below shows the respective closing prices of AsiaSat Shares on the Stock Exchange: (i) on the last Trading Day of each of the six calendar months during the period commencing six months immediately preceding the date of the Announcement; (ii) on the last Trading Date prior to the date of the Announcement; and (iii) on the Latest Practicable Date.

Date	Closing price per AsiaSat Share
HK$
31 August 2006	13.30
30 September 2006	13.00
31 October 2006	13.50
30 November 2006	14.32
29 December 2006	13.98
31 January 2007	14.00
Pre-Suspension Date	14.00
Suspension Date	14.10
28 February 2007	17.70
Latest Practicable Date	17.54

(b)	The highest and lowest closing prices of AsiaSat Shares recorded on the Stock Exchange, during the period from 13 August 2006 (being the date six months prior to the date of the Announcement) to the Latest Practicable Date, were HK$18.04 on 26 February 2007 and HK$12.52 on 16 August 2006, 17 August 2006 and 18 August 2006, respectively.

PART XI – GENERAL INFORMATION

3	DISCLOSURE OF INTERESTS

For the purpose of this paragraph: (i) the “Offer Period” means the period from 13 February 2007 (being the date on which the Company first announced the possibility of an offer by the Offeror which might lead to a privatisation of the Company) to the Effective Date, both dates inclusive; (ii) the “Disclosure Period” means the period beginning from the date which is six months prior to the commencement of the Offer Period and ending with the Latest Practicable Date, both dates inclusive; and (iii) “interested” and “interests” have the same meanings as given to them in the appropriate part of the SFO.

(a)	Interests and dealings in AsiaSat Shares

(i)	Save as described in this paragraph, as at the Latest Practicable Date, the Offeror, CITIC Group, GEC, Able Star and GE Equity had no interest in AsiaSat Shares. Able Star has a 50 per cent voting interest and 50.5 per cent economic interest in Bowenvale, and Bowenvale owns approximately 68.9 per cent of the AsiaSat Shares currently in issue.

(ii)	As at the Latest Practicable Date, the following persons acting in concert with the Offeror, CITIC Group and GEC had the following interests in AsiaSat Shares:

AsiaSat Shareholder	Number of AsiaSat Shares held	Approximate percentage of total issued share capital of the Company
Bowenvale Limited[1]	268,905,000	68.9

¹	CITIC Group has no direct interest in AsiaSat Shares, but its wholly owned subsidiary Able Star has a 50 per cent. voting interest and 50.5 per cent. economic interest in Bowenvale, and Bowenvale owns approximately 68.9 per cent. of the AsiaSat Shares currently in issue.

AsiaSat has outstanding 1,630,000 B Options and 3,202,500 C Options as at the Latest Practicable Date. Each Option, on exercise, will entitle the Optionholder to be allotted one AsiaSat Share. As at the Latest Practicable Date, parties acting in concert with the Offeror, CITIC Group and GEC held in aggregate 300,000 C Options. To the extent that any of the 300,000 Options held by parties acting in concert with the Offeror, CITIC Group and GEC are exercised and converted into AsiaSat Shares prior to the Scheme Record Time, such AsiaSat Shares will form part of the Scheme Shares, but may not be voted at the Court Meeting. The table below sets out details of the Options as at the Latest Practicable Date:

Optionholders	Number of Options
	B Options	C Options
Bowenvale Directors

Mr. Mi Zeng Xin (also a director of the Offeror)	—	100,000
Mr. Ju Wei Min (also a director of the Offeror)	—	50,000
Mr. Ding Yu Cheng	—	50,000
Mr. Romain Bausch	—	100,000

Other employees of the Company, and directors of the Company (other than those named above)	1,630,000	2,902,500

Total	1,630,000	3,202,500

Save as disclosed above, there were no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which were convertible into AsiaSat Shares and save for Mr. Peter E. Jackson and Mr. William Wade, the executive Directors, who are interested in 163,500 and 5,000 AsiaSat Shares, respectively, no other director or Executive Officer of AsiaSat had any interest in AsiaSat Shares, as at the Latest Practicable Date. Upon the Scheme becoming effective, the Company will be owned as to approximately 31.1 per cent by the Offeror and as to approximately 68.9 per cent by Bowenvale.

During the Disclosure Period, no dealings for value in AsiaSat Shares have taken place by the Directors.

During the Disclosure Period, no dealings for value in AsiaSat Shares have taken place by persons who are deemed to be acting in concert with the Offeror, CITIC Group, GEC, Able Star and GE Equity.

PART XI – GENERAL INFORMATION

(iii)	Other than the C Options held by each of Mr. Romain Bausch, Mr. Ding Yu Cheng, Mr. Mi Zeng Xin and Mr. Ju Wei Min, none of the Offeror Directors nor any of the directors of CITIC Group, GEC, Able Star and GE Equity had any interest in any AsiaSat Shares or convertible securities, warranties, options or derivatives in respect of the AsiaSat Shares as at the Latest Practicable Date and none of them dealt for value in any AsiaSat Shares or convertible securities, warranties, options or derivatives in respect of AsiaSat Shares during the Disclosure Period.

(iv)	None of the Offeror, CITIC Group, GEC, Able Star and GE Equity or any persons acting in concert with any one of them owned or controlled any AsiaSat Shares as at the Latest Practicable Date and none of the Offeror or any persons acting in concert with any one of them dealt for value in any AsiaSat Shares during the Disclosure Period.

(v)	As at the Latest Practicable Date, no subsidiary of the Company, pension fund of the Company or of any subsidiary of the Company or adviser to the Company as specified in class (2) of the definition of “associate” under the Takeovers Code (but excluding exempt principle traders) owned or controlled any AsiaSat Shares or convertible securities, warranties, options or derivatives in respect of the AsiaSat Shares or dealt for value in any AsiaSat Shares during the period beginning from the commencement date of the Offer Period and ending with the Latest Practicable Date.

(vi)	As at the Latest Practicable Date, no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Offeror, CITIC Group, GEC, Able Star and GE Equity or any person acting in concert with any one of them (or with any person who is an associate of the Company by virtue of classes (1) to (4) of the definition of “associate” under the Takeovers Code)) owned or controlled any AsiaSat Shares or dealt for value in any AsiaSat Shares during the period beginning from the commencement date of the Offer Period and ending with the Latest Practicable Date.

(vii)	As at the Latest Practicable Date, no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Company (or with any person acting in concert with the Company) owned or controlled any AsiaSat Shares or dealt for value in any AsiaSat Shares during the Disclosure Period.

(viii)	No arrangements of the kind referred to in the third paragraph of Note 8 to Rule 22 of the Takeovers Code exist between the Offeror or any person acting in concert with the Offeror, CITIC Group, GEC, Able Star and GE Equity and any other person.

(b)	Interests and dealings in the Offeror’s shares

(i)	As at the Latest Practicable Date the entire issued share capital of the Offeror comprises two ordinary shares of US$1.00 each. Each of Able Star and GE Equity hold one share of US$1.00 each in the Offeror.

(ii)	None of the Directors, the Executive Officers or the Company had any interest in the Offeror’s shares as at the Latest Practicable Date and none of the Directors, the Executive Officers or the Company dealt for value in any such shares during the Disclosure Period.

(c)	Other interests

(i)	No benefit is or will be paid to any Director or Executive Officer as compensation for loss of office or otherwise in connection with the Scheme.

(ii)	No agreement, arrangement or understanding exists:

(a)	between any of the Offeror, CITIC Group, GEC, Able Star, GE Equity or parties acting in concert with any one of them and any of the Directors, recent Directors, Executive Officers, shareholders or recent shareholders of AsiaSat; or

(b)	between any Director, Executive Officer and any other person,

having any connection with or dependence upon or which is conditional upon the outcome of the Scheme or otherwise in connection with the Scheme.

(iii)	No material contract has been entered into by the Offeror in which any Director or Executive Officer has a material personal interest.

PART XI – GENERAL INFORMATION

(iv)	Save for the service contract of Mr. Peter E. Jackson with Asia Satellite Telecommunications Company Limited, a wholly owned subsidiary of the Company, entered into on 5 June 1996, which continues unless or until terminated by either party, none of the Directors or Executive Officers has a service contract with any member of the Group or associated companies of the Company in force which has been entered into or amended within six months before the date of the Announcement, which are continuous contracts with a notice period of 12 months or more, or which are fixed term contracts with more than 12 months to run irrespective of the notice period.

The current remuneration of Mr. Peter E. Jackson comprises a fixed remuneration of HK$4,363,200 per annum, and a variable remuneration determined according to the following:

(a)	if the annual target for a relevant financial year is achieved, 50 per cent of annual basic salary will be paid; and

(b)	if achieved above the annual target for a relevant financial year, up to 100 per cent of annual basic salary will be paid.

For the financial year ended 31 December 2006, the bonus amount paid to Mr. Peter E. Jackson was HK$2,364,930.

(v)	As at the Latest Practicable Date, no irrevocable undertakings have been provided by any party to the Offeror or its concert parties in respect of the Proposals, although Mr. Peter E. Jackson and Mr. William Wade have indicated that they will vote in favour of the resolutions to approve the Proposals at the Meetings in respect of their entire beneficial holdings of AsiaSat Shares.

4	MATERIAL CONTRACTS

Save for the undertaking for costs dated 13 February 2007 entered into between AsiaSat and the Offeror, neither the Company nor any of its subsidiaries had within the two years prior to the commencement of the Offer Period entered into any contracts which are or may be material, other than in the ordinary course of business carried on or intended to be carried on by the Company or other members of the Group.

5	LITIGATION

Save as disclosed below, as at the Latest Practicable Date, neither the Company nor any of its subsidiaries was engaged in any litigation or arbitration of material importance and no litigation or claim of material importance was known to the Directors to be pending or threatened by or against the Company or any of its subsidiaries.

There is a litigation action between the Group and the Indian tax authorities over the Company’s liability under Indian tax regulation. The Indian tax authorities have made a claim against the Company on the basis that the Company should be liable to Indian income tax on revenues received in respect of income from the provision of satellite transponder capacity to the Company’s customers for the purposes of those customers carrying on business in India or earning income from any source in India.

The Indian tax authorities have assessed the income tax for the Company at approximately HK$58 million for the assessment year 2004-2005 alone and at an accumulated sum of approximately HK$254 million since the assessment year 1997-1998 to the date of this disclosure. No assessment has yet been made for the assessment years 2005-2006 or 2006-2007 assessment years.

The Company has filed appeals for each of the assessment years from 1997-1998 to 2004-2005. In an earlier appeal filed against the original assessment for the assessment year 1997-1998, the Income Tax Appellate Tribunal (the “Tribunal”) had ruled that the Company is liable for Indian income tax under certain circumstances. The Company, however, has opposed this decision of the Tribunal and has filed an appeal against the Tribunal’s decision.

PART XI – GENERAL INFORMATION

6	MISCELLANEOUS

(a)	The names and addresses of the Directors appointed by CITIC Group and SES are as follows:

Name of Director	Address
Mr. Mi Zeng Xin[1]	W43C Long Cheng Villas, Chang Ping District, Beijing 102208, PRC

Mr. Ju Wei Min[1]	6/F Capital Mansion, No. 6 Xin Yuan Nan Lu, Beijing 100004, PRC

Mr. Ding Yu Cheng[1]	Wanshoulu Jia 15 Hao, 1 Qu 2 Haolou, HaidianDistrict, Beijing 100036, PRC

Mr. Ko Fai Wong[1]	14A, No. 27, Braemar Hill Road, Hong Kong

Mr. Romain Bausch[2]	49 rue Gaaschtbierg, L-8230 Mamer, Luxembourg

Ms. Cynthia Dickins[2]	48B, Block 1, 80 Robinson Road, Mid Levels, Hong Kong

Mr. Mark Rigolle[2]	11 rue Principale, L-6165 Ernster, Grand-Duche de Luxembourg
1	Appointed by CITIC Group
2	Appointed by SES

(b)	The Directors are Mr. Peter E. Jackson and Mr. William Wade as Executive Directors, Mr. Mi Zeng Xin, Mr. Romain Bausch, Ms. Cynthia Dickins, Mr. Ding Yu Cheng, Mr. Mark Rigolle, Mr. Ju Wei Min and Mr. Ko Fai Wong as Non-executive Directors, and Professor Chen Kwan Yiu Edward, Mr. Sze Tsai To Robert and Mr. James Watkins as Independent Non-executive Directors. The Offeror Directors are Mr. Mi Zeng Xin, Mr. Ronald J. Herman, Jr., Mr. Ju Wei Min, Mr. Ko Fai Wong, Ms. Nancy Ku and Mr. Mark Chen.

PART XI – GENERAL INFORMATION

(c)	The names of the directors and the names of the executive officers of CITIC Group and their principal titles are set out below:

Name	Present Principal Titles
Kong Dan	Chairman
Chang Zhenming	Vice Chairman and President
Wang Chuan	Vice Chairman
Jing Shuping	Executive Director
Larry C. K. Yung	Executive Director
Mi ZengXin	Executive Director and VP
Dou Jianzhong	Executive Director and VP
Li Shilin	Executive Director and VP
Wen Jinping	Executive Director
Wang Jiong	Executive Director and VP
Zhao Jingwen	Executive Director and VP
Chen Xiaoxian	Executive Director and VP
Ju Wei Min	Director and CFO
Luo Ning	Director and Assistant President
Wang Dongming	Director and Assistant President
Sun Yalei	Director and Assistant President
Zhang Jijing	Director and Assistant President
Wang Jianzhi	Director
Sun Xiaowen	Director
Sun Xinguo	Director
Ren Qinxin	Director
Li Kang	Director
Qiu Yiyong	Director
Hong Bo	Director
Xuan Erniu	Director
Xu Yudi	Director
Guo Zhirong	Director
Guo Ketong	Director
Pu Jian	Director

(d)	The names of the directors of GEC and their principal titles are set out below:

Name	Present Principal Titles
Claudio X. Gonzalez	Director
Robert W. Lane	Director
Andrea Jung	Director
Susan Hockfield	Director
Roger S. Penske	Director
Allan G. Lafley	Director
James I. Cash, Jr	Director
Sam Nunn	Director
Ann M. Fudge	Director
Sir William M. Castell	Director
Douglas A. Warner III	Director
Ralph S. Larsen	Director
Robert J. Swieringa	Director
Rochelle B. Lazarus	Director
Jeffrey R. Immelt	Director, Chairman of the Board and Chief Executive Officer
Robert C. Wright	Director, Vice Chairman of the Board and Executive Officer

PART XI – GENERAL INFORMATION

(e)	The registered office of the Company is at Canon’s Court, 22 Victoria Street, Hamilton, HM12 Bermuda. The registered address of the Offeror is at the offices of Offshore Incorporations Limited, PO Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(f)	The address of CITIC Group is Capital Mansion, 6 Xinyuannanlu, Chaoyang District, Beijing 100004, PRC. The address of GEC is 3135 Easton Turnpike, Fairfield, Connecticut 06828, United States.

(g)

The principal place of business of the Independent Financial Adviser is at 18th Floor, One Pacific Place, 88 Queensway, Hong Kong. The principal place of business of Morgan Stanley is at 30th Floor, Tower III, Exchange Square, 8 Connaught Road, Central, Hong Kong.

(h)	In addition to the Offeror’s obligations under Rule 2.3 of the Takeovers Code, the direct expenses incurred by AsiaSat in connection with the Scheme of up to US$3 million (excluding translation fees, and printing and publication costs, which will be reimbursed by the Offeror to the Company in full and do not count towards the cap of US$3 million) will be borne by the Offeror in the event the Proposals do not become unconditional for any reason.

(i)	The English text of this Scheme Document, the Forms of Proxy, the Letter to Optionholders and Option Form of Acceptance shall prevail over the Chinese text of such documents.

(j)	All announcements in relation to the Proposals will be published as paid announcements in at least one leading English language newspaper and one leading Chinese language newspaper, being in each case a newspaper which is published daily and circulating generally in Hong Kong.

7	EXPERTS

The following are the qualifications of each of the experts who have been named in this Scheme Document or given their opinion or advice which are contained in this Scheme Document:

Name	Qualification
CLSA Equity Capital Markets Limited	A corporation licensed under the SFO to conduct Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities.

Morgan Stanley Dean Witter Asia Limited	A company incorporated in Hong Kong, which is licensed for Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 7 (providing automated services) regulated activities under the SFO, and financial adviser to the Offeror.

8	CONSENTS

Each of CLSA and Morgan Stanley has given and has not withdrawn its written consent to the issue of this Scheme Document with the inclusion in it of its opinions and/or letters and/or the references to its name and/or opinions and/or letters, in the form and context in which they respectively appear.

9	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the principal office of the Company at 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong during normal business hours (9:00 a.m. to 5:00 p.m. Hong Kong time) on any weekday (public holidays excepted) and on the website of the Company (http://www.asiasat.com) until the Effective Date or the date on which the Scheme lapses or is withdrawn, whichever is the earliest:

(a)	the memorandum of association and Bye-laws of the Company;

(b)	the memorandum and articles of association of the Offeror;

(c)	the audited consolidated financial statements of the Group for each of the years ended 31 December 2004, 31 December 2005 and 31 December 2006;

PART XI – GENERAL INFORMATION

(d)	the material contracts referred to in paragraph 4 of this Part XI;

(e)	the service contract referred to in paragraph 3(c)(iv) of this Part XI;

(f)	the letter of recommendation of the Independent Board Committee, the text of which is set out in Part V of this Scheme Document;

(g)	the letter from the Independent Financial Adviser, the text of which is set out in Part VI of this Scheme Document; and

(h)	the letters of consent referred to in paragraph 8 of this Part XI.

Copies of the documents listed above are also available for inspection on the website of the SFC at http://www.sfc.hk.

No provision has been made by the Offeror, CITIC Group or GEC for or in connection with the Proposals to grant Scheme Shareholders access to their respective corporate files or to obtain counsel or to provide appraisal services to Scheme Shareholders at the expense of any of such entities.

PART XII – SCHEME OF ARRANGEMENT

IN THE SUPREME COURT OF BERMUDA

CIVIL JURISDICTION

(Commercial List)

2007: No. 57

IN THE MATTER OF

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

and

IN THE MATTER OF SECTION 99 OF THE COMPANIES ACT 1981

SCHEME OF ARRANGEMENT

between

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

and

THE HOLDERS OF THE SCHEME SHARES (as defined herein)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions shall bear the meanings respectively set opposite them:

“ADSs”	American depositary shares, each representing ownership of ten AsiaSat Shares;

“AsiaSat Share(s)”	ordinary share(s) of HK$0.10 each in the issued share capital of the Company;

“Bowenvale”

Bowenvale Limited, a company incorporated in the British Virgin Islands with limited liability and which is currently jointly indirectly owned by CITIC Group and SES and which, on completion of the Transfer, will be jointly and indirectly owned by CITIC Group and GECC;

“CITIC Group”	CITIC Group, an enterprise established and existing under the laws of the PRC;

“Companies Act”	The Companies Act 1981 (as amended) of Bermuda;

“Company”	Asia Satellite Telecommunications Holdings Limited, an exempted company incorporated in Bermuda with limited liability;

“Court”	the Supreme Court of Bermuda;

“Court Meeting”	a meeting of the Scheme Shareholders to be convened at the direction of the Court at which the Scheme (with or without modification) will be voted upon, or any adjournment thereof;

“Effective Date”	the date on which this Scheme becomes effective in accordance with paragraph 6 of this Scheme;

PART XII – SCHEME OF ARRANGEMENT

“GEC”

General Electric Company, a company incorporated and listed in the United States with a diverse global shareholder base and, to its knowledge, no one shareholder or group owning more than five per cent of the company’s issued shares;

“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China;

“Latest Practicable Date”

16 March 2007, being the latest practicable date prior to the printing of the Scheme Document in which the Scheme is contained for the purposes of ascertaining certain information for inclusion therein;

“Morgan Stanley”	Morgan Stanley Dean Witter Asia Limited, the financial adviser to the Offeror;

“New AsiaSat Shares”	the new ordinary shares of HK$0.10 each in the capital of the Company to be created in accordance with paragraph 1(b) of this Scheme;

“Offeror”	AsiaCo Acquisition Ltd. (formerly known as Modernday Limited), a company incorporated in the British Virgin Islands with limited liability;

“Proposal”	the proposal for the privatisation of the Company by the Offeror by way of the Scheme;

“Register”	the branch and principal registers of members of the Company;

“Scheme”

this scheme of arrangement between the Company and the Scheme Shareholders in its present form or with or subject to any modification or addition thereto or condition which the Court may approve or impose;

“Scheme Document”	the explanatory document dated 19 March 2007 sent by the Company to the Shareholders in connection with this Scheme;

“Scheme Record Time”

4:30 p.m. (Hong Kong time) on Friday, 4 May 2007, or such other date as shall have been announced to the Shareholders, being the record date for determining entitlements of the Shareholders under the Scheme and being the same date as the hearing of the petition to sanction the Scheme;

“Scheme Shareholders”	Shareholders (other than Bowenvale) whose names appear on the Register at the Scheme Record Time;

“Scheme Shares”	all the AsiaSat Shares (including without limitation all Shares represented by the ADSs) held by the Scheme Shareholders as at the Scheme Record Time;

“SES”

SES S.A. (previously SES Global S.A., before a name change in December 2006), a company incorporated in the Grand Duchy of Luxembourg and whose shares are listed on the Luxembourg Stock Exchange and Euronext;

“Shareholder(s)”	registered holder(s) of AsiaSat Shares;

“Special General Meeting”	a special general meeting of the Company to be held immediately after the Court Meeting to consider and if thought fit, approve, inter alia, the Scheme, or any adjournment thereof;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Takeovers Code”	The Hong Kong Code on Takeovers and Mergers;

“Transfer”	the transfer of the whole of the legal and beneficial ownership of shares in Bowenvale held indirectly by SES to companies which are wholly indirectly owned by GECC; and

PART XII – SCHEME OF ARRANGEMENT

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong.

(B)	The Company was incorporated on 10 May 1996 in Bermuda under the Companies Act with an authorised share capital of HK$99,999 divided into 999,990 AsiaSat Shares and as at the Latest Practicable Date had an authorised share capital of HK$55,000,000 divided into 550,000,000 AsiaSat Shares of which 390,265,500 AsiaSat Shares had been issued and were fully paid or credited as fully paid.

(C)	On the Latest Practicable Date the Offeror held no AsiaSat Shares, but Bowenvale and, parties acting or deemed to be acting in concert with the Offeror, CITIC Group or GEC were beneficially interested in 268,905,000 AsiaSat Shares.

(D)	In consideration of and exchange for the cancellation and extinguishment of each of the Scheme Shares, on the Effective Date all holders of Scheme Shares shall be entitled to receive HK$18.30 in cash for every Scheme Share held.

(E)	The Offeror and Bowenvale have each agreed to appear by Counsel at the hearing of the petition to sanction this Scheme and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by them for the purpose of giving effect to this Scheme.

(F)	The primary purpose of this Scheme is that on the Effective Date, all the Scheme Shares should be cancelled and extinguished, the New AsiaSat Shares be created and issued to the Offeror, and that the Company will become wholly-owned by the Offeror as to approximately 31.1 per cent and Bowenvale as to approximately 68.9 per cent

THE SCHEME

PART I

CANCELLATION AND EXTINGUISHMENT OF THE SCHEME SHARES AND THE CREATION, ALLOTMENT AND ISSUE OF THE NEW ASIASAT SHARES

1.	On the Effective Date:

(a)	the issued share capital of the Company shall be reduced by cancelling and extinguishing the Scheme Shares;

(b)	subject to and forthwith upon the reduction of capital referred to in paragraph (a) above taking effect, the entire issued share capital of the Company shall be increased to its former amount by the creation of such number of New AsiaSat Shares as is equal to the number of the Scheme Shares; and

(c)	the Company shall apply the amount of the credit arising in its books of account as a result of the reduction of its share capital referred to in paragraph (a) above in paying up in full at par all the New AsiaSat Shares as created under paragraph (b) above which shall be allotted and issued to the Offeror fully paid.

PART II

CONSIDERATION FOR CANCELLATION AND

EXTINGUISHMENT OF THE SCHEME SHARES

2.	In consideration of the cancellation and extinguishment of the Scheme Shares pursuant to paragraph 1(a) of this Scheme, the Offeror will pay or cause to be paid to each holder of Scheme Shares as appearing in the Register at the Scheme Record Time, HK$18.30 for every Scheme Share held.

PART XII – SCHEME OF ARRANGEMENT

PART III

GENERAL

3. (a)	Not later than ten days after the Effective Date, the Offeror shall send or cause to be sent to the Scheme Shareholders (as appearing in the Register at the Scheme Record Time) cheques in respect of the sums payable to such Scheme Shareholders pursuant to paragraph 2 of this Scheme.

(b)

Unless indicated otherwise in writing to the branch share registrar of the Company in Hong Kong, (being Computershare Hong Kong Investor Services Limited of Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong) all such cheques shall be sent through the post (by airmail where appropriate) in pre-paid envelopes addressed to such Scheme Shareholders as follows:

(i)	in the case of each sole Scheme Shareholder, the registered address of such Scheme Shareholder as appearing in the Register as at the Scheme Record Time; or

(ii)	in the case of joint Scheme Shareholders, the registered address as appearing in the Register as at the Scheme Record Time of the joint Scheme Shareholder whose name then stands first in the Register in respect of the relevant joint holding.

(c)	All cheques shall be made payable to the order of the person or persons to whom, in accordance with the provisions of paragraph 3(b) of this Scheme, the envelope containing the same is addressed and the encashment of any such cheque shall be a good discharge to the Company and the Offeror for the moneys expressed to be represented thereby.

(d)	All cheques shall be posted at the risk of the addressee and other persons entitled thereto and the Company, the Offeror and any other persons involved in the Scheme shall not be liable for any loss or delay in transmission.

(e)	On or after the day being six calendar months after the posting of the cheques pursuant to paragraph 3(b) of this Scheme, the Offeror shall have the right to cancel or countermand payment of any such cheque which has not then been cashed or has been returned uncashed, and shall place all monies represented thereby in a deposit account in the Company’s name with a licensed bank in Hong Kong selected by the Company. The Company shall hold such monies on trust for those entitled under the terms of this Scheme until the expiry of six years from the Effective Date and shall prior to such date make payments thereout of the sums payable pursuant to paragraph 2 of this Scheme to persons who satisfy the Company that they are respectively entitled thereto, provided that the cheques referred to in paragraph 3(b) of this Scheme of which they are payees have not been cashed. No payments made by the Company hereunder shall include any interest accrued on the sums to which the respective persons are entitled pursuant to paragraph 2 of this Scheme. The Company shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled, and a certificate of the Company to the effect that any particular person is so entitled or not so entitled, as the case may be, shall be conclusive and binding upon all persons claiming an interest in the relevant monies.

(f)	On the expiry of six years from the Effective Date, the Offeror (or any successor company thereto) shall be released from any further obligation to make any payments under this Scheme and the Company shall thereafter transfer to the Offeror the balance (if any) of the sums standing to the credit of the deposit account referred to in paragraph 3(e) of this Scheme including accrued interest (if any) subject, if applicable, to the deduction of interest tax or any withholding or other tax or any other deduction required by law and subject also to the deduction of any expenses.

(g)	The preceding sub-paragraphs of this paragraph 3 shall take effect subject to any prohibition or condition imposed by law.

4.	As from the Effective Date, all certificates representing the Scheme Shares shall cease to have effect as documents or evidence of title and every holder thereof shall be bound, on the request of the Company, to deliver up to the Company the certificate(s) in respect of its, his or her entire holding of Scheme Shares.

5.	All mandates or other instructions to the Company in force at 9.00 a.m. in Hong Kong on the Effective Date in relation to the Scheme Shares (including elections for the payment of dividends by way of scrip) shall cease to be valid as effective mandates or instructions.

PART XII – SCHEME OF ARRANGEMENT

6.	This Scheme shall become effective as soon as a copy of the Order of the Court sanctioning this Scheme under section 99 of the Companies Act shall have been delivered to the Registrar of Companies in Bermuda for registration.

7.	The Company and the Offeror may jointly consent for and on behalf of all concerned to any modification(s) of or addition(s) to this Scheme or to any condition(s) which the Court may see fit to approve or impose.

8.	Unless this Scheme shall have become effective on or before 30 June 2007, (or such later date, if any, as the Offeror and the Company may agree and the Court may allow), this Scheme shall lapse. Any extension to such later date shall not be beyond 31 October 2007.

9.	The direct expenses incurred by the Company in connection with the Scheme of up to US$3 million (in addition to translation fees, and printing and publication expenses, which will be reimbursed by the Offeror to the Company in full and do not count towards the cap of US$3 million) will be borne by the Offeror in the event the Proposals do not become unconditional for any reason.

Dated 19 March 2007

PART XIII – NOTICE OF COURT MEETING

IN THE SUPREME COURT OF BERMUDA, CIVIL JURISDICTION

2007: No. 57

IN THE MATTER OF

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

and

IN THE MATTER OF SECTION 99 OF THE COMPANIES ACT 1981

NOTICE OF COURT MEETING

NOTICE IS HEREBY GIVEN that, by an Order dated 15 March 2007 (the “Order”) made in the above matter, the Court has directed Asia Satellite Telecommunications Holdings Limited (the “Company”) to convene a meeting (the “Court Meeting”) of the Scheme Shareholders (as defined in the Scheme mentioned below), for the purpose of considering and, if thought fit, approving (with or without modification(s)) a scheme of arrangement (the “Scheme”) proposed to be made between the Company and the Scheme Shareholders and that such Court Meeting will be held at 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong on Tuesday, 24 April 2007 at 10.00 a.m. (Hong Kong time) at which place and time all the Scheme Shareholders are requested to attend.

A copy of the Scheme and a copy of the explanatory statement required to be furnished pursuant to section 100 of the Companies Act of Bermuda are incorporated in the printed document despatched to the Scheme Shareholders (the “Document”) of which this Notice forms part. A copy of the Document can also be obtained by Scheme Shareholders from the Company’s branch share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong SAR during normal working hours on any day (other than a Saturday, Sunday or public holiday in Hong Kong or Bermuda (as the case may be)) prior to 31 October 2007.

The Scheme Shareholders may vote in person at the Court Meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A pink Form of Proxy for use at the Court Meeting is enclosed with the Document.

In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the relevant joint shareholding.

It is requested that forms appointing proxies be lodged with Computershare Hong Kong Investor Services Limited, the branch share registrar and transfer office of the Company in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong SAR, not later than 48 hours before the time appointed for the Court Meeting, but if the forms are not so lodged they may be handed to the chairman of the Court Meeting at the Court Meeting. Completion and return of the Form of Proxy shall not preclude a Scheme Shareholder from attending and voting in person at the Court Meeting and, in such event, the Form of Proxy shall be deemed to have been revoked.

By the Order, the Court has appointed Mr. Peter E. Jackson, a director of the Company, or failing him, Mr. William Wade, also a director of the Company, or failing him, any other person who is a director of the Company as at the date of the Order to act as the chairman of the Court Meeting and the Court has also directed the chairman of the Court Meeting to report the result thereof to the Court.

The Scheme will be subject to the subsequent approval of the Court as set out in the explanatory statement contained in the Document.

Dated this 19 day of March 2007

Conyers Dill & Pearman

Clarendon House

2 Church Street

Hamilton HM11

Bermuda

Attorneys for the Company

PART XIV – NOTICE OF SPECIAL GENERAL MEETING

ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

(incorporated in Bermuda with limited liability)

(Stock Code: 1135)

NOTICE IS HEREBY GIVEN that a Special General Meeting of Asia Satellite Telecommunications Holdings Limited (the “Company”) will be held at 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong on Tuesday, 24 April 2007 at 10:30 a.m. (or so soon thereafter as the meeting of the Scheme Shareholders (as defined in the Scheme set out in the printed document despatched to the Scheme Shareholders of which this Notice forms part), convened pursuant to the direction of the Supreme Court of Bermuda for the same place and day shall have been concluded or concluded after any adjournment of such meeting) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a Special Resolution, with or without modification:

SPECIAL RESOLUTION

“THAT

(a)	the scheme of arrangement dated 19 March 2007 (the “Scheme”) between the Company and the holders of the Scheme Shares (as defined in the Scheme) in the form of the print thereof which has been produced to this meeting and for the purposes of identification signed by the chairman of this meeting, subject to any modifications, additions or conditions as may be approved or imposed by the Supreme Court of Bermuda, be and is hereby approved;

(b)	for the purpose of giving effect to the Scheme, on the Effective Date (as defined in the Scheme):

(i)	the authorised and issued share capital of the Company be reduced by cancelling and extinguishing the Scheme Shares;

(ii)	subject to and forthwith upon the said reduction of share capital taking effect, the issued share capital of the Company shall be increased to its former amount by the creation of such number of New AsiaSat Shares (as defined in the Scheme) as is equal to the number of Scheme Shares cancelled pursuant to sub-paragraph (i) above;

(iii)	the Company shall apply the credit arising in its books of account as a result of the reduction of capital referred to in such sub-paragraph (i) above in paying up in full at par the New AsiaSat Shares which shall be allotted and issued credited to the Offeror (as defined in the Scheme) as fully paid; and

(c)	the directors of the Company be and are hereby authorised to do all acts and things necessary or desirable in connection with the implementation of the Scheme, including (without limitation) the giving, on behalf of the Company, of consent to any modification of, or addition to, the Scheme, which the Supreme Court of Bermuda may see fit to impose.”

Dated: 19 March 2007

Registered office

Canon’s Court

22 Victoria Street

Hamilton HM12

Bermuda

Principal place of business in Hong Kong:

17/F, The Lee Gardens

33 Hysan Avenue

Causeway Bay

Hong Kong

By Order of the Board Asia Satellite Telecommunications Holdings Limited Sue Yeung Company Secretary

PART XIV – NOTICE OF SPECIAL GENERAL MEETING

Notes:

(i)	A member entitled to attend and vote at the Special General Meeting is entitled to appoint one or more proxies to attend and, on a poll, to vote instead of him. A proxy need not be a member of the Company.

(ii)	A white Form of Proxy for use at the Special General Meeting is enclosed.

(iii)	To be valid, the white Form of Proxy for the Special General Meeting, together with the power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited with Computershare Hong Kong Investor Services Limited, the branch share registrar and transfer office of the Company in Hong Kong, at Rooms 1806-1807, 18th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not less than 48 hours before the time appointed for holding the Special General Meeting or any adjournment thereof. Completion and return of the Form of Proxy will not preclude a member from attending the Special General Meeting and voting in person if he so wishes. In the event that a member attends the Special General Meeting after having lodged the Form of Proxy, his Form of Proxy will be deemed to have been revoked.

(iv)	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the relevant joint holding.

(v)	The register of members will be closed from 4:30 p.m. on Friday, 20 April 2007 to Tuesday, 24 April 2007 (both dates inclusive) during which period no transfer of shares will be registered. In order to be entitled to attend and vote at the Special General Meeting, all transfer forms accompanied by the relevant share certificates must be lodged with the Company’s branch share registrar and transfer office in Hong Kong, Computershare Hong Kong Investor Services Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, not later than 4:30 p.m. on Friday, 20 April 2007.

APPENDIX 1 – SAMPLE LETTER TO OPTIONHOLDERS

The following is a sample of the Letter to Optionholders being sent to the relevant Optionholders in connection with the Option Proposal.

THIS LETTER IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to any aspect of this letter or as to the action to be taken, you should consult a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

The making of the Option Proposal (as defined in the Scheme Document) to persons located or with a registered address in jurisdictions outside Hong Kong may be prohibited or affected by the laws of the relevant jurisdictions. If you are a citizen or resident or national of or located in a jurisdiction outside Hong Kong, you should inform yourself about and observe any applicable legal requirements. It is your responsibility if you wish to accept the Option Proposal to satisfy yourself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consent which may be required or the compliance with other necessary formalities or legal requirements and the payment of any taxes due in respect of such jurisdiction.

Unless the context otherwise requires, terms used in this letter shall bear the same meanings as defined in the scheme document dated 19 March 2007 (the “Scheme Document”) issued by the Company and the Offeror accompanying this letter.

This letter should be read in conjunction with the accompanying Scheme Document and form of acceptance and cancellation (the “Form of Acceptance”).

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this letter, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this letter.

Information for US Optionholders

The Option Proposal and the Possible MGO Option Offer described in the Scheme Document relate to the securities of a Bermuda company that is also subject to the laws and regulations of Hong Kong, the jurisdiction of its primary trading market. It is important that US Optionholders understand that the Option Proposal and the Possible MGO Option Offer are subject to disclosure requirements in Hong Kong that are quite different from those in the United States.

To the extent the offers referred to in this document are being made into the United States, they are being made directly by the Offeror. References in this document to offers being made by Morgan Stanley on behalf of the Offeror should be construed accordingly.

APPENDIX 1 – SAMPLE LETTER TO OPTIONHOLDERS

MORGAN STANLEY DEAN WITTER ASIA LIMITED

Financial Adviser to AsiaCo Acquisition Ltd.

19 March 2007

Dear Optionholder,

Proposed privatisation of Asia Satellite Telecommunications Holdings Limited by

AsiaCo Acquisition Ltd. by way of a scheme of arrangement

under Section 99 of the Companies Act 1981 of Bermuda

at the Share Offer Price of HK$18.30 per Scheme Share

and the Option Proposal

On 13 February 2007 the Company and the Offeror jointly announced the proposed privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act, and that the Offeror will make an Option Proposal to the Optionholders of Outstanding Options subject to and conditional upon the Scheme becoming effective and binding.

This letter explains the actions available to you for you to take in relation to your outstanding Options. You are advised to refer to the Scheme Document when considering them.

Your attention is also drawn to the Rules of the Share Option Scheme, and in particular paragraph 8.5 of the Rules of the Share Option Scheme.

COURSES OF ACTION AVAILABLE TO OPTIONHOLDERS

(1)	To the extent any of your Options is not exercised on or prior to the Scheme Record Time, you may accept the Option Proposal in accordance with its terms, as set out below and in the Scheme Document, by allowing such unexercised Options to lapse at the Effective Date and elect on the enclosed Form of Acceptance, by not later than the Effective Date (or such later time as may be notified to you by Morgan Stanley on behalf of the Offeror), to receive the Option Offer Price.

(2)	You may exercise all or any of your Options at any time from the date of this letter until the earlier of (i) two calendar months after the date of the notice of the Court Meeting (being the same date as this letter), and (ii) the date on which the Scheme is sanctioned by the Supreme Court, but the exercise of the Options as described above shall be conditional upon the Scheme becoming effective. Any AsiaSat Shares issued as a result of the exercise of your Options on or prior to the Scheme Record Time will be subject to and eligible to participate in the Scheme.

This means that once you have exercised your Options on or prior to the Scheme Record Time, you will be entitled to receive, in relation to the Options exercised, in accordance with the terms of the Share Proposal:

for each Scheme Share	HK$	18.30 in cash

If you elect to exercise your Options you must send a cheque for your exercise monies if you wish to exercise. If you elect to send a cheque, the cheque (for the total of your outstanding Options multiplied by the exercise price of HK$17.48 for each Outstanding B Option and HK$14.35 for each Outstanding C Option per AsiaSat Share) should be made payable to ‘Asia Satellite Telecommunications Company Limited’.

Please refer to the Scheme Document for details of the Share Proposal to privatise the Company and the Scheme.

(3)	Do nothing, in which case, if the Scheme becomes effective, your Options will lapse and determine on the Effective Date.

Each Option you hold is independent and you should make a separate decision for each one.

APPENDIX 1 – SAMPLE LETTER TO OPTIONHOLDERS

Optionholders should note that under the Rules of the Share Option Scheme, and in particular paragraph 8.5:

(i)	Optionholders have the right to exercise Options up to two calendar months after the date of despatch of the Scheme Document or the date of the sanction of the Scheme by the Supreme Court, whichever is the earlier;

(ii)	Optionholders who exercise their Options prior to the Voting Record Time will be Scheme Shareholders who may vote on the Scheme, provided they are not concert parties of the Offeror; and

(iii)	Optionholders who exercise their Options after the Voting Record Time may do so until the Scheme Record Time, but will only be able to do so subject to the terms of the Scheme and conditional upon the Scheme being sanctioned by the Supreme Court, and will therefore be bound by the Scheme.

For further details, please refer to the remaining sections of this letter, the Scheme Document and the Rules of the Share Option Scheme.

Morgan Stanley, the Offeror’s financial adviser, is satisfied that sufficient financial resources are available to the Offeror for the implementation of the Share Proposal and the Option Proposal.

IF THE SCHEME DOES NOT BECOME EFFECTIVE

If the Scheme does not become effective, the Share Proposal and the Option Proposal will lapse and:

(1)	to the extent you have any Options not exercised, these will remain unaffected and will be exercisable during their relevant exercise periods pursuant to the terms of the Share Option Scheme; and

(2)	any AsiaSat Shares allotted and issued to you on exercise of your Options will not be cancelled.

TERMS OF THE OPTION PROPOSAL

On behalf of the Offeror, Morgan Stanley is making an offer, which is conditional upon the Scheme becoming effective and binding, to you pursuant to the terms of the Share Option Scheme. Each Optionholder who accepts the Option Proposal and lodges the Form of Acceptance by the prescribed deadline will be entitled to the Option Offer Price as follows:

For each Outstanding B Option	HK$	0.82 in cash
For each Outstanding C Option	HK$	3.95 in cash

The Option Offer Price represents the “see-through” price of the Options, being the amount by which the value of the Share Offer Price exceeds the exercise price of the Options.

The Option Proposal is conditional upon the Share Proposal becoming effective and binding. The Conditions of the Share Proposal are set out in “Part VIII – Explanatory Statement” of the Scheme Document.

Your attention is drawn to the letter from the Independent Board Committee to the Scheme Shareholders and the Optionholders set out in Part V of the Scheme Document and the letter from the Independent Financial Adviser to the Independent Board Committee set out in Part VI of the Scheme Document which contain the recommendations of the Independent Board Committee and of the Independent Financial Adviser, respectively, in relation to the Scheme and the Option Proposal.

GENERAL TERMS AND CONDITIONS

(i)	The delivery of the Form of Acceptance, duly signed, may if the Offeror determines it appropriate, be as effective as if it were duly completed and received notwithstanding that it is not completed or received strictly in accordance with the Form of Acceptance and this letter, including the date specified for receipt.

(ii)	By completing the Form of Acceptance in respect of a particular Option you irrevocably elect to authorise the Offeror to send to you, or procure the sending to you of, the cash to which you are entitled at your own risk.

APPENDIX 1 – SAMPLE LETTER TO OPTIONHOLDERS

OUTSTANDING OPTIONS HELD AS AT THE LATEST PRACTICABLE DATE

Information on the Options held by you as at the Latest Practicable Date is available from the Company Secretary of the Company. If there is any exercise of your Options after the Latest Practicable Date you may accept the Option Proposal only in respect of such outstanding Options which remain unexercised as at the Scheme Record Time.

LAPSED OPTIONS

Please note that nothing in this letter or the Scheme Document serves to extend the life of an Option which lapses, or has already lapsed, under the Rules of the Share Option Scheme. You cannot exercise or accept the Option Proposal in respect of an Option which has lapsed.

INDEPENDENT FINANCIAL ADVICE

The information provided in this letter is intended to give you factual details on which to base your decision as to the action you wish to take.

If you are in any doubt as to any aspect of this document or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

DECLARATION

By returning the Form of Acceptance you thereby:

(i)	confirm that each Option in respect of which you make an election is valid and subsisting free from all liens, mortgages and third party interests of any nature whatsoever and you acknowledge that any Option certificate in respect of such Option shall become void once that Option has been exercised or cancelled pursuant to your decisions shown on the Form of Acceptance;

(ii)	confirm that the decisions which you have made on the Form of Acceptance cannot be withdrawn or altered;

(iii)	authorise the Company, the Offeror, jointly and severally, and any director or officer of the Company or the Offeror or any agent of such person to do all acts and things and to execute any document as may be necessary or desirable to give effect to or in consequence of the elections and acceptances you have made on the Form of Acceptance, and you hereby undertake to execute any further assurance that may be required in respect of such elections and acceptances;

(iv)	undertake to confirm and ratify any action properly or lawfully taken on your behalf by any attorney appointed by or pursuant to the Form of Acceptance; and

(v)	confirm you have read, understood and agreed to the Option Proposal, the terms and conditions set out in this letter and the Form of Acceptance, and that you have received the Scheme Document and this letter.

GENERAL

(i)	All communications, notices, Forms of Acceptance, cheques, certificates and other documents of any nature to be delivered by or sent to or from Optionholders will be delivered by or sent to or from them, or their designated agents, at their risk, and none of Morgan Stanley, the Offeror or the Company accepts any liability for any loss or any other liabilities whatsoever which may arise as a result.

(ii)	The provisions set out in the Form of Acceptance form part of the terms of the Option Proposal.

(iii)	The Option Proposal and all acceptances will be governed by and construed in accordance with the laws of Hong Kong.

(iv)	Due execution of the Form of Acceptance in respect of the Option Proposal will constitute an authority to Morgan Stanley, the Offeror, any Offeror Director or their respective agents to complete and execute on behalf of the accepting Optionholder any document and to do any other act that may be necessary or expedient for the purpose of vesting in the Offeror, or such persons as the Offeror shall direct, all rights of the Optionholders in respect of the Options which are the subject of such acceptance.

APPENDIX 1 – SAMPLE LETTER TO OPTIONHOLDERS

ACTION TO BE TAKEN

You should return the duly completed Form of Acceptance to the Company Secretary of the Company at, 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong (marked “AsiaSat Option Proposal”) to be received by no later than Monday, 7 May 2007. If you do not complete a Form of Acceptance, subject to and conditional upon the Scheme becoming effective, your Options will lapse and determine.

Before forwarding the Form of Acceptance to the Company Secretary of the Company, please ensure that you have signed the Form of Acceptance and that your signature has been witnessed.

As stated above, the Option Proposal is conditional upon the Scheme becoming effective and binding. Unless the Scheme becomes effective and binding, and therefore the Option Proposal becomes unconditional, on or before 30 June 2007 (or such later date as the Company and the Offeror may agree and as the Supreme Court may allow, but in any event no later than 31 October 2007), the Option Proposal will lapse.

Assuming the Option Proposal becomes unconditional on 7 May 2007 (Bermuda time) cheques for the Option Offer Price are expected to be despatched on or before 17 May 2007.

No acknowledgment of receipt of any Form of Acceptance will be given.

Yours faithfully

for and on behalf of

Morgan Stanley Dean Witter Asia Limited

Edward King

Managing Director

APPENDIX 2 – DEFINITIONS

In this Scheme Document (other than the Scheme in Part XII and notices of the Meetings in Part XIII and Part XIV), the following words and expressions shall have the following meanings, unless the context otherwise requires:

“30-day Average Pre-Announcement ADS Price”	US$17.93 per ADS being the average closing price per ADS as quoted on the NYSE over the 30 Trading Days prior to the date of the Announcement

“30-day Average Pre-Announcement Price”	HK$13.84 per AsiaSat Share, being the average closing price of AsiaSat Shares as quoted on the Stock Exchange over the 30 Trading Days prior to the date of the Announcement

“Able Star”	Able Star Associates Limited, a wholly owned subsidiary of CITIC Group

“acting in concert”	has the meaning given in the Takeovers Code, and “concert party” or “concert parties” shall be construed accordingly

“ADS(s)”	American Depositary Share(s), each representing ownership of ten AsiaSat Shares, which are listed on the NYSE

“ADS Deposit Agreement”	the Amended and Restated Deposit Agreement, dated as of 28 September 2001, among AsiaSat, the ADS Depositary and ADS Holders, governing the ADSs

“ADS Depositary”	The Bank of New York, as depositary under the ADS Deposit Agreement

“ADS Holders”	holders of ADSs from time to time

“ADS Voting Instruction Card”

the white voting instruction card for use by ADS Holders to provide instructions as to how to vote the AsiaSat Shares underlying their ADSs in connection with the Court Meeting and the Special General Meeting

“Announcement”	the announcement dated 13 February 2007 issued jointly by the Company and the Offeror relating, among other things, to the Proposals

“Announcement Date”	13 February 2007, the date of the Announcement

“AsiaSat” or “Company”

Asia Satellite Telecommunications Holdings Limited, an exempted company incorporated in Bermuda with limited liability, whose ordinary shares are currently listed on the Stock Exchange and in the form of ADSs on the NYSE

“AsiaSat Group” or “Group”	the Company and its subsidiaries

“AsiaSat Securities”	AsiaSat Shares and ADSs

“AsiaSat Share(s)”	ordinary share(s) of HK$0.10 each in the issued share capital of the Company

“AsiaSat Shareholders”	registered holders of AsiaSat Shares (including without limitation ADS Holders, unless the context requires otherwise)

“associate(s)”	has the meaning given in the Takeovers Code

“Auspicious Colour”

Auspicious Colour Limited, a company incorporated in Hong Kong, which is an indirect wholly owned subsidiary of the Company and holder of non domestic television programme service licences granted by the Hong Kong Broadcasting Authority

“Authorisation Condition”	the condition to the Scheme which requires all Authorisations required for the implementation of the Proposals and the Scheme having been obtained

“Authorisations”	all necessary authorisations, registrations, filings, rulings, consents, permissions, approvals, waivers or exemptions required from any

APPENDIX 2 – DEFINITIONS

Relevant Authorities or other third parties which are necessary in connection with the Share Proposal or for the implementation of the Scheme

“B Option(s)”

tranche B options granted under the Share Option Scheme and outstanding (being as at the Latest Practicable Date, 1,630,000 B Options conferring rights to subscribe for 1,630,000 AsiaSat Shares at a price of HK$17.48 per AsiaSat Share)

“Beneficial Owner”	any beneficial owner of AsiaSat Shares

“Board”	the Board of Directors of the Company

“Bowenvale”

Bowenvale Limited, a company incorporated in the British Virgin Islands with limited liability and which is currently jointly indirectly owned by CITIC Group and SES and which, on completion of the Transfer pursuant to the Exchange Transaction, will be jointly and indirectly owned by CITIC Group and GECC

“Business Day”	a day on which the Stock Exchange is open for the business of dealing in securities

“C Option(s)”

tranche C options granted under the Share Option Scheme and outstanding (being as at the Latest Practicable Date, 3,202,500 C Options conferring rights to subscribe for 3,202,500 AsiaSat Shares at a price of HK$14.35 per AsiaSat Share)

“CCASS”	the Central Clearing and Settlement System established and operated by HKSCC

“CITIC Group”	CITIC Group, an enterprise established and existing under the laws of the PRC

“Companies Act”	the Companies Act 1981 (as amended) of Bermuda

“Conditions”	the conditions (or any of them) to which the Share Proposal is subject, which are set out in the Explanatory Statement in Part VIII of this Scheme Document

“connected person”	has the meaning given in the Listing Rules

“Consent Condition”

the condition to the Scheme which requires all necessary third parties consents which are required under contractual obligations of the Company, which are material in the context of the Group as a whole, having been obtained

“Court Meeting”

a meeting of the Scheme Shareholders to be convened at the direction of the Supreme Court at which the Scheme will be voted upon, notice of which is set out in Part XIII of this Scheme Document, and any adjournment of such meeting

“Director(s)”	director(s) of the Company

“EBITDA”	earnings before interest, tax, depreciation and amortisation

“Effective Date”

the date on which the Scheme, if approved and sanctioned by the Supreme Court, becomes effective in accordance with its terms, which is the date on which a copy of the Supreme Court order sanctioning the Scheme is delivered to the Registrar of Companies in Bermuda for registration, and which is expected to be 7 May 2007 (Bermuda time)

“Exchange Act”	US Securities and Exchange Act of 1934, as amended, including the related rules and regulations promulgated under it

APPENDIX 2 – DEFINITIONS

“Exchange Rate”	as to any day, the noon buying rates in New York in US$ for cable transfers payable in HK$ as certified by the Federal Reserve Bank of New York

“Exchange Transaction”

the proposed redemption by SES of GECC’s entire indirect holding of SES shares (of approximately 19 per cent of the issued share capital of SES) in exchange for shares of a new company holding a number of assets, including SES’s entire interest in Bowenvale

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director

“Executive Officer(s)”	executive officer(s) of the Company

“Explanatory Statement”	the explanatory statement set out in Part VIII of this Scheme Document issued in compliance with Section 100 of the Companies Act

“Federal Reserve Board”	the Board of Governors of the US Federal Reserve System

“Form(s) of Proxy”	either or both of the pink form of proxy for use at the Court Meeting and the white form of proxy for use at the Special General Meeting which accompany this document, as the context requires

“Formal MGO Documentation”	the formal offer documentation in respect of the Possible MGO Offers

“Further Authorisation Condition”

the condition to the Scheme which requires all Authorisations required for the implementation of the Share Proposal remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities, or is in addition to the requirements expressly so provided for, in relevant laws, rules, regulations or codes, which is material in the context of the Group as a whole, in each case as aforesaid up to and at the time when the Scheme becomes effective

“GE Entities”

three entities established and wholly owned by SES International Holdings, Inc., a Delaware corporation which is currently a subsidiary of SES, but which, upon the completion of the Exchange Transaction, will be renamed GE International Holdings Inc., and will be directly wholly owned by the GECC Parties

“GE Equity”	GE Capital Equity Investments, Inc., a company incorporated in the United States and a wholly owned subsidiary of GECC

“GEC”

General Electric Company, a company incorporated and listed in the United States with a diverse global shareholder base and, to its knowledge, no one shareholder or group owning more than five per cent of the company’s issued shares

“GECC”	General Electric Capital Corporation, a company incorporated in the United States and an indirect wholly owned subsidiary of GEC

“GECC Parties”

GE CFE Luxembourg S.à r.l., a company with limited liability organised under the laws of the Grand Duchy of Luxembourg, and GE Capital Equity Holdings Inc., a Delaware corporation each of which are wholly owned subsidiaries of GECC

“HK$”, “Hong Kong dollar” and “HK cents”	Hong Kong dollars and cents respectively, the lawful currency of Hong Kong

“HKFRS”

Hong Kong Financial Reporting Standards, including all Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards and Interpretations issued by the Hong Kong Institute of Certified Public Accountants

“HKSCC”	Hong Kong Securities Clearing Company Limited

APPENDIX 2 – DEFINITIONS

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Broadcasting Authority”	the statutory body that regulates sound broadcasters in Hong Kong

“Independent Board Committee”

the independent committee of the Board established for the purpose of advising the Scheme Shareholders in relation to the Share Proposal and Optionholders in relation to the Option Proposal, and in relation to the Possible MGO Offers (if made), and comprising the three Independent Non-executive Directors of the Company, being Professor Chen Kwan Yiu Edward, Mr. Sze Tsai To Robert and Mr. James Watkins

“Independent Financial Adviser” or “CLSA”

CLSA Equity Capital Markets Limited, a licensed corporation under the SFO for Type 4 (advising on securities) and Type 6 (advising on corporate finance) regulated activities and the independent financial adviser to the Independent Board Committee appointed pursuant to Rule 2.1 of the Takeovers Code in connection with the Proposals

“Investor Participant”	a person admitted to participate in CCASS as an investor participant

“Latest Practicable Date”	16 March 2007, being the latest practicable date prior to the printing of this Scheme Document for the purposes of ascertaining certain information for inclusion therein

“Letter to Optionholders”	the letter setting out the terms and conditions of the Option Proposal being sent to the relevant Optionholders and substantially in the form set out in Appendix 1

“Licensees”	Auspicious Colour and Skywave TV Company

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

“MAE Condition”

the Condition which requires that since the date of the Scheme Document, no event having occurred in relation to any satellite whether under construction or in service and owned and/or operated by any member of the Group (such as, without limitation, technical failure or launch failure, satellite defects, destruction and damage that may result in total or partial loss or incorrect orbital placement or prevent proper commercial operation) which has a material adverse effect on the business, assets, financial or trading position or prospects of the AsiaSat Group taken as a whole

“Meeting(s)”	the Court Meeting and the Special General Meeting or either of them, as the case may be

“Morgan Stanley”

Morgan Stanley Dean Witter Asia Limited, a company incorporated in Hong Kong, which is licensed for Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 7 (providing automated services) regulated activities under the SFO, and financial adviser to the Offeror

“New AsiaSat Shares”	new AsiaSat Shares to be issued to the Offeror pursuant to the Scheme, and being the same in number as the number of Scheme Shares

“New Skies Satellites”	New Skies Satellites Holdings Ltd.

“Notice”	the notice to be provided by OFTA in respect of section 7(P) of the Telecommunications Ordinance as described in “Part IX – The Possible MGO Offers”

“NYSE”	the New York Stock Exchange

APPENDIX 2 – DEFINITIONS

“Offer Prices”	means the Share Offer Price, the Option Offer Price, the Possible MGO Share Offer Price and the Possible MGO Option Offer Price

“Offeror”	AsiaCo Acquisition Ltd. (formerly named Modernday Limited), a company incorporated in the British Virgin Islands with limited liability, registered number 1373477, and owned by Able Star and GE Equity

“Offeror Board”	the board of Offeror Directors

“Offeror Director(s)”	director(s) of the Offeror

“OFTA”	the Office of the Telecommunications Authority, Hong Kong

“Option(s)”	B Options and C Options

“Option Form of Acceptance”	the form of acceptance despatched to Optionholders in connection with the Option Proposal

“Option Offer Price”	HK$0.82 per B Option and HK$3.95 per C Option, the cancellation price payable in cash by the Offeror to the Optionholders pursuant to the Option Proposal

“Option Proposal”	the proposal to Optionholders for cancellation of all Outstanding Options in conjunction with the Scheme

“Optionholder(s)”	holder(s) of one or more Options

“Other CCASS Participant”	a broker, custodian, nominee or other relevant person who is, or has deposited AsiaSat Shares with, a CCASS participant

“Outstanding B Options”	B Options not exercised as at the Scheme Record Time

“Outstanding C Options”	C Options not exercised as at the Scheme Record Time

“Outstanding Options”	Options not exercised as at the Scheme Record Time

“Possible MGO Offers”	the Possible MGO Shares Offer and the Possible MGO Option Offer

“Possible MGO Option Offer”	the offer to Optionholders for cancellation of all Options in conjunction with the Possible MGO Share Offer (if made)

“Possible MGO Option Offer Price”	HK$0.01 per B Option, and HK$1.65 per C Option, the cancellation price payable in cash by the Offeror to the Optionholders pursuant to the Possible MGO Option Proposal

“Possible MGO Share Offer”

the general offer by the Offeror for AsiaSat Shares (including without limitation in the form of ADSs) not held by the Offeror and parties acting in concert with it, to be made upon completion of the Transfer

“Possible MGO Share Offer Price”	HK$16.00 per Possible MGO Share

“Possible MGO Shares”	AsiaSat Shares (including without limitation in the form of ADSs) other than AsiaSat Shares held by the Offeror and its concert parties

“PRC”	the People’s Republic of China

“Pre-Suspension Date”	8 February 2007, the last full Trading Day prior to the date of the Announcement

“Proposals”	the Share Proposal and the Option Proposal

“Registered Owner”	a registered owner of AsiaSat Shares (including without limitation a nominee, trustee, depositary or any other authorised custodian or third party)

“Registrar”	Computershare Hong Kong Investor Services Limited, being the branch share registrar of the Company in Hong Kong

APPENDIX 2 – DEFINITIONS

“Relevant Authorities”

any relevant governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies, courts, trade agencies or professional associations in any jurisdiction or any other persons or bodies with whom any member of the Group has entered into contractual arrangements or with whom any such company is bound

“Review Period”	1 January 2005 to the Pre-Suspension Date

“Rules of the Share Option Scheme”	the rules of the Share Option Scheme

“Scheme”

the scheme of arrangement under Section 99 of the Companies Act set out in Part XII of this Scheme Document, with or subject to any modifications or additions or condition(s) approved or imposed by the Supreme Court and agreed to by the Company and the Offeror, involving, among other matters, the cancellation of all the Scheme Shares and the issue of the New AsiaSat Shares to the Offeror

“Scheme Document”	this document, including each of the letters, statements, appendices and notices in it, as may be amended or supplemented from time to time

“Scheme Record Time”

4.30 p.m. (Hong Kong time) on 4 May 2007 or such other time and date as shall have been announced to the AsiaSat Shareholders, being the record date for determining entitlements of the AsiaSat Shareholders under the Scheme and under the Option Proposal

“Scheme Shareholder(s)”	AsiaSat Shareholder(s) (including without limitation ADS Holders, unless the context requires otherwise) other than Bowenvale

“Scheme Share(s)”	AsiaSat Shares held by the Scheme Shareholders (including without limitation ADS Holders) as at the Scheme Record Time

“SEC”	the US Securities and Exchange Commission

“SES”

SES S.A. (previously SES Global S.A., before a name change in December 2006), a company incorporated in the Grand Duchy of Luxembourg and the shares of which are listed on the Luxembourg Stock Exchange and Euronext

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Shareholders’ Agreement”

an agreement between CITIC Group, SES and certain of their respective subsidiaries (which hold shares in Bowenvale on behalf of CITIC Group and SES ), executed on 10 December 1998 and amended by a deed of adherence and amendment agreement on 9 November 2004, which governs the manner in which CITIC Group and SES indirectly hold shares in Bowenvale and the manner in which Bowenvale holds the AsiaSat Shares

“Share Offer Price”	HK$18.30 per Scheme Share, the cancellation price payable in cash by the Offeror to the Scheme Shareholders under the Scheme as proposed as part of the Share Proposal

“Share Option Scheme”	the share option scheme adopted by the Company on 25 January 2002 and as it may from time to time be amended or supplemented

“Share Proposal”

the proposal to Scheme Shareholders for the cancellation of all Scheme Shares (including those underlying the ADSs) pursuant to the Scheme and for the issue of the New AsiaSat Shares to the Offeror pursuant to the Scheme

“Share Redemption Agreement”	the share redemption agreement dated 13 February 2007 between SES, GE CFE Luxembourg S.à r.l., GE Capital Equity Holdings Inc. and GECC pursuant to which the Exchange Transaction is effected

APPENDIX 2 – DEFINITIONS

“SIH”	SES International Holdings Inc, a subsidiary of SES

“Skywave TV Company”

Skywave TV Company Limited, a company incorporated in Hong Kong, which is an indirect subsidiary of the Company and holder of non domestic television programme service licences granted by the Hong Kong Broadcasting Authority

“Special General Meeting”

the special general meeting of the Company to be held to consider and approve, among other matters, the Share Proposal, notice of which is set out in Part XIV of this Scheme Document, and any adjournment of such meeting

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Supreme Court”	the Supreme Court of Bermuda

“Suspension Date”	9 February 2007, the date on which AsiaSat Shares were suspended from trading prior to the Announcement

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“Telecommunications Ordinance”	the Telecommunications Ordinance (Chapter 106) of Hong Kong

“Trading Day”	a day on which the Stock Exchange is open for trading in securities

“Transfer”	the transfer of the whole of the legal and beneficial ownership of shares in Bowenvale held indirectly by SES to companies which are wholly and indirectly owned by GECC

“United States” or “US”	the United States of America, its territories and possessions, any State of the United States, and the District of Columbia

“US Business Day”	a day (other than Saturdays, Sundays and public holidays in the United States) on which US banks are open for business

“US GAAP”	generally accepted accounting principles in the United States

“US$” or “US dollars” and “US cents”	United States dollars and cents, respectively, the lawful currency of the United States

“Voting Record Time”	4.30 p.m. on Friday, 20 April 2007

All references in this Scheme Document to times and dates are references to Hong Kong times and dates other than references to the expected dates of the Supreme Court hearings to sanction the Scheme and the Effective Date, which are references to the relevant times and dates in Bermuda. Bermuda time is 12 hours behind Hong Kong time. For the period from Sunday, 8 April 2007 to Sunday, 28 October 2007, Bermuda time is 11 hours behind Hong Kong time. For the period from Sunday, 11 March 2007 to Sunday, 4 November 2007. New York time is 12 hours behind Hong Kong time.

For the purpose of this Scheme Document, unless otherwise stated, the amounts in US$ have been converted at HK$/US$ 7.8108/1.000, being the Exchange Rate on the Latest Practicable Date.